Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-167670

SYNDICATED OFFERING PROSPECTUS

(Proposed Holding Company for HeritageBank of the South)
Up to 8,280,000 Shares of Common Stock
(Subject to Increase to Up to 9,522,000 Shares)
$10.00 per Share

Heritage Financial Group, Inc., a Maryland corporation referred to throughout this document as Heritage Financial Group, is offering up to 8,280,000 of common stock for sale on a best efforts basis at $10.00 per share in connection with the conversion of Heritage MHC from the mutual holding company to the stock holding company form of organization.  We must sell a minimum of 6,120,000 shares in the offering in order to complete the offering.  The shares being offered represent the 76% ownership interest in Heritage Financial Group, a federal mid-tier holding company referred to throughout this document as HFG, currently owned by Heritage MHC.  HFG’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “HBOS.”  We expect that Heritage Financial Group’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol HBOSD for a period of 20 trading days following the completion of this stock offering.  Thereafter the trading symbol will revert to HBOS.  To avoid confusion, we will refer to Heritage Financial Group in this prospectus as HFG and Heritage Financial Group, Inc. as Heritage Financial Group.

The shares were offered first in a subscription offering to eligible depositors and tax-qualified employee benefit plans of HeritageBank of the South with priority rights and then to the general public in a community offering.  Shares of common stock not subscribed for in the subscription and community offerings are being offered in the syndicated offering through a syndicate of selected dealers.  Keefe, Bruyette & Woods, Inc. is serving as sole book-running manager for the syndicated offering and Sterne, Agee & Leach, Inc. is serving as co-manager.  Neither Keefe, Bruyette & Woods, Inc., Sterne, Agee & Leach, Inc., nor any member of the syndicate group is required to purchase any shares of common stock in the offering.  In addition to the shares we are selling in the offering, the remaining 24% interest in HFG common stock currently held by the public will exchanged for shares of common stock of Heritage Financial Group common stock using an exchange ratio that will result in the existing HFG public shareholders owning approximately 24% of Heritage Financial Group.

OFFERING SUMMARY
	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	6,120,000	7,200,000	8,280,000	9,522,000
Gross offering proceeds	$61,200,000	$72,000,000	$82,800,000	$95,220,000
Estimated offering expenses excluding selling agent commission and expenses	$1,325,795	$1,325,795	$1,325,795	$1,325,795
Estimated selling agent commissions and expenses(1)	$2,228,820	$2,622,510	$3,016,740	$3,470,045
Net proceeds	$57,645,925	$68,051,695	$78,457,465	$90,424,160
Net proceeds per share	$9.42	$9.45	$9.48	$9.50

(1)
Includes: (i) fees payable by us to Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan), and (ii) fees and selling commissions payable by us to Keefe, Bruyette & Woods, Inc. and any other broker-dealers participating in the syndicated offering totaling up to 5.5% of the aggregate amount of common stock sold in the syndicated offering, assuming that 40% of the offering is sold in the subscription and community offerings and the remaining 60% of the offering will be sold in the syndicated offering, and other expenses of the offering payable to Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in the syndicated offering.  See “Pro Forma Data” on page 38 and “The Conversion and Offering–Marketing Arrangements” on page 133.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 17.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods, Inc.	Sterne Agee

The date of this prospectus is October 12, 2010.

HeritageBank
OF THE SOUTH

Heritage Financial Group Headquarters
721 North Westover Blvd.
Albany, GA 31707

GEORGIA

Adel
301 W. Fourth Street
Adel, GA 31620

Albany-Main
721 North Westover Blvd.
Albany, GA 31707

Albany-East
200 Loftus Drive
Albany, GA 31705

Albany-Downtown
310 West Oglethorpe Boulevard
Albany, GA 31701

Albany-Slappey
2801 North Slappey Boulevard
Albany, GA 31707

Collins
204 SW Main Street
Collins, GA 30421

Baxley
198 East Parker Street
Baxley, GA 31513

Hazlehurst
22 East Jarman Street
Hazlehurst, GA 31539

Reidsville
104 North Main Street
Reidsville, GA 30453

Statesboro-Main Street
335 South Main Street
Statesboro, GA 30458

Statesboro- Northside Drive
726 Northside Drive
Statesboro, GA 30458

Sylvester
504 North Main Street
Sylvester, GA 31791

Valdosta
103 Roosevelt Drive
Valdosta, GA 31602

Lee County
(anticipated opening in 2011)
104 Heritage Lane
Leesburg, GA 31763

FLORIDA

Ocala-Heath Brook
4726 SW College Road
Ocala, FL 34474

Ocala-Boulevard
1409 East Silver Spring Blvd.
Ocala, FL 34474

Statesboro(2)
Bulloch County
GEORGIA
Collins
Reidsville
Tattnall County
Hazelhurst
Jeff Davis County
Baxley
Appling County
Lee County
Leesburg
Albany(4)
Sylvester
Dougherty County
Worth County
Cook County
Adel
Valdosta
Lowndes County
FLORIDA
Columbia County
Lake City
Marion County
Ocala(2)

i

SUMMARY

The following summary explains the material aspects of the conversion, the offering and the exchange of existing shares of HFG common stock for shares of Heritage Financial Group common stock.  It may not contain all of the information that is important to you.  Before making an investment decision you should read the remainder of this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements and the section entitled “Risk Factors.”

The Companies

Heritage Financial Group.  Heritage Financial Group, Inc.  is a Maryland corporation that was incorporated in May 2010 to be the successor corporation to HFG upon completion of the conversion.  While Office of Thrift Supervision regulations contemplate the use of federally chartered entities in the mutual holding company structure, fully converted public stock holding companies must be state-chartered corporations.  Heritage Financial Group will own all of the outstanding shares of common stock of HeritageBank of the South upon completion of the conversion.  Heritage Financial Group’s executive offices are located at 721 North Westover Boulevard, Albany, Georgia 31707.  Our telephone number at this address is (229) 420-0000.

Heritage MHC.  Heritage MHC is the federally chartered mutual holding company of HFG.  Heritage MHC’s principal business activity is the ownership of 7,868,875 shares of common stock of HFG, or 76% of the issued and outstanding shares as of the date of this prospectus.  After the completion of the conversion, Heritage MHC will cease to exist.

HFG.  HFG is a federally chartered stock holding company that owns all of the outstanding common stock of HeritageBank of the South.  At June 30, 2010, HFG had consolidated assets of $661.9 million, deposits of $515.7 million and shareholders’ equity of $62.4 million.  After the completion of the conversion, HFG will cease to exist and will be succeeded by Heritage Financial Group.  As of June 30, 2010, HFG had 10,397,957 shares of common stock issued and outstanding, of which 7,868,875 shares were owned by Heritage MHC.  The remaining 2,529,082 shares of HFG common stock outstanding as of June 30, 2010 were held by the public.

HeritageBank of the South.  HeritageBank of the South is a Georgia-chartered stock savings bank headquartered in Albany, Georgia and the wholly owned subsidiary of HFG.  HeritageBank of the South was originally founded in 1955 as a credit union and converted to a federal mutual (meaning no shareholders) savings bank in 2001.  In 2002, HeritageBank of the South converted into the mutual holding company structure without conducting a public offering, at which time Heritage MHC and HFG were formed.  In 2005, HeritageBank of the South converted to a Georgia-chartered savings bank and, later that year, HFG conducted a public stock offering of a minority interest in its stock.

Our Current Organizational Structure

In 2002, HFG became the mid-tier stock holding company of HeritageBank of the South, owning 100% of its stock.  In 2005, HFG conducted an initial public offering by selling a minority of its common stock to the public.  The majority of the outstanding shares of common stock of HFG are owned by Heritage MHC, which is a federally chartered mutual holding company with no shareholders.

Pursuant to the terms of the plan of conversion, HeritageBank of the South will convert from the mutual holding company to the stock holding company corporate structure.  As part of the conversion, we are offering for sale in a subscription offering, a community offering and, possibly, a syndicated offering, the majority ownership interest of HFG that is currently owned by Heritage MHC.  Upon completion of the conversion and offering, Heritage MHC will cease to exist, completing the transition from partial to full public stock ownership.  In the conversion and offering, existing public shareholders of HFG will receive shares of common stock of Heritage Financial Group in exchange for their shares of HFG common stock pursuant to an exchange ratio that maintains the same percentage ownership in HFG (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares) that existing shareholders had in HFG immediately prior to the completion of the conversion and offering.

The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Our Business Strategy

Our current business strategy is to operate a well-capitalized and profitable commercial and retail financial institution dedicated to serving the needs of our customers.  We strive to be the primary financial institution in the market areas we serve.  We offer a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services.  We intend to continue to operate as a commercial and consumer lender.  We have structured operations around a branch system that is staffed with knowledgeable and well-trained employees.  Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open or acquire additional branches as opportunities arise.  In addition to our branch system, we continue to expand electronic services for our customers.  We attempt to differentiate ourselves from our competitors by providing a higher level of customer service.

A key element of our business strategy has been to increase our presence and grow the “Heritage” brand in the markets we currently serve and new markets in southern Georgia, north central Florida and other adjacent communities that present attractive opportunities for expansion consistent with our capital availability.  We have pursued this expansion program through both prudent, disciplined internal growth and strategic acquisitions.  Because many of the financial institutions in our market areas are experiencing financial difficulties, these opportunities have increased in recent months.  As those troubled banks have closed or curtailed their lending activities, shrunk their assets or sold branches to improve their capital levels, we have experienced increased loan demand and branch acquisition opportunities; we have hired highly regarded and experienced lending officers and commercial bankers; and we have expanded into new market areas that are contiguous to our existing market areas, including Statesboro and Valdosta, Georgia.  These recent activities reflect our ability to take advantage of these expansion opportunities.

We plan to continue a long-term strategy of expanding and diversifying our franchise in terms of revenue, profitability, asset size and location.  Our recent growth has been enhanced significantly by two branch acquisition transactions and an FDIC-assisted acquisition.  We anticipate continuing consolidation in the financial services industry in our market areas and will seek to enhance our franchise through future acquisitions of whole banks or branches, including in FDIC-assisted transactions.

Our core business is composed of the following:

Commercial Banking and Small Business Lending.  We focus on the commercial real estate and business needs of individuals and small- to medium-sized businesses in our market area.  In addition, we focus on high net worth individuals and small business owners.  The commercial banking department is composed of seasoned commercial lenders and a support staff with extensive commercial banking experience.  We expect this department to continue to be the fastest growing component of our business.

Retail Banking.  We currently operate a network of 16 branches located in southern Georgia and north central Florida.  In addition, we have announced expansion plans to add two branches in southern Georgia by 2011.  Each office is staffed with knowledgeable banking professionals who strive to deliver quality service.

Mortgage Lending.  Staffed with experienced mortgage originators and processors, our mortgage lending department originates residential mortgage loans that are primarily funded by third-party mortgage lenders.  We collect a fee on the origination of these loans.

Brokerage/Investment Services.  We offer investment products, life, health, disability and long-term care insurance through our brokerage department.  Our licensed personnel have over 50 years of experience in the financial services industry.

Reasons for the Conversion and the Offering

Our primary reasons for converting and raising additional capital through the offering are:

●
to finance the acquisition of branches from other financial institutions primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

●	to build or lease new branch facilities primarily in, or adjacent to, the States of Georgia and Florida, including our currents plans to add two branch facilities by 2011;

●	to support internal growth through lending in the communities we currently serve;

●	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

●	to improve the liquidity of our shares of common stock and stockholder returns;

●
to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of June 30, 2010, HeritageBank of the South was considered “well-capitalized” for regulatory purposes and is not subject to a directive or recommendation from the Georgia Department of Banking or the Federal Deposit Insurance Corporation to raise capital and HFG was in compliance with capital requirements imposed by the Georgia Department of Banking and Finance);

●
to be organized in full stock holding company structure, which is a more familiar form of organization that we believe will make our common stock more appealing to investors and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings; and

●
to eliminate some of the uncertainties associated with proposed financial regulatory reforms that is changing our primary federal holding company regulator and may result in changes in regulations applicable to us, including, but not limited to, federal capital requirements, payment of dividends and conversion to full stock form.

Terms of the Offering

We are offering between 6,120,000 and 8,280,000 shares of common stock to eligible depositors of HeritageBank of the South, to our employee stock ownership plan and, to the extent shares remain available, to natural persons and trusts of natural persons residing in the counties in Georgia and Florida in which HeritageBank of the South maintains a banking office at HeritageBank of the South, to our existing public shareholders and to the general public.  The number of shares of common stock to be sold may be increased to up to 9,522,000 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks.  Unless the number of shares of common stock to be offered is increased to more than 9,522,000 shares or decreased to fewer than 6,120,000 shares, or the offering is extended beyond December 31, 2010, purchasers will not have the opportunity to modify or cancel their stock orders once submitted.  If the number of shares of common stock to be sold is increased to more than 9,522,000 shares or decreased to fewer than 6,120,000 shares, or if the offering is extended beyond December 31, 2010, purchasers will have the opportunity to maintain, cancel or change their orders for shares of common stock during a designated resolicitation period or have their funds returned promptly with interest.  If, in that event, you do not provide us with written indication of your intent, your stock order will be canceled, your funds will be returned to you with interest calculated at HeritageBank of the South’s statement savings rate and any deposit account withdrawal authorizations will be canceled.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00.  All investors will pay the same purchase price per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock.  Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

We also are offering for sale to the general public in a syndicated offering through a syndicate of selected dealers shares of our common stock not purchased in the subscription offering or the community offering.  We may begin the syndicated offering at any time following the commencement of the subscription offering.  Keefe, Bruyette & Woods, Inc. is acting as sole book-running manager and Sterne, Agee & Leach, Inc. is acting as co-manager for the syndicated offering, which also is being conducted on a best efforts basis.  Neither Keefe, Bruyette & Woods, Inc., Sterne, Agee & Leach, Inc. nor any other member of the syndicate is required to purchase any shares in the syndicated offering.  Alternatively, we may sell any remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Heritage Financial Group, assuming the conversion, the share exchange and the offering are completed.  Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions, has determined that, as of August 30, 2010, this pro forma market value was $95.1 million, which was a reduction from the pro forma market value of $105.7 million determined by Feldman Financial Advisors, Inc. as of June 11, 2010.  This $10.6 million reduction in the pro forma market value was due to a decline in trading market values of the appraisal peer group and thrift institution stocks in general.  The original valuation was updated as of August 30, 2010 in accordance with regulations of the Office of Thrift Supervision.  Under those regulations, a valuation range has been established from 15% below to 15% above this pro forma market value, or from a minimum of $80.9 million to a maximum of $109.4 million, with the $95.1 million pro forma market value as the midpoint of the range.  Because the 76% ownership interest of Heritage MHC in HFG is being sold in the offering, the common stock being offered is equal to 76% of that valuation range, or from a minimum of $61.2 million to a maximum of $82.8 million, with a midpoint of $72.0 million.  Based on this offering range and the $10.00 per share price, the number of shares of common stock being offered for sale by Heritage Financial Group will range from 6,120,000 shares to 8,280,000 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of mutual holding companies.  The exchange ratio will range from 0.7777 shares at the minimum of the offering range to 1.0522 shares at the maximum of the offering range in order to approximately preserve the existing percentage ownership of public shareholders of HFG (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).  If the demand for shares or market conditions warrant, the appraisal can be increased by 15%.  At this adjusted maximum of the offering range, the estimated pro forma market value is $125.8 million, the number of shares of common stock offered for sale will be 9,522,000 and the exchange ratio will be 1.2101 shares.

The independent appraisal is based primarily on HFG’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings banks and thrift holding companies that Feldman Financial Advisors, Inc. considered comparable to Heritage Financial Group.  The pro forma market value in the independent appraisal is not the same as the current book value or the current fair value of HFG, primarily because it reflects the net proceeds to be received in the offering and relies on a peer group of comparable publicly traded companies.  It also is not the same as implied standards of value reflected in the fair value and accounting book value disclosures, because it is based on different valuation methodologies and assumptions in the appraisal guidelines of the Office of Thrift Supervision.  See “The Conversion and Offering – Stock Pricing and Number of Shares to be Issued” for a complete discussion of the valuation methodology used by Feldman Financial Advisors, Inc. in determining the pro forma market value of Heritage Financial Group.

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of Heritage Financial Group common stock will trade at or above the $10.00 purchase price.

Shares of common stock issued in second-step conversions may trade below the initial offering price.  Of the nine second-step conversions that closed between January 1, 2009 and August 30, 2010, the shares issued in six of those transactions were trading on August 30, 2010, below the price on their initial trading date.  See “The Conversion and Offering – After-Market Performance of Second-Step Conversion Offerings” on page 121 regarding the after-market performance of the financial institutions that completed these nine second-step conversions.

The following table presents a summary of selected pricing ratios for the peer group companies and Heritage Financial Group (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2010, stock price information as of August 30, 2010, as reflected in Feldman Financial Advisors, Inc.’s appraisal report, dated August 30, 2010, and the number of shares outstanding as described in “Pro Forma Data.”  We reported negative earnings for the twelve months ended June 30, 2010, so comparisons to peer group ratios related to earnings are not meaningful.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 4.6% on a price-to-book value basis and a premium of 1.3% on a price-to-tangible book value basis.

	Price-to-core- earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio

Heritage Financial Group (on a pro forma basis, assuming completion of the conversion)
Minimum	NM	70.0%	71.6%
Midpoint	NM	76.0	77.7
Maximum	NM	81.2	82.9
Adjusted maximum	NM	86.4	88.0

Valuation of peer group companies, as of August 30, 2010
Average	19.1x	77.6%	81.8%
Median	17.7	82.0	84.2

(1)
Core earnings are net income before extraordinary items less the after-tax portion of non-recurring items and the gain on sale of securities, assuming a tax rate of 35%.  Information is derived from the Feldman Financial Advisors, Inc. appraisal report.  These ratios are different from the ratios in “Pro Forma Data.”

Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the points in the range of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other.  Instead, in approving the independent appraisal, the Board of Directors concluded that this range represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.  The estimated appraised value and the resulting discounts and premiums took into consideration the potential financial impact of the offering as well as the trading price of HFG common stock, which decreased from $11.40 per share on March 18, 2010, the closing price on the last trading day immediately preceding the announcement of the conversion, to $8.69 per share, the closing price on August 30, 2010, the effective date of the independent appraisal.

Feldman Financial Advisors, Inc. will update the independent appraisal prior to the completion of the conversion.  If the estimated appraised value changes to either below $80.9 million or above $125.8 million, then, after consulting with the Office of Thrift Supervision, we may set a new offering range and resolicit persons who submitted stock orders, terminate the offering and promptly return all funds; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.  See “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

The Exchange of Existing Shares of HFG Common Stock

At the conclusion of the conversion, shares held by existing shareholders of HFG will be canceled and exchanged for shares of common stock of Heritage Financial Group.  The number of shares of common stock received will be based on an exchange ratio determined as of the conclusion of the conversion and offering, which will depend upon the number of shares sold in the offering and the number of percentage of HFG common stock then held by the public.  The number of shares received will not be based on the market price of HFG’s currently outstanding shares.  Instead, the exchange ratio will ensure that existing public shareholders of HFG will retain the same percentage ownership of our organization after the offering, exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  For example, if options to purchase shares of HFG common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of HFG held by public shareholders, an increase in the number of shares of common stock issued to public shareholders in the share exchange and a decrease in the exchange ratio.

The following table shows how the exchange ratio will adjust, based on the number of shares of Heritage Financial Group common stock issued in the offering and the shares of HFG common stock issued and outstanding as of June 30, 2010.  The table also shows the number of whole shares of Heritage Financial Group common stock a hypothetical owner of HFG common stock would receive in exchange for 100 shares of HFG common stock owned at the completion of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of HFG		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	6,120,000	76%	1,966,988	24%	8,086,988	0.7777	77
Midpoint	7,200,000	76	2,314,103	24	9,514,103	0.9150	91
Maximum	8,280,000	76	2,661,219	24	10,941,219	1.0522	105
Adjusted Maximum	9,522,000	76	3,060,402	24	12,582,402	1.2101	121

No fractional shares of Heritage Financial Group common stock will be issued to any public shareholder of HFG.  For each fractional share that would otherwise be issued to a shareholder who holds an HFG stock certificate, Heritage Financial Group will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.

Options to purchase shares of HFG common stock that are outstanding immediately prior to the consummation of the conversion will be converted into options to purchase shares of Heritage Financial Group common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio.  The aggregate exercise price, term and vesting period of the options will remain unchanged.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 7,200,000 shares of common stock in the stock offering, and we have net proceeds of $68.0 million, we intend to distribute the net proceeds as follows:

●	$34.0 million (50.0% of the net proceeds) will be invested in HeritageBank of the South;

●	$3.6 million (5.3% of the net proceeds) will be loaned by Heritage Financial Group to the employee stock ownership plan to fund its purchase of our shares of common stock; and

●	$30.4 million (44.7% of the net proceeds) will be retained by Heritage Financial Group.

We may use the funds that we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes.  HeritageBank of the South may use the proceeds it receives to support increased lending and other products and services.  The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices.  We have no current arrangements or agreements with respect to any such acquisitions.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency mortgage-backed securities consistent with our investment policy.  Please see “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Our Dividend Policy

In 2010 to date, HFG has declared four and paid three quarterly cash dividends of $0.09 per share to shareholders other than Heritage MHC, which equals $0.36 per share on an annualized basis.  After the conversion, we intend to continue to pay cash dividends on a quarterly basis, at a reduced amount per share, the exact amount of which will be determined following completion of the conversion, taking into account the total shares outstanding as a result of the number of shares issued in the conversion and the exchange ratio for shares already received by existing public shareholders.  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.  See “Risk Factors – Risks Related to the Offering – The level of dividends paid by Heritage Financial Group to its public stockholders may be lower than levels previously paid by HFG to its public shareholders” and “Our Policy Regarding Dividends.”  For information regarding our historical dividend payments, see “Selected Consolidated Financial and Other Data for HFG and Subsidiary” and “Market for the Common Stock.”

Purchases and Ownership by our Executive Officers and Directors

Our executive officers and directors have shares of HFG common stock and options that will be converted into Heritage Financial Group stock and options in the conversion.  We expect our directors, executive officers and their associates to purchase 57,000 shares of common stock in the subscription and community offering.  The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.  After the conversion, as a result of purchases in the offering and the shares they will receive in exchange for shares of HFG common stock that they currently own, our directors and executive officers, together with their associates, are expected to own approximately 374,718 shares of common stock, or 3.94% of our total outstanding shares of common stock, at the midpoint of the offering range.

Benefits to Management and Potential Dilution to HFG Shareholders Resulting from the Conversion

Employee Stock Ownership Plan.  Our tax-qualified employee stock ownership plan expects to purchase enough shares of common stock in the offering in order to own 8% of the outstanding shares of Heritage Financial Group common stock at closing, taking into account shares already owned by the plan.  Assuming we sell the adjusted maximum number of shares proposed to be sold, the employee stock ownership plan will buy 473,301 shares that, when combined with the 440,700 shares already owned by our employee stock ownership plan as adjusted by the 1.2101 exchange ratio, the employee stock ownership plan will own 1,006,592, or approximately 8%, of the shares outstanding following the conversion.  If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 10% of the shares of common stock sold in the offering.  We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.  Assuming the employee stock ownership plan purchases 473,301 shares in the offering at the adjusted maximum of the offering range, we will recognize additional compensation expense, after tax, of approximately $156,000 annually over a 20-year period, assuming the loan to the employee stock ownership plan has a 20-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and the shares of common stock have a fair market value of $10.00 per share for the full 20-year period.  If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

Stock-Based Incentive Plan.  We also intend to implement a new stock-based incentive plan after completion of the conversion.  Our current intention is to implement that plan within 12 months of the conversion.  Stockholder approval of this plan will be required.  If the plan is implemented within 12 months of the completion of the conversion, the stock-based incentive plan is intended to reserve a number of shares equal to 4% of the shares of common stock outstanding at the closing of the offering less shares reserved for stock awards under our existing stock-based incentive plan, or 236,677 shares of common stock at the adjusted maximum of the offering range for awards of restricted stock to key employees and directors, at no cost to the recipients.  If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 1.85% in their ownership interest in Heritage Financial Group.  If implemented more than 12 months following the completion of the conversion, we are not restricted to this 4% limit.  If the plan is implemented within 12 months of the completion of the conversion, the stock-based incentive plan also is intended to reserve a number of shares equal to 10% of the shares of common stock outstanding at the closing of the offering, less shares reserved for stock awards under our current stock-based incentive plan, or 591,692 shares of common stock at the adjusted maximum of the offering range, for issuance pursuant to grants of stock options to key employees and directors.  If implemented more than 12 months following the completion of the conversion, we are not restricted to this 10% limit.  If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 4.49% in their ownership interest in Heritage Financial Group.  For a description of our existing stock-based incentive plans, see “Executive Compensation” and Note 16 of the Notes to Consolidated Financial Statements.

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion.  The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)				Value of Grants(2)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Dilution Resulting From Issuance of Shares for Stock-Based Incentive Plans(3)	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	304,227	473,301	5.0%	-%	$3,042	$4,733
Restricted stock	152,130	236,677	2.5	1.85	1,521	2,367
Stock options	380,325	591,692	6.2	4.49	985	1,532
Total	836,682	1,301,670	13.7%	6.18	$5,548	$8,632

(1)
The table assumes that the stock-based incentive plan reserves a number of options and restricted stock equal to 10% and 4%, respectively, of the shares of common stock outstanding at the closing of the offering and the plan is implemented 12 months or more following completion of the conversion and offering.  If implemented within 12 months of the completion of the conversion, the number of shares that may be reserved for grants of restricted stock and stock options cannot exceed 4% and 10%, respectively, of the total number of shares to be outstanding upon completion of the conversion, less the number of shares of restricted stock and stock options (adjusted for the exchange ratio) reserved under previously adopted benefit plans.

(2)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share.  The fair value of stock options has been estimated at $2.59 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 7.5 years; a dividend yield of 2.00%; an interest rate of 3.36%; and a volatility rate of 24.5%.  The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee ownership because these shares are assumed to be purchased in the offering.

We may fund our plans through open market purchases, as opposed to new issuances of common stock; however, if any options previously granted under our existing equity incentive plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares since Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.  The Office of Thrift Supervision has stated that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.

The following table presents information as of June 30, 2010 regarding our existing employee stock ownership plan, our existing equity incentive plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan.  The table below assumes that 10,941,219 shares are outstanding after the offering, which includes the sale of 8,280,000 shares in the offering at the maximum of the offering range, and the issuance of 2,661,219 shares in exchange for shares of HFG common stock using an exchange ratio of 1.0522.  It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock-Based Incentive Plans	Participants	Shares	Estimated Value of Shares	Percentage of Shares Outstanding After the Conversion
Existing employee stock ownership plan	Employees	463,705	4,637,050	4.2%
New employee stock ownership plan	Employees	411,593	4,115,930	3.8
Total employee stock ownership plan	Employees	875,298	8,752,980	8.0%

Existing shares of restricted stock	Directors, officers and employees	231,829	2,318,290	2.1%
New shares of restricted stock	Directors, officers and employees	205,820	2,058,200	1.9
Total shares of restricted stock	Directors, officers and employees	437,649	4,376,490	4.0%

Existing stock options	Directors, officers and employees	579,574	1,501,097	5.3%
New stock options	Directors, officers and employees	514,548	1,332,679	4.7
Total stock options	Directors, officers and employees	1,094,122	2,833,776	10.0%

Total of stock-based incentive plans		2,407,069	15,963,246	22.0%

(1)	As of June 30, 2010, HFG’s existing employee stock ownership plan held 440,700 shares, of which 220,350 shares were allocated.
(2)	Represents shares of restricted stock authorized for grant under our existing equity incentive plan.
(3)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	Represents shares authorized for grant under our existing equity incentive plan.
(5)
The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.59 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00, trading price on date of grant, $10.00, dividend yield, 2.00%, expected life, 7.5 years, expected volatility, 24.5% and interest rate, 3.36%.

(6)
The number of shares of restricted stock and stock options set forth in the table would comply with regulatory limits if a stock-based incentive plan was adopted within one year of the completion of the conversion and offering.  We could exceed these limits if we implement the incentive plan after 12 months following the completion of the conversion and offering.  Our current intention is to implement a new stock-based incentive plan within 12 months after completion of the conversion and offering.

The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of our common stock at the time the shares are awarded.  The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the offering.  The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the market price of our common stock ranges from $8.00 per share to $14.00 per share.

	152,130 Shares Awarded at	178,964 Shares Awarded at	205,820 Shares Awarded at	236,677 Shares Awarded at Adjusted
Share Price	Minimum of Range	Midpoint of Range	Maximum of Range	Maximum of Range
$8.00	$1,217,040	$1,431,712	$1,646,560	$1,893,416
10.00	1,521,300	1,789,640	2,058,200	2,366,770
12.00	1,825,560	2,147,568	2,469,840	2,840,124
14.00	2,129,820	2,505,496	2,881,480	3,313,478

The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Heritage Financial Group at the time the options are granted.  The value also will depend on the various assumptions used in the option pricing model ultimately adopted.  The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Option Value	380,325 Options at Minimum of Range	447,409 Options at Midpoint of Range	514,548 Options at Maximum of Range	591,692 Options at Adjusted Maximum of Range
$8.00	$2.07	$787,273	$926,137	$1,065,114	$1,224,802
10.00	2.59	985,042	1,158,789	1,332,679	1,532,482
12.00	3.11	1,182,811	1,391,442	1,600,244	1,840,162
14.00	3.62	1,376,777	1,619,621	1,862,664	2,141,925

The tables presented above are provided for informational purposes only.  Our shares of common stock may trade below $10.00 per share.  Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of Heritage Financial Group common stock that may be purchased in the offering is 25.

The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 50,000 shares.  If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed 100,000 shares ($1.0 million) of common stock:

●	your spouse or relatives of you or your spouse living in your house;

●	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

●	other persons who may be your associates or persons acting in concert with you.

In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan.  Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of HFG common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Heritage Financial Group common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 6,120,000 shares of common stock in the subscription, community and/or syndicated offering, we may take the following steps in order to issue the minimum number of shares of common stock in the offering range.  Specifically, we may:

●	increase the purchase and ownership limitations; and/or

●
seek approval of the Office of Thrift Supervision to extend the offering beyond December 31, 2010, provided that any such extension will require us to resolicit subscriptions received in the subscription and community offerings.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The Office of Thrift Supervision has conditionally approved the plan of conversion and the Georgia Department of Banking and Finance has approved Heritage Financial Group becoming the holding company of HeritageBank of the South; however, these approvals do not constitute a recommendation or endorsement of the plan of conversion by those agencies.

We cannot complete the conversion unless:

●	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Heritage MHC (depositors of HeritageBank of the South) as of September 30, 2010;

●
The plan of conversion is approved by a vote of at least two-thirds of the outstanding shares of common stock of HFG as of October 8, 2010, including shares held by Heritage MHC.  (Because Heritage MHC owns 76% of the outstanding shares of HFG common stock, Heritage MHC and our directors and executive officers effectively will control the outcome of this vote);

●	The plan of conversion is approved by a vote of at least a majority of the outstanding shares of common stock of HFG as of October 8, 2010, excluding those shares held by Heritage MHC;

●	We sell at least the minimum number of shares of common stock offered; and

●
We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Heritage MHC intends to vote its ownership interest in favor of the plan of conversion.  At June 30, 2010, Heritage MHC owned 76% of the outstanding shares of common stock of HFG.  The directors and executive officers of HFG and their affiliates owned 347,239 shares of HFG, or 3.3% of the outstanding shares of common stock as of June 30, 2010.  They have indicated their intention to vote those shares in favor of the plan of conversion.

Market for the Common Stock

Shares of HFG common stock currently trade on the Nasdaq Global Market under the symbol “HBOS.”  The $10.00 per share price in this offering for Heritage Financial Group common stock is not the same as and has no relationship to the current market price for HFG shares of common stock, which was $8.33 per share at the close of the last trading day prior to the date of this prospectus.  Upon completion of the conversion, the shares of common stock of Heritage Financial Group will replace HFG’s existing shares.  We expect that Heritage Financial Group’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “HBOSD” for a period of 20 trading days following the completion of the offering.  Thereafter, the trading symbol will revert to “HBOS.”  In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock.  HFG currently has 12 registered market makers.  Persons purchasing shares of common stock in the offering may not be able to sell their shares at or above the $10.00 price per share.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Heritage MHC, HFG, HeritageBank of the South, Heritage Financial Group, persons eligible to subscribe in the subscription offering, or existing shareholders of HFG.  The position stated above with respect to no tax consequences arising from the issuance or receipt of subscription rights is based upon a reasoned opinion by counsel that subscription rights do not have any ascertainable value at the time of receipt and is supported by the opinion of Feldman Financial Advisors, Inc. to the effect that the subscription rights have no value at the time of receipt or exercise.  See “The Conversion and Offering – Material Tax Consequences.”  Existing shareholders of HFG who receive cash in lieu of fractional share interests in shares of Heritage Financial Group common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional shares.

Persons Who May Order Shares of Common Stock in the Offering

Subscription rights to purchase shares of common stock in the subscription offering have been granted in the following descending order of priority:

(i)
First, to depositors with accounts at HeritageBank of the South with aggregate balances of at least $50.00 at the close of business on December 31, 2008.  Depositors holding accounts that were acquired in one of our recent branch acquisitions will receive subscription rights based on their account levels at the other institutions on December 31, 2008.

(ii)
Second, to our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase enough shares of common stock sold in the offering in order to own 8% of the outstanding shares of Heritage Financial Group common stock at the closing of the conversion, taking into account the shares the plan already owns.

(iii)	Third, to depositors with accounts at HeritageBank of the South with aggregate balances of at least $50.00 at the close of business on September 30, 2010.

(iv)	Fourth, to all other depositors of HeritageBank of the South at the close of business on September 30, 2010.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons and trusts of natural persons residing in the Georgia and Florida counties in which HeritageBank of the South has branch offices; and then to HFG public shareholders as of October 8, 2010.  The community offering will begin concurrently with the subscription offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering in accordance with the plan of conversion.  A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated offering through a syndicate of selected dealers.  We may begin the syndicated offering at any time following the commencement of the subscription offering.  Keefe, Bruyette & Woods, Inc. will act as sole book-running manager and Sterne, Agee & Leach, Inc. will act as co-manager for the syndicated offering, which is also being conducted on a best efforts basis.  The syndicated offering will terminate no later than 45 days after the expiration of the subscription offering, unless extended by us with approval of the Office of Thrift Supervision.  Neither Keefe, Bruyette & Woods, Inc., Sterne, Agee & Leach, Inc. nor any other member of the syndicate is required to purchase any shares in the syndicated offering.  Alternatively, we may sell any remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis.  See “The Conversion and Offering - Syndicated Offering.”

How You May Purchase Shares of Common Stock

In the subscription and community offerings, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Heritage Financial Group, Inc.; or

(ii)	authorizing us to withdraw funds from the HeritageBank of the South deposit accounts designated on the stock order form.

HeritageBank of the South is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a HeritageBank of the South line of credit check or any type of third party check or wire transfer to pay for shares of common stock.  Please do not submit cash.

You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to “Heritage Financial Group, Inc.” or authorization to withdraw funds from one or more of your HeritageBank of the South deposit accounts, provided that we receive the stock order form before 12:00 p.m., Eastern Time, on November 16, 2010, which is the end of the subscription and community offering period.  Checks and money orders received prior to the completion of the subscription and community offering will be immediately deposited in a segregated account with HeritageBank of the South upon receipt.  We will pay interest calculated at HeritageBank of the South’s statement savings rate from the date funds are processed until completion of the conversion, at which time a subscriber will be issued a check for interest earned.  On your stock order form, you may not authorize direct withdrawal from a HeritageaBank of the South retirement account.  If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “- Using Retirement Account Funds to Purchase Shares” below.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty.  If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate subsequent to the withdrawal.  All funds authorized for withdrawal from deposit accounts at HeritageBank of the South must be available in the accounts at the time the stock order is received.  A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period.  Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

We are not required to accept copies or facsimiles of stock order forms.  By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by HeritageBank of the South, Heritage Financial Group or the federal or any state governments.

Submitting Your Order in the Subscription and Community Offerings

You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, which is located at 721 North Westover Boulevard, Albany, Georgia 31707.  Stock order forms also may be delivered to HeritageBank of the South’s full service banking offices.  Once submitted, your order is irrevocable unless the offering is terminated or extended beyond December 31, 2010, or the number of shares of common stock to be sold is increased to more than 9,522,000 shares or decreased to fewer than 6,120,000 shares.

Deadline for Orders of Common Stock in the Subscription or Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 12:00 p.m., Eastern Time, on November 16, 2010.

Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 9,522,000 or decreases to less than 6,120,000.  If there is a change in the offering range, we will return all funds promptly with interest, and all subscribers will be provided with updated information and be given the opportunity to place a new order.  We may extend the November 16, 2010 expiration date, without notice to you, until December 31, 2010.  If the offering is extended beyond December 31, 2010, we will be required to resolicit purchasers before proceeding with the offering.  In this case, purchasers will have the right to maintain, change or cancel their orders.  If, in the event of resolicitation, we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled.  No extension may last longer than 90 days.  All extensions, in the aggregate, may not last beyond November 23, 2012.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 p.m., Eastern Time, on November 16, 2010, whether or not we have been able to locate each person entitled to subscription rights.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION AND COMMUNITY OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account or any other retirement account, whether held through HeritageBank of the South or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the November 16, 2010 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish an account with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a HeritageBank of the South individual retirement account or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Heritage Financial Group Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering.  It is possible that, until certificates for the common stock are delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.  If you are currently a shareholder of HFG, see “The Conversion and Offering - Exchange of Existing Shareholders’ Stock Certificates.”

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account.  You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call Stock Information Call Center toll free at (877) 860-2070. The Stock Information Center is open for telephone calls Monday through Friday between 10:00 a.m. and 6:00 p.m., Eastern Time. You also can come to the main office of HeritageBank of the South, located at 721 North Westover Boulevard, Albany, Georgia 31707, through November 16, 2010, to speak with our local Stock Information Center representative.  The local representative will be available Monday from noon until 4:00 p.m., Tuesday through Thursday from 9:00 a.m. until 4:00 p.m. and Friday from 9:00 a.m. until 3:00 p.m.  The Stock Information Center will be closed weekends and bank holidays.

Important Risks in Owning Heritage Financial Group’s Common Stock

Before you decide to invest in Heritage Financial Group stock, you should read the “Risk Factors” section beginning on page 17 of this prospectus.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in shares of Heritage Financial Group common stock.  An investment in our common stock is subject to risks inherent in our business.  Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this prospectus.  In addition to the risks and uncertainties described below, other risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and results of operations.  The value or market price of our common stock could decline due to any of these identified or other risks, and you could lose all or part of your investment.

Risks Related to Our Business

The United States economy remains weak and unemployment levels are high.  A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

The United States experienced a severe economic recession in 2008 and 2009.  While economic growth has resumed recently, the rate of growth has been slow and unemployment remains at very high levels and is not expected to improve greatly in the near future.  Furthermore, our primary market areas in southern Georgia and northern and central Florida have experienced continued deterioration in economic growth and employment than the rest of the country.  Loan portfolio quality has deteriorated at many financial institutions reflecting, in part, the weak U.S. economy and high unemployment.  In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline.  The continuing real estate downturn also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans for many lenders.  Stock prices for financial institutions and their holding companies have declined substantially, and it is significantly more difficult for those entities to raise capital or borrow in the debt markets.

Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability.  Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, could adversely affect our stock performance.

The recent economic recession has been severe in our primary market areas of southern Georgia and north central Florida, and, if those local economic conditions continue to deteriorate, our results of operations and financial condition could be impacted adversely as borrowers’ ability to repay loans declines and the value of the collateral securing loans decreases.

Substantially all of our loans are located in southern Georgia and north central Florida.  Our financial results may be affected adversely by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates that may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events.  Continued decreases in real estate values in our primary market areas could affect adversely the value of real property used as collateral for our mortgage loans.  As a result, the market value of the real estate underlying these loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans.  In the event that we are required to foreclose on a property securing a mortgage loan, we may not recover funds in an amount equal to the remaining loan balance.  Consequently, we would sustain loan losses and potentially incur a higher provision for loan loss expense, which would have an adverse impact on earnings.  In addition, adverse changes in the Georgia or Florida economy may have a negative effect on the ability of borrowers to make timely repayments of their loans, which would also have an adverse impact on earnings.

Unemployment levels in our Georgia and Florida market areas are higher than the national levels.  According to data published by the Bureau of Labor Statistics of the United States Department of Labor for July 2010, the national unemployment rate for the United States was 9.5% compared to an average of 11.6% for our Georgia market areas and an average of 12.5% for our Florida market areas. Our two Florida market areas are expected to experience significantly smaller average population growth than they have experienced for the last decade.  From 2000 to 2010, these market areas experienced average population growth of 28.7%, but they are expected to experience average population on growth of only 8.7% over the next five years.  See “Business - Market Area.”

Our expansion efforts, particularly through new and acquired branches, may not be successful if we fail to manage our growth effectively.

A key component of our strategy to grow and improve profitability is to expand our branch network into communities within or adjacent to Georgia and Florida markets in which we currently conduct business.  In 2006, we expanded our branch network outside of southwest Georgia for the first time with two branches in Ocala, Florida.  In December 2009, we acquired a branch in Lake City, Florida in a private transaction and two branch offices in southeast Georgia in an FDIC-assisted transaction.  In May 2010, we acquired four branches in southeast Georgia and one in southwest Georgia in another private transaction.  We intend to continue to pursue a growth strategy for our business.  Operating branches outside of our original southwest Georgia market and beyond our current market areas, may subject us to additional risk, including the local risks related to the new market areas, management of employees from a distance, additional credit risks, logistical operational issues and management time constraints.

We regularly evaluate potential acquisitions and expansion opportunities, and, if appropriate opportunities present themselves, we expect to engage in selected acquisitions of financial institutions in the future, including FDIC-assisted transactions, branch acquisitions, or other business growth initiatives or undertakings.  There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.  While we believe we have the executive management resources and internal systems in place to successfully manage our future growth, we can provide no assurance that we will be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch network will be profitable.  In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations.

We have engaged in one FDIC-assisted transaction and may engage in more such transactions in the future, which could present additional risks to our financial condition and earnings.

In December 2009, we acquired a failed bank in southeast Georgia in an FDIC-assisted transaction, including $37.5 million in loans.  These acquisitions involve risks similar to acquiring existing banks, even though the FDIC might provide assistance to mitigate certain risks, such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution.  Our FDIC-assisted transaction, unlike most other FDIC-assisted transactions, did not involve a loss-share agreement pursuant to which the FDIC covers portions of the losses incurred or the assets acquired.  We did, however, receive a $15 million purchase discount paid by the FDIC.  As is typical in the acquisition of a failed financial institution, many of the loans acquired were non-performing and had poor documentation, including a lack of current financial information on borrowers and of current evidence of collateral value.  In addition, these loans had an average term of 1.96 years, mostly on longer amortization schedules and payments due less frequently than on a monthly basis.  These loans are carried on our books at fair value, based on an estimate of future cash flows, which we review and evaluate quarterly and, under GAAP, is subject to a one year lookback to finalize our initial valuation.  Because of the condition and terms of these loans, the actual amount recognized by us on these assets could differ materially from this fair value, and we also anticipate incurring approximately $2.1 million in foreclosure and collection expenses on certain of these loans over the next five years, which will increase our non-interest expense.  Therefore, we may incur losses on this acquired loan portfolio.

In the current economic environment, we expect to be presented with more opportunities to acquire the assets and liabilities of failed banks through FDIC-assisted transactions.  However, these acquisitions are structured in a manner that does not allow us the time normally associated with preparing for and evaluating an acquisition, including preparing for integration of an acquired institution.  Therefore, we may face additional risks, including, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems.  We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions.  Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.  Moreover, even though we are inclined to participate in an FDIC-assisted transaction, we can offer no assurances that we would be successful in acquiring the financial institution or assets that we are seeking.

Purchased loans carry a greater level of risk than loans originated by us.

As of June 30, 2010, $84.0 million or 21.6% of our loan portfolio consisted of loans purchased by us through bank and branch acquisitions.  These purchased loans include residential mortgage, commercial real estate, commercial business and consumer loans.  Although we have performed due diligence on these loans, they were not originated by us, and therefore may not conform to the same underwriting standards as loans originated by us.  In addition, these customers are not known to us, and we do not have a history of performance with these customers.  These loans may have delinquency or charge-off levels above those for loans originated by us.

Our loan portfolio possesses increased risk due to our percentage of commercial real estate and commercial business loans.

At June 30, 2010, 31.7% of our loan portfolio consisted of commercial real estate and commercial business loans to small and mid-sized businesses in our primary market areas, which are the types of businesses that have a heightened vulnerability to local economic conditions.  Over the last several years, we have increased this type of lending from 28.3% of our portfolio at December 31, 2005, in order to improve the yield on our assets.  At June 30, 2010, our loan portfolio included $80.4 million of commercial real estate loans and $42.9 million of commercial business compared to $38.0 million and $33.7 million, respectively, at December 31, 2005.  As a result, we have experienced an increase in non-performing commercial real estate and commercial business loans.  See “Business of HFG and HeritageBank of the South - Asset Quality -- Non-Performing Assets.”  The credit risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans because the repayment of commercial real estate loans and commercial business loans typically is dependent on the successful operation and income stream of the borrowers’ business and the real estate securing the loans as collateral, which can be significantly affected by economic conditions.  Additionally, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.  If loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could require us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Furthermore, as a result of our increasing emphasis on this type of lending, a large portion of our commercial real estate and commercial business loan portfolios is relatively unseasoned.  As a result, we may not have enough payment history upon which to judge future collectibility or to predict the future performance of this part of our loan portfolio.  These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Several of our commercial borrowers have more than one commercial real estate or business loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to any one- to four-family residential mortgage loan.  Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential property because there are fewer potential purchasers of the collateral.  Since we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses due to the increased risk characteristics associated with these types of loans.  Any increase to our allowance for loan losses would adversely affect our earnings.  Any delinquent payments or the failure to repay these loans would hurt our earnings.

Our consumer loan portfolio possesses increased risk.

Our consumer loans accounted for approximately $46.5 million, or 12.0%, of our total loan portfolio as of June 30, 2010, of which $21.0 million consisted of automobile loans and $16.9 million consisted of home equity lines of credit.  Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  Because our indirect automobile loans, which totaled $12.4 million at June 30, 2010, were originated through a third party and not directly by us, they present greater risks than other types of lending activities.  As a result of this portfolio of consumer loans, it may become necessary to increase the level of our provision for loan losses, which could hurt our profits.

Our business may be affected adversely by credit risk associated with residential property.

As of June 30, 2010, residential mortgage loans, including home equity loans and lines of credit, totaled $106.8 million, or 27.5%, of total loans.  This type of lending is generally sensitive to regional and local economic conditions that may significantly affect the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict.  The decline in residential real estate values resulting from the downturn in local housing markets has reduced the value of the real estate collateral securing the majority of our loans and has increased the risk that we would incur losses if borrowers default on their loans.  In addition, borrowers seeking to sell their homes may find that they cannot sell their properties for an amount equal to or greater than the unpaid principal balance of their loans.  Continued declines in both the volume of real estate sales and sales prices, coupled with high levels and increases in unemployment, may result in higher loan delinquencies or problem assets, a decline in demand for our products and services or a decrease in our deposits.  These potential negative events may cause us to incur losses, which would adversely affect our capital and liquidity and could damage our financial condition and business operations.  These declines may have a greater impact on our earnings and capital than on the earnings and capital of financial institutions that have more diversified loan portfolios.

We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.

Adjustable rate loans made up 23.7% of our loan portfolio at June 30, 2010.  Borrowers with adjustable rate loans are exposed to increased monthly payments when the related interest rate adjusts upward under the terms of the loan to the rate computed in accordance with the applicable index and margin.  Any rise in prevailing market interest rates may result in increased payments for borrowers who have adjustable-rate loans, increasing the possibility of default.  Borrowers seeking to avoid these increased monthly payments by refinancing their loans may no longer be able to find available replacement loans at comparably lower interest rates.  In addition, declining housing prices may prevent refinancing or a sale of the home, because borrowers have insufficient equity in their homes.  These events, alone or in combination, may contribute to higher delinquency rates and negatively impact our earnings.

If our non-performing assets increase, our earnings will suffer.

At June 30, 2010, our non-performing assets (which consist of non-accrual loans, loans 90 days or more delinquent, troubled debt restructurings and foreclosed real estate assets) totaled $10.5 million, which was a decrease of $2.5 million or 19.0% over non-performing assets at June 30, 2009.  Our non-performing assets adversely affect our net income in various ways.  We do not record interest income on non-accrual loans or real estate owned.  We must reserve for estimated credit losses, which are established through a current period charge to the provision for loan losses, and from time to time, if appropriate, we must write down the value of properties in our other real estate owned portfolio to reflect changing market values.  Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs including taxes, insurance and maintenance related to our other real estate owned.  Further, the resolution of non-performing assets requires the active involvement of management, potentially distracting them from the overall supervision of our operations and other income-producing activities.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions.  Management recognizes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover actual losses, resulting in additions to our allowance.  Additions to our allowance decrease our net income.  Our allowance for loan losses was 1.55% of gross loans and 80.21% of non-performing loans at June 30, 2010, compared to 1.94% of gross loans and 47.47% of non-performing loans at June 30, 2009.  Our allowance for loan losses, excluding purchased loans, was 1.98% of gross loans and 80.90% of non-performing loans at June 30, 2010.

Our emphasis on originating commercial and one- to four- family real estate and commercial business loans is one of the more significant factors in evaluating the allowance for loan losses.  As we continue to increase our originations of these loans, increased provisions for loan losses may be necessary, resulting in decreased earnings.

Our regulators and external auditor periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their review.  These increases in our allowance for loan losses or loan charge-offs may have a material adverse effect on our financial condition and results of operations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.

HeritageBank of the South is subject to extensive regulation, supervision and examination by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed.  Because our business is highly regulated, the laws and applicable regulations are subject to frequent change.  Any change in these regulations and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations.  In addition, Heritage MHC, HFG and Heritage Financial Group are subject to regulation, supervision and examination by the Georgia Department of Banking and Finance and the Office of Thrift Supervision.

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts.  The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act provides for the creation of a consumer protection division at the Board of Governors of the Federal Reserve System that will have broad authority to issue regulations governing the services and products we provide consumers.  This additional regulation could increase our compliance costs and otherwise adversely impact our operations.  That legislation also contains provisions that, over time, could result in higher regulatory capital requirements and loan loss provisions for Heritage Financial Group and HeritageBank of the South and may increase interest expense due to the ability in July 2011 to pay interest on all demand deposits.  In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.  Recent regulatory changes impose limits on our ability to charge overdraft fees, which may decrease our non-interest income as compared to more recent prior periods.  The potential exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.  See “How We Are Regulated.”

In this recent economic downturn, federal and state banking regulators have been active in responding to concerns and trends identified in examinations and have issued many formal enforcement orders requiring capital ratios in excess of regulatory requirements.  Bank regulatory agencies, such as the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation, govern the activities in which HeritageBank of the South may engage, primarily for the protection of depositors and not for the protection or benefit of potential investors.  In addition, new laws and regulations may increase our costs of regulatory compliance and of doing business and otherwise affect our operations.  New laws and regulations may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge and our ongoing operations, costs and profitability.  For example, recent legislative proposals require changes to our overdraft protection programs that decrease the amount of fees we receive for these services.  For the six months ended June 30, 2010, overdraft protection and nonsufficient fund fees totaled $1.5 million.  Further, legislative proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.

Recent legislation has impaired a $1.0 million intangible asset, which will affect our net income adversely.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act eliminates certain barriers to interstate branching that required us to pay $1.0 million to acquire our first Florida branch office.  This $1.0 million has been carried on our books as an indefinite-lived intangible asset.  Because of the elimination of the branching barrier, we will be taking a one-time, non cash, pre-tax charge of $1.0 million in the third quarter of 2010 to eliminate this intangible asset.  On an after-tax basis, this is expected to reduce 2010 net income by approximately $600,000.

Changes in interest rates could adversely affect our results of operations and financial condition.

Our results of operations and financial condition are affected significantly by changes in interest rates.  Our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.  Because interest-bearing liabilities generally reprice or mature more quickly than interest-earning assets, an increase in interest rates generally would tend to result in a decrease in net interest income.

Changes in interest rates also may affect the average life of loans and mortgage-related securities.  Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs.  Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.  Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable-rate loans.  Also, increases in interest rates may extend the life of fixed-rate assets, which would limit the funds we have available to reinvest in higher-yielding alternatives, and may result in customers withdrawing certificates of deposit early so long as the early withdrawal penalty is less than the interest they could receive as a result of the higher interest rates.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio.  Generally, the value of securities moves inversely with changes in interest rates.  At June 30, 2010, the fair value of our portfolio of available-for-sale securities totaled $156.4 million.  Gross unrealized gains on these securities totaled $1.6 million, while gross unrealized losses on these securities totaled $1.7 million, resulting in a net unrealized loss of $103,000 at June 30, 2010.

At June 30, 2010, HFG’s internal simulation model indicated that our net portfolio value would decrease by 6.5% if there was an instantaneous parallel 200 basis point increase in market interest rates.  See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management.”

Our strategies to modify our interest rate risk profile may be difficult to implement.

Our asset/liability management strategies are designed to decrease our interest rate risk sensitivity.  One such strategy is increasing the amount of adjustable rate and/or short-term assets.  HFG offers adjustable rate loan products as a means to achieve this strategy.  The availability of lower rates on fixed-rate loans would generally create a decrease in borrower demand for adjustable rate assets.  Additionally, these adjustable-rate assets may prepay.  At June 30, 2010, 23.7% of our loan portfolio consisted of adjustable-rate loans, compared to 34.1% at June 30, 2009.

We also are managing our liabilities to moderate our interest rate risk sensitivity.  Customer demand is primarily for short-term certificates of deposit.  Using short-term liabilities to fund long-term, fixed-rate assets will increase the interest rate sensitivity of any financial institution.  We are utilizing Federal Home Loan Bank advances and repurchase agreements to mitigate the impact of customer demand by lengthening the maturities of these advances or entering into longer term repurchase agreements, depending on liquidity or investment opportunities.

Federal Home Loan Bank advances and repurchase agreements are entered into as liquidity is needed or to fund assets that provide for a spread considered sufficient by management.  If we are unable to originate adjustable rate assets at favorable rates or fund loan originations or securities purchases with long-term advances or structured borrowings, we may have difficulty executing this asset/liability management strategy and/or it may result in a reduction in profitability.

A tightening of credit markets and liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  A tightening of the credit markets and the inability to obtain adequate funding to replace deposits and fund continued loan growth may affect asset growth, our earnings capability and capital levels negatively. We rely on a number of different sources in order to meet our potential liquidity demands.  Our primary sources of liquidity are increases in deposit accounts, including brokered deposits, as well as cash flows from loan payments and our securities portfolio.  Borrowings, especially from the Federal Home Loan Bank and repurchase agreements, also provide us with a source of funds to meet liquidity demands.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include adverse regulatory action against us or a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated.  Our ability to borrow also could be impaired by factors that are not specific to us, such as a disruption in the financial markets, negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations or continued deterioration in credit markets.

Our securities portfolio may be negatively impacted by fluctuations in market value and interest rates, which may have an adverse effect on our financial condition.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings.  Fluctuations in market value may be caused by decreases in interest rates, lower market prices for securities and limited investor demand.  Our securities portfolio is evaluated for other-than-temporary impairment on at least a quarterly basis.  If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur.  Changes in interest rates can have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates.  We increase or decrease our shareholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes.  At June 30, 2010, the change in net unrealized losses on securities available for sale from the level at June 30, 2009 was a decrease of $2.3 million.

Higher Federal Deposit Insurance Corporation insurance premiums and special assessments will adversely affect our earnings.

In 2009, the Federal Deposit Insurance Corporation levied a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  We recorded an expense of $203,000 during the quarter ended June 30, 2009, to reflect the special assessment.  In addition, the Federal Deposit Insurance Corporation generally increased the base assessment rates effective April 1, 2009 and, therefore, our Federal Deposit Insurance Corporation insurance premium expense have increased compared to prior periods.

The Federal Deposit Insurance Corporation also required all insured institutions to prepay at the end of 2009 their estimated deposit insurance assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.  The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009, had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 was calculated as the modified third-quarter assessment rate plus an additional three basis points.  In addition, every institution’s base assessment rate for each period was calculated using its third-quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.  We recorded the pre-payment as a prepaid expense, which will be amortized to expense over three years.  Our prepayment amount was $2.0 million, including adjustments made in connection with recent branch acquisitions.  Future increases in our assessment rate or special assessments would decrease our earnings.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense.  We compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, securities brokers and investment banking firms operating locally and elsewhere.  Because of the many recent bank failures in Georgia and Florida, a number of new competitors that have acquired failed banks have entered our primary market areas.  Many of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Our profitability depends upon our continued ability to successfully compete in our market area.  The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems.  Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers.  Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations.  Computer break-ins, phishing and other disruptions could jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and cause existing and potential customers to refrain from doing business with us.  Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful.  In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data.  A failure of such security measures could have a material adverse effect on our reputation, financial condition and results of operations.

Risks Related to the Offering

The future price of the shares of Heritage Financial Group common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price.  In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies and in second-step conversions have traded below the initial offering price.  Of the nine second-step conversions that closed between January 1, 2009 and August 30, 2010, the shares issued in six of those transactions were trading on August 30, 2010, below the price on their initial trading date.  See “The Conversion and Offering – After-Market Performance of Second-Step Conversion Offerings” on page 121 regarding the after-market performance of the financial institutions that completed these nine second-step conversions.

The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal.  The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Heritage Financial Group and the outlook for the financial services industry in general.  Price fluctuations may be unrelated to the operating performance of particular companies.

You may not revoke your decision to purchase Heritage Financial Group common stock in the subscription or community offering after you send us your subscription.

Funds submitted or automatic withdrawals authorized in the connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date.  Completion of the conversion and offering may be delayed for a number of reasons.  Orders submitted in the subscription offering are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated, the offering period is extended beyond December 31, 2010, or the number of shares to be sold in the offering is increased to more than 9,522,000 shares or decreased to less than 6,120,000 shares.

We have broad discretion to deploy our net proceeds and our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.

Heritage Financial Group intends to contribute between $28.8 million and $39.2 million of the net proceeds of the offering (or $45.2 million at the adjusted maximum of the offering range) to HeritageBank of the South.  Heritage Financial Group may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.  Heritage Financial Group expects to use a portion of its net proceeds to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan.  HeritageBank of the South may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes.  With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes.  We will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications.  We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds.

Our return on equity initially will be low compared to our historical performance.  A lower return on equity may impact the trading price of our common stock negatively.

Net income divided by average shareholders’ equity, known as “return on average equity,” is a ratio many investors use to compare the performance of a financial institution to its peers.  Our return on average equity ratio annualized for the six months ended June 30, 2010 was 3.0% compared to a median return on equity of 2.9% based on trailing twelve-month earnings for all publicly traded, full stock savings institutions as of June 30, 2010.  Although we expect that our net income will increase following the offering, our return on average equity may decrease as a result of the additional capital raised in the offering.  For example, our pro forma return on equity for the six months ended June 30, 2010 is 1.2%, assuming the sale of shares at the maximum of the offering range.  Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is comparable to our historical performance.  This goal may take a number of years to achieve, and we cannot assure you that we will be able to achieve it.  Consequently, you should not expect a return on equity similar to our current return on equity in the near future.  Failure to achieve a competitive return on equity may make an investment in our common stock unattractive to some investors and may cause our common stock to trade at lower prices than comparable companies with higher returns on equity.  See “Pro Forma Data” for an illustration of the financial impact of the offering.

The ownership interest of management and employees could enable insiders to prevent a merger that may provide stockholders a premium for their shares.

The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in exchange for their existing shares of HFG common stock, are expected to result in management and the directors controlling approximately 3.94% of our outstanding shares of common stock and options for an additional 270,807 shares at the midpoint of the offering range.  In addition, our employee stock ownership plan is expected to own 8.0% of the outstanding shares of Heritage Financial Group common stock after the offering and additional stock options and shares of common stock may be granted to our directors and employees if a stock-based incentive plan is adopted in the future.  This may result in management, directors and employees controlling a significant percentage of shares of Heritage Financial Group common stock.  If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote.  This voting power may discourage a potential sale of Heritage Financial Group that its public stockholders may desire.

The level of dividends paid by Heritage Financial Group to its public stockholders may be lower than levels previously paid by HFG to its public shareholders.

Because Heritage MHC was able to waive the receipt of cash dividends declared by HFG, HFG had additional funds available for dividends to public shareholders.  After the conversion, there will be no dividend waiver, and Heritage Financial Group will have to pay all declared common stock dividends to all stockholders.  This may result in lower quarterly dividends per share than has been paid in prior periods.  See “Our Policy Regarding Dividends.”

The implementation of the stock-based incentive plan may dilute your ownership interest.

We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of stockholder approval.  This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Heritage Financial Group.  While our intention is to fund this plan through open market purchases, shareholders would experience a 6.18% reduction in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock under the plan in an amount equal to up to 10.0% and 4.0%, respectively, of the shares outstanding at the closing of the offering, less amounts already reserved under our existing stock-based incentive plan, assuming we adopt the plan within one year following the conversion.  In the event we adopt the plan more than one year following the conversion, the plan will not be subject to these regulatory limits, and potential dilution could be greater.

The implementation of the stock-based benefit plan will be subject to stockholder approval.  Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

Additional expenses from the compensation and benefit expenses associated with the implementation of any new stock-based incentive benefit plan will affect our profitability adversely.

We intend to adopt a new stock-based incentive plan after the offering, subject to stockholder approval, pursuant to which plan participants would be awarded, at no cost to them, restricted shares of our common stock and options to purchase shares of our common stock.  If the stock-based incentive plan is implemented within one year of the completion of the conversion, the number of shares of common stock reserved for issuance for awards of restricted stock or grants of options under this stock-based incentive plan may not exceed 4.0% and 10.0%, respectively, of the shares outstanding at the closing of the offering less the amount originally reserved under the existing equity incentive plan as adjusted for the share exchange.  The amount of restricted stock awards and stock options available under this new plan may exceed these amounts if the new plan is implemented more than one year after the completion of the conversion, in which case, our costs for the dilution to our public stockholders would increase further.  Subject to stockholder approval, the timing for the implementation of the new plan will be at the discretion of Heritage Financial Group’s Board of Directors.

Following the conversion, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses related to the shares granted to employees, executives and directors under our stock-based incentive plan.  We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material.  In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid), and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense in the first year following the offering has been estimated to be approximately $780,000 ($515,000 after tax), at the adjusted maximum of the offering range, assuming that the $10.00 per share price is fair market value and all options are granted under the plan, as set forth in the pro forma financial information under “Pro Forma Data.”  Actual expenses, however, may be higher or lower, depending on the price of our common stock and the timing of our adoption of the plan.  The amount of stock awards and stock options available for grant under the stock-based incentive plans may exceed these amounts, provided the stock-based incentive plans are implemented more than one year following the stock offering.  The determination as to the timing of the implementation of such a plan will be at the discretion of Heritage Financial Group’s Board of Directors.  For further discussion of our proposed stock-based plans, see “Executive Compensation – Benefits to be Considered Following Completion of the Conversion.”

Various factors may make takeover attempts more difficult to achieve.

Our Board of Directors has no current intention to sell control of Heritage Financial Group.  Provisions of our articles of incorporation and bylaws, federal regulations, Georgia and Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Heritage Financial Group without the consent of our Board of Directors.  You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then-prevailing market price of our common stock.  See “Restrictions on Acquisition of Heritage Financial Group” for a description of the factors that may discourage takeover attempts or make them more difficult.

There may be a decrease in shareholders’ rights for existing shareholders of HFG.

As a result of the conversion, existing shareholders of HFG will become stockholders of Heritage Financial Group.  Some rights of stockholders of Heritage Financial Group will be reduced compared to the rights shareholders currently have in HFG.  The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law.  Many of the differences in stockholder rights under the articles of incorporation and bylaws of Heritage Financial Group are not mandated by Maryland law but have been chosen by management as being in the best interests of Heritage Financial Group and its stockholders.  The articles of incorporation and bylaws of Heritage Financial Group include the following provisions: (i) approval by at least a majority of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or to nominate directors; and (iii) approval by at least 80% of outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation.  See “Comparison of Rights For Existing HFG Shareholders and for Stockholders of Heritage Financial Group” for a discussion of these differences.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF HFG AND ITS SUBSIDIARY

The summary financial information presented below is derived in part from the consolidated financial statements of HFG and its subsidiary.  The information at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements of HFG that appear in this prospectus.  The information at December 31, 2006 and 2005, and for the years ended December 31, 2007, 2006 and 2005, is derived in part from audited consolidated financial statements that do not appear in this prospectus.  The information at June 30, 2010 and for the six months ended June 30, 2010 and 2009 is not audited and does not necessarily reflect results for all of 2010.  However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of the operations for the unaudited periods have been made.  The following information is only a summary, and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto contained elsewhere in this prospectus.

		December 31,
	June 30, 2010	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$661,876	$571,948	$502,058	$468,672	$413,330	$363,797
Loans, net	382,710	328,078	297,537	300,257	272,700	250,493
Securities available for sale, at fair value:
U.S. government and agency securities	38,542	30,462	21,165	14,996	29,439	14,044
Corporate and other debt securities	1,748	1,910	1,789	3,854	4,106	3,786
Mortgage-backed securities	95,640	58,410	65,408	55,598	28,044	31,098
State and municipal	20,118	29,122	27,511	31,878	16,316	6,869
Equity and other investments	311	621	268	1,540	6,667	9,069
Federal Home Loan Bank stock, at cost	3,253	3,253	3,186	2,970	2,499	2,927
Other equity securities, at cost	1,010	1,010	1,010	-	-	-
Deposits	515,711	426,607	338,546	330,629	299,189	238,640
Federal Home Loan Bank advances	42,500	42,500	52,500	50,000	40,000	50,000
Federal funds purchased and securities sold under repurchase agreements	33,954	32,843	41,497	15,288	5,531	237
Stockholders’ equity	62,359	60,817	62,213	65,592	62,808	68,983

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)

Selected Operations Data:

Total interest income	$13,303	$11,880	$23,401	$27,195	$27,997	$22,609	$19,243
Total interest expense	4,197	4,900	8,794	12,494	13,462	8,377	5,935
Net interest income	9,106	6,980	14,607	14,701	14,535	14,232	13,308
Provision for loan losses	1,150	1,300	7,500	3,350	1,178	695	1,014
Net interest income after provision for loan losses	7,956	5,680	7,107	11,351	13,357	13,537	12,294
Fees and service charges	3,262	2,987	4,953	5,245	5,129	4,121	3,836
Impairment loss on securities	-	-	-	(3,119)	-	-	-
Gain (loss) on sales of investment securities	160	366	909	235	(355)	(59)	(5)
Other noninterest income	344	331	1,925	2,227	1,916	1,548	1,504
Total noninterest income	3,766	3,684	7,787	4,588	6,690	5,610	5,335
Total noninterest expense	10,730	8,856	18,271	17,429	17,976	16,060	13,584
Income before tax (benefit)	992	508	(3,377)	(1,490)	2,071	3,086	4,045
Income tax provision (benefit)	66	(41)	(1,724)	(1,228)	(850)	732	1,095
Net income (loss)	$926	$549	$(1,653)	$(262)	$2,921	$2,354	$2,950

	Six Months Ended June 30		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets(1)	0.31%	0.22%	(0.34%)	(0.05%)	0.66%	0.63%	0.83%
Return on average equity(1)	3.00%	1.74%	(2.62%)	(0.41%)	4.55%	3.44%	5.18%
Dividend payout ratio	52.48%	74.26%	NM	NM	26.12%	28.64%	16.13%
Net interest spread	3.50%	3.09%	3.31%	3.16%	3.22%	3.50%	3.86%
Net interest margin	3.61%	3.29%	3.49%	3.45%	3.70%	4.19%	4.15%
Operating expense to average total assets(1)	3.61%	3.55%	3.72%	3.55%	4.05%	4.29%	3.81%
Average interest-earning assets to average interest-bearing liabilities	107.15%	108.68%	108.97%	110.34%	114.66%	116.64%	115.95%
Efficiency ratio	83.36%	83.05%	81.59%	90.36%	84.69%	80.94%	72.86%
Total loans to total deposits	75.38%	96.95%	78.32%	89.35%	92.15%	92.51%	106.48%

Asset Quality Ratios:
Nonperforming assets to total assets at end of period(2)	1.59%	2.76%	1.81%	1.87%	0.76%	0.14%	0.25%
Nonperforming assets to total assets at end of period, excluding purchased loans	1.55%	2.76%	1.47%	1.87%	0.76%	0.14%	0.25%
Nonperforming assets and troubled debt restructurings to total assets at end of period(2)	1.59%	3.13%	2.35%	1.87%	0.76%	0.14%	0.25%
Nonperforming assets and troubled debt restructurings to total assets at end of period, excluding purchased loans	1.55%	3.13%	2.03%	1.87%	0.76%	0.14%	0.25%
Nonperforming loans to total loans(2)	1.93%	4.09%	2.53%	2.41%	1.05%	0.09%	0.33%
Nonperforming loans to total loans, excluding purchased loans	2.45%	4.09%	2.42%	2.41%	1.05%	0.09%	0.33%
Nonperforming loans and troubled debt restructurings to total loans(2)	1.93%	4.67%	3.48%	2.41%	1.05%	0.09%	0.33%
Nonperforming loans and troubled debt restructurings to total loans, excluding purchased loans	2.45%	4.67%	3.49%	2.41%	1.05%	0.09%	0.33%
Allowance for loan losses to non-performing loans(2)	80.21%	47.47%	71.61%	67.99%	137.49%	1,582.00%	473.18%
Allowance for loan losses to non-performing loans, excluding purchased loans	80.90%	47.47%	83.74%	67.99%	137.49%	1,582.00%	473.18%
Allowance for loan losses to total loans	1.55%	1.94%	1.81%	1.64%	1.45%	1.47%	1.44%
Allowance for loan losses to total loans, excluding purchased loans	1.98%	1.94%	2.07%	1.64%	1.45%	1.47%	1.44%
Net charge offs to average loans outstanding(1)	0.68%	0.34%	2.13%	1.58%	0.29%	0.09%	0.15%
Net charge offs to average loans outstanding, excluding purchased loans(1)	0.79%	0.34%	7.70%	1.58%	0.29%	0.09%	0.15%

Capital Ratios:
Tangible equity to total assets at end of period	9.03%	12.98%	10.36%	12.19%	13.78%	14.95%	18.96%
Equity to total assets at end of period	9.42%	13.19%	10.63%	12.39%	14.00%	15.22%	18.96%
Average equity to average assets	10.39%	12.65%	12.84%	13.05%	14.47%	18.29%	15.98%

1.	Ratios for the six months ended June 30 are annualized.
2.	Purchased loans are recorded in our assets at a discount from the contractual principal value. See Note 2 of the Notes to Consolidated Financial Statements. These purchased loans are included in nonperforming loans in the amount of their contractual principal balances when they reach 90 days past due or greater. As of June 30, 2010 and December 31, 2009, respectively, $64,000 and $1.2 million in purchased loans were included in nonperforming loans. HFG had no purchased loans for the other periods presented.

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Common Share Data and Other Ratios:
Gross shares outstanding at year-end	11,454,344	11,452,344	11,454,344	11,452,344	11,443,723	11,449,155	11,241,250
Less treasury stock	1,056,387	1,042,254	1,055,084	993,498	615,934	555,138	-
Net shares outstanding at year-end	10,397,957	10,410,090	10,399,260	10,458,846	10,827,789	10,894,017	11,241,250
Shares owned by Heritage, MHC	7,868,875	7,868,875	7,868,875	7,868,875	7,868,875	7,868,875	7,868,875
Public shares outstanding	2,529,082	2,541,215	2,530,385	2,589,971	2,958,914	3,025,142	3,372,375
Unearned ESOP shares	220,350	264,420	242,385	286,455	330,525	374,595	418,665

MHC Ownership	76%	76%	76%	75%	73%	72%	70%
Public Ownership	24%	24%	24%	25%	27%	28%	30%

Book value per share	$5.44	$5.43	$5.99	$6.12	$6.25	$5.97	$6.27
Tangible book value per share	$5.22	$5.34	$5.83	$6.02	$6.15	$5.88	$6.27
Basic income (loss) per share	$0.09	$0.05	$(0.16)	$(0.03)	$0.28	$0.22	$0.31
Diluted income (loss) per share	$0.09	$0.05	$(0.16)	$(0.03)	$0.28	$0.22	$0.31

Cash dividends paid on public shares outstanding	$486,095	$408,006	$720,775	$786,914	$762,971	$673,936	$168,619
Cash dividends paid to Heritage MHC	30,600	-	-	-	42,900
Cash dividends waived by Heritage MHC	1,385,798	1,259,020	2,518,040	2,203,285	1,845,630	1,573,775	393,444
Pro forma cash dividends that would have been paid without waiver	$1,902,493	$1,667,026	$3,238,765	$2,990,199	$2,651,501	$2,247,711	$562,063
Cash dividends per share (excluding shares held by Heritage MHC)	$0.18	$0.16	$0.32	$0.28	$0.24	$0.20	$0.05
Pro forma cash dividends per share (on all outstanding shares with no waiver by Heritage MHC)	$0.05	$0.04	$0.07	$0.07	$0.07	$0.06	$0.02

Other Data:
Number of full-service offices	15 (3)	8	10	8	7	7	6

3.	As of the date of this prospectus, we had 16 full-service offices.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future.  These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●	general economic conditions, either nationally or in our market areas, that are worse or better than expected; competition among depository and other financial institutions;

●	competition among depository and other financial institutions;

●	changes in the prices, values and sales volume of residential and commercial real estate in Georgia and Florida;

●	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	adverse changes in the securities markets;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	our ability to successfully integrate acquired entities;

●	changes in consumer spending, borrowing and savings habits;

●	changes in our organization, compensation and benefit plans;

●	our ability to continue to increase and manage our commercial and residential real estate, multi-family, and commercial business loans;

●	possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises;

●	the level of future deposit premium assessments;

●	the impact of the current recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities;

●	the impact of the current governmental effort to restructure the U.S. financial and regulatory system;

●	the failure of assumptions underlying the establishment of allowance for possible loan losses and other estimates;

●	changes in the financial performance and/or condition of our borrowers and their ability to repay their loans when due; and

●
the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $57.6 million and $78.5 million, or $90.4 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	6,120,000 Shares		7,200,000 Shares		8,280,000 Shares		9,522,000 Shares(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$61,120		$72,000		$82,800		$95,220
Less offering expenses	3,554		3,948		4,343		4,796
Net offering proceeds	$57,646	100.0%	$68,052	100.0%	$78,457	100.0%	$90,424	100.0%

Distribution of net proceeds:
To HeritageBank of the South	$28,823	50.0%	$34,026	50.0%	$39,229	50.0%	$45,212	50.0%
To fund the loan to employee stock ownership plan	3,042	5.3	3,579	5.3	4,116	5.3	4,733	5.2
Retained by Heritage Financial Group	$25,781	44.7%	$30,447	44.7%	$35,112	44.7%	$40,479	44.8%

(1)
As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market or general financial conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of HeritageBank of the South’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated offering rather than in the subscription and community offerings.

Heritage Financial Group May Use the Proceeds it Retains From the Offering:

●	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

●	to pay cash dividends to shareholders;

●	to repurchase shares of our common stock for, among other things, the funding of a new stock-based incentive plan;

●	to invest in securities; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency mortgage-backed securities, as well as investment-grade debt obligations.  Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain stockholder-approved, stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

HeritageBank of the South May Use the Net Proceeds it Receives From the Offering:

●
to finance the acquisition of branches from other financial institutions primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

●	to build or lease new branch facilities primarily in, or adjacent to, the States of Georgia and Florida, including our currents plans to add two branch facilities by 2011;

●	to support internal growth through lending in the communities we currently serve;

●	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

●	to invest in securities; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.  The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions.  Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Our return on equity may be relatively low until we are able to effectively reinvest the additional capital raised in the offering, which may negatively affect the value of our common stock.  See “Risk Factors - Our return on equity initially will be low compared to our historical performance.  A lower return on equity may impact the trading price of our common stock negatively.”

OUR POLICY REGARDING DIVIDENDS

In 2010 to date, HFG has declared four and paid three quarterly cash dividends of $0.09 per share to shareholders other than Heritage MHC, which equals $0.36 per share on an annualized basis.  After the conversion, Heritage Financial Group intends to continue to pay cash dividends on a quarterly basis at a reduced amount per share, the exact amount of which will be determined following completion of the conversion, taking into account the total shares outstanding as a result of the number of shares issued in the offering and the exchange ratio for shares received by existing public shareholders.  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

Heritage Financial Group’s ability to pay dividends will depend on net proceeds of the offering retained by us and earnings thereon, as well as dividends from HeritageBank of the South.  Under the rules of the Office of Thrift Supervision, Heritage Financial Group will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established in connection with the conversion.  Similarly, HeritageBank of the South will not be permitted to pay dividends to Heritage Financial Group, its sole stockholder, if HeritageBank of the South’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion.    See “The Conversion and Offering - Liquidation Rights.”  In addition, HeritageBank of the South will not be permitted to make a capital distribution if, after making such distribution, capital would be below regulatory capital guidelines or if it does not receive Office of Thrift Supervision authorization to pay the dividend.  Georgia law and regulations imposes limits on dividend payments by HeritageBank of the South and certain levels of dividends require the prior approval of the Georgia Department of Banking and Finance.

Maryland law generally limits dividends by Heritage Financial Group to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.  The Office of Thrift Supervision has directed HFG to obtain the agency’s approval before declaring or paying any cash dividend by submitting 30-days notice.  We expect this requirement will apply to Heritage Financial Group until it is rescinded by the Office of Thrift Supervision.  Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.  See “Selected Consolidated Financial and Other Data of HFG and Its Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

MARKET FOR THE COMMON STOCK

HFG’s common stock is traded on the Nasdaq Global Market under the symbol “HBOS.”  Shares of common stock of HFG and the shares of common stock of Heritage Financial Group being offered through this prospectus represent and reflect different economic interests and different financial results.  Therefore, the market price of Heritage Financial Group shares after the closing of the offering may be different from and will have no relationship to the historical market price of HFG shares.

As of June 30, 2010, HFG estimates that it had approximately 1,500 shareholders, including approximately 700 beneficial owners holding shares in nominee or “street” name.  The following table sets forth the high and low common stock prices for the periods noted based on the daily closing price for the time period indicated as quoted on the Nasdaq Global Market and dividends paid.  In addition, on October 5, 2010, HFG declared another cash dividend of $0.09 per share to be paid on October 29, 2010, to shareholders of record as of October 15, 2010, excluding Heritage MHC.

	High	Low	Dividends Paid Per Share to Shareholders Other Than Heritage MHC
2010
Third quarter (07/01/2010 through 09/30/2010)	$11.79	$7.98	$0.09
Second quarter (04/01/2010-06/30/2010)	13.00	10.82	0.09
First quarter (01/01/2010-03/31/2010)	12.19	7.76	0.09

2009
Fourth quarter (10/1/2009 – 12/31/2009)	$8.84	$6.63	$0.08
Third quarter (07/01/2009 – 09/30/2009)	10.79	7.77	0.08
Second quarter (04/01/2009 – 06/30/2009)	10.03	6.25	0.08
First quarter (01/01/2009 – 03/31/2009)	9.00	5.08	0.08

2008
Fourth quarter (10/01/2008 – 12/31/2008)	$11.00	$8.25	$0.07
Third quarter (07/01/2008 – 09/30/2008)	12.00	8.15	0.07
Second quarter (04/01/2008 – 06/30/2008)	12.50	11.00	0.07
First quarter (01/01/2008 – 03/31/2008)	12.99	10.86	0.07

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2010, HeritageBank of the South exceeded all of the applicable regulatory capital requirements.  The table below sets forth the historical equity capital and regulatory capital of HeritageBank of the South at June 30, 2010, and the pro forma regulatory capital of HeritageBank of the South, after giving effect to the sale of Heritage Financial Group’s shares of common stock at a $10.00 per share purchase price.  Accordingly, the table assumes the receipt by HeritageBank of the South of 50% of the net proceeds.  See “How We Intend to Use the Proceeds from the Offering.”

	HeritageBank of the South Historical at		Pro Forma at June 30, 2010 Based Upon the Sale at $10.00 Per Share
	June 30, 2010		6,120,000 Shares		7,200,000 Shares		8,280,000 Shares		9,522,000 Shares(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Equity capital	$56,377	8.56%	$80,667	11.81%	$85,064	12.37%	$89,462	12.93%	$94,519	13.56%

Core (leverage) capital	$51,800	8.53%	$76,090	12.05%	$80,487	12.66%	$84,885	13.26%	$89,942	13.94%
Core (leverage) requirement(3)	24,288	4.00	25,260	4.00	25,436	4.00	25,612	4.00	25,814	4.00
Excess	$27,512	4.53%	$50,830	8.05%	$55,051	8.66%	$59,273	9.26%	$64,128	9.94%
Tier I risk-based capital(4)	$51,800	12.38%	$76,090	17.98%	$80,487	18.98%	$84,885	19.98%	$89,942	21.12%
Tier I requirement	16,730	4.00	16,924	4.00	16,690	4.00	16,995	4.00	17,035	4.00
Excess	$35,070	8.38%	$59,166	13.98%	$63,527	14.98%	$67,890	15.98%	$72,907	17.12%
Total risk-based capital(3)	$57,049	13.64%	$81,339	19.22%	$85,736	20.22%	$90,134	21.21%	$95,191	22.35%
Risk-based requirement	33,460	8.00	33,849	8.00	33,919	8.00	33,990	8.00	34,070	8.00
Excess	$23,589	5.64%	$47,490	11.22%	$51,817	12.22%	$56,144	13.21%	$61,121	14.35%
Reconciliation of capital infused into HeritageBank of the South:
Net proceeds			$28,823		$34,026		$39,229		$45,212
Add Heritage MHC capital contribution			30		30		30		30
Less:
Common stock acquired by employee stock ownership plan			(3,042)		(3,579)		(4,116)		(4,733)
Common stock acquired by stock-based incentive plan			(1,521)		(1,790)		(2,058)		(2,367)
Pro forma increase in GAAP and regulatory capital(4)			$24,290		$28,687		$33,085		$38,142

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)
Tangible and core capital levels are shown as a percentage of total adjusted assets, which were $607.2 million at June 30, 2010.  Risk-based capital levels are shown as a percentage of risk-weighted assets, which were $418.3 million at June 30. 2010.

(3)
Pro forma capital levels assume that we fund a new stock-based incentive plan that will purchase enough shares in the open market so that the new plan and our existing stock incentive plan combined have a number of shares equal to 4% of our outstanding shares of common stock at the closing of the offering available for stock awards at a price equal to the price for which the shares of common stock are sold in the stock offering.  The pro forma capital levels also assume that our employee stock ownership plan will purchase additional shares with funds we lend so that it owns 8.0% of our outstanding shares at the closing of the offering, taking into account the shares it already owns.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans.  See “Executive Compensation” for a discussion of the stock-based benefit plan and employee stock ownership plan.  We may award shares of common stock under one or more stock-based incentive plans in excess of this amount if the stock-based incentive plans are adopted more than one year following the stock offering.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

The Georgia Department of Banking and Finance has issued capital guidelines for holding companies of Georgia banks and savings banks. These guidelines are similar to the leverage requirements imposed on bank holding companies by the Board of Governors of Federal Reserve System and the leverage requirement imposed on HeritageBank of the South.  See “How We Are Regulated - Regulatory Capital Requirements.”

The table below sets forth the regulatory capital of HFG under those Georgia guidelines at June 30, 2010 and the pro forma regulatory capital for Heritage Financial Group under those guidelines after giving effect to the offering based upon the sale of the number of shares shown in the table. The pro forma results reflect the assumptions in the table for HeritageBank of the South on the prior page and the retention of 50% of net proceeds, after expenses, by Heritage Financial Group.

	HFG Historical at		Heritage Financial Group Pro Forma at June 30, 2010 Based Upon the Sale at $10.00 Per Share
	June 30, 2010		6,120,000 Shares		7,200,000 Shares		8,280,000 Shares		9,522,000 Shares(1)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Equity capital	$62,359	9.42%	$115,472	16.15%	$125,072	17.26%	$134,672	18.34%	$145,713	19.55%

Tier 1 leverage capital	$57,902	9.44%	$111,015	16.65%	$120,615	17.84%	$130,215	18.99%	$141,256	20.27%
Tier 1 leverage requirement	24,549	4.00	26,663	4.00%	27,047	4.00	27,431	4.00	27,873	4.00
Excess	$33,353	5.44%	$84,352	12.65%	$93,568	13.84%	$102,784	14.99%	$113,383	16.27%

(1)  Based on adjusted quarterly average assets.

CAPITALIZATION

The following table presents the historical consolidated capitalization of HFG at June 30, 2010, and the pro forma consolidated capitalization of Heritage Financial Group after giving effect to the offering, based upon the assumptions set forth in the “Pro Forma Data.”

	HFG Historical at June 30, 2010	Heritage Financial Group $10.00 Per Share Pro Forma Based on the Sale of
		6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares(1)
	(Dollars in thousands)

Deposits(2)	$515,711	$515,711	$515,711	$515,711	$515,711
Borrowed funds	76,454	76,454	76,454	76,454	76,454
Total deposits and borrowed funds	$592,165	$592,165	$592,165	$592,165	$592,165
Stockholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized (post- conversion)(3)	$-	$-	$-	$-	$-
Common stock $0.01 par value, 45,000,000 shares authorized (post- conversion) shares to be issued as reflected(3)(4)	115	81	95	109	126
Capital surplus(3)	41,033	98,713	109,105	119,496	131,447
Retained earnings(5)	39,424	39,424	39,424	39,424	39,424
Accumulated other comprehensive loss	(1,914)	(1,914)	(1,914)	(1,914)	(1,914)
Plus:
Heritage MHC capital contribution	-	30	30	30	30
Less:
Treasury stock	(14,095)	(14,095)	(14,095)	(14,095)	(14,095)
Unearned employee stock ownership plan shares(6)	(2,204)	(5,426)	(5,783)	(6,320)	(6,936)
Common stock to be acquired by the stock-based incentive plan(7)	-	(1,521)	(1,790)	(2,058)	(2,367)
Total shareholders’ equity	$62,359	$115,472	$125,072	$134,672	$145,713

Shares outstanding:
Total shares outstanding	10,397,957	8,086,988	9,514,103	10,941,219	12,582,402
Exchange shares issued	-	1,966,988	2,314,103	2,661,219	3,060,402
Shares offered for sale	-	6,120,000	7,200,000	8,280,000	9,522,000

Total shareholders’ equity as a percentage of total assets	9.42%	16.15%	17.26%	18.34%	19.55%
Tangible equity ratio	9.06%	15.84%	16.96%	18.05%	19.27%

(1)
As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)
HFG currently has 1,000,000 authorized shares of preferred stock and 25,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, Heritage Financial Group common stock and additional paid-in capital have been revised to reflect the number of shares of Heritage Financial Group common stock to be outstanding, which is 8,086,988 shares, 9,514,103 shares, 10,941,219 shares and 12,582,402 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(4)
No effect has been given to the issuance of additional shares of Heritage Financial Group common stock pursuant to stock options to be granted under a stock-based incentive plan.  If this plan is implemented within one year of the completion of the offering, an amount up to 10% of the shares of Heritage Financial Group common stock outstanding upon completion the conversion will be reserved for issuance upon the exercise of options, less the amount available under the existing stock-based incentive plan.  We may exceed this limit if the plan is implemented more than one year following the completion of the offering.  No effect has been given to the exercise of options currently outstanding.  See “Executive Compensation - Benefits to be Considered Following Completion of the Conversion.”

Footnotes continued on next page

(5)	The retained earnings of HeritageBank of the South will be substantially restricted after the conversion. See “The Conversion and Offering - Liquidation Rights” and “How We Are Regulated.”
(6)
Assumes that our employee stock ownership plan will acquire with a loan from Heritage Financial Group an amount of shares in the offering so that it owns 8% of our outstanding shares at the closing of the conversion, taking into account shares that it already owns.  The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal and be repaid principally from HeritageBank of the South’s contributions to the employee stock ownership plan.  Since Heritage Financial Group will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Heritage Financial Group’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(7)
Assumes at the minimum, midpoint, maximum and adjusted maximum of the offering range that a number of shares of common stock equal to 4% of the shares of common stock outstanding at the closing of the conversion will be purchased by a new stock-based incentive plan in open market purchases, less the amount already reserved for stock awards under the existing stock-based incentive plan.  We may exceed this limit if the plan is implemented more than one year following the completion of the conversion.  The funds to be used by the new stock-based incentive plan to purchase the shares will be provided by Heritage Financial Group.  The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Heritage Financial Group accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations.  If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Heritage Financial Group, the number of outstanding shares at the minimum, midpoint, maximum and adjusted maximum of the offering range would be 8,619,445, 10,140,476, 11,661,587 and 13,410,771, respectively, total stockholders’ equity would be $119.3 million, $129.5 million, $139.8 million and $151.6 million, respectively, and total stockholders’ ownership in Heritage Financial Group would be diluted by approximately 6.18% at the maximum of the offering range.

PRO FORMA DATA

The following tables summarize historical data of HFG and pro forma data at and for the six months ended June 30, 2010 and for the year ended December 31, 2009.  This information is based on assumptions set forth below and in the tables and should not be used as a basis for projections of market value of the shares of common stock following the offering.  Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of HeritageBank of the South, to the recoverability of intangible assets or the tax effect of the recapture of any bad debt reserve.  See “The Conversion and Offering - Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

(i)
40% of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders and the employee stock ownership plan, with the remaining shares to be sold in the syndicated offering;

(ii)	57,000 shares of common stock will be purchased by our executive officers and directors and their associates;

(iii)
our employee stock ownership plan will purchase enough shares of common stock sold in the offering in order to own 8% of the outstanding shares of Heritage Financial Group common stock at the closing of the conversion, taking into account shares already owned by the plan, which will be funded with a loan from Heritage Financial Group that will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)
Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate gross proceeds received on all shares of common stock sold in the subscription and community offerings (excluding shares purchased by our qualified and non-qualified employee stock benefit plans and our officers, directors and employees, and their immediate families).  Keefe, Bruyette & Woods, Inc., together with all other broker-dealers participating in the syndicated offering, will receive an aggregate fee equal to 5.5% of all shares sold in the syndicated offering; and

(v)	total expenses of the offering, excluding the marketing fees to be paid to Keefe, Bruyette & Woods, Inc. and other broker-dealers, will be $1.3 million.

We calculated pro forma consolidated net income for the six months ended June 30, 2010 and the year ended December 31, 2009 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.00% (0.66% on an after-tax basis).  This interest rate was calculated assuming that net proceeds are placed into three-year, US treasury securities at market interest rates prevailing as of June 30, 2010.  We consider the resulting rate to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates.

The pro forma tables give effect to the implementation of a new stock-based incentive plan.  Subject to the receipt of stockholder approval, we have assumed that the stock-based incentive plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock outstanding at the closing of the offering, less the amount already reserved for stock awards under our existing stock-based incentive plan, at the $10.00 per share price in the stock offering.  We assumed that shares of common stock are granted under the plans in awards that vest over a five-year period.

As discussed under “How We Intend to Use the Proceeds from the Offering,” Heritage Financial Group intends to contribute 50% of the net proceeds from the stock offering to HeritageBank of the South.  Heritage Financial Group will retain the remainder of the net proceeds from the stock offering and will use a portion of those proceeds to make the loan to our employee stock ownership plan to purchase shares in the offering and will retain the rest for future use.

The pro forma table does not give effect to withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering our results of operations after the stock offering or changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP.  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Per share figures have been calculated based on shares of HFG common stock issued and outstanding.

At or For the Six Months Ended June 30, 2010 Based Upon the Sale at $10.00 Per Share of
6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$61,200	$72,000	$82,800	$95,220
Market value of shares issued in the exchange	19,670	23,141	26,612	30,604
Pro forma market capitalization	$80,870	$95,141	$109,412	$125,824

Gross proceeds of offering	$61,200	$72,000	$82,800	$95,220
Less: Expenses	(3,554)	(3,948)	(4,343)	(4,796)
Estimated net proceeds	57,646	68,052	78,457	90,424
Less: Common stock purchased by employee stock ownership plan	(3,042)	(3,579)	(4,116)	(4,733)
Less: Common stock purchased by the stock-based incentive plan	(1,521)	(1,790)	(2,058)	(2,367)
Plus: Heritage MHC capital contribution	30	30	30	30
Estimated net proceeds, as adjusted	$53,113	$62,713	$72,313	$83,354

For the Six Months Ended June 30, 2010
Consolidated net income:
Historical	$926	$926	$926	$926
Pro forma adjustments:
Income on adjusted net proceeds	175	207	239	275
Employee stock ownership plan(2)	(50)	(59)	(68)	(78)
Shares granted under the stock based incentive plan(3)	(100)	(118)	(136)	(156)
Options granted under the stock-based incentive plan(4)	(99)	(116)	(133)	(153)
Pro forma net income	$852	$840	$828	$814

Net income per share(5):
Historical	$0.12	$0.10	$0.09	$0.08
Pro forma adjustments:
Income on adjusted net proceeds	0.02	0.02	0.02	0.02
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under the stock-based incentive plan(4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma net income per share(5)(6)	$0.11	$0.09	$0.08	$0.07

Offering price to pro forma net income per share	45.5	x	55.6	x	62.5	x	71.4	x
Number of shares used in net income per share calculations(5)	7,554,558	8,888,334	10,221,058	11,754,953

At June 30, 2010
Stockholders’ equity:
Historical	$62,359	$62,359	$62,359	$62,359
Estimated net proceeds	57,646	68,052	78,457	90,424
Heritage MHC capital contributions	30	30	30	30
Less: Common stock acquired by employee stock ownership plan(2)	(3,042)	(3,579)	(4,116)	(4,733)
Less: Common stock acquired by the stock-based incentive plan(3)	(1,521)	(1,790)	(2,058)	(2,367)
Pro forma stockholders’ equity	115,472	125,072	134,672	145,713
Less: Intangible assets	(2,604)	(2,604)	(2,604)	(2,604)
Pro forma tangible stockholders’ equity	$112,868	$122,468	$132,068	$143,109

	At or For the Six Months Ended June 30, 2010 Based Upon the Sale at $10.00 Per Share of
	6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Stockholders’ equity per share(7):
Historical	$7.71	$6.55	$5.70	$4.96
Estimated net proceeds	7.13	7.15	7.17	7.19
Heritage MHC capital contribution	-	-	-	-
Less: Common stock acquired by employee stock ownership plan(2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan(3)	(0.19)	(0.19)	(0.19)	(0.19)
Pro forma stockholders’ equity per share(7)	14.28	13.15	12.31	11.58
Less: Intangible assets	(0.32)	(0.28)	(0.24)	(0.21)
Pro forma tangible stockholders’ equity per share(7)	$13.96	$12.87	$12.07	$11.37

Offering price as percentage of pro forma stockholders’ equity per share	70.0%	76.0%	81.2%	86.4%
Offering price as percentage of pro forma tangible stockholders’ equity per share	71.6%	77.7%	82.9%	88.0%
Number of shares outstanding for pro forma book value per share calculations(8)	8,086,988	9,514,103	10,941,219	12,582,402

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or financial conditions following the commencement of the offering.

(2)
Assumes that our employee stock ownership plan will purchase enough shares of common stock in the offering so that it owns 8% of our outstanding shares at the closing of the offering, taking into account the shares the plan already owns.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Heritage Financial Group.  The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  HeritageBank of the South intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  HeritageBank of the South’s total annual payments on the employee stock ownership plan debt are based upon 240 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by HeritageBank of the South; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 7,606, 8,947, 10,290 and 11,833 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and that in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
Gives effect to the grant of stock awards pursuant to a new stock-based incentive plan expected to be adopted by Heritage Financial Group following the offering.  We have assumed that the plan is presented to stockholders for approval within 12 months after the completion of the offering and that at the minimum, midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 4% of the shares outstanding at the closing of the conversion, less the amount already reserved for stock awards under the existing stock-based incentive plan, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Heritage Financial Group.  If the new stock-based incentive plan is adopted more than 12 months after the conversion, we may exceed this 4% limit.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Heritage Financial Group.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 5% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the six months ended June 30, 2010.  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Heritage Financial Group, our net income per share and stockholders’ equity per share will decrease.  This will also have a dilutive effect of approximately 1.85% (at the maximum of the offering range) on the ownership interest of stockholders.  The following table shows pro forma net income per share for the six months ended June 30, 2010 and pro forma stockholders’ equity per share at June 30, 2010, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Six Months Ended June 30, 2010	6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares
Pro forma shareholders’ equity per share	$14.20	$13.09	$12.27	$11.55
Pro forma net income per share	$0.11	$0.09	$0.08	$0.07

(4)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Heritage Financial Group following the offering and presented to stockholders for approval within 12 months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares outstanding at the close of the conversion, less the amount already reserved under the existing stock-based incentive plan.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.59 for each option.  The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.59 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.00%; (iv) expected life of 7.5 years; (v) expected volatility of 24.5%; and (vi) risk-free interest rate of 3.36%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease.  This also will have a dilutive effect of up to 4.49% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of the date of this prospectus, multiplied by the exchange ratio at the minimum, midpoint, maximum and adjusted maximum, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance current accounting guidance.  See footnote 2, above.

(6)
The retained earnings of HeritageBank of the South will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “How We Are Regulated.”

(7)
Per share figures include publicly held shares of HFG common stock that will be exchanged for shares of Heritage Financial Group common stock in the conversion.  Shareholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares of HFG common stock.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or For the Year Ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
	6,120,000 Shares		7,200,000 Shares		8,280,000 Shares		9,522,000 Shares(1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$61,200		$72,000		$82,800		$95,220
Market value of shares issued in the exchange	19,680		23,153		26,626		30,620
Pro forma market capitalization	$80,880		$95,153		$109,426		$125,840

Gross proceeds of offering	$61,200		$72,000		$82,800		$95,220
Less: Expenses	(3,554)		(3,948)		(4,343)		(4,796)
Estimated net proceeds	57,646		68,052		78,457		90,424
Less: Common stock purchased by employee stock ownership plan	(3,043)		(3,580)		(4,117)		(4,734)
Less: Common stock purchased by the stock-based incentive plan	(1,522)		(1,790)		(2,059)		(2,367)
Plus: Heritage MHC capital contribution	12		12		12		12
Estimated net proceeds, as adjusted	$53,093		$62,694		$72,293		$83,335

For the Year Ended December 31, 2009
Consolidated net income(loss):
Historical	$(1,652)		$(1,652)		$(1,652)		$(1,652)
Pro forma adjustments:
Income on adjusted net proceeds	350		414		477		550
Employee stock ownership plan(2)	(100)		(118)		(136)		(156)
Shares granted under the stock based incentive plan(3)	(201)		(236)		(272)		(312)
Options granted under the stock-based incentive plan(4)	(197)		(232)		(267)		(307)
Pro forma net income (loss)	$(1,800)		$(1,824)		$(1,850)		$(1,877)

Net income per share:(5)
Historical	$(0.22)		$(0.19)		$(0.16)		$(0.14)
Pro forma adjustments:
Income on adjusted net proceeds	0.05		0.05		0.05		0.05
Employee stock ownership plan(2)	(0.01)		(0.01)		(0.01)		(0.01)
Shares granted under the stock-based incentive plan(3)	(0.03)		(0.03)		(0.03)		(0.03)
Options granted under the stock-based incentive plan(4)	(0.03)		(0.03)		(0.03)		(0.03)
Pro forma net income (loss) per share(5)(6)	$(0.24)		$(0.21)		$(0.18)		$(0.16)

Offering price to pro forma net income per share	(41.7	)x	(47.6	)x	(55.6	)x	(62.5	)x
Number of shares used in net income per share calculations(5)	7,529,211		8,858,523		10,186,777		11,715,527

At December 31, 2009
Stockholders’ equity:
Historical	$60,817		$60,817		$60,817		$60,817
Estimated net proceeds	57,646		68,052		78,457		90,424
Heritage MHC capital contributions	12		12		12		12
Less: Common stock acquired by employee stock ownership plan(2)	(3,043)		(3,580)		(4,117)		(4,734)
Less: Common stock acquired by the stock-based incentive plan(3)	(1,522)		(1,790)		(2,059)		(2,367)
Pro forma stockholders’ equity	113,910		123,511		133,110		144,152
Less: Intangible assets	(1,571)		(1,571)		(1,571)		(1,571)
Pro forma tangible stockholders’ equity	$112,339		$121,940		$131,539		$142,581

	At or For the Year Ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
	6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares(1)
	(Dollars in thousands, except per share amounts)
Stockholders’ equity per share(7):
Historical	$7.52	$6.29	$5.56	$4.83
Estimated net proceeds	7.13	7.15	7.17	7.19
Heritage MHC capital contribution	-	-	-	-
Less: Common stock acquired by employee stock ownership plan(2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan(3)	(0.19)	(0.19)	(0.19)	(0.19)
Pro forma stockholders’ equity per share(7)	14.08	12.98	12.16	11.46
Less: Intangible assets	0.19	0.16	0.14	0.13
Pro forma tangible stockholders’ equity per share(7)	$13.89	$12.82	$12.02	$11.33

Offering price as percentage of pro forma stockholders’ equity per share	71.0%	77.0%	82.2%	87.3%
Offering price as percentage of pro forma tangible stockholders’ equity per share	72.0%	78.0%	83.2%	88.3%
Number of shares outstanding for pro forma book value per share calculations(8)	8,088,001	9,515,296	10,942,590	12,583,978

(1)
As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or financial conditions following the commencement of the offering.

(2)
Assumes that our employee stock ownership plan will purchase enough shares of common stock in the offering so that it owns 8% of our outstanding shares at the closing of the offering, taking into account the shares the plan already owns.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Heritage Financial Group.  The loan will have a term of 20 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  HeritageBank of the South intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  HeritageBank of the South’s total annual payments on the employee stock ownership plan debt are based upon 240 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by HeritageBank of the South; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%.  The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 15,215, 17,899, 20,585 and 23,671 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and that in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)
Gives effect to the grant of stock awards pursuant to a new stock-based incentive plan expected to be adopted by Heritage Financial Group following the offering.  We have assumed that the plan is presented to stockholders for approval within 12 months after the completion of the offering and that at the minimum, midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 4% of the shares outstanding at the closing of the conversion, less the amount already reserved for stock awards under the existing stock-based incentive plan, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Heritage Financial Group.  If the new stock-based incentive plan is adopted more than 12 months after the conversion, we may exceed this 4% limit.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Heritage Financial Group.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2009.  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Heritage Financial Group, our net income per share and shareholders’ equity per share will decrease.  This will also have a dilutive effect of approximately 1.85% (at the maximum of the offering range) on the ownership interest of shareholders.  The following table shows pro forma net income per share for the year ended December 31, 2009 and pro forma shareholders’ equity per share at December 31, 2009, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2009	6,120,000 Shares	7,200,000 Shares	8,280,000 Shares	9,522,000 Shares
Pro forma shareholders’ equity per share	$14.01	$12.93	$12.12	$11.43
Pro forma net income per share	$(0.24)	$(0.21)	$(0.18)	$(0.16)

(4)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Heritage Financial Group following the offering and presented to shareholders for approval within 12 months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 10% of the shares outstanding at the close of the conversion, less the amount already reserved under the existing stock-based incentive plan.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.59 for each option.  The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.59 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.00%; (iv) expected life of 7.5 years; (v) expected volatility of 24.5%; and (vi) risk-free interest rate of 3.36%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and shareholders’ equity per share will decrease.  This also will have a dilutive effect of up to 4.49% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of the date of this prospectus, multiplied by the exchange ratio at the minimum, midpoint, maximum and adjusted maximum, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance current accounting guidance.  See footnote 2, above.

(6)
The retained earnings of HeritageBank of the South will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “How We Are Regulated.”

(7)
Per share figures include publicly held shares of HFG common stock that will be exchanged for shares of Heritage Financial Group common stock in the conversion.  Shareholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares of HFG common stock.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

HFG is the parent holding company of HeritageBank of the South.  HFG is in a mutual holding company structure and 76% of its outstanding common stock is owned by Heritage MHC, a federal mutual holding company.

We originally were chartered as a federal credit union in 1955.  In 1998, we became a community chartered credit union.  We accepted deposits and made loans to members who lived, worked or worshiped in the approved counties for the credit union charter.  In 2001, we converted to a mutual thrift charter in order to better serve our customers and communities through a broader lending ability and an expanded customer base beyond the field of membership permitted for our credit union.  The mutual holding company structure was established in 2002, and we converted from a thrift charter to a state savings bank charter in 2005.  We feel this bank charter best suits our continued efforts to grow and expand our commercial business.

HFG completed an initial public stock offering on June 29, 2005.  We sold 3,372,375 shares of common stock in that offering and our employee stock ownership plan purchased 440,700 of those shares.  HFG also issued an additional 7,867,875 shares of common stock to Heritage MHC, so that Heritage MHC would own 70% of the outstanding common stock at the closing of the offering.  Since the offering, Heritage MHC ownership interest in HFG has increased to 76% as a result of repurchases of common stock by HFG.

The principal business of HFG is operating our wholly owned subsidiary, HeritageBank of the South.  Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and investment and mortgage-backed securities, and the interest we pay on our interest-bearing liabilities, consisting of savings and checking accounts, money market accounts, time deposits, federal funds purchased and securities sold under agreements to repurchase and borrowings.  Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense.  Noninterest income consists primarily of service charges on deposit accounts, mortgage origination fees, transaction fees, bank-owned life insurance, and commissions from investment services.  Noninterest expense consists primarily of salaries and employee benefits, occupancy, equipment and data processing, advertising, professional fees and other costs.  Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act removed certain barriers to interstate branching.  In the past, interstate branching was often accomplished by the purchase of an existing bank in a target state, as HeritageBank of the South did when it entered Florida in 2006.  This $1.0 million has been carried on our books as an indefinite-lived intangible asset.  Because of the elimination of the branching barrier, we will be taking a one-time, noncash pre-tax charge of $1.0 million in the third quarter of 2010 to write-off this intangible asset.  On an after-tax basis, this is expected to reduce 2010 net income by approximately $600,000. This write-off will have no effect on HFG’s or HeritageBank of the South’s regulatory capital or tangible capital, because those measures already exclude all intangible assets.

Critical Accounting Policies

We have established certain accounting and financial reporting policies to govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements.  Our significant accounting policies are described in the Notes to Consolidated Financial Statements.  Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities.  The judgments and assumptions used by management are based on historical experience and other factors that are believed to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions made by management, actual results could differ from the judgments and estimates adopted by management, which could have a material impact on the carrying values of assets and liabilities and the results of our operations.  We believe the following accounting policies applied by us represent critical accounting policies.  For more information on HFG’s accounting policies see Note 1 of the Notes to Consolidated Financial Statements.

Allowance for Loan Losses.  We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our consolidated financial statements.  The allowance for loan losses represents management’s estimate of probable loan losses in the loan portfolio.  Calculation of the allowance for loan losses represents a critical accounting estimate due to the significant judgment, assumptions and estimates related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans.

Management believes that the allowance for loan losses is maintained at a level that represents our best estimate of probable losses in the loan portfolio.  While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses.  These agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management evaluates current information and events regarding a borrower’s ability to repay its obligations and considers a loan to be impaired when the ultimate collectibility of amounts due, according to the contractual terms of the loan agreement, is in doubt.   If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment.  Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans.  Subsequent recoveries are credited to the allowance for loan losses.  Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement.  Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

Income Taxes.  Accounting for income taxes requires the asset and liability approach for financial accounting and reporting for deferred income taxes.  We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences.  See Note 13 of the Notes to Consolidated Financial Statements for additional details.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in the jurisdictions in which we operate.  This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes.  These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary difference between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.  The Internal Revenue Code and applicable regulations are subject to interpretation with respect to the determination of the tax basis of assets and liabilities for credit unions that convert charters and become a taxable organization.  Since its transition from a credit union, HeritageBank of the South has recorded income tax expense based upon management’s interpretation of the applicable tax regulations.  Positions taken by HFG in preparing our federal and state tax returns are subject to the review of taxing authorities, and the review of the positions we have taken by taxing authorities could result in adjustments to our financial statements.

Estimates of Fair Value.  The estimation of fair value is significant to a number of HFG’s assets, including, but not limited to, investment securities, goodwill, other real estate owned and other repossessed assets.  These are all recorded at either fair value or at the lower of cost or fair value.  Fair values are volatile and may be influenced by a number of factors.  Circumstances that could cause estimates of the fair value of certain assets and liabilities to change include a change in prepayment speeds, discount rates or market interest rates.  Our estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Fair values for most investment securities are based on quoted market prices.  If quoted market prices are not available, fair values are based on the quoted prices of similar instruments.  The fair values of other real estate owned typically are determined based on appraisals by third parties, less estimated costs to sell.  Estimates of fair value also are required in performing an impairment analysis of goodwill.  HFG reviews goodwill for impairment on at least an annual basis and whenever events or circumstances indicate the carrying value may not be recoverable.  An impairment would be indicated if the carrying value exceeds the fair value of a reporting unit.

Evolution of Business Strategy

Our current business strategy is to operate a well-capitalized and profitable commercial and retail financial institution dedicated to serving the needs of our customers.  We strive to be the primary financial institution in the market areas we serve.  We offer a broad range of products and services while stressing personalized and efficient customer service and convenient access to these products and services.  We intend to continue to operate as a commercial and consumer lender.  We have structured operations around a branch system that is staffed with knowledgeable and well-trained employees.  Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open or acquire additional branches as opportunities arise.  In addition to our branch system, we continue to expand electronic services for our customers.  We attempt to differentiate ourselves from our competitors by providing a higher level of customer service.

Expansion Efforts.  A key element of our business strategy is increasing our presence and growing the “Heritage” brand in the markets we currently serve and expanding our operations beyond our original southwest Georgia market by entering new markets in other parts of southern Georgia, north central Florida and other adjacent communities that present attractive opportunities for expansion consistent with our capital availability.  This expansion of our market beyond southwest Georgia began in 2006, when we commenced operating a branch in Ocala, Florida.

We have pursued this expansion program through both prudent, disciplined internal growth and strategic acquisitions.  Because many of the financial institutions in our market areas are experiencing financial difficulties, these opportunities have increased in recent months.  As those troubled banks have closed or curtailed their lending activities, shrink their assets or sold branches to improve their capital levels, we have experienced increased loan demand and branch acquisition opportunities; we have hired highly regarded and experienced lending officers and commercial bankers; and we have expanded into new market areas that are contiguous to our existing market areas. These recent activities reflect our ability to take advantage of these expansion opportunities.

In early December 2009, we acquired substantially all of the assets and assumed substantially all of the liabilities of The Tattnall Bank in southeast Georgia through an FDIC-assisted transaction.  In that acquisition of The Tattnall Bank with its two branch offices in Reidsville and Collins, Georgia, we obtained $37.5 million in loans and assumed $56.1 million in deposits.  In addition, we purchased $1.2 million in fixed assets.  Our FDIC-assisted transaction, unlike most other FDIC-assisted transactions, did not involve a loss-share agreement pursuant to which the FDIC covers portions of the losses incurred or the assets acquired.  We did, however, receive a $15 million purchase discount paid by the FDIC.  As is typical in the acquisition of a failed financial institution, many of the loans acquired were non-performing and had poor documentation, including a lack of current financial information on borrowers and of current evidence of collateral value.  In addition, these loans had an average term of 1.96 years, mostly on longer amortization schedules and payments due less frequently than on a monthly basis.  These loans are carried on our books at fair value, based on an estimate of future cash flows, which we review and evaluate quarterly and, under GAAP, is subject to a one year lookback to finalize our initial valuation.  Because of the condition and terms of these loans, the actual amount recognized by us on these assets could differ materially from this fair value, and we also anticipate incurring approximately $2.1 million in foreclosure and collection expenses on certain of these loans over the next five years, which will increase our non-interest expense.  Therefore, we may incur losses on this acquired loan portfolio.

In late December 2009, we acquired a branch from Atlantic Coast Bank in Lake City, Florida.  In that branch acquisition, we obtained $10.3 million in performing loans and assumed $41.1 million in deposits.  In addition, we purchased approximately $592,000 in fixed assets.  We paid a deposit premium of approximately $411,000, or 1.0% for all deposits acquired.

On May 24, 2010, we acquired five branches from The Park Avenue Bank, two in Statesboro and one each in Baxley, Hazlehurst and Adel, Georgia.  This increased our footprint in southwest and southeast Georgia.  In that acquisition, we acquired approximately $52.0 million in loans and assumed $98.0 million in deposits.  In addition, we purchased approximately $3.4 million in fixed assets.  We paid a deposit premium of approximately $1.1 million, or 1.50% for all non-certificate deposits acquired.

See Note 2 of the Notes to Consolidated Financial Statements for additional information about these three recent acquisitions.

In July, 2010, we opened a new branch office in Valdosta, Georgia and hired three local bankers with extensive experience in that market.  In 2011, we expect to open another branch office in Valdosta.

Our community banking philosophy emphasizes personalized service and building broad and deep customer relationships, which has provided us with a substantial base of lower cost core deposits.  Our newer markets are managed by senior level, experienced decision makers in a decentralized structure that differentiates us from many of our larger competitors.  We believe this structure, which includes involvement and knowledge of local markets with prudent oversight and direction from our home office, will continue to provide growth and assist us in managing risk.

We plan to continue a long-term strategy of expanding and diversifying our franchise in terms of revenue, profitability, asset size and location.  Our recent growth has been enhanced significantly by two branch acquisition transactions and an FDIC-assisted acquisition.  We anticipate continuing consolidation in the financial services industry in our market areas and will seek to enhance our franchise through future acquisitions of whole banks or branches, including in FDIC-assisted transactions.

As of June 30, 2010, we had approximately $140.5 million, or 36.1%, of our loans and $218.6 million, or 42.4%, of our deposits generated outside of our southwest Georgia market.  Operating a branch outside of the southwest Georgia market subjects us to additional risk factors.  These risk factors include, but are not limited to the following: management of employees from a distance, lack of knowledge of the local market, additional credit risks, logistical operational issues, and time constraints of management.  These risk factors, as well as others we have not specifically identified, may affect our ability to successfully operate outside of our current market area.

Core Business.  Our core business is composed of the following:

Commercial Banking and Small Business Lending.  We focus on the commercial real estate and business needs of individuals and small- to medium-sized businesses in our market area.  In addition, we focus on high net worth individuals and small business owners.  The commercial banking department is composed of seasoned commercial lenders and a support staff with extensive commercial banking experience.  We expect this department to continue to be the fastest growing component of our business.

Retail Banking.  We currently operate a network of 16 branches located in southern Georgia and north central Florida.  In addition, we have announced expansion plans to add two branches in southern Georgia by 2011.  Each office is staffed with knowledgeable banking professionals who strive to deliver quality service.

Mortgage Lending.  Staffed with experienced mortgage originators and processors, our mortgage lending department originates residential mortgage loans that are primarily funded by third-party mortgage lenders.  We collect a fee on the origination of these loans.

Brokerage/Investment Services.  We offer investment products, life, health, disability and long-term care insurance through our brokerage department.  Our licensed personnel have over 50 years of experience in the financial services industry.

A critical component of this strategy includes increasing our non-consumer based lending.  On June 30, 2010, our commercial real estate, nonresidential, business, multifamily, farmland, and construction loans totaled $146.2 million, or 48.9% of the total loan portfolio (excluding purchased loans) as compared to 41.0% of the total portfolio at December 31, 2005.  Our ability to continue to grow our commercial loan portfolio is an important element of our long term business strategy.  These non-consumer based loans are considered to entail greater risks than one- to four-family residential loans.

Comparison of Financial Condition at June 30, 2010 and December 31, 2009

Total assets increased by $89.9 million or 15.7% to $661.9 million at June 30, 2010, from $572.0 million at December 31, 2009.  Cash and due from banks increased $13.2 million or 88.6% to $28.1 million at June 30, 2010 from $14.9 million at December 31, 2009.  Total interest-earning assets increased $71.3 million or 14.0% to $580.6 million at June 30, 2010, from $509.2 million at December 31, 2009.  Loans increased $54.6 million, securities available for sale increased $35.8 million, and federal funds increased $2.7 million, while interest-bearing deposits in banks decreased $22.2 million.

The increase in cash and due from banks was primarily a result of maintaining a higher compensating balance in our primary correspondent account.  This increase in our compensating balance allowed us to utilize our excess liquidity position to offset various correspondent fees, which was more advantageous than maintaining a portion of the excess balance at the prevailing overnight federal funds rate.   The increase in loans was primarily due to our acquisition of five branches, including $51.8 million in loans, from The Park Avenue Bank during the second quarter.  The increase in securities available for sale was due to purchases of securities we made to utilize the net cash of $39.4 million received from this acquisition.  These purchases were U.S. Government agency securities and U.S. government agency mortgage-backed securities.  The decrease in interest-bearing deposits in banks was due to the maturity of certificates of deposit we held with other financial institutions which were not reinvested at maturity.  The increase in federal funds sold was due to excess liquidity at the end of the quarter.  We expect to maintain higher balances in cash and funds due from banks, as well as federal funds sold due to the addition of the deposit accounts we acquired from The Park Avenue Bank.  During the quarter, we added $448,000 in loans held for sale.  This consists of mortgage loans generated to be sold to investors.  We generally originate and fund these loans in our name with a pre-approval to sell to the investor.  We typically hold these loans for up to thirty days and earn the stated rate on the note until they are purchased by the investor.

Due to the current sluggish economic environment, the demand for new lending relationships has slowed in 2010.  However, we see opportunities to refinance sound borrowers from other financial institutions.  We expect this demand to continue as many financial institutions in our markets are experiencing asset quality problems and are shrinking their balance sheets.  We continue to seek opportunities to grow our loan portfolio through organic growth, branch acquisitions, loan purchases, FDIC-assisted opportunities and whole bank acquisitions.

We continue to maintain excess liquidity for three purposes.  First, we believe it is prudent to maintain higher liquidity during uncertain economic times.  Second, we believe this excess liquidity gives us additional flexibility in our expansion strategy.  Third, we believe this excess liquidity will provide us flexibility for funding loans or other investments if we see a dramatic rise in interest rates.  Maintaining excess liquidity does negatively impact net interest margin in the short term, however, we feel the benefits of maintaining excess liquidity outweighs the cost to net interest margin.  We expect to continue to maintain excess liquidity during the remainder of 2010.

Premises and equipment increased $4.8 million or 30.6% at June 30, 2010, of which $1.2 million was due to our purchase of The Tattnall Bank from the FDIC during the first quarter of 2010 and approximately $3.4 million related to our acquisition of the five branches from The Park Avenue Bank.  The acquisition of The Park Avenue Bank branches included land of $1.4 million, buildings of $1.9 million and furniture and equipment $149,000.  In addition, we have begun construction on a new branch in Lee County, Georgia, scheduled to open in 2011, at an approximate cost of $2.5 million.

The allowance for loan losses as a percentage of total loans decreased to 1.6% at June 30, 2010, compared to 1.8% at December 31, 2009 and 1.9% at June 30, 2009.  Excluding purchased loans, the allowance for loan losses to total loans was 2.0% at June 30, 2010 and at December 31, 2009.

Foreclosed assets increased from $1.8 million at December 31, 2009, to $3.0 million at June 30, 2010.  The primary reason for the increase was the addition of a $1.9 million undeveloped commercial property in the Atlanta metropolitan market in the first quarter of 2010.  This property was foreclosed in March 2010 and was under a contract for sale; however, the buyer did not perform as agreed in the contract.  We are currently marketing this property for sale.  The remainder of our foreclosed assets consists of various properties, primarily located in southwest Georgia, with no single property having a book value over $400,000.  All of these properties are being marketed actively for disposition.  During the first six months of 2010, we had gross proceeds on sales of other real estate owned of approximately $2.0 million and recorded net gains of $343,000 on those sales.

Other assets decreased $1.9 million or 16.0% during the six months ended June 30, 2010.  This decrease was due primarily to a decrease in receivables from the FDIC related to the purchase of The Tattnall Bank in the FDIC-assisted transaction during the first quarter of 2010.

Total liabilities increased $88.4 million or 17.3% to $599.5 million at June 30, 2010 compared with $511.1 million at December 31, 2009.   Deposits increased by approximately $97.1 million from our acquisition of five branches in May 2010.  Approximately $75.6 million of these deposits consist of checking and money market accounts, while approximately $21.5 million were certificates of deposit that matured within 45 days of the acquisition of the branches.  The remainder of the certificates of deposit of these branches remained with The Park Avenue Bank after the acquisition.  Because The Park Avenue Bank will not be operating branches in these markets, we expect some of those customers may migrate to us as their certificates of deposit mature, and we believe we may add approximately $50.0 million of the certificates of deposit we did not assume in the acquisition of the five branches to our deposit base in these markets over the next year.  The total amount of other borrowings remained level at $42.5 million during the first six months of 2010.  Federal funds purchased and securities sold under agreements to repurchase increased by $1.1 million or 3.3% due to the acquisition of commercial customers and their related repurchase agreements in the acquisition of The Park Avenue Bank branches.

Total equity increased $1.6 million to $62.4 million at June 30, 2010, compared with $60.8 million at December 31, 2009.  Net income of $926,000 for the first six months of 2010, stock-based compensation of $404,000, the allocation of $203,000 in ESOP shares as well as other comprehensive income of $474,000 increased equity, which was offset partially by dividends of $486,000 paid during the six months.

Comparison of Financial Condition at December 31, 2009 and December 31, 2008

Total assets increased $69.9 million, a 13.9% increase from December 31, 2008, to $571.9 million at December 31, 2009.  The increase was due primarily to our branch and FDIC-assisted acquisitions in the fourth quarter of 2009, which provided us with $61.5 million in cash, $35.2 million in loans and $97.7 million in deposits.

Total interest-earning assets increased $59.6 million or 13.3% to $509.2 million at December 31, 2009, from $449.6 million at December 31, 2008.  Gross loans increased $31.7 million or 10.5% to $334.1 million at December 31, 2009, compared with $302.5 million at December 31, 2008, due primarily to the previously mentioned branch and FDIC-assisted acquisitions.  Investment securities increased $4.4 million or 3.8% to $120.5 million at December 31, 2009.  Federal funds purchased decreased $18.9 million or 62.5% to $11.3 million at December 31, 2009.  This decrease was primarily due to our efforts to reduce the amounts we maintain at correspondent banks by shifting more liquid assets to our interest-bearing account at the Federal Reserve Bank of Atlanta.  Interest-bearing deposits in banks increased $42.5 million to $43.2 million at December 31, 2009.  This was due primarily to funds obtained through our branch acquisitions in the fourth quarter of 2009.  We have maintained excess liquidity for three purposes.  First, we believe it is prudent to maintain higher liquidity during uncertain economic times.  Second, we believe this excess liquidity gives us additional flexibility in our expansion strategy.  Third, we believe this excess liquidity will provide us flexibility for funding loans or other investments if we see a dramatic rise in interest rates.  Maintaining excess liquidity does cause net interest margin to decrease in the short term, however, we feel the benefits of maintaining excess liquidity outweighs the cost to net interest margin.  We expect to continue to maintain excess liquidity during 2010.

Foreclosed assets decreased $324,000 to $1.8 million at December 31, 2009.  Other real estate owned comprised the majority of that decrease.  During the year, approximately $716,000 of other real estate owned was transferred in from the loan portfolio, and approximately $601,000 was acquired in our FDIC-assisted acquisition in December 2009.  During 2009, we sold $1.2 million of other real estate owned, and we wrote down $422,000 on other real estate owned properties.  The largest single balance in our other real estate owned portfolio was $220,000 at December 31, 2009.  Approximately $539,000 of our other real estate owned portfolio at December 31, 2009, consisted of undeveloped lots or vacant land.  Repossessed personal property remained relatively level at $56,000.

Intangible assets increased $571,000 due to our branch and FDIC-assisted acquisitions in December 2009.  Cash surrender value of bank-owned life insurance or BOLI increased by $621,000 due to the earnings on our BOLI policies.  Other assets increased $5.2 million, $800,000 of which was due to an increase in deferred tax assets stemming from our net loss in 2009; $2.0 million of this increase was due to our required prepayment of FDIC assessments in the fourth quarter of 2009 and $1.1 million of this increase was due to the establishment of a receivable from the FDIC in connection with our FDIC-assisted acquisition in the fourth quarter of 2009.

Total liabilities increased $71.3 million or 16.2% to $511.1 million at December 31, 2009, compared with $439.8 million at December 31, 2008.  This increase was due primarily to the increase in interest-bearing liabilities, which increased $59.7 million or 14.4%, to $473.1 million at December 31, 2009, from $413.4 million at December 31, 2008.  Deposits ended the year at $426.7 million, up 26.0% or $88.1 million from $338.6 million from December 31, 2008.  This increase was attributable to our branch and FDIC-assisted acquisitions.  Federal Home Loan Bank advances amounted to $42.5 million at December 31, 2009, a decrease of $10.0 million or 19.0% from December 31, 2008.  We paid these advances down as maturities occurred in 2009 with funds received from our deposit growth.  Federal funds purchased and securities sold under agreements to repurchase decreased $8.7 million during 2009, primarily due to a decrease in federal funds purchased from the Chattahoochee Bank of Georgia.

Total equity decreased by $1.4 million or 2.2% to $60.8 million at December 31, 2009 due to a net loss of $1.7 million, dividends of $721,000 and the purchase of $516,000 of treasury stock.  Compensation expense related to the allocation of employee stock ownership plan shares of $367,000, stock-based compensation expense of $807,000, and other comprehensive income of $298,000 partially offset this decrease in equity.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following tables present the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at June 30, 2010 and the for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  Yields on tax-exempt obligations have been computed on a tax-equivalent basis using an assumed tax rate of 34%.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	At June 30,	Six Months Ended June 30,
	2010	2010				2009
	Weighted Average Yield/Rate	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans	6.01%	$350,438		$11,083	6.29%	$297,534		$9,122	6.19%
Mortgage loans held for sale	4.96	15		-	5.07	-		-	-
Taxable investment securities	2.98	88,221		1,566	3.55	92,190		2,140	4.64
Tax-exempt investment securities	5.79	27,149		537	5.99	30,110		586	5.90
Federal funds sold	0.25	20,693		27	0.26	25,528		32	0.25
Interest-bearing deposits with banks	0.54	37,193		90	0.49	502		-	0.17
Total interest-earning assets	4.95	523,709		13,303	5.23	445,864		11,880	5.50

Interest-Bearing Liabilities:
Interest-bearing demand	0.93	77,400		405	1.06	49,401		260	1.06
Savings and money market	1.03	168,276		604	0.72	112,385		734	1.32
Retail time deposits	2.40	154,883		1,881	2.45	130,196		2,202	3.41
Wholesale time deposits	2.54	12,449		146	2.37	20,930		375	3.61
Borrowings	2.52	75,773		1,161	3.09	97,360		1,329	2.75
Total interest-bearing liabilities	1.64	488,781		4,197	1.73	410,272		4,900	2.41

Net interest income				$9,106				$6,980
Net interest rate spread	3.31%				3.50%				3.09%
Net earning assets		$34,928				$35,592
Net interest margin					3.61%				3.29%

Average interest-earning assets to average interest-bearing liabilities		1.07	x			1.09	x

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates.  Yields on tax-exempt obligations have been computed on a tax equivalent basis using an assumed tax rate of 34%.  Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2009				2008				2007
	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance		Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans	$299,399		$18,555	6.21%	$310,985		$20,882	6.70%	$291,438		$22,160	7.61%
Taxable investment securities	84,455		3,604	4.27	88,896		4,890	5.50	79,205		4,220	5.33
Tax-exempt investment securities	29,883		1,174	5.95	28,255		1,176	6.20	25,798		1,044	6.13
Federal funds sold	21,102		54	0.25	14,316		232	1.62	10,456		544	5.20
Interest-bearing deposits with banks	1,931		14	0.72	630		15	2.44	652		29	4.39
Total interest-earning assets	436,770		23,401	5.50	443,082		27,195	6.26	407,549		27,997	7.01

Interest-Bearing Liabilities:
Interest-bearing demand	50,679		534	1.05	43,102		486	1.12	37,217		368	0.99
Savings and money market	122,453		1,553	1.27	95,822		1,390	1.46	119,544		3,407	2.85
Retail time deposits	122,332		3,788	3.10	126,120		5,283	4.18	128,162		6,307	4.92
Wholesale time deposits	17,981		597	3.32	43,215		1,884	4.35	14,466		776	5.37
Borrowings	87,380		2,322	2.66	93,304		3,451	3.69	56,014		2,604	4.65
Total interest-bearing liabilities	400,825		8,794	2.19	401,563		12,494	3.10	355,403		13,462	3.79

Net interest income			$14,607				$14,701				$14,535
Net interest rate spread				3.31%				3.16%				3.22%
Net earning assets	$35,945				$41,519				$52,146
Net interest margin				3.49%				3.45%				3.70%

Average interest-earning assets to average interest-bearing liabilities	1.09	x			1.10	x			1.15	x

Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.  The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year.  The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years.  Changes that are not solely due to volume have been consistently attributed to rate.

	Six Months Ended June,			Year Ended December 31,			Year Ended December 31,
	2010 vs. 2009			2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,607	$354	$1,961	$(592)	$(1,735)	$(2,327)	$1,687	$(2,965)	$(1,278)
Taxable investment securities	(133)	(441)	(574)	(266)	(1,020)	(1,286)	245	425	670
Tax exempt investment securities	(66)	17	(49)	6	(8)	(2)	102	30	132
Federal funds sold	(6)	1	(5)	77	(255)	(178)	152	(464)	(312)
Interest bearing deposits with banks	88	2	90	15	(16)	(1)	(931)	917	(14)

Total interest-earning assets	$1,490	$(67)	1,423	$(760)	$(3,034)	(3,794)	$1,255	$(2,057)	(802)

Interest-bearing liabilities:

Interest bearing demand	$145	$-	145	$81	$(33)	$48	$63	$55	118
Savings and money market	498	(628)	(130)	509	(346)	163	(805)	(1,212)	(2,017)
Retail time deposits	370	(691)	(321)	(148)	(1,347)	(1,495)	(97)	(927)	(1,024)
Wholesale time deposits	(125)	(104)	(229)	(877)	(410)	(1,287)	(1,289)	2,397	1,108
Borrowings	(184)	16	(168)	(432)	(697)	(1,129)	1,372	(525)	847

Total interest-bearing liabilities	$704	$(1,407)	(703)	$(867)	$(2,833)	(3,700)	$(756)	$(212)	(968)

Net interest income			$2,126			$(94)			$166

Comparison of Operating Results for the Six Months Ended June 30, 2010 and June 30, 2009

General.  During the six months ended June 30, 2010, we recorded net income of $926,000 (or $0.09 basic and diluted earnings per share) compared to $549,000 in net income (or $0.05 basic and diluted earnings per share) for the six months ended June 30, 2009.  The increase in income was due to an increase in net interest income, a decrease in loan loss provision expense and an increase in noninterest income, offset by increases in noninterest expense.

Interest Income.  Total interest income for the six months ended June 30, 2010, increased $1.4 million or 12.0% to $13.3 million, compared to $11.9 million during the first six months of 2009.  The increase was due to an increase in average-earning assets of $77.8 million during the 2010 period to $537.6 million compared with $445.9 million during the 2009 period.  This increase in average-earning assets was due primarily to our branch and FDIC-assisted acquisitions during the fourth quarter of 2009 and the first half of 2010.  The increase in the average balance of earning assets was offset by a 27 basis points decrease in yield on average-earning assets to 5.23% during the first half of 2010 as compared to the yield of 5.50% earned during the same period in 2009.  We expect the yield on our earning assets to continue to decrease slightly during the remainder of 2010 as we continue to see the effects of the rate cuts by the Board of Governors of the Federal Reserve System since 2007 and 2008, as our loans and investment securities mature and reprice.  In addition, as we carry excess liquidity on our balance sheet, primarily from our branch and FDIC-assisted acquisitions, we will see decreases in our overall yield on average-earning assets.

Interest Expense.  Total interest expense decreased $703,000 or 14.3% to $4.2 million for the six months ended June 30, 2010, compared to $4.9 million during the same period in 2009. The cost of interest-bearing liabilities decreased 68 basis points to 1.73% during the first six months of 2010 compared with 2.41% during the same period in 2009.  This decrease in costs was offset partially by an increase in the average balance of interest-bearing liabilities during the first half of 2010 to $488.8 million, an increase of $78.5 million compared to $410.3 million during the first half of 2009.  We experienced significant decreases in the cost of interest-bearing liabilities during 2009 and the first half of 2010.  However, we expect these decreases will slow during the remainder of 2010 as we near the end of the current rate cycle.

Net Interest Income.  Net interest income for the six months ended June 30, 2010 increased $2.1 million or 30.4% to $9.1 million from $7.0 million at June 30, 2009.  The net interest spread increased 41 basis points for the first half of 2010 to 3.50% compared with 3.09% during the same period in 2009.  The net interest margin increased 32 basis points to 3.61% for the six months ended June 30, 2010 compared to 3.29% during the same period in 2009.

Our asset-liability management policy seeks to mitigate interest rate risk by making our balance sheet as neutral as possible to changes in interest rates. Although our goal is to be neutral to changes in rates, we will not take undue risk to achieve this goal.  Therefore, we remain exposed to fluctuation in interest rates. For more information on the effect of changes in interest rates, see “-Asset and Liability Management and Market Risk.”

Impairment Losses on Securities.  At June 30, 2010, we had $20.1 million in state and municipal securities with a net unrealized loss based on fair value of $1.1 million.  We currently intend on holding these securities to maturity.  Based on our quarterly impairment analysis of these securities and the issuing states and municipalities, we believe it is probable that we will be able to collect all amounts due under the contractual terms of the securities.  Therefore we do not believe these securities were other than temporarily impaired at June 30, 2010.  We have recorded no impairment losses on these state and municipal securities or any other securities at June 30, 2010.  See Note 3 of the Notes to Consolidated Financial Statements for additional information about these state and municipal securities and the other securities in our portfolio at June 30, 2010.

Provision for Loan Losses.  During the six months ended June 30, 2010, we recorded a $1.2 million provision for loan losses, which is a decrease compared to the $1.3 million provision recorded during the same period in 2009.  The decrease was primarily due to a reduction in non-performing and internally criticized loans during the first six months of 2010.

Our loan portfolio has included purchased loans since December 2009, which are recorded in our assets at a discount from the contractual principal value.  See Note 2 of the Notes to Consolidated Financial Statements.  These purchased loans are included in delinquent loans in the amount of their contractual principal balances when they are 30 to 89 days past due and are considered nonaccrual and are included in nonperforming loans in the amount of their contractual principal balances when they reach 90 days past due or greater.  As of June 30, 2010, $64,000 in purchased loans were included in our nonperforming loans.

The following table sets forth asset quality information covering the entire loan portfolio for the periods indicated:

	At and For the Six Months Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands)
Allowance for loan losses to total loans	1.55%	1.94%
Allowance for loan losses to average loans	1.72	1.93
Allowance for loan losses to non-performing loans	80.21	47.47

Loans 30 to 89 days past due and still accruing	$2,498	$1,275

Nonaccrual loans	$7,514	$12,104
Loans 90 days past due and still accruing	-	-
Total non-performing loans	7,514	12,104
Other real estate owned and repossessed assets	3,019	907
Total non-performing assets	$10,533	$13,011

Non-performing loans to total loans	1.93%	4.09%
Non-performing assets to total assets	1.59	2.76
Net charge-offs to average loans (annualized)	0.68	0.34
Net charge-offs	$1,184	$504

The following table sets forth asset quality information covering the loan portfolio excluding purchased loans for the periods indicated:

	At and For the Six Months Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands)
Allowance for loan losses to total loans	1.98%	1.94%
Allowance for loan losses to average loans	2.02	1.93
Allowance for loan losses to non-performing loans	80.90	47.47

Loans 30 to 89 days past due and still accruing	$369	$1,275

Nonaccrual loans	$7,450	$12,104
Loans 90 days past due and still accruing	-	-
Total non-performing loans	7,450	12,104
Other real estate owned and repossessed assets	2,782	907
Total non-performing assets	$10,232	$13,011

Non-performing loans to total loans	2.45%	4.09%
Non-performing assets to total assets	1.54	2.76
Net charge-offs to average loans (annualized)	0.79	0.34
Net charge-offs	$1,184	$504

At June 30, 2010, our largest non-performing loan was $1.7 million secured by 20.1 acres of land in Ocala, Florida.  Our next largest non-performing loan was $1.4 million, which was secured by an owner-occupied retail store in Ocala, Florida.  Our third largest non-performing loan at that date was $970,000, which was secured by commercial real estate in Ocala, Florida.  The allowance for loan losses related to these three loans totaled $725,000 or 17.7% of their outstanding balance at June 30, 2010.  The remainder of our non-performing loans consists of various consumer and commercial loans, none exceeding $500,000.  Current appraisals on real estate loans, expected cost of foreclosure or other disposition, and other probable losses on these loans are considered in our analysis of the allowance for loan losses.

Our internally criticized (watch list) and classified assets totaled $31.4 million at June 30, 2010, compared to $35.8 million at December 31, 2009 and $28.6 million at June 30, 2009.  This includes loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.  These balances include the aforementioned nonperforming loans, other real estate, and repossessed assets.  These loans have been considered in management’s determination of the adequacy of our allowance for loan losses.  Our internal loan review processes strive to identify weaknesses in loans prior to performance issues.  However, our processes do not always provide sufficient time to work out plans with borrowers that would avoid foreclosure and/or losses.

We continue to see weakness in our loan portfolio and as economic conditions remain difficult.  We expect this situation to continue until we see improvement in the overall economy.  We have taken actions to prevent losses in our current portfolio, including a weekly meeting of members of management and lenders to discuss the status and action plan on each problem loan.  We have also taken steps to better evaluate the capital and liquidity positions of our commercial loan guarantors, particularly those involved in commercial real estate construction and development.

We establish provisions for loan losses, which are charged to operations, at a level we believe will reflect probable credit losses based on historical loss trends and an evaluation of specific credits in the loan portfolio.  In evaluating the level of the allowance for loan losses, we consider the types of loans and the amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions, and past due status and trends.

We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as necessary in order to maintain the proper level of allowance.  While we use available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses is maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses were both probable and reasonably estimable.  The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

Noninterest Income.  A summary of noninterest income, excluding securities transactions, follows:

	Six Months Ended June,
	2010	2009	$ Chg	% Chg
	(Dollars in thousands)

Service charges on deposit accounts	$1,806	$1,645	$161	9.8%
Other service charges, commissions and fees	868	722	146	20.2
Brokerage fees	479	410	69	16.8
Mortgage origination fees	110	209	(99)	(47.4)
Bank-owned life insurance	306	310	(4)	(1.3)
Other	38	22	16	72.7
Total noninterest income	$3,607	$3,318	$289	8.7
Noninterest income as a percentage of average assets (annualized)	1.2%	1.3%

The increase in service charges on deposit accounts is due primarily to an increase in overdraft fees.  Recent regulatory changes to the offering of overdraft privileges on ATM and debit cards may cause significant decreases in our overdraft fees in future periods.  At this time, we are unable to estimate accurately the effect this and other potential legislation may have on our overdraft income.  We are currently analyzing our options to replace this income stream if it is significantly affected by legislation or by a significant change in consumer behavior.  These options most likely will result in a major change in the fees we charge to our deposit customers.  In addition, there is an increase in these charges due to the new accounts obtained in our acquisition of The Park Avenue branches.

The increase in other service charges, commissions and fees is due to an increase in ATM and debit card income.  This increase comes as our customers continue to shift to more electronic transactions rather than using paper checks.  Recent legislation is expected to result in a reduction in interchange fees.  At this time we are unable to estimate accurately the effect this legislation may have on our interchange fee income.  We are currently analyzing our options to replace this income stream if it is significantly affected by the legislation.  We otherwise expect to see this trend continue.

The increase in brokerage fees during the six months was due to an increase in assets under management during the six months, due primarily to the increases seen in the equity markets.  We expect to see this trend continue.

Mortgage origination fees have decreased significantly.  The primary reason for the decrease is due to an increase in the number of loans we have originated and held for our portfolio, rather than sold.  During the first six months of 2010, over half of the loans we originated were held for our portfolio.  In accordance with generally accepted accounting principles, we accrete the origination fee income associated with these loans over the life of the loans.  For loans that are originated and immediately sold, we recognize all the origination fee income at the time of origination.  We expect this trend to continue for the remainder of 2010.

Earnings on bank-owned life insurance remained level during the first quarter of 2010, and we expect this trend to continue for the remainder of 2010.

Other noninterest income increased due to an isolated vendor refund.  We do not expect this trend to continue.

Noninterest Expense. A summary of noninterest expense follows:

	Six Months Ended June 30,
	2010	2009	$ Chg	% Chg
	(Dollars in thousands)

Salaries and employee benefits	$5,539	$4,425	$1,114	25.2%
Equipment	506	539	(33)	(6.1)
Occupancy	636	589	47	8.0
Advertising and marketing	244	198	46	23.2
Legal and accounting	328	273	55	20.1
Directors fees and retirement	277	306	(29)	(9.5)
Consulting and other professional fees	137	153	(16)	(10.5)
Telecommunications	173	116	57	49.1
Supplies	153	84	69	82.1
Data processing fees	991	713	278	39.0
(Gain) loss on sales and write-downs of other real estate owned	(343)	304	(647)	(212.8)
Foreclosed asset expenses	598	93	505	543.0
FDIC insurance and other regulatory fees	399	365	34	9.3
Other operating	1,092	698	394	56.4
Total noninterest expenses	$10,730	$8,856	$1,874	21.2
Noninterest expenses as a percentage of average assets	3.6%	3.6%

The increase in salaries and employee benefits was due to an increase in the number of full-time equivalent employees to 194 at June 30, 2010, compared to 118 at June 30, 2009 and 139 at March 31, 2010, primarily related to our acquisitions.  We added approximately 45 employees associated with our acquisition of the five branches from The Park Avenue Bank in May 2010.  In July 2010, we opened a new branch office in Valdosta, Georgia, which has increased our full-time equivalent employees by five.  In addition, we may hire additional staff in our finance, operations and credit areas to assist with the integration and operation of our recently acquired branches.

Equipment and occupancy expenses decreased primarily due to a decrease in depreciation expense.  We expect equipment and occupancy expenses to increase during the remainder of 2010 due to our acquisition of The Park Avenue Bank branches and other expansion activities.

Advertising and marketing expenses increased, and we expect this trend to continue as we increase marketing efforts in our new market areas.

The increase in legal and accounting fees was due primarily to increased legal fees related to problem assets.  We expect these legal fees to increase during the remainder of 2010 due to the level of our foreclosed assets and problem loans.  Accounting fees remained level.  However, we expect accounting fees to increase in 2010 due to our increased asset size.

Consulting and other professional fees decreased.  However, we expect these fees may increase during the remainder of 2010 as we pay outside advisors to assist us in evaluating expansion and acquisition opportunities and in integrating our recently acquired branches.

Directors’ fees and retirement decreased due to a decrease in incentive pay for advisory directors.  However, these fees may increase if we add advisory board members as we pursue our expansion efforts into new market areas.

The increase in telecommunications expenses is related to our acquisition and expansion activity, and we expect this trend to continue.

Supplies have increased in connection with our acquisition and expansion activity, and we expect this trend to continue.

Data processing fees increased due to the increase in debit card and ATM card usage.  These increased fees are more than offset by the income we receive on these transactions. We expect this trend to continue.  In addition, we will incur additional data processing fees associated with our acquisition and expansion activity.

During the first six months of 2010, we recorded a gain on the sale of other real estate owned.  This gain related to the disposition of several properties we acquired in our FDIC-assisted acquisition.  As we continue to dispose of property in this portfolio, we may record further gains.  However, these gains may or may not be sufficient to offset other losses and write-downs we incur that are related to other real estate owned.

Foreclosed asset and collection expenses increased primarily due to the increase in foreclosed assets as a result of our FDIC-assisted transaction.  When we conducted the FDIC-assisted transaction in December 2009, we initially recorded a $2.3 million contingent liability for these expenses and recorded foreclosed asset and collection expenses against this contingent liability.  We eliminated the contingent liability effective June 30, 2010, and applied the $2.1 million remaining to reduce the fair value of the loans acquired in the FDIC-assisted transaction.  As a result of this reclassification, foreclosed asset and collection expenses will be recorded as a non-interest expense as they are incurred, and we expect to incur approximately $2.1 million in these expenses on the portfolio obtained in the FDIC-assisted transaction over the next five years.  We also expect foreclosed asset and collection expenses on our other assets to remain high in 2010 due to our increased levels of problem loans and foreclosed assets.

Federal Deposit Insurance Corporation insurance and other regulatory fees increased during 2010.  This increase is due primarily to increased deposit assessment rates charged by the Federal Deposit Insurance Corporation.  This trend will continue for the foreseeable future as the Federal Deposit Insurance Corporation insurance continues to experience large losses on bank closures and assessment rates remain high.  In addition, our Federal Deposit Insurance Corporation insurance will increase due to increased deposits associated with our expansion efforts.

Other operating expenses increased primarily due to the amortization of core deposit intangibles associated with our acquisition activity in the fourth quarter of 2009 and the second quarter of 2010.  In addition, we recorded data processing conversion expenses of $267,000 in the second quarter of 2010 related to our acquisition and conversion of The Park Avenue Bank branches.

Income Tax Expense.  For the six months ended June 30, 2010, HFG recorded a tax expense of $66,000 and an effective tax rate of 6.7%.  This compares to a tax benefit of $41,000 during the first six months of 2009 with an effective tax rate of (8.1)%.  Our nontaxable income exceeded total net income, and thus a tax benefit was recorded.

Comparison of Operating Results for the Years Ended December 31, 2009 and December 31, 2008

General.  Our net loss increased by $1.4 million to a loss of $1.7 million compared to a loss of $262,000 for the year ended December 31, 2008.  Basic and diluted loss per share decreased to $0.16 per share for the year ended December 31, 2009 compared with $0.03 per share for the year ended December 31, 2008.  A $4.2 million increase in loan loss provision expense, along with increases in noninterest expenses offset the improvement in noninterest income.  Further explanations of these changes are discussed in more detail in the following sections.

Interest Income.  Interest income decreased $3.8 million or 14.0% to $23.4 million at December 31, 2009 from $27.2 million at December 31, 2008.  A 76 basis point decrease on yield in earnings assets, primarily due to a decrease in market interest rates, accounted for $3.0 million of the decrease, while a decrease in average balances during the year of $6.2 million accounted for $760,000 of the decrease.  The decrease in average earning assets was due to a decrease in loan demand during the year.  In the fourth quarter, our branch and FDIC-assisted acquisitions led to an increase in earning assets by year-end.  However, these additions of earning assets late in the year did not make up for the decline in average balances that had occurred earlier in the year.

Interest Expense.  Interest expense decreased $3.7 million or 29.6% to $8.8 million at December 31, 2009 from $12.5 million at December 31, 2008.  A 91 basis point decrease in the cost of interest-bearing liabilities accounted for $2.8 million of the decrease, while a decrease in average balances, primarily wholesale deposits, accounted for $867,000 of the decrease.

Net Interest Income.  Net interest income decreased $94,000 or 0.6% to $14.6 million compared with $14.7 million for the twelve months ending 2008.  Our net interest spread increased 15 basis points to 3.31% compared with 3.16% during the year earlier period.  The net interest margin increased 4 basis points to 3.49% versus 3.45% during the same period in 2008.  Average interest-earning assets decreased $6.2 million or 1.4% to $436.8 million at December 31, 2009, compared with $443.1 million at December 31, 2008.  Average interest-bearing liabilities decreased $738,000 or 0.2% to $400.8 million compared with $401.6 million at December 31, 2008.

The Board of Governors of the Federal Reserve System has made extreme moves in interest rates, dropping the federal funds rate from 5.25% in mid-2007 down to its current level of a targeted range of zero to 0.25%. These decreases in the federal funds rate caused our net interest margin to decline during 2008 and the first half of 2009.  During the second half of 2009, we saw our net interest margin improve.  The primary driver of this improvement was a decrease in our cost of interest-bearing liabilities.  This occurred as we were able to lower our deposit rates, and as our structured repurchase agreements priced lower during the year.  We also reduced our wholesale time deposits from $27.8 million at December 31, 2008 to $14.1 million at December 31, 2009.  During 2009, we also reduced our other borrowings by $10.0 million.  For more information on interest rate changes, and the effects those changes may have on earnings, see “- Asset and Liability Management and Market Risk.”

Provision for Loan Losses.  We recorded a provision for loans losses of $7.5 million in 2009 compared with $3.4 million for the prior-year period.  Net charge-offs of $6.4 million were part of the reason for the increase in loan loss provision expense for 2009.  Non-performing loans increased $1.2 million to $8.5 million at December 31, 2009, compared with $7.3 million at December 31, 2008.  The ratio of non-performing loans to total loans increased to 2.53% compared with 2.41% at December 31, 2008.  The allowance for loan losses as a percentage of total loans increased by 17 basis points to 1.81% compared with 1.64% at December 31, 2008.  The allowance for loan losses as a percentage of total loans, excluding purchased loans, increased by 43 basis points to 2.07% compared with 1.64% at December 31, 2008.

Loans past due 30 or more days and still accruing totaled $3.2 million, or 0.96% of total loans at December 31, 2009.  This compares to $4.5 million at December 31, 2008, or 1.47% of loans.  Excluding purchased loans, loans past due 30 or more days and still accruing totaled $1.8 million, or 0.61% of total loans at December 31, 2009.  We had no loans past due 90 or more days and still accruing at December 31, 2009 or 2008.

Our internally criticized and classified assets totaled $35.8 million at December 31, 2009, compared to $27.0 million at December 31, 2008.  These balances include the nonperforming loans, other real estate, and repossessed assets.  Our internal loan review processes strive to identify weaknesses in loans prior to performance issues.  However, our processes do not always provide sufficient time to work out plans with borrowers that would avoid foreclosure and/or losses.

Noninterest Income. A summary of noninterest income, excluding securities transactions, follows:

	For the years ended December 31,
	2009	2008	$ Chg	% Chg
	(Dollars in thousands)

Service charges on deposit accounts	$3,547	$3,958	$(411)	(10.4)%
Other service charges, commissions and fees	1,406	1,288	118	9.2
Brokerage fees	914	1,030	(116)	(11.3)
Mortgage origination fees	345	400	(55)	(13.8)
Bank owned life insurance	621	495	126	25.5
Other	45	301	(256)	(85.1)
Total noninterest income	$6,878	$7,472	$(594)	(7.9)
Noninterest income as a percentage of average assets	1.4%	1.5%

The decrease in service charges on deposit accounts was due to a decrease in overdraft fees.  During the year, we saw a decrease in the amount of depositors who overdrew their accounts.  This was specifically true of our overdraft privilege program, which allows customers who meet certain standards to have their overdrafts covered up to $750, including checks, drafts, ACH, debit card and ATM transactions.  We expect to continue to see decreased revenue in this area.  In addition, recent regulatory changes to the offering of overdraft privilege on ATM and debit card transactions may cause significant decreases in our overdraft fees.  At this time, we are unable to accurately estimate the effect this legislation, and other potential legislation, may have on our overdraft income.  We are currently analyzing our options to replace this income stream if it is significantly affected by legislation or by a significant change in consumer behavior.  These options will most likely result in a major change in the fees we charge to our deposit customers.

The increase in other service charges, commissions and fees was due primarily to an increase in debit and ATM transaction fees.  Our customers continued to increase debit card usage instead of using cash or checks.  We expect this trend to continue, despite a decrease in consumer spending.

The decrease in our brokerage fees was due primarily to a decrease in assets under management and, thus, a reduction in our asset management fees.  This decrease was caused by market conditions and not by a decrease in the number of clients we serve in this business.  In addition, as market conditions worsened in late 2008 and early 2009, we saw a decrease in commissions earned as our clients became less active in the equity markets.

Mortgage fees decreased due to a slowdown in the real estate market for new sales and a slowdown in refinance activity.  In addition, stricter underwriting standards required by our investors and regulatory changes have caused an increase in the amount of time it takes to process each loan, which could cause a decrease in revenue.  We expect this trend to continue throughout 2010, unless we see significant improvement in the economy.

Earnings on bank-owned life insurance policies increased due to the purchase of an additional $5.0 million of cash surrender value of bank-owned life insurance policies in the middle of 2008 as 2009 was the first full year of earnings on this addition.

Other noninterest income decreased by $129,000 due to a decrease in Federal Home Loan Bank stock dividends.  We received $10,000 of Federal Home Loan Bank dividends in 2009; however, we are uncertain about the level of dividends we may receive in the future.  Other non-interest income decreased an additional $119,000 due to a gain on the sale of a real estate partnership we recorded in 2008 with no similar gain in 2009.

Noninterest Expense. A summary of noninterest expense follows:

	For the years ended December 31,
	2009	2008	$ Chg	% Chg
	(Dollars in thousands)

Salaries and employee benefits	$8,899	$8,987	$(88)	(1.0)%
Equipment	985	1,217	(232)	(19.1)
Occupancy	1,198	1,204	(6)	(0.5)
Advertising and marketing	439	496	(57)	(11.5)
Legal and accounting	493	528	(35)	(6.6)
Directors fees and retirement	553	552	1	0.2
Consulting and other professional fees	297	318	(21)	(6.6)
Telecommunications	239	258	(19)	(7.4)
Supplies	177	177	-	-
Data processing fees	1,606	1,300	306	23.5
Loss on sale and write-downs of other real estate owned	422	386	36	9.3
Foreclosed asset expenses	257	229	28	12.2
FDIC insurance and other regulatory fees	872	267	605	226.6
Impairment loss on premises held for sale	502	-	(502)	NM
Other operating	1,332	1,510	(178)	(11.8)
Total noninterest expenses	$18,271	$17,429	$842	4.8
Noninterest expenses as a percentage of average assets	3.7%	3.6%

The decrease in salaries was due primarily to efforts to keep staffing levels in line with the slow down in the economy and our effort to increase efficiencies.  However, with our branch acquisitions in December 2009, we increased our full-time equivalent employees from 120 at December 31, 2008, to 134 at December 31, 2009.  In addition, we may hire additional staff in our finance, operations and credit areas to assist with our expansion efforts in 2010.

Equipment and occupancy expenses decreased primarily due to cost reduction measures we implemented to offset declines in revenue.  However, we expect equipment and occupancy to increase in 2010 due to the addition of three new branches in December 2009 and five new branches in May 2010.

Advertising and marketing decreased due to our efforts to cut expenses in 2009.  Due to our expansion efforts and branch acquisition activity, we expect advertising and marketing expenses to increase in 2010.

The decrease in legal and accounting fees was due to a decrease in legal fees associated with collection efforts.  However, these fees remain at historically high levels due to the elevated level of problem assets.  We expect these costs to remain elevated until we see decreases in problem assets.

Directors fees remained level in 2009.  We expect these fees to increase in 2010 due to the addition of local advisory boards related to our expansion efforts.

Consulting and other professional fees decreased primarily due to our efforts to reduce expenses in 2009.  In 2010, these fees may increase as we use consultants and other professionals to assist with our analysis of expansion efforts and with the subsequent integration of any new offices and acquisitions.

Telecommunication expenses decreased due to our efforts to cut expenses in 2009.  As we increase our branch network, we expect these fees to increase.

Supply expenses remained level in 2009, however, we expect those expenses to increase due to our expansion efforts.

Data processing expenses increased due to the increased amount of debit card transactions in 2009 and increases in other data processing fees.  In 2010, our core processing contract terminates.  We are currently negotiating this contract and expect to receive a reduction in rates.  However, our expansion efforts may cause this total expense to increase despite the reduction we expect to receive in per account charges under the new contract.

The loss on sale and write-down of other real estate owned increased due to the increased amount of other real estate owned and efforts to dispose of these properties.  We expect that these expenses will remain elevated until levels of other real estate owned are reduced.

Foreclosed asset expenses also increased significantly due to the increased level of foreclosed assets.  We expect that these expenses also will remain elevated until levels of other real estate and repossessions are reduced.

The increase in Federal Deposit Insurance Corporation insurance and other regulatory fees was due to an increase in Federal Deposit Insurance Corporation insurance premiums during 2009, as well as a special assessment of $202,000.  We expect Federal Deposit Insurance Corporation insurance and other regulatory fees to remain high based on the increased level of deposits and the amount of bank failure expenses that the Federal Deposit Insurance Corporation is incurring.

The decrease in other operating expenses was due primarily to our efforts to cut expenses in 2009.

Income Tax Expense.  Income tax benefits were $496,000 more for the year ended December 31, 2009 as compared with 2008.  The increase in tax benefits was partially due to an increase in the loss before taxes of $1.9 million, along with other factors.  Due to the losses incurred in 2009 and 2008, a comparison of effective tax rates is not meaningful.

Due to the losses we have incurred in 2009 and 2008, we have increased our deferred tax assets to $6.7 million at December 31, 2009, compared to $5.2 million at December 31, 2008, and $4.0 million at December 31, 2007.  We analyze our deferred tax assets for potential impairment and have determined that there is no impairment as of December 31, 2009.

Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007

General.  Our net income decreased by $3.2 million or 109.0% to a loss of $262,000 compared to net income of $2.9 million for the year ended December 31, 2007.  Basic and diluted net income per share decreased 110.7% or $0.31 per share to a loss of $0.03 per share for December 31, 2008, compared with net income of $0.28 per share at December 31, 2007.  Impairment losses on securities of $3.1 million and a $2.2 million increase in provision for loans losses were the primary reasons for the decrease in earnings.  Further explanations of these changes are discussed in more detail in the following sections.

Net Interest Income.  Net interest income in 2008 increased $166,000 or 1.1% to $14.7 million compared with $14.5 million in 2007.  Our net interest spread in 2008 decreased six basis points to 3.16% compared with 3.22% in 2007.  The net interest margin decreased 25 basis points to 3.45% in 2008 versus 3.70% in 2007.  Average interest-earning assets increased $35.5 million or 8.7% to $443.1 million compared with $407.6 million during the year-earlier period.  Average interest-bearing liabilities increased $46.2 million or 13.0% to $401.6 million compared with $355.4 million at December 31, 2007.

The Board of Governors of the Federal Reserve System has made extreme moves in interest rates, dropping the federal funds rate from 5.25% in mid-2007 down to its current level of a targeted range of zero to 0.25%. These decreases in the federal funds rate have caused our net interest margin to decline.  In addition to the pressure these decreases have put on our margin, we have also seen pressure from historically high spreads between U.S. Treasury rates and bank certificate of deposit rates.  As many banks have had to aggressively go after deposit customers, we have had to keep our rates higher than normal during such dramatic drops in interest rates.  In addition, the Board of Governors of the Federal Reserve System has taken measures to keep longer term interest rates down by buying U.S. Treasury bonds.  This has an additional effect of keeping the yield curve relatively flat, which puts additional strain on our ability to improve the net interest margin.  As long as these trends continue, we expect to see the net interest margin decrease during 2009.  Additionally, as our loan demand remains weak, we will likely see a decrease in interest earning assets, which could cause our net interest income to decrease.

Provision for Loan Losses.  We recorded a provision for loans losses of $3.4 million in 2008 compared with $1.2 million for the prior-year period.  Net charge-offs of $2.8 million added to the increase in reserve requirement for 2008.  Non-performing loans increased $4.1 million to $7.3 million at December 31, 2008, compared with $3.2 million at December 31, 2007.  The ratio of non-performing loans to total loans increased to 2.41% compared with 1.05% at December 31, 2007.  The allowance for loan losses as a percentage of total loans increased by 19 basis points to 1.64% compared with 1.45% at December 31, 2007.

Loans past due 30 or more days and still accruing totaled $4.5 million, or 1.47% of total loans at December 31, 2008. This compares to $1.9 million at December 31, 2007, or 0.65% of loans.  We had no loans past due 90 or more days and still accruing at December 31, 2008 or 2007.

Our internally criticized and classified assets totaled $27.0 million at December 31, 2008, compared to $13.4 million at December 31, 2007.  These balances include the aforementioned nonperforming loans, other real estate, and repossessed assets. Our internal loan review processes strive to identify weaknesses in loans prior to performance issues. However, our processes do not always provide sufficient time to work out plans with borrowers that would avoid foreclosure and/or losses.

Impairment Losses on Securities.  During 2008, we determined that the securities of three issuers whose securities were held in our available for sale portfolio were other than temporarily impaired.  The total impairment charge recorded was $3.1 million.  The securities included a $1.5 million investment in the preferred stock of Freddie Mac, which we impaired completely subsequent to the government intervention into the entity.  In addition, we impaired the corporate bonds of General Motors, in which we had an investment of $1.2 million that was written down to $220,000, and the corporate bonds of Ford Motor Credit, in which we held an investment of $1.0 million that was written down to $400,000.  Subsequent to these impairments, we saw a significant increase in the value of our corporate bonds.  Based on this change in value, we sold our investments in General Motors and Ford Motor Credit for an approximate $172,000 gain from their previously impaired values.  We currently still hold our investment in the preferred stock of Freddie Mac.

As of December 31, 2008, approximately 96.2% of our investment portfolio had a rating of investment grade, with 81.1% of the portfolio having a rating of AAA.  Approximately 3.6% of our investment portfolio was not rated by the major credit rating agencies.

Noninterest Income.  A summary of noninterest income, excluding securities transactions, follows:

	For the Years Ended
	2008	2007	$ Chg	% Chg
	(Dollars in thousands)

Service charges on deposit accounts	$3,958	$3,929	$29	0.7%
Other service charges, commissions and fees	1,288	1,200	88	7.3
Brokerage fees	1,030	951	79	8.4
Mortgage origination fees	400	350	50	14.2
Bank owned life insurance	495	347	148	42.6
Other	301	268	33	12.0
Total noninterest income	$7,472	$7,045	$427	6.2
Noninterest income as a percentage of average assets	1.5%	1.6%

Our service charges on deposit accounts remained relatively flat. In previous years we have seen significant increases in our overdraft protection products, however, as this product has matured, our increases have become modest.  We expect service charges to remain flat, or decrease slightly if economic activity continues to remain slow.  The increase in other service charges, commissions and fees was due primarily to an increase in debit and ATM transaction fees.  Our customers continue to increase debit card usage instead of using cash or checks.  We expect this trend to continue, despite a decrease in consumer spending.

The increase in our brokerage fees was due primarily to an increase in assets under management.   However, recent declines in the stock market could cause this income to decrease in the future.

Mortgage fees increased despite a slow down in the real estate market.  We have had increased refinancing activity as rates have decreased, which has more than offset the decline from a slower real estate market.  Despite the increase in refinancing activity, stricter underwriting standards have caused an increase in the amount of time it takes to process each loan, which could cause a decrease in revenue.

Earnings on bank-owned life insurance policies increased due to the purchase of an additional $5.0 million of cash surrender value of bank owned life insurance policies in 2008.

Other noninterest income increased due to an increase in miscellaneous service charges that took place late in 2007.  The increase was offset by decreases in Federal Home Loan Bank stock dividends of $33,000, to $129,000 for 2008.  We do not expect to receive any Federal Home Loan Bank stock dividends in 2009.

Noninterest Expense.  A summary of noninterest expense follows:

	For the years ended December 31,
	2008	2007	% Chg	% Chg
	(Dollars in thousands)

Salaries and employee benefits	$8,987	$10,321	$(1,334)	(12.9)%
Equipment	1,217	1,109	108	9.7
Occupancy	1,204	1,045	159	15.2
Advertising and marketing	496	450	46	10.3
Legal and accounting	528	460	68	14.7
Directors fees and retirement	552	763	(211)	(27.6)
Consulting and other professional fees	318	603	(285)	(47.3)
Telecommunications	258	231	27	11.5
Supplies	177	220	(43)	(19.5)
Data processing fees	1,300	1,151	149	12.9
Loss on sale and write-downs of other real estate owned	386	-	386	NM
Foreclosed asset expenses	229	42	187	447.5
FDIC insurance and other regulatory fees	267	121	146	120.8
Other operating	1,510	1,460	49	3.3
Total noninterest expenses	$17,429	$17,976	$(548)	(3.1)
Noninterest expenses as a percentage of average assets	3.6%	4.1%

The decrease in salaries and employee benefits is due a decrease of $1.4 million of expenses related to executive benefit plans that were fully vested in 2007.

Equipment and occupancy expenses increased primarily because of the opening of two new branches in Ocala in January and June of 2008.

Advertising and marketing increased due to our increased business development expenses in the Ocala, Florida market.

The increase in legal and accounting fees was due to a significant increase in legal fees, while audit fees decreased slightly.  The increase in legal fees were related to our investment in Chattahoochee Bank of Georgia and legal expenses related to collection efforts on problem assets.

The decrease in directors’ fees is due to a decrease of $198,000 of expenses related to director retirement plans that were fully vested in 2007.  In addition, incentive pay for advisory directors was not earned in 2008 as business development goals were not attained.

Consulting and other professional fees decreased primarily due to the payment of $250,000 to one vendor for an organizational restructuring, expense reduction and revenue enhancement project in 2007.

Telecommunication expenses were up slightly due to the addition of two new branches in 2008.

Supply expenses were down due to our efforts to reduce expenses and renegotiation of vendor contracts.

Data processing expenses increased due to the increased amount of debit card transactions in 2008.

The loss on sale and write-down of other real estate owned increased due to the increased amount of other real estate owned and efforts to dispose of these properties.

Foreclosed asset expenses also increased significantly due to the increased level of foreclosed assets.  We expect that these expenses will remain elevated until levels of other real estate and repossessions are reduced.

The increase in Federal Deposit Insurance Corporation insurance and other regulatory fees was due to an increase in Federal Deposit Insurance Corporation premiums and the utilization of our remaining prior credits toward these premiums in 2007.  In addition, the recent announcement of a proposed special one time assessment from the Federal Deposit Insurance Corporation will add an additional $350,000 to $700,000 to the already increased premium for 2009, depending on the final assessment from the Federal Deposit Insurance Corporation.  In addition, there are other provisions in the most recent Federal Deposit Insurance Corporation board decision which will allow other special assessments to be imposed.  At this time, we are not certain of the magnitude of these proposed assessments if they were to be imposed.

The increase in other operating expenses was due primarily to increases in travel and training that occurred early in 2008.

Income Tax Expense.  Income tax benefits were $378,000 greater during the year ended December 31, 2008 as compared to 2007.  The majority of the income tax benefits in 2007 primarily related to the reversal of a contingent income tax liability of $1.1 million.  The contingent liability had been established in 2001 upon converting to a taxable entity and reflected the potential tax impact of tax positions taken at that time.  We believed the filing position was supportable based upon a reasonable interpretation of federal income tax laws and the underlying regulations, however, due to the lack of prior rulings on similar fact patterns, it was unknown whether the tax position would be sustained upon audit by either federal or state tax authorities. The applicable statute of limitations expired on September 15, 2007, making the contingency reserve unnecessary.  We have no other contingent reserves for uncertain tax positions as of December 31, 2008.

Due to the unusual nature of the items in the 2008 and 2007 years, a comparison of effective tax rates is not meaningful.

Liquidity

We are required to have enough cash and investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation.  Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.  Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows.  Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

Liquidity management involves the matching of cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of HFG to manage those requirements.  HFG strives to maintain an adequate liquidity position by managing the balances and maturities of interest earning assets and interest bearing liabilities so that the balance it has in short-term investments at any given time will adequately cover any reasonably anticipated immediate need for funds.  Additionally, HeritageBank of the South maintains relationships with correspondent banks, which could provide funds on short-term notice if needed. Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities.  Liquidity management is both a daily and long-term function of business management.  Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds.  On a longer term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed securities.

HFG is a separate legal entity from HeritageBank of the South and must provide for its own liquidity, as will Heritage Financial Group after the conversion.  In addition to its operating expenses, HFG is responsible for paying any dividends declared to its shareholders, and interest and principal on outstanding debt.  HFG has also repurchased shares of its common stock.  HFG’s primary source of funds consists of the net proceeds retained by HFG from its initial public offering in 2005 and dividends from HeritageBank of the South.  There are regulatory restrictions on the ability of HeritageBank of the South to pay dividends.  At June 30, 2010, HFG (on an unconsolidated basis) had $4.4 million in cash, federal funds sold, interest-bearing deposits and investments in banks generally available for its cash needs.

HeritageBank of the South’s primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided by operations.  While scheduled payments from the amortization of loans and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  In addition, HeritageBank of the South invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.  Heritage Bank of the South also generates cash through borrowings, primarily from Federal Home Loan Bank advances, to leverage its capital base, provide funds for its lending and investment activities and enhance its interest rate risk management.

HeritageBank of the South uses its sources of funds primarily to meet its ongoing commitments, pay maturing deposits, fund withdrawals and fund loan commitments.  It is management’s policy to manage deposit rates that are competitive with other local financial institutions, based on our needs and potential uses of the funds.  Based on this management strategy, we believe that a majority of maturing deposits will remain with HeritageBank of the South.  In addition, HeritageBank of the South had the ability, at June 30, 2010, to borrow an additional $26.6 million from the Federal Home Loan Bank of Atlanta and $20.0 million from other lenders as a funding source to meet commitments and for liquidity purposes.

On December 30, 2009, the FDIC’s Deposit Insurance Fund restoration plan required banks to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012.  Under the plan, which applies to all insured financial institutions except those with liquidity problems, insured financial institutions were assessed through 2010 according to the risk-based premium schedule adopted earlier this year.  However, beginning January 1, 2011, the base rate increases by three basis points.  We had the necessary liquidity to accommodate this prepayment of premiums and did not experience any material impact on its liquidity as a result of this action.

In March 2008, we purchased a lot in the Lee County Georgia market for $743,000 for potential future expansion.  We have begun construction of a branch at that location, scheduled for completion in 2011, at an estimated cost of $2.5 million.

The liquidity of HFG are monitored continuously by HFG’s Board-authorized Asset Liability Management Committee and on a periodic basis by state and federal regulatory authorities.  As determined under guidelines established by these regulatory authorities, HFG’s and the HeritageBank of the South’s liquidity ratios at June 30, 2010, were considered satisfactory.  At that date, HFG’s short-term investments were adequate to cover any reasonably immediate need for funds.  HFG is aware of no events or trends likely to result in a negative material change in liquidity.  We acquired approximately $40.5 million in cash in our acquisition of the five branches in May 2010, which increased our liquidity levels significantly.

The consolidated statement of cash flows for the six months ended June 30, 2010 and 2009, detail cash flows from operating, investing and financing activities.  For the six months ended June 30, 2010, net cash provided by operating activities was $4.2 million while investing activities provided $16.2 million and financing activities reduced cash $7.1 million, resulting in a net increase in cash during the six month period of $13.2 million.  Cash flow provided by investing activities included $40.5 million in proceeds from acquisition activity partially offset by net securities transactions that utilized $34.7 million of cash.  The reduction in cash flow provided by financing activities related to the decrease in deposits of $7.7 million, which primarily related to the maturities of certificates of deposit.

The consolidated statement of cash flows for the years ended December 31, 2009 and 2008, details cash flows from operating, investing and financing activities. For the year ended December 31, 2009, net cash provided by operating activities was $2.4 million, while investing activities provided $33.1 million, primarily from acquisition activity, and financing activities used $30.8 million primarily to reduce non-core deposits and other borrowings, resulting in a net increase in cash during the twelve month period of $4.8 million.

Off-Balance Sheet Arrangements, Contractual Obligations and Commitments

The following table presents our longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.  In addition to the commitments below, we had overdraft protection available in the amounts of $8.4 million and $8.0 million for June 30, 2010 and 2009, respectively.

	June 30, 2010
	Less than One Year	One through Three Years	Four through Five Years	After Five Years	Total
	(In thousands)
Contractual obligations:
Federal Home Loan Bank advances	$7,500	$-	$10,000	$25,000	$42,500
Repurchase agreement	1,958	5,000	5,000	20,000	31,958
Other borrowings	1,996	-	-	-	1,996
Operating leases (premises)	67	26	26	797	916
Total advances and operating leases	$11,521	$5,026	$15,026	$45,797	77,370

Off-balance sheet loan commitments:
Undisbursed portions of loans closed	$-	$-	$-	$-	$-
Commitments to originate loans	-	-	-	-	-
Unused lines of credit	25,499	3,426	1,506	12,981	43,412
Total loan commitments	$25,499	$3,426	$1,506	$12,981	43,412
Total contractual obligations and loan commitments					$120,782

Capital Resources

Effective January 1, 2005, HFG and HeritageBank of the South became subject to minimum capital requirements imposed by the Georgia Department of Banking and Finance.  As of that same date, HeritageBank of the South also became subject to minimum capital requirements and capital categories established by the Federal Deposit Insurance Corporation.  Based on their capital levels at June 30, 2010, HFG and HeritageBank of the South exceeded these state and federal requirements.  Consistent with our goals to operate a sound and profitable organization, our policy is for HeritageBank of the South to maintain a “well-capitalized” status under the capital categories of the Federal Deposit Insurance Corporation.  Based on capital levels at June 30, 2010, HeritageBank of the South was considered to be well-capitalized.

As reflected below, HFG and HeritageBank of the South exceeded the minimum capital ratios at June 30, 2010:

	Actual		For Capital Adequacy Purposes		Minimum Required to Be Well-Capitalized Under Prompt Corrective Action Provisions(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital to Risk Weighted Assets
HFG Consolidated	$63,140	14.9%	$33,987	8.0%	$-	-%
HeritageBank of the South	57,049	13.6	33,460	8.0	41,825	10.0

Tier I Capital to Risk Weighted Assets
HFG Consolidated	$57,902	13.6%	$16,994	4.0%	$-	-%
HeritageBank of the South	51,800	12.4	16,730	4.0	25,095	6.0

Tier I Capital to Average Total Assets
HFG Consolidated	$57,902	9.4%	$24,549	4.0%	$-	-%
HeritageBank of the South	51,800	8.5	24,288	4.0	30,360	5.0

(1) Not applicable to HFG.

HFG has repurchased 1.1 million shares of its common stock for a total of $14.1 million, or an average price per share of $13.34, from 2006 through 2009.  The bulk of these purchases occurred from the middle of 2006 through 2008.  Some of these shares were repurchased to support awards under our equity incentive plan so that additional shares would not have to be issued in order to fund awards under that plan.  In addition, we believed this was an appropriate use of capital, because market valuations for mutual holding companies were rising.  During this time period, our rate of internal growth rates was low.  We believed that our capital level, after considering the impact of stock buybacks, dividends and earnings, was sufficient to support the growth in our markets of Albany, Georgia and Ocala, Florida for the foreseeable future.  We began to explore expansion opportunities, including through de novo branching and acquisitions of branches or whole banks.  During 2006 and 2007, the pricing for the acquisition of branches and banks reached levels that we believed were too high in order to obtain a reasonable return.  This furthered our belief that the repurchase of stock was a prudent way to deploy capital, improve return on equity and provide an enhanced return to our stockholders.  The declining economy in southern Georgia and north central Florida in 2008 and 2009 resulted in lower pricing for acquisitions of banks or branches and increased opportunities for de novo branching.  We started to explore expansion opportunities again in 2009, because we believed that the pricing in those transactions could provide us with an acceptable rate of return.  As a result, we stopped the repurchase of our stock.  As the economy remains weak in our market areas, we believe there will be further opportunities to expand our market footprint through FDIC-assisted acquisitions, branch purchases and de novo branching.  In addition, we believe we will be able to experience significant loan growth in the markets we have expanded into during 2009 and 2010.  We believe these opportunities, among other factors, make it an attractive time to raise capital.

Impact of Inflation

The effects of price changes and inflation can vary substantially for most financial institutions.  While management believes that inflation affects the economic value of total assets, it believes that it is difficult to assess the overall impact.  Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of changes in the consumer price index coincides with changes in interest rates or asset values.  For example, the price of one or more of the components of the consumer price index may fluctuate considerably, influencing composite consumer price index, without having a corresponding affect on interest rates, asset values, or the cost of those goods and services normally purchased by us.  In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans.  In addition, higher short-term interest rates tend to increase the cost of funds.  In other years, the opposite may occur.

Impact of Fair Value

The fair market value of our financial instruments fluctuates based primarily on changes in market interest rates.  These fluctuations can cause substantial changes to the fair value of our financial instruments from period to period.  In general, our business strategy provides for financial assets and liabilities to be originated and held to maturity.  We do not have significant amounts of assets or liabilities that we seek to dispose of prior to their contracted maturity.  Therefore, short term fluctuations, even if they are significant in value, do not generally affect our business strategy, operations, or our regulatory capital ratios.

Recent Accounting Standards

For discussion of Recent Accounting Standards, please see “Note 1 – Recent Accounting Standards” of the Notes to Consolidated Financial Statements.

Asset and Liability Management and Market Risk

Our Risk When Interest Rates Change.  The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time.  Market rates change over time.  Like other financial institutions, our results of operations are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities.  The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

How We Measure Our Risk of Interest Rate Changes.  As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk.  In doing so, we analyze and manage assets and liabilities based on their interest rates and payment streams, timing of maturities, repricing opportunities, and sensitivity to actual or potential changes in market interest rates.

To manage the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to understand, measure, monitor, and control the risk.  These policies are designed to allow us to implement strategies to minimize the effects of interest rate changes to net income and capital position by properly matching the maturities and repricing terms of our interest earning assets and interest bearing liabilities.  These policies are implemented by the risk management committee, which is composed of senior management and board members.  The risk management committee establishes guidelines for and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity requirements.  The objectives are to manage assets and funding sources to produce results that limit negative changes in net income and capital while supporting liquidity, capital adequacy, growth, risk and profitability goals.  Senior managers oversee the process on a daily basis.  The risk management committee meets quarterly to review, among other things, economic conditions and interest rate outlook, current and projected needs and capital position, anticipated changes in the volume and mix of assets and liabilities, interest rate risk exposure, liquidity position and net portfolio present value.  The committee also recommends strategy changes, as appropriate, based on their review.  The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors on a quarterly basis.

In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

●	limiting the percentage of long-term, fixed-rate loans within our portfolio;

●	originating a mix of variable-rate and shorter term fixed-rate loans;

●	originating prime-based home equity lines of credit;

●	managing deposit relationships for stability and a lower cost of funds position;

●	using Federal Home Loan Bank advances and other funding sources to align maturities and repricing terms of funding sources with loans; and

●	continuing the origination of consumer loans.

The risk management committee has oversight over the asset-liability management of HFG.  This committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net income and the market value of portfolio equity.  Market value of portfolio equity is a measurement of the value of the balance sheet at a fixed point in time.  It is summarized as the fair value of assets less the fair value of liabilities.  The committee reviews computations of the value of capital at current interest rates and alternative interest rates.  The variance in the net portfolio value between current interest rate computations and alternative rate computations represents the potential impact on capital if rates were to change.

HFG is exposed only to U.S. dollar interest rate changes, and, accordingly, HFG manages exposure by considering the possible changes in the net interest margin.  HFG does not have any trading instruments nor does it classify any portion of the investment portfolio as held for trading.  HFG monitors its sensitivity to changes in interest rates and may use derivative instruments to hedge this risk.  HFG does not enter into derivatives or other financial instruments for trading or speculative purposes.  Finally, HFG has no exposure to foreign currency exchange rate risk and commodity price risk.

Interest rates play a major part in the net interest income of a financial institution.  The sensitivity to rate changes is known as “interest rate risk.”  The repricing of interest-earning assets and interest-bearing liabilities can influence the changes in net interest income.

HFG uses simulation analysis to monitor changes in net interest income due to changes in market interest rates.  The simulation of rising, declining and flat interest rate scenarios allows management to monitor and adjust interest rate sensitivity to minimize the impact of market interest rate swings.  The analysis of the impact on net interest income over a 12-month period is subjected to a shock in interest rates of 100, 200, 300  and 400 basis point increase or decrease in market rates on net interest income and is monitored on a quarterly basis.  We also monitor regulatory required interest rate risk analysis which simulates more dramatic changes to rates.

HFG’s strategy is to mitigate interest risk to the greatest extent possible. Based on our analysis of HFG’s overall risk to changes in interest rates, we structure investment and funding transactions to reduce this risk.  These strategies aim to achieve neutrality to interest rate risk.  Although we strive to have our net interest income neutral to changes in rates, due to the inherent nature of our business, we will never be completely neutral to changes in rates. As of June 30, 2010, a drop in interest rates would increase our net interest income and an increase in rates would decrease our net interest income, also known as liability sensitive.  During 2008 and 2009, we put minimum interest rate requirements, also known as floors, in our prime-based floating rate loans.  These floors are generally 200 to 300 basis points above their current index rate.  These floors allowed us to earn a higher rate of interest than we would have otherwise earned during 2008, 2009 and the first six months of 2010.  However, due to these floors, many of our loans will not reprice when rates rise, until the increase in rates exceeds the loan floor.  This lag in repricing is part of the reason we are liability sensitive over the next year in a rising rate environment.  We feel that the level of interest rate risk is at an acceptable level, and is within our internal policy limits.

HFG maintains a risk management committee that monitors and analyzes interest rate risk.  This committee is comprised of members of senior management and outside directors.  This committee meets on a monthly basis and reviews the simulations listed above, as well as other interest rate risk reports.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of the six months ended June 30, 2010, the interest rate sensitivity gap (i.e., interest-rate sensitive assets divided by interest-rate sensitivity liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest-rate sensitive assets divided by interest-rate sensitive liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	June 30, 2010
	Maturing or Repricing Within
	Zero to Three Months	Three Months to One Year	One to Five Years	Over Five Years	Total
	(Dollars in thousands)

Earning assets:
Short-term assets	$35,038	$-	$-	$-	$35,038
Investment securities	13,818	42,659	71,789	28,093	156,359
Loans held for sale	448	-	-	-	448
Loans	131,048	52,755	152,688	52,246	388,737
	180,352	95,414	224,477	80,339	580,582

Interest-bearing liabilities:
Interest-bearing demand deposits	103,279	-	-	-	103,279
Savings and money market	197,894	-	-	-	197,894
Time deposits	30,359	78,039	56,404	3,516	168,318
Other borrowings	33,954	-	-	-	33,954
Federal Home Loan Bank advances	-	7,500	10,000	25,000	42,500
	365,486	85,539	66,404	28,516	545,945

Interest rate sensitivity gap	$(185,134)	$9,875	$158,073	$51,823	$34,647
Cumulative interest rate sensitivity gap	$(185,134)	$(175,259)	$(17,186)	$34,637
Interest rate sensitivity gap ratio	0.49	1.12	3.38	2.82
Cumulative interest rate sensitivity gap ratio	0.49	0.61	0.97	1.06

The following table shows the results of our projections for net interest income expressed as a percentage change over net interest income in a flat rate scenario for an immediate change or “shock” in market interest rates over a twelve month period.  Due to the historically low level of interest rates, we do not believe downward shocks greater than 50 basis points are relevant.  In addition, due to the historically low interest rate environment, there is concern that we may see dramatic increases in interest rates when they begin to rise.  To address this concern, we increased our upward interest rates shocks to include a shock of 400 basis points.

Market Rate Change	Effect on Net Interest Income

+400	-13.4%
+300	-13.6%
+200	-13.8%
+100	-6.9%
-50	2.4%

BUSINESS OF HERITAGE FINANCIAL GROUP

Heritage Financial Group is a Maryland corporation that was organized in May 2010.  Upon completion of the conversion, Heritage Financial Group will become the holding company of HeritageBank of the South and will succeed to all of the business and operations of HFG and Heritage MHC, which will cease to exist.

Initially following the completion of the conversion, Heritage Financial Group will have no significant assets other than owning 100% of the outstanding common stock of HeritageBank of the South, the net proceeds it retains from the offering, part of which will be used to make a loan to the employee stock ownership plan, and certain liquid assets.  It will have no significant liabilities.  See “How We Intend to Use the Proceeds From the Offering.”  Heritage Financial Group intends to use the support staff and offices of HeritageBank of the South and will pay HeritageBank of the South for these services.  If Heritage Financial Group expands or changes its business in the future, it may hire its own employees.

Heritage Financial Group intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.”  In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.  There are, however, no current understandings or agreements for these activities.

BUSINESS OF HFG AND HERITAGEBANK OF THE SOUTH

General

HFG is a federally chartered stock holding company subject to regulation by the Office of Thrift Supervision.  It was formed in February 2002 and operates through its wholly owned subsidiary, HeritageBank of the South.  HFG does not own or lease any business property and uses the premises, equipment and furniture of HeritageBank of the South.  HFG employs only persons who are executive officers of HeritageBank of the South as our executive officers and uses the support staff of HeritageBank of the South.  HFG currently does not separately compensate any employees.

HeritageBank of the South was originally chartered in 1955 as a federal credit union, serving the Marine Corps Logistic Base in Albany, Georgia.  Over the years, it evolved into a full-service, multi-branch community credit union in Dougherty, Lee, Mitchell and Worth counties in Georgia.  It was converted from a federal credit union charter to a federal mutual savings bank in July 2001.  The objective of that charter conversion was to better serve customers and the local community though the broader lending ability of a savings bank and to expand our customer base beyond the limited field of membership permitted for credit unions.  In February 2002, HFG was formed as part of a reorganization into a two-tier mutual holding company structure.  On January 1, 2005, HeritageBank of the South converted to a Georgia-chartered stock savings bank.

The principal business of HeritageBank of the South consists of attracting retail and commercial deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences, multi-family residences and commercial property and a variety of consumer and commercial business loans.  Revenues from this business are derived principally from interest on loans and securities and fee income.

HeritageBank of the South offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market deposit and term certificate accounts and checking accounts.  It solicits deposits in our market areas and, to a lesser extent, from brokered deposits.

Market Area

We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve.  We are headquartered in Albany, Georgia.  At June 30, 2010, we primarily served southern Georgia through offices in the Albany, Georgia MSA, Bulloch County (Statesboro), Appling County (Baxley), Cook County (Adel), Jeff Davis County (Hazlehurst) and Tattnall County (Reidsville and Collins) and north central Florida through offices in Marion County (Ocala) and Columbia County (Lake City).  We occasionally make loans beyond our market area to meet customer’s needs and to develop new business.

The following table sets forth our pro forma deposit market share as of June 30, 2010, based on the most recent data available from the Federal Deposit Insurance Corporation and including the locations acquired in December 2009 and May 2010, in the major markets that we served as of June 30, 2010.

Market Area	Market Share	Market Share Rank	Institutions in Market
Albany, Georgia MSA	13.8%	3	16
Statesboro, Georgia	2.5	6	9
Adel, Georgia	16.6	2	5
Baxley, Georgia	6.8	4	4
Hazlehurst, Georgia	13.3	4	4
Tattnall County, Georgia	14.0	4	5
Ocala, Florida MSA	0.9	19	24
Lake City, Florida	5.2	6	7

Information regarding the local economy, major employers, unemployment levels and recent and projected population growth in these eight market areas is provided below.  (The unemployment and demographic (population) data was obtained from the website of SNL Financial at www.snl.com.  SNL Financial is a provider of news, financial data and expert analysis on the banking business.)  Overall, these eight market areas are experiencing higher unemployment levels than the nation or their respective states.  As of July 2010, the national unemployment rate was 9.5%, and the rates in Georgia and Florida were 10.2% and 12.0%, respectively.  However the average unemployment rates for July 2010 in our six Georgia market areas and our two Florida market areas were 11.6% and 12.5%, respectively.  Our six Georgia market areas experienced average population growth of 7.8% from 2000 to 2010 and are expected to experience average population growth of 4.4% over the next five years.  Our two Florida market areas experienced average population growth of 28.7% from 2000 to 2010 and are expected to experience average population growth in our market areas of 8.6% over the next five years.  A primary reason for this historic and projected population growth is the increase in people age 55 and older choosing one of these market areas for the location of their retirement homes.

Southwest Georgia Market - Albany Metropolitan Statistic Area.  The southwest Georgia economy was historically based on manufacturing and agriculture, but it has become more service-oriented in the last two decades.  Median household income and per capita income are below the state and national averages, reflecting the rural nature of the market and limited availability of high paying white collar and technical jobs.  As of July 2010, the market area reported an unemployment rate of 10.0%, compared with the national average of 9.5%.  Major employers in our market area include the Marine Corps Logistic Base, Phoebe Putney Memorial Hospital, Procter & Gamble, Teleperformance USA, Albany State University, Darton College, Palmyra Medical Centers, and Miller Brewing Company.  During 2008, the area lost a major employer when Cooper Tire and Rubber Company announced they were closing their plant in Albany, eliminating 1,400 jobs.  This market has a population of approximately 165,000.  Population growth in this area has remained relatively flat, with a 4.6% growth from 2000 to 2010.  Over the next five years, the population is expected to grow 1.5%.

Southeast Georgia Market – Statesboro/Bulloch County.  The Statesboro/Bulloch County market is a service-based economy.  Median and household income levels are below the state and national averages.  As of July 2010, the unemployment rate was 10.1%.  Major employers in the area include Georgia Southern University, Briggs & Stratton Corp., East Georgia Regional Medical Center and Viracon Georgia, Inc.  Statesboro is a regional retail hub for many small communities in southeast Georgia.  This market has a population of approximately 73,000.  Population growth has been steady, growing 21.8% from 2000 to 2010, and is expected to grow by 7.3% over the next five years.  A major driver of growth for this area has been Georgia Southern University, which has approximately 18,000 full-time students.

Southwest Georgia Market – Adel/Cook County.  The Adel/Cook County market is based primarily on agriculture and manufacturing.  Median and household income levels are below the state and national averages.  As of July 2010, the unemployment rate was 11.7%.  Major employers in the area include BASF Sparks LLC, Jimmy Bullard and Sons, and J-M Manufacturing Co.  The market has a population of approximately 17,000.  Population growth has been relatively flat, with growth of 5.9% from 2000 to 2010.  The population is expected to grow 1.4% over the next five years.

Southeast Georgia Market – Baxley/Appling County.  The Baxley/Appling County market is a service-based economy, with strong roots in manufacturing and agriculture.  Median and household income are below the state and national averages.  As of July 2010, the unemployment rate was 11.7%.  Major employers in the area include Southern Nuclear Operating Co., Altamaha Homecare and Rayonier Wood Products.  The market has a population of approximately 18,000.  Population growth has been relatively flat, with a 3.5% growth rate from 2000 to 2010.  The population is expected to grow 2.1% over the next five years.

Southeast Georgia Market – Hazlehurst/Jeff Davis County.  The Hazlehurst/Jeff Davis County market is a service based economy, with strong roots in manufacturing and agriculture.  Median and household income levels are below that state and national averages.  As of July 2010, the unemployment rate was 14.7%.  Major employers in the area include Propex Inc., McPherson Manufacturing Corp. and Beasley Forest Products.  The market has a population of approximately 13,000.  Population growth has been relatively flat, with growth of 5.8% from 2000 to 2010.  The population is expected to grow 3.2% over the next five years.

Southeast Georgia Market - Tattnall County.  The Tattnall County market is largely based on agriculture.  Median and household income are below the state and national averages.  As of July 2010, the unemployment rate for the county was 9.4%.  Major employers in the market include Fries Farms and Tattnall State Prison.   This market has a population of approximately 24,000.  Population growth in this area has remained relatively flat, with a 5.4% growth from 2000 to 2010.  Over the next five years, the population is expected to grow 2.3%.

North Central Florida Market - Ocala Metropolitan Statistic Area.  The Ocala market economy is a service based economy.  The area is known for its world-class equestrian training facilities and its booming retirement communities.  Median household income and per capita income are below the state and national averages.  However, due to the large retirement populations, much more of the income is disposable in nature compared to other markets.  Top employers in the area include Monroe Regional Medical Centers, Wal-Mart Stores, AT&T, Publix Supermarkets, Emergency One, Lockheed Martin, ClosetMaid and Central Florida Community College.  During 2009, Taylor, Bean & Whitaker, a national mortgage company, closed, eliminating over 1,200 jobs.  The unemployment rate was 14.9% as of July 2010.  This market has a population of approximately 344,000, and has experienced growth of 32.8% from 2000 to 2010.   Over the next five years, the population is expected to grow 9.1%.

North Central Florida Market - Lake City Metropolitan Statistic Area.  The Lake City market economy is service-based.  Median household income and per capita income are below the state and national averages.  Top employers in the area include the Veterans Administration Medical Center, TIMCO and Sitel.  The unemployment rate was 10.8% as of July 2010.  This market has a population of approximately 70,000, and has experienced growth of 24.5% from 2000 to 2010.  Over the next five years, the population is expected to grow 8.0%.

Recent Expansion

In July 2010, HeritageBank of the South opened a new branch office in Valdosta, Georgia and hired three senior loan officers from another financial institution in that city.  HeritageBank of the South also plans to open a second branch office in Valdosta sometime in 2010, subject to selecting the location and regulatory approval.

South Central Georgia Market– Valdosta Lowndes/County MSA.  The Valdosta market, as with the rest of Southwest Georgia, is a traditional manufacturing and agriculture economy that has become more service-oriented in the last 20 years.  Median household income levels are below the state and national averages, reflecting the rural economy and limited availability of higher paying white collar and technology jobs.  As of July 2010, the unemployment rate was 8.5%.  Major employers in the area include Moody Air Force Base, with approximately 6,000 personnel.  Other major employers include South Georgia Medical Center, Lowe’s Home Centers and Conversys Corporation.  Valdosta is a regional hub for communities in south central Georgia.  This market has a population of approximately 135,000.  Population growth has been steady, growing 13.3% from 2000 to 2010, and is expected to grow by 5.2% over the next five years.  A major reason for growth in this area has been Valdosta State University, which has approximately 12,000 full-time students.

Competition

We face strong competition in originating commercial, real estate and other loans and in attracting deposits.  Competition in originating real estate loans comes primarily from other banks, credit unions and mortgage bankers.  Other banks, credit unions and finance companies also provide vigorous competition in consumer and commercial lending.

We attract deposits through our branch office system.  Competition for those deposits is principally from other banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.

On-line Presence

HFG maintains a website at www.eheritagebank.com. The information contained on that website is not included as part of, or incorporated by reference into this prospectus.  HFG currently makes available on or through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports, and all other Securities and Exchange Commission filings. These materials are also available free of charge on the Securities and Exchange Commission’s website at www.sec.gov.

Lending Activities

The following table presents information concerning the composition of HeritageBank of the South’s loan portfolio in dollar amounts and in percentages (before deductions for allowances for losses) as of the dates indicated.  Purchased loans consist of loans acquired in business combinations.  They have been excluded from the individual loan categories below because fair market value adjustment discounts related to this pool of loans would distort the individual categories.  The accounting for these purchased loans are discussed further in Notes 1 and 2 of the Notes to Consolidated Financial Statements.

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate
One- to four-family	$89,888	23.12%	$81,255	24.32%	$79,727	26.26%	$74,752	24.54%	$73,681	26.62%	$74,121	29.17%
Multi-family	9,896	2.55	11,650	3.49	10,719	3.54	12,297	4.04	16,913	6.11	15,918	6.26
Commercial	80,436	20.69	71,013	21.25	52,477	17.35	41,630	13.66	44,496	16.08	37,985	14.95
Farmland	13,039	3.35	9,013	2.70	5,744	1.90	4,818	1.58	2,642	0.95	-	-
Construction and development	22,030	5.67	28,002	8.38	43,297	14.31	51,308	16.84	32,822	11.86	16,505	6.50
Total real estate loans	215,289	55.38	200,933	60.14	191,964	63.46	184,805	60.66	170,554	61.62	144,529	56.88

Other loans
Consumer loans:
Student	663	0.17	596	0.18	552	0.18	594	0.20	703	0.25	1,110	0.44
Automobile	21,005	5.40	26,698	7.99	39,753	13.14	47,718	15.66	46,331	16.74	50,137	19.73
Home equity	16,915	4.35	17,313	5.18	18,344	6.06	17,257	5.66	16,368	5.91	15,591	6.14
Other	7,943	2.05	7,687	2.30	9,037	2.99	9,377	3.08	8,812	3.19	9,058	3.56
Total consumer loans	46,526	11.97	52,294	15.65	67,686	22.37	74,946	24.60	72,214	26.09	75,896	29.87
Commercial business loans	42,903	11.04	45,785	13.70	42,838	14.17	44,922	14.74	34,008	12.29	33,686	13.26
Total other loans	89,429	23.01	98,079	29.35	110,524	36.54	119,868	39.34	106,222	38.38	109,582	43.12
	304,718	78.39	299,012	89.49	302,488	100.00	304,673	100.00	276,776	100.00	254,111	100.00
Purchased loans, net of fair market value adjustments	84,019	21.61	35,126	10.51	-	-	-	-	-	-	-	-
Total loans	388,737	100.00%	334,138	100.00%	302,488	100.00%	304,673	100.00%	276,776	100.00%	254,111	100.00%
Less allowance for loan losses	6,027		6,060		4,951		4,416		4,076		3,618
Total loans, net	$382,710		$328,078		$297,537		$300,257		$272,700		$250,493

The following table shows the composition of HeritageBank of the South’s loan portfolio by fixed- and adjustable-rates at the dates indicated.  Purchased loans consist primarily of loans acquired in business combinations.  They have been excluded from the individual loan categories below because fair market value adjustment discounts related to this pool of loans would distort the individual categories.  The accounting for these purchased loans are discussed further in Notes 1 and 2 to the Notes to Consolidated Financial Statements.

	June 30		December 31,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-Rate Loans
Real Estate
One- to four-family	$83,791	21.55%	$75,301	22.53%	$72,353	23.92%	$69,841	22.92%	$68,774	24.85%	$69,928	27.52%
Multi-family	9,505	2.45	6,197	1.86	5,210	1.72	7,178	2.36	14,542	5.25	15,113	5.95
Commercial	66,140	17.01	58,300	17.45	42,084	13.91	32,634	10.71	28,109	10.16	26,293	10.35
Farmland	4,855	1.25	4,789	1.44	2,174	0.72	3,337	1.10	670	0.24	---	---
Construction and development	8,072	2.08	8,634	2.58	8,426	2.79	13,903	4.56	14,025	5.07	8,299	3.27
Total real estate loans	172,363	44.34	153,221	45.86	130,247	43.06	126,893	41.65	126,120	45.57	119,633	47.08
Consumer	24,197	6.22	31,130	9.32	45,168	14.93	53,618	17.60	50,629	18.29	55,970	22.02
Commercial business	14,534	3.74	18,975	5.68	14,218	4.70	16,482	5.41	13,505	4.88	12,098	4.76
Total fixed rate loans	211,094	54.30	203,326	60.86	189,633	62.69	196,993	64.66	190,254	68.74	187,701	73.86

Adjustable -Rate Loans
Real Estate
One- to four-family	6,097	1.57	5,954	1.79	7,374	2.44	4,911	1.61	4,907	1.77	4,193	1.65
Multi-family	391	0.10	5,453	1.63	5,509	1.82	5,119	1.68	2,371	0.86	805	0.32
Commercial	14,296	3.68	12,713	3.80	10,393	3.44	8,996	2.95	16,387	5.92	11,692	4.60
Farmland	8,184	2.11	4,224	1.26	3,569	1.18	1,481	0.49	1,972	0.71	---	---
Construction and development	13,958	3.59	19,368	5.80	34,871	11.53	37,405	12.28	18,797	6.79	8,206	3.23
Total real estate loans	42,926	11.05	47,712	14.28	61,716	20.41	57,912	19.01	44,434	16.05	24,896	9.80
Consumer	22,329	5.74	21,164	6.23	22,518	7.44	21,328	7.00	21,585	7.80	19,926	7.84
Commercial business	28,369	7.30	26,810	8.02	28,621	9.46	28,440	9.33	20,503	7.41	21,588	8.50
Total adjustable rate loans	93,624	24.09	95,686	28.63	112,855	37.31	107,680	35.34	86,522	31.26	66,410	26.14
	304,718	78.39	299,012	89.49	302,488	100.00	304,673	100.00	276,776	100.00	254,111	100.00
Purchased loans, net of fair market value adjustments	84,019	21.61	35,126	10.51	-	-	-	-	-	-	-	-
Total loans	388,737	100.00%	334,138	100.00%	302,488	100.00%	304,673	100.00%	276,776	100.00%	254,111	100.00%
Less allowance for loan losses	6,027		6,060		4,951		4,416		4,076		3,618
Total loans, net	$382,710		$328,078		$297,537		$300,257		$272,700		$250,493

The following schedule illustrates the contractual maturity of HeritageBank of the South’s loan portfolio at June 30, 2010, excluding purchased loans.  Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.  The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	One- to Four- Family and Commercial Real Estate		Construction, Development and Farmland		Consumer		Commercial Non-Mortgage		Total
Due During Years Ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
2010(1)	$25,375	6.33%	$15,345	5.34%	$2,879	9.25%	$10,122	5.69%	$53,721	6.08%
2011	24,325	6.33	8,519	5.86	3,251	7.95	12,953	5.45	49,048	6.12
2012	38,130	6.22	4,739	5.68	4,764	8.39	5,256	6.25	52,889	6.37
2013 to 2014	41,904	6.12	4,613	5.72	15,416	7.65	10,020	6.07	71,953	6.41
2015 to 2019	17,363	5.95	191	6.42	7,109	5.38	4,553	4.29	29,216	5.56
2020 to 2024	6,761	5.78	-	-	12,719	3.61	-	-	19,480	4.36
2025 and following	26,363	5.22	1,662	6.17	386	6.00	-	-	28,411	5.29
Total	$180,221	6.04	$35,069	5.61	$46,524	6.27	$42,904	5.62	$304,718	5.97

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

Lending authority.  HeritageBank of the South has established lending limits for its officers.  Lenders may make loans up to $250,000, based on the experience of the lender.  The commercial managers may make and approve loans up to $500,000.  The Chief Executive Officer of HeritageBank of the South may approve loans up to $2.0 million, and the Senior Credit Officer may approve loans up to $2.0 million in conjunction with the commercial managers.  The Chief Executive Officer and the Senior Credit Officer may approve loans up to $3.0 million jointly, and the Executive Loan Committee may approve loans up to $5.0 million.  Loans over these amounts or outside our general underwriting guidelines must be approved by the Board of Directors.  These internal lending limits for officers are not expected to change because of the increased capital received by HeritageBank of the South as a result of the offering.

We are subject to the lending limit established under Georgia law for loans to one borrower and the borrower’s related entities.  See “How We Are Regulated - HeritageBank of the South — Georgia Regulation.”  Based on our capital level at June 30, 2010, the maximum amount under Georgia law that we could loan to any one borrower and the borrower’s related entities was $11.6 million for fully secured loans (including loans secured by real estate for which we have an independent appraisal) and $6.9 million for all other loans.  Internally, we have set limits of $5.0 million for fully secured loans and $4.5 million for all other loans to any one borrower and the borrower’s related entities.  These internal limits may be exceeded by approval of the Board of Directors.

Major loan customers.  Our ten largest lending relationships are with commercial borrowers and total $50.8 million in the aggregate, or 13.1% of our $388.7 million loan portfolio at June 30, 2010.  These relationships consist of $7.0 million for a finance company secured by accounts receivable and real estate in southwest Georgia; $6.9 million  to a specialty chemical business in southwest Georgia; $5.7 million for the permanent financing of a hotel in north central Florida; $5.2 million secured by real estate in north central Florida; $4.9 million to a franchise restaurant chain with multiple locations in north central Florida; $4.3 million to a retail pharmacy business secured by inventory and real estate located primarily in Southwest Georgia; $4.3 million to another franchise restaurant chain with multiple locations in north central Florida; $4.2 million to a restaurant in southwest Georgia; $4.2 million secured by undeveloped land in north Georgia; investment securities and other commercial properties; and $4.1 million secured by residential real estate in southwest Georgia.  As of June 30, 2010, all of these loans were performing as agreed and none were listed as classified assets.

For further information on credit quality, see the discussion under the headings “- Classified Assets” and “- Loan Delinquencies and Defaults” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

One- to Four-Family Residential Real Estate Lending.  We originate loans secured by first mortgages on one- to four-family residences in our lending area, and on occasion, outside our lending area for customers whose primary residences are within our lending area.  The majority of these loans are originated by us and funded by or sold to other lenders.  At June 30, 2010, we had $89.9 million, or 23.1% of our loan portfolio in one- to four-family residential loans, of which $83.8 million were fixed-rate loans and $6.1 million were adjustable rate loans.

We generally underwrite our one- to four-family owner-occupied loans based on the applicant’s employment and credit history and the appraised value of the subject property.  Presently, we lend up to 90% of the lesser of the appraised value or purchase price for one- to four-family residential loans.  For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure below 80%.  Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by the board of directors.  We require our borrowers to obtain title insurance and hazard insurance, and flood insurance, if necessary.  We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates.  Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Fixed-rate loans on owner-occupied properties generally have a 15- to 30-year term.  Fixed-rate loans on non-owner-occupied properties generally have a five-year term, with a balloon payment and a 15- to 30-year amortization calculation.

Adjustable-rate mortgage, or ARM, loans are generally offered with annual repricing with a maximum annual rate change of 1% and maximum overall rate change of 4%.  We use a variety of indices to reprice our ARM loans.  Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment of the interest rate over the rate in effect on the date of origination.  As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.  Our ARM loans are written using generally accepted underwriting guidelines.  ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default.  We do not offer initial discounted rates or “teaser” rates on adjustable-rate mortgage loans.  Our real estate loans contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the collateral.

We generally underwrite our non-owner-occupied, one- to four-family loans primarily based on a 1.25 times debt service coverage, though we also consider the applicant’s creditworthiness and the appraised value of the property.  Presently, we lend up to 85% of the lesser of the appraised value or purchase price for the residence.  These loans are offered with a fixed rate or an adjustable rate using The Wall Street Journal prime rate as the index.  These loans have terms of up to 15 years and are not assumable.  We generally obtain title opinions from our counsel regarding these properties.

Commercial and Multi-Family Real Estate Lending.  We offer a variety of multi-family and commercial real estate loans.  These loans are secured primarily by multi-family dwellings, retail establishments, hotels, motels, warehouses and small office buildings located in our market areas.  At June 30, 2010, commercial real estate and multi-family loans totaled $80.4 million and $9.9 million or 20.7% and 2.6%, respectively, of our gross loan portfolio.

Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate over a three- or five-year term with a balloon payment generally based on a 15-year amortization.  The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower.  Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan.  Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt.  We generally require personal guarantees of the borrowers and an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt.  Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified or licensed fee appraisers approved by the board of directors, with a second independent appraisal review performed if the loan exceeds $500,000.

We generally do not maintain a tax or insurance escrow account for loans secured by multi-family and commercial real estate.  In order to monitor the adequacy of cash flows on income-producing properties, the borrower is generally required to provide periodic financial information.

Loans secured by multi-family and commercial real estate properties generally involve a greater degree of credit risk than one-to four-family residential mortgage loans.  These loans typically involve large balances to single borrowers or groups of related borrowers.  Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy.  If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.

Farmland Lending.  Our farmland loan portfolio consists of loans on individual- and corporate-owned and operated farms in southern Georgia and northern Florida.  These loans are secured primarily by the farm land and other adjacent real property.  At June 30, 2010, farmland loans totaled $13.0 million or 3.4% of our gross loan portfolio.

Our loans secured by farmland are originated with either a fixed or adjustable interest rate over a three-or five-year term with a balloon payment generally based on a 15-year amortization.  The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower.  Loan-to-value ratios on our farmland loans typically do not exceed 80% of the appraised value of the property securing the loan.  Farmland loans are underwritten based on the income-producing potential of the property and the financial strength of the borrower.  In order to monitor the adequacy of cash flows from farm operations, the borrower is required to provide periodic financial information.

Loans secured by farmland generally involve a greater degree of credit risk than one- to four-family residential loans.  These loans typically involve large balances, and repayments are often dependent on the successful operation of the farm, making them subject to adverse weather and economic conditions.  If the cash flow from the farm operations declines, the borrower’s ability to repay the loan is impaired.

Construction and Development Lending.  Our construction loan portfolio consists of loans for the construction of one- to four-family residences, multi-family residences and commercial properties.  Construction lending generally affords us an opportunity to receive interest at rates higher than those obtainable from residential lending and to receive higher origination and other loan fees.  In addition, construction loans are generally made with adjustable rates of interest for six- to nine-month terms, with interest-only payments due during the construction period.  At June 30, 2010, we had $22.0 million in construction loans outstanding, representing 5.7% of our gross loan portfolio and consisting of $2.1 million in a construction loans for a one- to four-family residences, $3.8 million for commercial properties and multi-family residences being constructed and $16.1 million in acquisition and development loans to builders, developers and individuals, for the development of lots for future residential and commercial construction.

Construction loans also involve additional risks because funds are advanced upon the security of the project under construction, which is of uncertain value prior to the completion of construction.  Moreover, because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages, and other unpredictable contingencies, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, and the related loan-to-value ratios.  We fund our construction loans based on percentage of completion as determined by physical property inspections.  Acquisition and development loans are required to be paid down as lots are sold, though on an accelerated basis so that we are repaid before all the lots are sold.  See also the discussion under the headings “- Classified Assets” and “- Loan Delinquencies and Defaults.”

Commercial Business Lending.  At June 30, 2010, commercial business loans totaled $42.9 million or 11.0% of our gross loan portfolio.  The majority of HeritageBank of the South’s commercial business loans have been to borrowers in southwest Georgia and north central Florida.  We intend to continue our commercial business lending in this geographic area, as well as expand this lending throughout southern Georgia.

Our commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory and equipment.  Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of other conditions affecting the borrower.  Analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis.

Commercial business loans are generally secured by business assets, such as accounts receivable, equipment and inventory.  This collateral may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions).  We generally obtain personal guarantees on our commercial business loans.  Nonetheless, these loans are believed to carry higher credit risk than traditional single family loans.

Consumer Lending.  We offer a variety of secured consumer loans, including home equity lines of credit, new and used auto loans, boat and recreational vehicle loans, and loans secured by deposit accounts. We also offer a limited amount of unsecured loans.  We originate our consumer loans primarily in our market areas.  At June 30, 2010, our consumer loan portfolio totaled $46.5 million, or 12.0% of our gross loan portfolio.

Our home equity lines of credit totaled $16.9 million, and accounted for 4.4% of our gross loan portfolio at June 30, 2010.  These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan.  Home equity lines of credit generally have a 15-year draw period and require the payment of 1.5% of the outstanding loan balance per month during the draw period, which may be reborrowed at any time during the draw period.  We also offer a 15-year home equity line of credit that requires interest-only payments for the first five years, then fully amortizing payments over the remaining 10 years of the loan.  At June 30, 2010, unfunded commitments on home equity lines of credit totaled $14.9 million.  Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

We originate auto loans on a direct basis and very limited on an indirect basis.  Prior to 2008, we were very active in indirect auto lending.  However, as we tightened our lending standards on indirect auto loans, we saw dramatic decreases in indirect auto loan production.  Going forward, we do not expect indirect lending to be a significant part of our business, and we expect this portfolio to continue to decline as loans pay off.  Auto loans totaled $21.0 million at June 30, 2010, or 5.4% of our gross loan portfolio, of which $8.7 million was direct loans and $12.3 million was indirect loans.  Auto loans may be written for up to six years and usually have fixed rates of interest.  Loan-to-value ratios are up to 100% of the sales price for new autos and 100% of retail value on used autos, based on valuation from official used car guides.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.  Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles and recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Purchases, Sales, Repayments and Servicing

We originate one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers.  Walk-in customers and referrals from existing customers are also important sources of loan originations.  Since our conversion to a banking charter in 2001, we have been able to expand our target market to include individuals who were not members of the credit union and have increased the number and amount of commercial real estate and commercial business loan originations.  Loan origination fees earned totaled $281,000 for the six months ended June 30, 2010 and $557,000, $746,000 and $695,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas.  Demand is affected by competition and the interest rate environment.  Loans and participations purchased must conform to our underwriting guidelines.  Furthermore, during the past few years, we, like many other financial institutions, experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.  In periods of economic uncertainty, the ability of financial institutions, including ours, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

In addition to the categories of loans originated by us and described above, as of June 30, 2010, $84.0 million or 21.6% of our loan portfolio consisted of loans purchased by us through bank and branch acquisitions.  These purchased loans include residential mortgage, commercial real estate, commercial business and consumer loans.  Although we have performed due diligence on these loans, they were not originated by us, and therefore may not conform to the same underwriting standards as loans originated by us.  In addition, these customers are not known to us, and we do not have a history of performance with these customers.  These loans may have delinquency or charge-off levels above those for loans originated by us.  See Note 2 of the Notes to Consolidated Financial Statements for additional information about these purchased loans.

We have agreements with mortgage lenders, pursuant to which we originate residential mortgage loans for these lenders in accordance with their policies, terms and conditions and forward the loan package to those lenders for funding.  We charge the borrower an origination fee for processing the borrower’s application in accordance with the lender’s specifications.  We also may earn a premium on these loans based on the difference between the rate on the loan and the lock-in rate accepted by the lender.  During the first six months of 2010, we originated $8.5 million of mortgage loans for these lenders, generating approximately $110,000 in loan origination fees on these loans.  During the first six months of 2010, we originated $10.2 million of mortgage loans for our portfolio.  During 2009, we originated $28.5 million of mortgage loans for these lenders, generating approximately $345,000 in loan origination fees on those loans.  In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services.  The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.  Fees for late payments totaled $141,000 for the six months ended June 30, 2010 and $283,000, $288,000 and $264,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Asset Quality

When a borrower fails to make a required payment on a loan, we attempt to cure the delinquency by contacting the borrower.  In the case of loans secured by residential real estate, a late notice is sent 15 and 30 days after the due date, and the borrower is contacted by phone beginning 16 days after the due date.  When the loan is 31 days past due, a delinquency letter is mailed to the borrower.  All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due.  If the account becomes 60 days delinquent and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose.  The notice of intent to foreclose allows the borrower up to 30 days to bring the account current.  If foreclosed, we take title to the property and sell it directly through a real estate broker.

Delinquent consumer loans are handled in a similar manner, except that appropriate action may be taken to collect any loan payment that is delinquent for more than 15 days.  Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure.  Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.

Delinquent commercial business loans and loans secured by multi-family, farmland and commercial real estate are initially handled by the loan officer in charge of the loan, who is responsible for contacting the borrower.  The collection department also works with the commercial loan officers to see that necessary steps are taken to collect delinquent loans.  In addition, we have an officer loan committee that meets at least twice a month and reviews past due and criticized loans, as well as other loans that management feels may present possible collection problems.  If an acceptable workout of a delinquent commercial loan cannot be agreed upon, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

Delinquent Loans.  The table below sets forth the amounts and categories of delinquent loans that were still accruing interest at June 30, 2010, including purchased loans that were 30 to 89 days past due in the amount of their contractual principal balances:

	Thirty to fifty-nine days	Sixty to eighty-nine days	Total thirty to eighty-nine days
	(Dollars in thousands)

Delinquent Loans:
One- to four-family	$828	$260	$1,088
Multi-family	-	-	-
Commercial real estate	229	-	229
Farmland	309	-	309
Construction and development	33	400	433
Consumer	295	14	309
Commercial business	130	-	130
Total	$1,824	$674	$2,498
Total as a percentage of total loans	0.47%	0.17%	0.64%

Nonperforming Assets.  The following table below sets forth the amounts and categories of nonperforming assets in our loan portfolio.  Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful.  Our purchased loans are considered nonaccrual and are included in nonperforming loans in the amount of their contractual principal balances when they are 90 or more days past due.  As of June 30, 2010 and December 31, 2009, respectively, $64,000 and $1.2 million in purchased loans were included in nonperforming loans, and HFG had no purchased loans in the earlier periods.  At all dates presented, we had no accruing loans 90 days or more delinquent.  At June 30, 2010, we had troubled debt restructurings totaling $3.2 million, which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.  Included in nonaccruing loans at June 30, 2010, are troubled debt restructurings of $3.1 million.  In addition, at that date we had troubled debt restructurings totaling $16,300 that were performing in accordance with their modified terms and are not included in nonaccruing loans.  Foreclosed assets owned include assets acquired in settlement of loans.

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Nonaccruing Loans:
One- to four-family	$1,684	$1,505	$689	$373	$-	$102
Multi-family	-	122	-	-	-	-
Commercial real estate	-	236	988	35	-	241
Construction and development	2,190	2,863	4,882	2,357	61	-
Consumer	285	489	575	447	197	524
Commercial business	3,355	3,248	147	-	-	-
Total nonaccruing loans	7,514	8,463	7,281	3,212	258	867

Foreclosed Assets:
One- to four-family	508	583	115	-	-	44
Multi-family	-	-	-	-	-	-
Commercial real estate	267	362	284	287	306	-
Construction and development	2,235	794	1,666	-	-	-
Consumer	9	56	55	78	16	15
Commercial business	-	-	-	-	-	-
Total foreclosed assets	3,019	1,795	2,120	365	322	59
Total nonperforming assets	$10,533	$10,258	$9,401	$3,577	$580	$929

Total as a percentage of total assets	1.59%	1.79%	1.87%	0.76%	0.14%	0.25%

For the six months ended June 30, 2010, there was approximately $221,000 of gross interest income that would have been recorded had the non-accruing loans been current in accordance with their original terms.  No significant amount was included in interest income on these loans for this period.

At June 30, 2010, our largest non-performing loan was $1.7 million and was secured by 20.1 acres of land in Ocala, Florida.  Our next largest non-performing loan was $1.4 million, which was secured by an owner-occupied retail store in Ocala, Florida.  Our third largest non-performing loan at that date was $970,000, which was secured by a commercial real estate in Ocala, Florida.  The allowance for loan losses related to these three loans totaled $725,000 or 17.7% of their outstanding balance at June 30, 2010.  The remainder of our non-performing loans consists of various consumer and commercial loans, none exceeding $500,000.  Current appraisals on real estate loans, expected cost of potential foreclosure or other disposition, and other potential losses on these loans are considered in our analysis of the allowance for loan losses.

At June 30, 2010, our largest foreclosed asset was $1.8 million on undeveloped property in the Atlanta metropolitan market.  The original loan balance on this property was $5.0 million and we believe the current value represents our estimated disposition value based on current appraisals and market data.  The remainder of our foreclosed assets consists of various properties, primarily located in southwest Georgia, with no single property having a book value over $400,000.  All of these properties are being actively marketed for disposition.  During the first six months of 2010, we had gross proceeds on sale of other real estate owned of approximately $2.0 million and recorded net gains of $343,000 on those sales.

Other Loans of Concern.  In addition to the nonperforming assets set forth in the table above, as of June 30, 2010, there was also an aggregate of $20.9 million of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply fully with present loan repayment terms and that may result in the future inclusion of those loans in the non-performing asset categories.  These loans include all our criticized (watch list) and classified loans and certain other past due loans that are not in a non-performing loan category.  These loans have been considered in management’s determination of the adequacy of our allowance for loan losses.

At June 30, 2010, we had four other loans of concern of over $1.0 million.  The largest was a $4.0 million loan, which was secured by various residential and commercial properties in southwest Georgia.  The remaining loans of concern over $1.0 million at June 30, 2010, consisted of a $2.6 million loan, which was secured by various residential and commercial properties in southwest Georgia, a $1.7 million loan, which was secured by various residential properties in southwest Georgia and a $1.2 million loan, which was secured by residential and undeveloped property in Albany, Georgia.

Classified Assets.  Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.”  An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an institution classifies problem assets as either substandard or doubtful, it may establish specific allowances for these loans in an amount deemed prudent by management and approved by the board of directors.  In addition, an institution is also required to develop general allowances.  General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets.  When an institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount.  HeritageBank of the South’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  On the basis of management’s review of our assets, at June 30, 2010, we had $31.4 million of our assets internally classified, of which $28.2 million consisted of loans and $3.2 million was other real estate and repossessions.  All of these assets were classified as substandard, except for $192,000 that was classified as doubtful.  We had no assets classified as loss at June 30, 2010.  The total amount classified represented 36.8% of our equity capital and 3.5% of our assets at June 30, 2010.  All of our $10.5 million in nonperforming assets at June 30, 2010, were included in our classified assets at that date, and the allowance for loan losses related to those nonperforming assets at that date were $1.6 million.

Allowance for Loan Losses.  We maintain an allowance for loan losses to absorb probable incurred losses in the loan portfolio.  The allowance is based on ongoing, monthly assessments of the estimated probable incurred losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions.  Geographic peer group data is obtained by general loan type and adjusted to reflect known differences between peers and HeritageBank of the South, such as loan seasoning, underwriting experience, local economic conditions and customer characteristics.  More complex loans, such as multi-family and commercial real estate loans and commercial business loans are evaluated individually for impairment, primarily through the evaluation of collateral values.

At June 30, 2010, our allowance for loan losses was $6.0 million or 1.6% of the total loan portfolio compared with a balance of $6.1 million, or 1.8% of total loans at December 31, 2009.  The decrease in allowance for the six months was due to an improvement in asset quality trends during the period.  Total criticized and classified loans decreased by $4.4 million during the period to $31.4 million at June 30, 2010 from $35.8 million at December 31, 2009.  Nonaccrual loans decreased $1.0 million during the period to $7.5 million at June 30, 2010 compared with $8.5 million at December 31, 2009.  Loans past due thirty days and still accruing decreased by $700,000 during the quarter to $2.5 million at June 30, 2010 compared with $3.2 million at December 31, 2009.

Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.  In the opinion of management, the allowance, when taken as a whole, reflects estimated probable loan losses in our loan portfolios.  The allowance is discussed further in Notes 1 and 4 of the Notes to Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation Critical Accounting Policies -Allowance for Loan Losses.”

The following table sets forth an analysis of our allowance for loan losses.

	June 30,		December 31,
	2010		2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of period	$6,060		$4,951	$4,416	$4,076	$3,618	$2,965

Charge-offs:
One- to four-family	617		494	81	55	-	27
Multi-family	-		-	-	-	-	-
Commercial real estate	-		25	773	29	-	-
Construction and development	-		3,100	1,414	435	31	-
Consumer	240		664	687	398	368	567
Commercial business	436		2,338	47	116	-	-
	1,293		6,621	3,002	1,033	399	594

Recoveries:
One- to four-family	3		-	-	-	-	8
Multi-family	-		-	-	-	-	-
Commercial real estate	-		-	4	-	-	-
Construction and Development	-		-	2	-	-	-
Consumer	107		180	161	195	162	224
Commercial business	-		50	20	-	-	-
	110		230	187	195	162	232

Net charge-offs	1,183		6,391	2,815	838	237	362

Provision charged to operations	1,150		7,500	3,350	1,178	695	1,015

Balance at end of period	$6,027		$6,060	$4,951	$4,416	$4,076	$3,618

Ratio of net charge-offs during the period to average loans outstanding during period	0.68	%(1)	2.13%	1.58%	0.29%	0.09%	0.24%

Ratio of net charge-offs during the period to average nonperforming assets	22.46	%(1)	65.54%	58.51%	36.12%	29.28%	43.46%

Allowance as a percentage of nonperforming loans	80.21%		71.61%	67.99%	137.49%	1,582.00%	473.18%

Allowance as a percentage of total loans (end of period)	1.55%		1.81%	1.64%	1.45%	1.47%	1.42%

(1)	Ratios are on an annualized basis.

The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

One- to four-family	$1,442	23.12%	$1,422	24.32%	$637	26.26%	$553	24.54%	$875	26.62%	$983	29.17%
Multi-family residential real estate	70	2.55	75	3.49	69	3.54	123	4.04	177	6.11	166	6.26
Commercial real estate	1,299	20.69	979	21.25	874	17.35	847	13.66	925	16.08	711	14.95
Construction and development	1,303	5.67	1,419	8.38	1,275	14.31	1,616	16.84	471	11.86	218	6.50
Farmland	151	3.35	122	2.70	72	1.90	42	1.58	32	0.95	-	-
Consumer	516	11.97	850	15.65	890	22.37	740	24.60	791	26.09	858	29.87
Commercial business	1,246	11.04	1,193	13.70	1,134	14.17	495	14.74	805	12.29	682	13.26
Unallocated	-	-	-	-	-	-	-	-	-	-	-	-
Purchased loans net of fair market value adjustments	-	21.61	-	10.51	-	-	-	-	-	-	-	-
Total	$6,027	100.00%	$6,060	100.00%	$4,951	100.00%	$4,416	100.00%	$4,076	100.00%	$3,618	100.00%

Investment Activities

Georgia savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal, state and local agencies and jurisdictions, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds.  Subject to various restrictions, Georgia savings banks also may invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a Georgia savings bank is otherwise authorized to make directly.  See “How We Are Regulated - HeritageBank of the South -- Georgia Regulation” for a discussion of additional restrictions on our investment activities.

The Chief Financial Officer and Treasurer have the basic responsibility for the management of our investment portfolio. They consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.  The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

Our investment securities currently consist of mortgage-backed securities, federal agency securities, preferred stocks, state and local government securities and corporate debt securities.  See Note 3 of the Notes to Consolidated Financial Statements.  As a member of the Federal Home Loan Bank of Atlanta, we had $3.3 million in stock of the Federal Home Loan Bank of Atlanta at June 30, 2010.  We maintain the minimum amount of stock the Federal Home Loan Bank of Atlanta allows based on our level of borrowings.  During the year ended December 31, 2009, we received $10,000 in dividends from the Federal Home Loan Bank of Atlanta.   We received $4,300 in dividends from the Federal Home Loan Bank of Atlanta during the first six months of 2010.

The following table sets forth the composition of our securities portfolio and other investments at the dates indicated.  Our securities portfolio at June 30, 2010, did not contain securities of any single issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its sponsored entities.

	June 30,		December 31,
	2010		2009		2008		2007
	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in thousands)
Securities available for sale:
U. S. Government sponsored entity (GSE) securities	$38,542	24.65%	$30,462	25.27%	$21,165	18.22%	$14,996	13.90%
Corporate debt securities	1,748	1.12	1,910	1.58	1,789	1.54	3,854	3.57
GSE residential mortgage-backed securities	92,000	58.84	54,537	45.26	60,927	52.46	55,354	51.32
Private label residential mortgage backed securities	3,640	2.33	3,874	3.21	4,481	3.86	245	0.23
State and municipal securities	20,118	12.86	29,123	24.16	27,511	23.69	31,878	29.55
Equity and other	311	0.20	621	0.52	268	0.23	1,540	1.43
	$156,359	100.00%	$120,527	100.00%	$116,141	100.00%	$107,867	100.00%

Other earning assets:
Interest-bearing deposits with banks	$21,008	54.86%	$43,236	74.76%	$746	2.18%	$380	2.13%
Federal funds sold	14,030	36.64	11,340	19.61	30,254	88.50	14,505	81.24
Federal Home Loan Bank stock	3,253	8.50	3,253	5.63	3,186	9.32	2,970	16.63
	$38,291	100.00%	$57,829	100.00%	$34,186	100.00%	$17,855	100.00%

The composition and maturities of the securities portfolio, excluding Federal Home Loan Bank stock, as of June 30, 2010 are indicated in the following table.  Yields on tax exempt obligations have been computed on a tax equivalent basis.

	Less than One Year		One to Five Years		Over Five to Ten Years		Over Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in Thousands)
Securities Available for Sale:
U.S. GSE securities	$-	-%	$5,000	1.00%	$15,892	2.13%	$17,431	3.42%	$38,233	2.56%	$38,542
Corporate debt securities	-	-	2,174	6.02	-	-	-	-	2,174	6.02	1,748
GSE mortgage-backed securities	-	-	-	-	5,801	2.90	85,163	3.06	90,964	3.05	92,000
Private label mortgage-backed securities	-	-	-	-	-	-	3,534	5.01	3,534	5.01	3,640
State and municipal	-	-	450	5.11	2,444	5.07	18,227	5.83	21,121	5.75	20,118
Equity and other	-	-	-	-	-	-	435	5.84	435	5.84	311
Total investment securities	$-	-%	$7,624	2.67%	$24,137	2.69%	$124,700	3.59%	$156,461	3.39%	$156,359

For further information on the ratings of these securities, see Note 3 of the Notes to Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Critical Accounting Policies -- Estimates of Fair Value” and “- Comparison of Financial Condition at June 30, 2010 and December 31, 2009.”

Sources of Funds

General.  Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

Deposits.  We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms.  Our deposits consist of savings and checking accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit.  We solicit deposits primarily in our market areas and rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.  In addition, we solicit brokered deposits when terms and rates are more favorable than those in the markets we serve.  At June 30, 2010, we had $17.1 million in brokered deposits, of which $7.1 million were money market deposits from a broker/dealer, and $10.0 million were in certificates of deposit in the Certificate of Deposit Account Registry Service® or CDARS®.

The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates and competition.  The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand.  We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious.  We try to manage the pricing of our deposits in keeping with our asset and liability management, liquidity and profitability objectives, subject to competitive factors.  Based on our experience, we believe that our deposits are relatively stable sources of funds.  Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

Under regulations of the Board of Governors of the Federal Reserve System, we are required to maintain noninterest-bearing reserves at specified levels against our transaction accounts, primarily checking and NOW accounts.  At June 30, 2010, HeritageBank of the South was in compliance with these federal requirements and, as a result, would have been deemed to be in compliance with a similar reserve requirement under Georgia law.

The following table sets forth our deposit flows during the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008	2007
		(Dollars in thousands)

Opening balance	$426,607	$338,546	$330,629	$299,189
Net deposits and withdrawals	86,068	81,589	(1,126)	20,581
Interest credited	3,036	6,472	9,043	10,859

Ending balance	$515,711	$426,607	$338,546	$330,629

Net increase (decrease)	$89,104	$88,061	$7,917	$31,440

Percent increase (decrease)	20.89%	26.01%	2.39%	10.51%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of June 30, 2010.

	Maturity as of June 30, 2010
	Three Months or Less	Over Three to Six Months	Over Six to Twelve Months	Over Twelve Months	Total
	(In thousands)
Time deposits of less than $100,000	$19,885	$15,276	$27,775	$27,191	$90,127
Time deposits of $100,000 or more	19,722	19,914	17,070	21,485	78,191
Total time deposits	$39,607	$35,190	$44,845	$48,676	$168,318

The following tables set forth the average dollar amount of deposits in the various types of non-interest bearing and interest-bearing deposit programs we offered during the periods indicated and the average rate paid on the interest-bearing accounts.

	For the six months ended June 30,		For the twelve months ended December 31,
	2010		2009		2008		2007
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)

Non-interest bearing deposits	$33,757	N/A	$20,875	N/A	$18,473	N/A	$18,389	N/A

Interest-bearing deposits:
Interest-bearing demand	$77,400	1.06%	$50,679	1.05%	$43,102	1.12%	$37,217	0.99%
Savings and money market accounts	168,276	0.72	122,453	1.27	95,822	1.45	119,544	2.85
Retail time deposits	154,883	2.45	122,332	3.10	126,120	4.18	128,162	4.92
Wholesale time deposits	12,449	2.37	17,981	3.32	43,215	4.35	14,466	5.37
Total interest-bearing deposits	$413,008	1.48%	$303,445	2.09%	$308,259	2.93%	$299,389	3.63%

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered at the dates indicated.

	June 30,		December 31,
	2010		2009		2008		2007
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Transaction and Savings Deposits:
Non-interest bearing demand	$46,221	8.96%	$28,882	6.77%	$19,100	5.64%	$21,058	6.27%
Interest bearing demand	103,224	20.02	67,321	15.78	46,169	13.64	37,558	11.36
Savings and money market	197,948	38.38	154,740	36.27	106,641	31.50	97,954	29.63
Total non-certificates	347,393	67.36	250,943	58.82	171,910	50.78	156,570	47.36
Certificates:
0.00-1.99%	77,541	15.04	77,824	18.27	1,186	0.35	-	-
2.00-3.99%	68,459	13.27	82,109	19.28	81,537	24.08	5,509	1.67
4.00-5.99%	21,936	4.25	14,636	3.43	83,540	24.68	166,201	50.27
6.00% and over	382	0.08	382	0.09	371	0.11	2,348	0.71
Total certificates	168,318	32.64	174,951	41.08	166,634	49.22	174,058	52.64

Total deposits	$515,711	100.00%	$425,894	100.00%	$338,544	100.00%	$330,628	100.00%

The following table shows rate and maturity information for our certificates of deposit at June 30, 2010.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	6.00% and over		Total	Percent of Total
	(Dollars in thousands)
Certificates maturing in quarter ending:
September 30, 2010	$27,541	$10,520	$4,460	$		$42,521	25.26%
December 31, 2010	21,237	5,730	5,309		-	32,276	19.18
March 31, 2011	11,305	10,411	1,537		-	23,253	13.81
June 30, 2011	13,110	6,526	1,957		-	21,593	12.83
September 30, 2011	1,197	5,077	1,342		382	7,998	4.75
December 31, 2011	1,623	4,458	937		-	7,018	4.17
March 31, 2012	763	4,928	470		-	6,161	3.66
June 30, 2012	684	2,396	699		-	3,779	2.25
September 30, 2012	-	1,204	919		-	2,123	1.26
December 31, 2012	-	1,742	433		-	2,175	1.29
March 31, 2013	-	2,741	168		-	2,909	1.73
June 30, 2013	-	2,498	376		-	2,874	1.71
Thereafter	81	10,228	3,329		-	13,638	8.10
Total	$77,541	$68,459	$21,936		$382	$168,318	100.00%

Percent of Total	46.07%	40.67%	13.03%		0.23%	100.00%

Borrowings.  Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals.  Since converting from a credit union in 2001, our borrowings have consisted of advances from the Federal Home Loan Bank of Atlanta, federal funds purchased and securities sold under repurchase agreements.  See Notes 11 and Note 12 of the Notes to Consolidated Financial Statements.

We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of certain of our mortgage loans and mortgage-backed and other securities.  These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and  all long-term advances are required to provide funds for residential home financing.  At June 30, 2010, we had $42.5 million in Federal Home Loan Bank advances outstanding and the ability to borrow an additional $26.6 million from the Federal Home Loan Bank of Atlanta.

We have the ability to borrow from securities broker-dealers and customers by pledging investments.  These arrangements are known as securities sold under repurchase agreements.  These borrowings can be done on an overnight, short-term or long-term basis.  As of June 30, 2010, we had $30.0 million borrowed under long-term agreements with broker-dealers and $1.9 million borrowed under overnight agreements with customers.

We also have the ability to borrow up to $20.0 million from correspondent banks, pursuant to renewable lines of credit.  In addition, we also borrow from Chattahoochee Bank of Georgia on an overnight basis, depending on their liquidity needs.  At June 30, 2010, we had $2.0 million in federal funds purchased from that bank.

HeritageBank of the South is authorized to borrow from the Federal Reserve Bank of Atlanta’s “discount window” after it has exhausted other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings.

The following table sets forth the average and weighted average rate paid, period-end balance, maximum month-end balance and average balance of Federal Home Loan Bank advances for the periods indicated.

	At or for the Six Months Ended	At or For the Year Ended December 31,
	June 30, 2010	2009	2008	2007
	(Dollars in thousands)
Maximum Balance
Federal Home Loan Bank advances	$42,500	$52,500	$88,000	$50,000

Average Balance
Federal Home Loan Bank advances	$42,500	$47,268	$60,800	$44,521

Average interest rate paid during the period	3.73%	3.87%	4.09%	4.56%

End of Period Balance
Federal Home Loan Bank advances	$42,500	$42,500	$52,500	$50,000

Weighted average interest rate of Federal Home Loan Bank advances	3.68%	3.68%	3.96%	4.67%

The following table sets forth the maximum month-end balance and average balance of federal funds purchased and securities sold under repurchase agreements for the periods indicated.

	At or For the Six Months Ended	At or For the Year Ended December 31,
	June 30, 2010	2009	2008	2007
	(Dollars in thousands)
Maximum Balance
Federal funds purchased and securities sold under repurchase agreements	$34,167	$53,279	$41,497	$17,823

Average Balance
Federal funds purchased and securities sold under repurchase agreements	$33,273	$40,112	$32,504	$11,525

Average interest rate paid during the period	2.27%	1.23%	2.95%	4.96%

End of Period Balance
Federal funds purchased and securities sold under repurchase agreements	$33,954	$32,843	$41,497	$15,288

Weighted average interest rate of Federal funds purchased and securities sold under repurchase agreements	2.85%	1.08%	1.91%	4.67%

Properties

At June 30, 2010, we had 15 full-service offices owned by HeritageBank of the South.  In addition, as of the date of this prospectus, we operate another full-service office in Valdosta, Georgia.  We also have begun the construction of a full service office in Lee County, Georgia, which we anticipate opening in 2011.  We have one leased facility in the north central Florida market that served as our first office in that market.  We no longer operate a full-service branch in this location, but still maintain an automated teller machine at the location.  At June 30, 2010, one of our branch locations was held for sale.  We operate a full service branch at this location; however, we have excess office space at this location that we no longer use.  When this location is sold, we plan to leaseback the portion of the building needed for our branch or relocate by purchasing or leasing office space in the area.  For more information on our fixed assets, see Note 6 to the Notes to Consolidated Financial Statements.

Location	Owned or Leased	Net Book Value at June 30, 2010
		(In thousands)
MAIN OFFICE:
721 North Westover Boulevard
Albany, GA 31721	Owned	$4,571

GEORGIA BRANCH OFFICES:
Downtown(1)
310 West Oglethorpe Boulevard
Albany, GA 31701	Owned	1,080
East Albany
200 Loftus Drive
Albany GA 31705	Owned	690
Slappey
2801 North Slappey Boulevard
Albany, GA 31707	Owned	431
Worth County
504 North Main Street
Sylvester, GA 31791	Owned	740
Reidsville
104 North Main Street
Reidsville, Georgia 30453	Owned	1,000
Collins
204 SW Main Street
Collins, Georgia 30421	Owned	124
Adel
301 W. Fourth Street
Adel, Georgia 31620	Owned	1,178
Baxley
198 East Parker Street
Baxley, Georgia 31513	Owned	308
Hazlehurst
22 East Jarman Street
Hazlehurst, Georgia 31539	Owned	234
Statesboro - Main Street
335 South Main Street
Statesboro, Georgia 30458	Owned	1,164
Statesboro - Northside Drive
726 Northside Drive
Statesboro, Georgia 30458	Owned	416

FLORIDA BRANCH OFFICES:
Ocala-Heath Brook
4726 SW College Road
Ocala, Florida 34474	Owned	3,172
Ocala-Boulevard(2)
1409 East Silver Springs Boulevard
Ocala, Florida 34470	Owned	1,906
Lake City
463 West Duval Street
Lake City, FL 32055	Owned	537

(1)	This branch location is held for sale and its carrying value has been adjusted downward to reflect the anticipated sale proceeds.
(2)
The ground at this location is subject to a land lease that expires in 2072 and carries monthly rent of $1,100.  The building at this location is owned by HeritageBank of the South, and the net book value reflects the carrying value for the building.

Subsidiary and Other Activities

HeritageBank of the South is engaged in the sale of securities and insurance products to customers through an agreement with a third-party broker-dealer, at a location separate from any of our deposit-taking facilities.  During the six months ended June 30, 2010, and year ended December 31, 2009, we earned $479,000 and $914,000, respectively, in gross fees and commissions from this activity.  This activity is conducted in accordance with applicable provisions of federal and state insurance and securities laws.

In 2008, HFG acquired 4.9% of the outstanding shares of Chattahoochee Bank of Georgia, a de novo bank in Gainesville, Georgia, for approximately $1.0 million.  This investment provides us with the opportunity to further expand outside of southwest Georgia.  We also participate in loans generated by Chattahoochee Bank of Georgia that exceed its legal lending limits, allowing us to generate loan volume and exposure to the northeast Georgia market without incurring building and personnel costs.  O. Leonard Dorminey, our President and Chief Executive Officer, serves on the board of directors, executive committee and loan committee of Chattahoochee Bank of Georgia.  As of June 30, 2010, we had $4.8 million in loan participations with and $2.0 million in federal funds purchased from Chattahoochee Bank of Georgia.

HeritageBank of the South currently does not have any active subsidiaries.

Employees

At June 30, 2010, we had a total of 194 full-time equivalent employees. Our employees are not represented by any collective bargaining group.  Management considers its employee relations to be good.

HOW WE ARE REGULATED

Set forth below is a brief description of material information regarding certain laws and regulations that are and will be applicable to Heritage Financial Group and HeritageBank of the South.

Legislation is introduced from time to time in the United States Congress and Georgia General Assembly that may affect our operations.  In addition, the regulations governing Heritage Financial Group and HeritageBank of the South may be amended from time to time by the Georgia Department of Banking and Finance, the FDIC, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System or the SEC, as appropriate.  In addition, the regulations governing Heritage Financial Group and HeritageBank of the South may be amended from time to time.  The Dodd-Frank Wall Street Reform and Consumer Protection Act that was enacted on July 21, 2010, provides, among other things, for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Heritage Financial Group, Inc. and HeritageBank of the South.  In addition, beginning in 2011, all financial institution holding companies, including Heritage Financial Group, Inc., will be regulated by the Board of Governors of the Federal Reserve System, including imposing federal capital requirements similar to those imposed by Georgia and may result in additional restrictions on investments and other holding company activities.  The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market.  The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, new regulations mandated by the law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices and require holding companies to serve as a source of strength for their financial institution subsidiaries.  Effective July 21, 2011, financial institutions may pay interest on demand deposits, which could increase our interest expense.  We cannot determine the full impact of the new law on our business and operations at this time.  Any legislative or regulatory changes in the future could adversely affect our operations and financial condition.

The Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision, as appropriate, have or will have extensive enforcement authority over Heritage Financial Group, HFG, HeritageBank of the South and Heritage MHC.  This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices.  Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Federal Deposit Insurance Corporation.  Except under certain circumstances, public disclosure of formal enforcement actions by the Federal Deposit Insurance Corporation and Office of Thrift Supervision is required by law.

HeritageBank of the South

HeritageBank of the South, as a Georgia savings bank is subject to regulation and periodic examination by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation. This regulation extends to all aspects of its operations.  HeritageBank of the South is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to Heritage Financial Group.  See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Other Capital Distributions.”  State and federal laws and regulations prescribe the investment and lending authority and activities of Georgia savings banks.  The Federal Deposit Insurance Corporation also insures the deposits of HeritageBank of the South to the maximum extent permitted by law. This regulation of HeritageBank of the South is intended for the protection of depositors and the insurance of accounts fund and not for the purpose of protecting stockholders.

Georgia Regulation.  HeritageBank of the South is subject to extensive regulation and supervision by the Georgia Department of Banking and Finance.  The Georgia Department of Banking and Finance regularly examines HeritageBank of the South, often jointly with the Federal Deposit Insurance Corporation.  As a Georgia savings bank, HeritageBank of the South is required to have no more than 50% of its assets in commercial real estate and business loans.  HeritageBank of the South is in compliance with this requirement.  Our lending and investment authority and other activities are governed by Georgia law and regulations and policies of the Georgia Department of Banking and Finance. We are subject to a statutory lending limit for aggregate loans to one person or a group of persons combined because of certain common interests.  That limit is 15% of our statutory capital base, except for loans fully secured by good collateral or ample security, which includes real estate with an independent appraisal, in which case that limit is increased to 25%.  Our statutory capital base consists of our stock, paid-in-capital and surplus, capital debt and appropriated retained earnings, which is that portion of our retained earnings designated by the board of directors as not available for dividends, reduced by intangible assets.  We have not appropriated any retained earnings.  Our lending limit to a single borrower under Georgia law as of June 30, 2010, was $11.6 million secured and $6.9 million unsecured.  We have no loans in excess of our lending limit.  Georgia law also limits our ability to invest in real estate, including a limit on fixed assets of 60% of our statutory capital base, except for temporary grants of authority to exceed that limit granted by the Georgia Department of Banking and Finance.  We are in compliance with limitations on our fixed assets as of June 30, 2010.

Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation.  The Federal Deposit Insurance Corporation regularly examines HeritageBank of the South and prepares reports for the consideration of its board of directors on any deficiencies that it may find in operations.  HeritageBank of the South generally must notify or obtain the approval of the Federal Deposit Insurance Corporation if it or any of its subsidiaries intend to engage in activities not authorized for national banks.  The Federal Deposit Insurance Corporation has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits.  Any institution that fails to comply with these standards must submit a compliance plan.

HeritageBank of the South’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation, and such insurance is backed by the full faith and credit of the United States Government.  Effective July 21, 2010, the basic deposit insurance is $250,000.  As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by insured institutions.  Our deposit insurance premiums for the year ended December 31, 2009 were $820,000.  Those premiums are expected to increase in 2010 due to recent strains on the deposit insurance fund due to the cost of large bank failures and the increase in the number of troubled banks.

The Federal Deposit Insurance Corporation also provides unlimited deposit insurance for noninterest-bearing transaction accounts (typically business checking accounts), NOW accounts bearing interest at 0.5% or less, and certain funds swept into noninterest-bearing savings accounts at institutions that opt into this enhanced deposit insurance coverage.  Due to the low level of balances we had that qualified for this enhanced coverage, we opted out of this coverage, and therefore, effective January 1, 2010, our customers no longer qualified for this coverage.

The Federal Deposit Insurance Corporation assesses deposit insurance premiums quarterly on each insured institution based on annualized rates for one of four risk categories applied to its deposits subject to certain adjustments.  Each institution is assigned to one of four risk categories based on its capital, supervisory ratings and other factors.  Well-capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I.  Risk Categories II, III and IV present progressively greater risks to the deposit insurance fund.  Under the Federal Deposit Insurance Corporation’s risk-based assessment rules, effective April 1, 2009, the initial base assessment rates prior to adjustments range from 12 to 16 basis points for Risk Category I, and are 22 basis points for Risk Category II, 32 basis points for Risk Category III, and 45 basis points for Risk Category IV.  Initial base assessments rates are subject to adjustments based on an institution’s unsecured debt, secured liabilities and brokered deposits, such that the total base assessment rates after adjustments range from 7 to 24 basis points for Risk Category I, 17 to 43 basis points for Risk Category II, 27 to 58 basis points for Risk Category III, and 40 to 77.5 basis points for Risk Category IV.  Rates increase uniformly by 3 basis points effective January 1, 2011.

In addition to the regular quarterly assessments, due to losses and projected losses attributed to failed institutions, the Federal Deposit Insurance Corporation imposes a special assessment of 5 basis points on the amount of each depository institution’s assets reduced by the amount of its Tier 1 capital (not to exceed 10 basis points of its assessment base for regular quarterly premiums) as of June 30, 2009, which was collected on September 30, 2009.

As a result of the decline in the reserve ratio (the ratio of the net worth of the deposit insurance fund to estimated insured deposits) and concerns about the expected failure costs and available liquid assets in the deposit insurance fund, the Federal Deposit Insurance Corporation required each insured institution to prepay on December 30, 2009, the estimated amount of its quarterly assessment for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter which was due on December 30, 2009).  The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance.  For purposes of calculating the prepaid amount, assessments were measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of 3 basis points effective January 1, 2011, and were based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at an annual rate of 5%.  If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on January 13, 2013, as applicable.  Collection of the prepayment does not preclude the Federal Deposit Insurance Corporation from changing assessment rates or revising the risk-based assessment in the future.  The rule includes a process for exemption from the prepayment for institutions whose safety and soundness would be affected adversely.  The Federal Deposit Insurance Corporation estimates that the reserve ratio will reach the designated reserve ratio of 1.15% by 2017 as required by statute.

The Federal Deposit Insurance Corporation also may prohibit any insured institution from engaging in any activity that it determines by regulation or order to pose a serious risk to the deposit insurance fund.  The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against HeritageBank of the South and may terminate our deposit insurance it if determines we have engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

Heritage Financial Group

As the holding company of a Georgia savings bank, Heritage Financial Group is subject to regulation and examination by the Georgia Department of Banking and Finance.  This state regulation includes the imposition of capital requirements and limits on dividend payments.  See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Other Capital Distributions.”  HeritageBank of the South elected to be treated as a savings association for holding company purposes, so Heritage Financial Group also is subject to regulation and examination by the Office of Thrift Supervision.

Regulation by the Office of Thrift Supervision.  Heritage Financial Group is subject to regulation, supervision and examination by the Office of Thrift Supervision.  Applicable federal law and regulations limit the activities of Heritage Financial Group and require the approval of the Office of Thrift Supervision for any acquisition or divestiture of a subsidiary, including another financial institution or holding company thereof.

Generally, transactions between HeritageBank of the South and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of HeritageBank of the South’s capital.  In addition, HeritageBank of the South may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.  Heritage Financial Group is an affiliate of HeritageBank of the South.

Under federal law, if HeritageBank of the South fails the qualified thrift lender test, Heritage Financial Group must obtain the approval of the Office of Thrift Supervision prior to continuing, directly or through other subsidiaries, any business activity other than those approved for multiple savings association holding companies or their subsidiaries.  In addition, within one year of such failure, Heritage Financial Group must register as, and will become subject to, the restrictions applicable to bank holding companies.  The qualified thrift lender test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis.  As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code.  Under either test, such assets primarily consist of residential housing related loans and investments.  At June 30, 2010, HeritageBank of the South met the test.

Georgia Regulation.  The Georgia Department of Banking and Finance has supervisory and examination authority over Heritage Financial Group.  Under this authority, there are limits on the amount of debt that can be incurred by the holding companies, and they must file periodic reports and annual registration forms.

Regulatory Capital Requirements

Our federal and state regulators impose minimum capital requirements on us and the other entities they regulate.  They also may impose higher capital requirements on an individualized basis if they believe the financial institution or holding company is subject to excessive risk.

Regulatory Capital Requirements for HeritageBank of the South.  HeritageBank of the South is required to maintain minimum levels of regulatory capital under regulations of the Federal Deposit Insurance Corporation and polices of the Georgia Department of Banking and Finance.  These regulations established two capital standards, a leverage capital requirement and a risk-based capital requirement.

The capital standards require Tier 1 capital equal to at least 3.0% of total assets for the strongest institutions with the highest examination rating and 4.0% of total assets for all other institutions, unless the Federal Deposit Insurance Corporation requires a higher level based on the particular circumstances or risk profile of the institution.  Tier 1 capital generally consists of equity capital, with certain adjustments, including deducting most intangibles.  At June 30, 2010, HeritageBank of the South had $2.6 million in intangibles included in Tier 1 capital.  At June 30, 2010, HeritageBank of the South had Tier 1 capital equal to $51.8 million, or 8.5% of average total assets of $607.2 million, which is $27.5 million above the minimum requirement of 4.0%.

The Federal Deposit Insurance Corporation also requires HeritageBank of the South to have Tier 1 capital of at least 4.0% of risk weighted-assets and total capital of at least 8.0% of risk-weighted assets.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset.   Total capital consists of Tier 1 capital, as defined above, and Tier 2 capital, which consists of certain permanent and maturing capital instruments that do not qualify as Tier 1 capital and of the allowance for possible loan and lease losses up to a maximum of 1.25% of risk-weighted assets.  Tier 2 capital may be used to satisfy these risk-based requirements only to the extent of Tier 1 capital.  At June 30, 2010, HeritageBank of the South had $418.3 million in risk-weighted assets, $5.2 million in Tier 2 capital and $57.0 million in total capital.  The Federal Deposit Insurance Corporation is authorized to require HeritageBank of the South to maintain an additional amount of total capital to account for concentration of credit risk, level of interest rate risk, equity investments in non-financial companies and the risk of non-traditional activities.  On June 30, 2010, HeritageBank of the South had Tier 1 capital of 12.4% of risk-weighted assets and total capital of 13.6% of risk-weighted assets.  These amounts were $35.0 million and $23.6 million, respectively, above the 4.0% and 8.0% requirement.

The Federal Deposit Insurance Corporation is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet their capital requirements.  The Federal Deposit Insurance Corporation is generally required to take action to restrict the activities of an “undercapitalized institution,” which is an institution with less than either a 4% leverage capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% total risk-based capital ratio.  Any such institution must submit a capital restoration plan and until such plan is approved by the Federal Deposit Insurance Corporation may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions.  The Federal Deposit Insurance Corporation is authorized to impose the additional restrictions.

Any institution that fails to comply with its capital plan or has Tier 1 risk-based or leverage capital ratios of less than 3% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution.  An institution with tangible equity to total assets of less than 2% is “critically undercapitalized” and becomes subject to further mandatory restrictions on it.  The Federal Deposit Insurance Corporation generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  The imposition by the Federal Deposit Insurance Corporation of any of these measures on HeritageBank of the South may have a substantial adverse effect on its operations and profitability.

Institutions with at least a 4% leverage capital ratio, a 4% Tier 1 risked-based capital ratio and an 8.0% total risk-based capital ratio are considered “adequately capitalized.”  An institution is deemed “well-capitalized” institution if it has at least a 5% leverage capital ratio, a 6% Tier 1 risked-based capital ratio and an 10.0% total risk-based capital ratio.  At June 30, 2010, HeritageBank of the South was considered a “well-capitalized” institution.

Georgia imposes a capital requirement based on the leverage capital requirement of the Federal Deposit Insurance Corporation.  A Georgia savings bank must have at least a 4.5% leverage capital ratio, though the Department of Banking and Finance can impose a higher requirement for the specific circumstances and risks of the institution.  Many banks are required to have a 5.5% ratio to address these specific circumstances and risks, and any bank with a less than 5.5% leverage capital ratio must submit a two-year capital plan with the Georgia Department of Banking and Finance.

Regulatory Capital Requirements for Heritage Financial Group

Heritage Financial Group is required to maintain a certain level of capital under a policy of the Georgia Department of Banking and Finance that imposes a Tier 1 capital to total assets capital ratio of 4%, or higher for holding companies engaged in more risky, non-financial businesses.  This level is based on the capital requirement imposed on bank holding companies by the Board of Governors of the Federal Reserve Systems and is similar to the Tier 1 leverage ratio imposed on HeritageBank of the South.  If Heritage Financial Group fails to meet this requirement, it must file a capital plan and focus on reducing its more risky operations, and it may be subject to an enforcement action, including a capital directive.

Limitations on Dividends and Other Capital Distributions

Unless it meets certain financial criteria, HeritageBank of the South must obtain the prior written approval of the Georgia Department of Banking and Finance before paying any dividend to Heritage Financial Group.  Those financial criteria are having: (1) classified assets of no more than 80% of Tier 1 capital plus an allowance for loan losses at the time of its last examination; (2) paid no more than 50% of last calendar year’s net income in dividends in the current calendar year, and (3) a Tier 1 leverage capital ratio of at least 6%.  Georgia prohibits Heritage Financial Group from paying a dividend if its debt to equity ratio is 30% or more or if it is not meeting its capital requirement.  In 2008 and 2009, HeritageBank of the South requested and received approval from the Georgia Department of Banking and Finance to pay dividends in excess of 50% of last calendar year’s net income.  Dividends paid by HeritageBank of the South were $1.6 million in 2008 and $1.0 million in 2009.

As a subsidiary financial institution of a savings association holding company, any distributions of capital by HeritageBank of the South, including dividends and stock redemptions or repurchases, are subject to regulation by the Office of Thrift Supervision.  HeritageBank of the South must file a notice or application with the Office of Thrift Supervision before making any capital distribution.  Generally, after filing a notice with the Office of Thrift Supervision, HeritageBank of the South may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution.  However, if it proposes to make a capital distribution when it does not meet its current minimum capital requirements (or will not following the proposed capital distribution) or that will exceed these net income limitations, it must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to any distribution based on safety and soundness concerns.  Because HeritageBank of the South failed to make these filings in 2006 to 2009, the Office of Thrift Supervision has directed HFG to obtain the approval of the Office of Thrift Supervision before declaring any dividends. We expect this requirement will apply to Heritage Financial Group until it is rescinded by the Office of Thrift Supervision.

Federal Securities Law

The stock of Heritage Financial Group will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Heritage Financial Group will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Heritage Financial Group stock held by persons who are affiliates of Heritage Financial Group may not be resold without registration unless sold in accordance with certain resale restrictions.  Affiliates are generally considered to be officers, directors and principal stockholders.  If Heritage Financial Group meets specified current public information requirements, each affiliate of Heritage Financial Group will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The Securities and Exchange Commission and the Nasdaq have adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to Heritage Financial Group as a registered company under the Securities Exchange Act of 1934 and a Nasdaq-traded company.  The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The Securities and Exchange Commission and Nasdaq Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and corporate governance rules.

FEDERAL AND STATE TAXATION

Federal Taxation

Heritage Financial Group and HeritageBank of the South are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Heritage Financial Group or HeritageBank of the South.  HeritageBank of the South’s federal income tax returns have never been audited.  Prior to June 2001, HeritageBank of the South was a federal credit union and was not generally subject to corporate income tax.

Heritage Financial Group will file a consolidated federal income tax return with HeritageBank of the South commencing with the first taxable year after completion of the offering.  Accordingly, it is anticipated that any cash distributions made by Heritage Financial Group to its stockholders would be considered to be taxable dividends and not as a nontaxable return of capital to stockholders for federal and state tax purposes.

Method of Accounting.  For federal income tax purposes, HeritageBank of the South currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income.  The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  HeritageBank of the South was subject to the alternative minimum tax in 2008 and has approximately $90,000 available as credits for carryover.

Net Operating Loss Carryovers.  A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  This provision applies to losses incurred in taxable years beginning after August 6, 1997.  At December 31, 2009, HeritageBank of the South had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction.  Because it files a consolidated return with its wholly owned subsidiary, HeritageBank of the South, dividends from HeritageBank of the South are not included as income to Heritage Financial Group.  The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend.  Corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

Heritage Financial Group and HeritageBank of the South are subject to Georgia and Florida corporate income tax, which is assessed at the rate of 6%.  For this purpose, taxable income generally means federal taxable income subject to certain modifications provided for in Georgia and Florida law.  Heritage Financial Group and HeritageBank of the South also are subject to Georgia business occupation taxes computed on gross receipts after deducting exempt income and interest paid on deposits and other liabilities.  The tax rates assessed vary from one municipality to another.  The total occupation taxes paid in 2009 was approximately $131,000.

MANAGEMENT

Directors and Executive Officers of Heritage Financial Group

The Board of Directors of Heritage Financial Group consists of the seven individuals who currently serve as directors of HFG and Heritage MHC.  The Board of Directors of Heritage Financial Group is divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year.  The directors will be elected by the stockholders of Heritage Financial Group annually for three-year terms, and until their successors are elected and have qualified.

Director	Current Term to Expire
Class 1
Joseph C. Burger, Jr.	2011
Carol W. Slappey	2011
Class 2
O. Leonard Dorminey	2012
Antone D. Lehr	2012
Class 3
J. Keith Land	2013
Douglas J. McGinley	2013
J. Lee Stanley	2013

The executive officers of Heritage Financial Group are: O. Leonard Dorminey, President and Chief Executive Officer; Carol W. Slappey, Executive Vice President; O. Mitchell Smith, Executive Vice President and Senior Credit Officer; and T. Heath Fountain, Senior Vice President and Chief Financial Officer.

HFG

Our Board of Directors consists of seven members.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of HFG, including his or her age, position on the Board and term of office.

Name	Age(1)	Position(s) Held	Director Since	Term to Expire
J. Keith Land	59	Director	2006	2013
Douglas J. McGinley	61	Director	2004	2013
J. Lee Stanley	62	Director	2006	2013
Joseph C. Burger, Jr.	73	Vice-Chairman and Secretary	2002	2011
Carol W. Slappey	54	Director and President of HeritageBank of the South	2002	2011
O. Leonard Dorminey	57	Director, President and Chief Executive Officer of HFG and Chief Executive Officer of HeritageBank of the South	2002	2012
Antone D. Lehr	69	Chairman	2002	2012

(1)	At December 31, 2009.

Business Experience and Qualifications of Directors

The Board believes that the many years of service that our directors have at HFG, HeritageBank of the South or at other financial institutions is one of the directors’ most important qualifications for service on the Board.  This service has given them extensive knowledge of the banking business and HFG.  Furthermore, their service on Board committees, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of HeritageBank of the South by our executive officers.  Service on the Board by the President and Chief Executive Officer of HFG and the President of HeritageBank of the South is critical to aiding the outside directors to understand the crucial and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience of each director of HFG for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that supports his or her service as a director are set forth below.

J. Keith Land.  Since 1995, Mr. Land has served on the Board of HFG’s banking unit, HeritageBank of the South.  He has been employed since 1987 as the Planning Manager for Coats and Clark, a textile manufacturer with $150 million in annual sales.  In that position, he has responsibility for material acquisition, warehousing, budgeting and production planning for three plants.  He served on that company’s credit union board for five years before joining HeritageBank of the South’s board in 1995.  He has graduated from the Georgia Bankers Association’s Director’s College.  His past business experience brings expertise to his service on Board committees.  His participation in our local community for 46 years brings knowledge of the local economy and business opportunities for HeritageBank of the South.

Douglas J. McGinley.  Since 1996, Mr. McGinley has served as the Director of the Dougherty County Jail Facility, a 1,230-bed facility employing over 200 officers, and he has been responsible for developing and executing a $14 million annual budget.  Mr. McGinley has served as chairman of the Dougherty County pension plan with over $32 million in assets and brings his expertise in investments to HeritageBank of the South.  He has served as a director of HeritageBank of the South since 1991.  He retired from the United States Marine Corps in 1994 as a Lieutenant Colonel after 27 years of active duty.  He is a graduate of the Georgia Bankers Association’s Director’s College.  His past business experience brings expertise to his service on Board committees.  His participation in our local community for 34 years brings knowledge of the local economy and business opportunities for HeritageBank of the South.

J. Lee Stanley.  Mr. Stanley was Chief Appraiser for Lee County, Georgia for 31 years until his retirement in 2007.  He served as the Senior Magistrate Judge in the Georgia State Court in Lee County from 2001 to 2009 and was Lee County Chief Magistrate Judge for the prior 15 years.  Mr. Stanley is a licensed realtor and certified appraiser, particularly in residential property valuation.  He has been associated with Goodyear and Goodyear, a local real estate firm specializing in plantation, farm and commercial properties. He has served on the Board of HeritageBank of the South since 1996.  Mr. Stanley brings management, legal and real estate knowledge to the Board.  His participation in our local community for 40 years brings knowledge of the local economy and business opportunities for HeritageBank of the South.

Joseph C. Burger, Jr.  Mr. Burger is currently retired.  He has served as a director of HeritageBank of the South since 1987.  From 1978 to 2002, Mr. Burger was an Associate Professor in the University System of Georgia and taught courses in accounting and finance.  Prior to that, he served as a controller at the Albany Georgia Marine Logistics Base and a Marine division.  His accounting knowledge and experience is important to his service on the Board and its Audit Committee.  His participation in our local community for 38 years brings knowledge of the local economy and business opportunities for HeritageBank of the South.

Carol W. Slappey.  Ms. Slappey has served as President of HeritageBank of the South since 2003 and is responsible for retail banking operations in Georgia.  She has served as a director of HeritageBank of the South since 2001.  From 1993 to 2003, she served as Executive Vice President and Chief Operating Officer of HeritageBank of the South responsible for retail operations.  Prior to that, she served as a lender, chief operating officer and president of Georgia Federal Bank.  Ms. Slappey’s many years of service in many areas of operations at HeritageBank of the South and other financial institutions and duties as President of HeritageBank of the South bring a special knowledge of the financial, economic and regulatory challenges HFG faces and makes her well-suited to educating the Board on these matters.

O. Leonard Dorminey.  Mr. Dorminey has served as President and Chief Executive Officer of HFG and Chief Executive Officer of HeritageBank of the South since 2003.  From 2001 to 2003, he served as Executive Vice President of HeritageBank of the South and managed our Commercial Lending Division.  He has served as a director of HeritageBank of the South since 2001.  From 1999 to 2001, Mr. Dorminey was President and Chief Executive Officer of First National Bank of South Georgia.  Prior to that, he was employed for nine years by SunTrust Bank of South Georgia as the Albany Division Manager responsible for retail, commercial and private banking functions in the Albany market.  Mr. Dorminey’s many years of service in many areas of operations at HeritageBank of the South and other financial institutions and duties as Chief Executive Officer of HeritageBank of the South and President of HFG bring a special knowledge of the financial, economic and regulatory challenges HFG faces and makes him well-suited to educating the Board on these matters.

Antone D. Lehr.  Mr. Lehr is currently retired.  He has served as a director of HeritageBank of the South since 1980.  From 1988 to 2000, he was the owner of Computer Showcase, a retail computer sales and repair company.  From 1985 to 1988, Mr. Lehr was an owner of a computer consulting training company.  From 1982 to 1985, he was an Assistant Professor at Albany State University, teaching courses in computer science.  Prior to that he served in the United States Marine Corps for 20 years and retired from active service as a Major.  He receives annual training for bank directors and has attended training on executive compensation.  He brings his knowledge of management from the Marines and his computer company to HeritageBank of the South and HFG.  His participation in our local community for 31 years brings knowledge of the local economy and business opportunities for HeritageBank of the South.  His technical computer knowledge is useful when the Board considers its information technology needs.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years and ages at December 31, 2009, of each of HFG’s executive officers are set forth below.  Unless otherwise indicated, the executive officer has held his or her position for the past five years.

T. Heath Fountain.  Mr. Fountain assumed the position of Chief Financial Officer of HFG in February 2007.  Mr. Fountain, age 34, joined HFG in 2003 as an investment advisor with its wholly owned subsidiary, HeritageBank of the South, and moved into the accounting area of HFG in January 2006.  In June 2006, he was promoted to Controller and Director of Investor Relations.  From 2000 to 2003, Mr. Fountain was an investment advisor with Synovus.  From 1997 to 2000, he was an auditor with Mauldin & Jenkins, CPAs.  Mr. Fountain is a graduate of the University of Georgia, holding a degree in accounting.  He is a Certified Public Accountant.

O. Mitchell Smith.  Mr. Smith joined HFG in February 2005 as Executive Vice President and Senior Credit Officer.  Mr. Smith, age 56, was Senior Credit Officer and Director of Credit Administration, responsible for loan policy and credit administration at ABC Bancorp, Moultrie, Georgia, from July 2003 to February 2005.  From 2001 to July 2003, he served as a Loan Review Manager at ABC Bancorp.

Director Independence

Directors Lehr, Burger, McGinley, Stanley and Land qualify as “independent” in accordance with the published listing requirements of The Nasdaq Stock Market.  The Nasdaq independence definition includes a series of objective tests, such as the director is not an employee of the company and has not engaged in various types of business dealings with the company.  As further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.  In making these determinations, the directors reviewed and discussed information provided by the directors and HFG with regard to each director’s business and personal activities as they may relate to HFG and its management.

Certain Relationships and Related Transactions

Like many financial institutions, HeritageBank of the South has followed a policy of granting loans to our officers, directors and employees, which fully complies with applicable federal and state regulations.  Directors and executive officers may receive automobile loans at rates available to all employees of HeritageBank of the South, which rates may be preferential to those available to persons not related to the lender.  Otherwise, all loans to directors and executive officers are made in the ordinary course of business and are made on substantially the same terms and conditions as those prevailing at the time for comparable loans to persons not related to the lender and in accordance with our underwriting guidelines.  In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.  At December 31, 2009, loans to directors and executive officers totaled $8.7 million, and no individual director or executive officer had more than $120,000 in loans with rates preferential to those available to the general public.

The law firm of Moore, Clark, DuVall and Rodgers, P.C. serves as general counsel to HFG and HeritageBank of the South.  James H. Moore, III, a director of HeritageBank of the South, is the managing partner of Moore, Clark, DuVall and Rodgers, P.C.  HFG made payments totaling $276,543 to that firm for legal services provided in the year ended December 31, 2009.  The terms of these payments are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

HFG leases office space for its investment services division in a commercial office building owned by MCDR Properties, LLC.  Mr. Moore is a member of MCDR Properties, LLC.  HFG made payments of $24,000 per year to MCDR Properties, LLC, during 2009.  The terms of this lease are comparable to similar leases between unrelated third parties.

DIRECTOR COMPENSATION

Fees

Directors of HFG (excluding those who also are executive officers and receive no compensation as directors) receive compensation for their service on the Board of Directors and Board Committees of HFG and HeritageBank of the South.  The fees paid are for service on all Boards and Committees, and are on the basis of a flat annual retainer.  The directors are not paid additional fees for service on various Committees or for their attendance at Board or Committee meetings.  There were no stock awards or option awards granted in 2009 to the directors.  The following table sets forth the compensation our directors received during 2009:

Name	Fees Earned or Paid in Cash	All Other Compensation(1)	Total

Antone D. Lehr	$62,000	$1,762	$63,762
Joseph C. Burger, Jr.	57,600	1,762	59,362
Douglas J. McGinley	30,600	1,762	32,362
J. Lee Stanley	28,500	1,762	30,262
J. Keith Land	28,500	1,762	30,262

(1)
The amounts represent dividends paid on restricted stock awards.  The directors also received perquisites and other personal benefits in addition to the compensation above during the periods stated.  The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $10,000 or 10% of the total of their respective annual compensation and, therefore, have been omitted as permitted by the rules of the Securities and Exchange Commission.

Directors’ Retirement Agreements

We maintain a Directors’ Retirement Plan, which is a non-qualified retirement plan for directors of HFG who are not also officers or employees of HeritageBank of the South.  This retirement plan is administered by the Compensation Committee of the Board of Directors of HFG, which selects participants in the plan.  Directors are credited with every month of service since August 1, 2001, plus up to 120 months of service prior to that date.  The benefits under the plan are monthly payments for the lesser of 180 months or actual months of service under the plan, in an amount set forth in the participant’s plan agreement.  All of the non-employee directors of HFG are participants in the plan.  Directors Burger and Lehr will be entitled to monthly benefits of $2,000 per month upon retirement, and Directors McGinley, Stanley and Land will be entitled to monthly benefits of $1,000 per month upon retirement.  All directors were fully vested in this plan as of December 31, 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation paid by HeritageBank of the South and HFG, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 2009, to the President and Chief Executive Officer of HFG and the two next most highly compensated executive officers of HFG and HeritageBank of the South whose total compensation during the fiscal year ended December 31, 2009, exceeded $100,000.  These three individuals are referred to as our “named executive officers” in this prospectus.  There were no stock awards or option awards granted to these executives in 2009.

				Change in
				Pension Value
				and
				Non-qualified
				Deferred
Name and				Compensation		All Other
Principal Position	Year	Salary	Bonus	Earnings		Compensation		Total

O. Leonard Dorminey	2009	$285,533	$42,830	$144,040	(1)	$60,787	(2)	$533,190
President and Chief Executive Officer of HFG and Chief Executive Officer of HeritageBank of the South	2008	285,533	42,830	55,578	(3)	60,986	(4)	444,927

Carol W. Slappey	2009	$175,538	$26,331	$116,319	(5)	$37,695	(6)	$355,883
President of HeritageBank of the South	2008	175,538	26,331	24,205	(7)	44,055	(8)	270,129

O. Mitchell Smith	2009	$135,018	$16,202	$66,379	(9)	$31,906	(10)	$249,505
Executive Vice President and Senior Credit Officer of HFG and HeritageBank of the South	2008	135,018	13,502	29,660	(11)	38,708	(12)	216,888

(1)
Includes $126,097 in increased actuarial value in HFG’s pension plan and $17,943 of matching on the deferred compensation plan.  Does not include $8,111 of interest earned on the deferred compensation plan, which is not at above-market rates.  There were no above-market rate earnings on the deferred compensation plan.

(2)
Includes a $3,900 business development payment, a matching contribution of $4,900 in our 401(k) plan, $16,182 allocation under the ESOP plan, a payment of $8,236 in accrued vacation, a dividend payment of $8,528 on restricted stock, $4,763 in social club dues, $6,769 of long-term disability insurance, $4,025 for personal use of HFG’s condominium, $1,814 for personal use of HFG’s automobile, and $1,670 of long-term care insurance.

(3)
Includes $37,355 in increased actuarial value in HFG’s pension plan and $18,243 of matching on the deferred compensation plan. Does not include $6,596 of interest earned on the deferred compensation plan, which is not at above-market rates.  There were no above-market rate earnings on the deferred compensation plan.

(4)
Includes a $3,900 business development payment, a matching contribution of $4,600 in our 401(k) plan, $18,765 allocation under the ESOP plan, a payment of $6,589 in accrued vacation, a dividend payment of $10,447 on restricted stock, $4,531 in social club dues, $6,150 of long-term disability insurance, $2,450 for personal use of HFG’s condominium, $1,884 for personal use of HFG’s automobile, and $1,670 of long-term care insurance.

(5)
Includes $106,448 in increased actuarial value in HFG’s pension plan and $9,871 of matching contributions on the deferred compensation plan.  Does not include $6,175 of interest earned on the deferred compensation plan, which is not at above-market rates.  There were no above-market rate earnings on the deferred compensation plan.

(6)
Includes a $3,900 business development payment, a matching contribution of $4,172 in our 401(k) plan, $13,782 allocation under the ESOP plan, a payment of $6,751 in accrued vacation, a dividend payment of $4,406 on restricted stock, $1,925 for personal use of HFG’s condominium, $1,252 for personal use of HFG’s automobile and $1,507 for long-term insurance.

Footnotes continued on next page

(7)
Includes $14,762 in increased actuarial value in HFG’s pension plan and $9,443 of matching contributions on the deferred compensation plan.  Does not include $4,983 of interest earned on the deferred compensation plan, which is not at above-market rates.  There were no above-market rate earnings on the deferred compensation plan.

(8)
Includes a $3,900 business development payment, a matching contribution of $4,600 in our 401(k) plan, $18,765 allocation under the ESOP plan, a payment of $6,751 in accrued vacation, a dividend payment of $5,398 on restricted stock, $1,750 for personal use of HFG’s condominium, $1,384 for personal use of HFG’s automobile and $1,507 for long-term insurance.

(9)	Includes $66,379 in increased actuarial value on HFG’s pension plan.

(10)
Includes a matching contribution of $3,025 in our 401(k) plan, $9,991 allocation under the ESOP plan, a dividend payment of $1,058 on restricted stock, $3,048 in social club dues, $13,200 in a car allowance and $1,584 of long-term care insurance.

(11)	Includes $29,660 in increased actuarial value on HFG’s pension plan.

(12)
Includes a matching contribution of $3,339 in our 401(k) plan, $13,617 allocation under the ESOP plan, a dividend payment of $1,296 on restricted stock, $2,816 in social club dues, a payment of $2,856 in accrued vacation, $13,200 in a car allowance and $1,584 of long-term care insurance.

Benefits

General.  HFG currently provides health and welfare benefits to employees, including hospitalization, comprehensive medical insurance and dental, life, short-term and long-term disability insurance, subject to certain deductibles and co-payments by employees.  HFG also provides certain retirements benefits. See Notes 9 and 10 to Consolidated Financial Statements.

Deferred Compensation and Excess/Matching Contribution Plan.  We maintain an executive deferral and excess/matching program for the benefit of certain senior executives that have been designated to participate in the program.  The program allows an additional opportunity for key executives to defer a portion of their income into a non-qualified deferral program to supplement their retirement earnings.  In addition, we pay a matching contribution up to 8% of income for each participant (less any match under the 401(k) plan) and an amount equal to amounts we were unable to pay under tax-qualified plans for any participant because of limits imposed by federal tax law.  Interest is credited to each participant’s account on a quarterly basis at the rate paid on the U.S. Government’s 10-year treasury notes as of the last day of the quarter.  Mr. Dorminey and Ms. Slappey are participants under this deferred compensation plan.  Mr. Smith is not a participant in this plan.

Supplemental Executive Retirement Plans.  On April 1, 2002, we adopted a Supplemental Executive Retirement Plan, which is a funded, non-contributory defined benefit under which we will pay supplemental pension benefits to certain key employees upon retirement.  Benefits are based on a formula that includes participants’ past and future earnings and years of service with HFG and its subsidiaries.  Mr. Dorminey and Ms. Slappey are participants under this supplemental retirement plan. During 2007, HFG entered into agreements with each of them to fully vest their benefits under this plan.  Mr. Smith is not a participant in this plan.

401(k) Savings Plan.  We offer our employees a 401(k) plan, which is a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code.  All salaried employees who have attained age 21 and completed three months of continuous employment are eligible to participate.

Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to the maximum allowed under the Internal Revenue Code.  We match each contribution in an amount equal to 50% of the participant’s 401(k) deferrals for the year up to 4% of their salary.  All contributions made by participants are before-tax contributions.  All participant contributions and earnings are fully and immediately vested.  All matching contributions are vested at a rate of 20% per year after a two-year period over a five-year period commencing after one year of employment with HFG and its subsidiaries.  However, in the event of retirement at age 65 or older, permanent disability or death, a participant will automatically become 100% vested in the value of all matching contributions and earnings thereon, regardless of the number of years of employment with HFG and its subsidiaries.

Participants may invest amounts contributed to their 401(k) plan accounts in one or more investment options available under the 401(k) plan.  Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator.  Each participant receives a quarterly statement that provides information regarding, among other things, the market value of all investments and contributions made to the 401(k) plan on the participant’s behalf.

Employee Stock Ownership Plan.   HFG adopted an employee stock ownership plan for employees of HFG and HeritageBank of the South in June 2005.  Employees of HFG and HeritageBank of the South who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the employee stock ownership plan.  The employee stock ownership plan borrowed $4.4 million from HFG to purchase 440,000 HFG shares or 3.92% of the common stock that was outstanding after completion of the offering in 2005.  This loan is being repaid principally from HeritageBank of the South’s contributions to the employee stock ownership plan over a period of 10 years, and the collateral for that loan is the common stock purchased by the employee stock ownership plan. The interest rate for the loan is the prime rate of interest.  In any plan year, HFG may make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by HFG or upon the sale of treasury shares by HFG.  These purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from HeritageBank of the South.  The timing, amount and manner of future contributions to the employee stock ownership plan are affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations, and market conditions.  Heritage Financial Group will make a new loan to the employee stock ownership plan to enable it to purchase additional shares in the offering.  See “How We Intend to Use the Proceeds from the Offering.”

Shares purchased by the employee stock ownership plan with loan proceeds are held in a suspense account and released to participants’ accounts as debt service payments are made.  Shares released from the employee stock ownership plan are allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation to the total compensation of all eligible employee stock ownership plan participants.  Forfeitures are reallocated among remaining participating employees and may reduce any amount HeritageBank of the South might otherwise contribute to the employee stock ownership plan.  The account balances of participants within the employee stockownership plan become 100% vested after five years of service.  Credit for eligibility and vesting is given for years of service prior to adoption of the employee stock ownership plan.  In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants will become immediately fully vested in their account balances.  Benefits are payable upon retirement or other separation from service. HeritageBank of the South’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust Company of Quincy, Quincy, Illinois, serves as trustee of the employee stock ownership plan.  Under the employee stock ownership plan, the trustee votes all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Under generally accepted accounting principles, any third-party borrowing by the employee stock ownership plan is reflected as a liability on HFG ‘s statement of financial condition.  Since the employee stock ownership plan has borrowed from HFG, such obligation is not treated as a liability, but is excluded from shareholders’ equity.  When the employee stock ownership plan purchases newly issued shares from HFG, total shareholders’ equity neither increases nor decreases, but per share shareholders’ equity and per share net earnings decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Stock Benefit Plans.  HFG shareholders approved an equity incentive plan for the benefit of selected directors, officers and employees at the 2006 Annual Meeting.  Under that plan, certain officers and directors of HFG have been granted restricted stock, options, and tandem stock appreciation rights.

The following table sets forth the outstanding equity awards of our named executive officers as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units that have not Vested	Market Value of Shares or Units that have not Vested

O. Leonard Dorminey	79,800	53,200	$12.54	5/19/2016	21,320	$154,570

Carol W. Slappey	41,400	27,600	$12.54	5/19/2016	11,016	$79,866

O. Mitchell Smith	9,900	6,600	$12.54	5/19/2016	2,644	$19,169

(1)	The option awards for each listed officer vest in five equal annual installments, beginning on May 19, 2007.
(2)	The stock awards for each listed officer vest in five equal annual installments, beginning on May 19, 2007. The market value is based on the closing market price of $7.25 as of December 31, 2009.

The stock benefit plans contain provisions that call for immediate vesting under certain situations, including a “change of control” as defined in the plans or the death or disability of the participant.

Pension Plan.  HFG sponsors a defined benefit pension plan that provides pension benefits for eligible employees.  The plan has been frozen to new employees since January 2009.  All eligible employees that meet certain age and length-of-service requirements participate in the plan on a noncontributing basis.  Mr. Dorminey, Ms. Slappey and Mr. Smith are participants in this plan.  This plan provides for pension benefits when the participant reaches age 65, equal to a percentage of the participant’s final average salary, subject to regulatory limitations.  The percentage is based on the years of credited service, up to 15 years, which allows payment of up to 50% of their final average salary, subject to regulatory limitations.  Participants become fully vested in this plan after seven years of service.

Employment Agreements for Executive Officers.  We currently have employment agreements with Mr. Dorminey and Ms. Slappey, each of which provides for a five-year term that is extended on a daily basis.  Under the employment agreements, the initial salary levels were $253,784 and $156,020, respectively, for each of the above-named officers.  In addition, the amount of salary provided for under the agreements is reviewed by the Board of Directors annually.  The agreements also provide for equitable participation by Mr. Dorminey and Ms. Slappey in our employee benefit plans.  If, other than in connection with a change in control of HFG or HeritageBank of the South, Mr. Dorminey’s or Ms. Slappey’s employment is terminated without cause or by Mr. Dorminey or Ms. Slappey following a material reduction of his or her duties and responsibilities, he or she will continue to be paid his or her then- current salary and will continue to be provided his or her employee benefits for the remaining term of the agreement.

In the event that Mr. Dorminey’s or Ms. Slappey’s employment is terminated in connection with a change in control of HFG or HeritageBank of the South, these agreements also provide for severance payments and other benefits.  The value of the severance benefits for a termination in connection with a change in control is a payment equal to three times each officer’s annual compensation as of the date of termination.  The employment agreements also contain a “gross-up” provision pursuant to which Mr. Dorminey or Ms. Slappey will be provided additional payments in the event that any payments or benefits provided or to be provided to the officer under the agreement are subject to an excise tax penalty under Section 4999 of the Internal Revenue Code.  We, or our acquirer, would not be able to deduct as an expense the amount of the payments or benefits subject to the excise tax penalty.  The gross-up provision is intended to provide the officer on an after-tax basis with 100% of the penalty tax paid, if any, on the change in control payments or benefits, and 100% of any penalty tax payable as a result of the gross-up payment.  Assuming that a change in control had occurred at December 31, 2009, Mr. Dorminey and Ms. Slappey would have been entitled to payments, including estimated tax gross-up benefits, of approximately $1,199,000 and $737,000, respectively.

On July 21, 2010, HeritageBank of the South entered into employment agreements with Messrs. Fountain and Smith.  The agreements provide for initial two-year terms, with one-year extensions beginning on the first anniversary of the effective date and on each anniversary thereafter, subject to certain notice and review provisions.  Pursuant to the agreements, Mr. Fountain will receive an initial annual base salary of $135,017 and Mr. Smith will receive an initial annual base salary of $139,074.  Both executives will be eligible to receive discretionary bonuses under HeritageBank of the South’s bonus plan, as may be authorized and declared from time to time, and will participate in other employee benefit plans.

In the event either Mr. Fountain or Mr. Smith terminates his employment for “good reason,” which includes a number of events following a change in control of HeritageBank of the South, as defined in the agreements, HeritageBank of the South shall be obligated to continue to pay to the officer his annual salary and benefits, as the same may have been modified from time to time since the effective date of the agreements, for a period of two years after the date of termination, and, at the end of each calendar year during that two-year period, HeritageBank of the South also shall pay to the officer an amount equal to the average annual discretionary bonus, as a percentage of total annual compensation, which he received (if any) during the last three calendar years of his employment with HeritageBank of the South.  Assuming that a change in control had occurred at December 31, 2009 and these contracts had been in place, Messrs. Fountain and Smith would have been entitled to payments of approximately $305,141 and $309,675, respectively.

HeritageBank of the South may terminate, upon 120 days written notice, Mr. Fountain’ or Mr. Smith’s employment without cause.  In the event that the HeritageBank of the South terminates either Mr. Fountain’s or Mr. Smith’s employment without cause, HeritageBank of the South shall be obligated to continue to pay to the officer his annual salary and benefits, as the same may have been modified from time to time since the effective date of the agreement, for a period of two years after the date of termination, and, at the end of each calendar year during that two-year period, HeritageBank of the South shall also pay to the officer an amount equal to the average annual discretionary bonus, as a percentage of total annual compensation, which the employee received (if any) during the last three calendar years of the his employment with HeritageBank of the South.

Benefits to be Considered Following Completion of the Conversion.  Following the offering, Heritage Financial Group intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  If the stock-based incentive plan is adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plan may not exceed 10% and 4%, respectively, of the shares outstanding upon completion of the conversion, less the amount of shares originally reserved under the existing stock-based incentive plan.  We may exceed this limit if the plan is implemented more than 12 months following completion of the conversion.

We may fund our plans through open market purchases, as opposed to issuing common stock; however, if any options previously granted under our existing stock option plans are exercised during the first year following completion of the offering, they will be funded with newly issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering, except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances.  The Office of Thrift Supervision has stated that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for satisfying this test.  The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Heritage Financial Group common stock eligible to be cast.  If the stock-based incentive plan is established one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.  The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	no one non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plan;

●	no one officer or employee may receive more than 25% of the options and restricted stock awards authorized under the plan;

●
tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless HeritageBank of the South has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock award plans may own up to 12% of the shares sold in the offering;

●	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

●	accelerated vesting is not permitted except for death, disability or upon a change in control of HeritageBank of the South or Heritage Financial Group; and

●
our executive officers and directors must exercise or forfeit their options in the event that HeritageBank of the South becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

In the event federal regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

BENEFICIAL OWNERSHIP OF HFG COMMON STOCK

The following table presents information regarding beneficial ownership of HFG’s common stock as of June 30, 2010:

●	those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of HFG common stock other than directors and executive officers;

●	each director and director nominee of HFG and each director of our subsidiary, HeritageBank of the South;

●	each named executive officer; and

●	all current directors and executive officers of HFG and HeritageBank of the South as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to outstanding options that are currently exercisable or exercisable within 60 days after June 30, 2010, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The address of each of the beneficial owners, except where otherwise indicated, is the same address as HFG.  At June 30, 2010, there were 10,399,260 shares of HFG common stock outstanding.

Beneficial Owners	Number of Shares Beneficially Owned(1)		Percent of Common Stock Outstanding
Beneficial Owners of More Than 5%
Heritage, MHC(2) 721 North Westover Boulevard Albany, Georgia 31707	7,868,875		75.67%
Directors and Executive Officers
Antone D. Lehr(3)	54,035	(4)	0.52
Joseph C. Burger, Jr. (3)	53,049	(5)	0.51
O. Leonard Dorminey(3)	201,334	(6)	1.92
Carol W. Slappey(3)	108,456	(7)	1.04
Douglas J. McGinley(3)	43,049		0.41
J. Keith Land (3)	43,049		0.41
J. Lee Stanley (3)	40,549		0.39
J. Edward Cassity (Director of HeritageBank of the South)	5,000		0.05
James H. Moore, III (Director of HeritageBank of the South)	14,420		0.14
Hubert F. Scott (Director of HeritageBank of the South)	1,000		0.01
Fred F. Sharpe (Director of HeritageBank of the South)	11,123		0.11
T. Heath Fountain(3)	28,012	(8)	0.27
O. Mitchell Smith(3)	40,128	(9)	0.39
All directors and executive officers of HFG and HeritageBank of the South as a group (13 persons)	643,204	(10)	6.01

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)	Heritage MHC is a federally chartered mutual holding company, the principal business of which is to hold at least a majority of the outstanding shares of HFG. It filed a Schedule 13D beneficial ownership report with the Securities and Exchange Commission. The executive officers and directors of Heritage MHC also are stockholders, executive officers and/or directors of Heritage Financial Group.
(3)	Included in the shares beneficially owned by the listed individuals are options to purchase shares of HFG common stock, which are exercisable within 60 days of June 30, 2010, as follows:
Mr. Lehr – 22,033	Mr. Burger – 22,033	Mr. Dorminey – 106,400
Ms. Slappey – 55,200	Mr. McGinley – 22,033	Mr. Land – 22,033
Mr. Stanley – 22,033	Mr. Fountain – 11,000	Mr. Smith – 13,200
(4)	Includes 10,900 shares held by Mr. Lehr’s spouse.
(5)	Includes 10,000 shares held by Mr. Burger’s spouse.
(6)	Includes 8,360 shares held in an IRA account, 7,668 shares held in a 401(k) plan at HeritageBank of the South, 9,552 allocated employee stock option plan shares, 11,250 shares held by his spouse, 1,250 shares each held by his son and daughter and 36,320 shares pledged as security for debt.
(7)	Includes 2,755 shares held in an IRA account, 8,690 allocated ESOP shares and 3,500 shares held by her spouse.
(8)	Includes 6,027 shares held in a 401(k) plan at HeritageBank of the South, 4,375 allocated employee stock option plan shares and 3,526 shares pledged as security for debt.
(9)	Includes 4,562 shares held in a 401(k) plan at HeritageBank of the South, 295 total shares held by his daughters and 4,861 allocated employee stock option plan shares.
(10)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement and ESOP accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. Also includes stock options for 295,965 shares which are exercisable or which will become exercisable within 60 days of June 30, 2010 and 39,846 shares pledged as security for debt.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of the directors and executive officers of HFG and HeritageBank of the South as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their share ownership of HFG common stock as of June 30, 2010;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscription; and

(iii)	the total amount of Heritage Financial Group common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range.  See “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”  Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering(2)		Total Common Stock to be Held
	Number of Exchange Shares to be Held(1)	Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding(1)

Directors of HFG:

Antone D. Lehr	29,281	10,000	$100,000	39,281	0.41%
Joseph C. Burger, Jr.	28,379	5,000	50,000	33,379	0.35
O. Leonard Dorminey	86,864	1,000	10,000	87,864	0.91
J. Keith Land	19,229	1,000	10,000	20,229	0.21
Douglas J. McGinley	19,229	2,000	20,000	21,229	0.22
Carol W. Slappey	48,729	5,000	50,000	53,729	0.56
J. Lee Stanley	16,942	10,000	100,000	26,942	0.28

Additional Directors of HeritageBank of the South:

J. Edward Cassity	4,575	5,000	50,000	9,575	0.10
James H. Moore, III	13,194	6,000	60,000	19,194	0.20
Hubert F. Scott	915	2,000	20,000	2,915	0.03
Fred F. Sharpe	10,177	5,000	50,000	15,177	0.16

Executive Officers:

T. Heath Fountain	15,565	2,500	25,000	18,065	0.19
O. Mitchell Smith	24,639	2,500	25,000	27,139	0.28

Total for Directors and Executive Officers(3)	317,728	57,000	$570,000	374,718	3.94%

(1)
Based on information presented in the “Beneficial Ownership of Common Stock” table above and does not include shares that may be acquired by the exercise of options disclosed in that table.  Assumes the offering closes at the midpoint of the range with an exchange ratio of 0.9150 shares for each share of HFG and that 9,514,103 shares are outstanding after the conversion.

(2)	Includes proposed subscriptions, if any, by associates of the director or officer.

THE CONVERSION AND OFFERING

The Boards of Directors of HFG, Heritage MHC, HeritageBank of the South and Heritage Financial Group have approved the plan of conversion.  The plan of conversion also must be approved by the members of Heritage MHC (depositors of HeritageBank of the South) and the shareholders of HFG.  A special meeting of members of Heritage MHC and a special meeting of shareholders of HFG have been called for this purpose.  The Office of Thrift Supervision has approved the plan of conversion conditionally and the Georgia Department of Banking and Finance has approved Heritage Financial Group becoming the holding company of HeritageBank of the South; however, these approvals do not constitute a recommendation or endorsement of the plan of conversion by those agencies.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form.  Heritage MHC, the mutual holding company parent of HFG, will be merged into HFG and Heritage MHC will no longer exist.  HFG, which owns 100% of HeritageBank of the South, will be merged into Heritage Financial Group, a new Maryland corporation.  As part of the conversion, the ownership interest of Heritage MHC in HFG will be offered for sale in the offering by Heritage Financial Group.  When the conversion is completed, all of the outstanding common stock of HeritageBank of the South will be owned by Heritage Financial Group, and all of the outstanding common stock of Heritage Financial Group will be owned by public stockholders.  A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion, each share of HFG common stock owned by persons other than Heritage MHC will be canceled and converted automatically into shares of Heritage Financial Group common stock determined pursuant to an exchange ratio.  The exchange ratio will ensure that immediately after the exchange of existing shares of HFG for shares of Heritage Financial Group, the public stockholders will own the same percentage of shares of common stock of Heritage Financial Group that they owned in HFG immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional exchange shares.

Heritage Financial Group intends to contribute between $28.8 million and $39.2 million of net proceeds, or $45.2 million if the offering range is increased by 15%, to HeritageBank of the South and to retain between $25.7 million and $35.1 million of the net proceeds, or $40.4 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan).  The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)
First, to depositors with accounts at HeritageBank of the South with aggregate balances of at least $50.00 at the close of business on December 31, 2008.  Depositors holding accounts that were acquired in one of our recent branch acquisitions will receive subscription rights based on their account levels at the other institutions on December 31, 2008.

(ii)
Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at HeritageBank of the South with aggregate balances of at least $50.00 at the close of business on September 30, 2010.

(iv)	Fourth, to all other depositors of HeritageBank of the South at the close of business on September 30, 2010.

If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in the counties in Georgia or Florida in which HeritageBank of the South maintains a banking office; and

(ii)	HFG’s public shareholders as of October 8, 2010.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision.  See “- Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering will be offered to the general public on a best efforts basis by Keefe, Bruyette & Woods, Inc., acting as sole book-running manager, and Sterne, Agee & Leach, Inc., as co-manager, in a syndicated offering through a syndicate of selected dealers.

We have the right to accept or reject orders received in the syndicated offering at our sole discretion.  The syndicated offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering, unless otherwise extended by us, with approval of the Office of Thrift Supervision.  Alternatively, we may sell any remaining shares in an underwritten public offering, which would be conducted on a firm commitment basis.  See “- Syndicated Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Heritage Financial Group.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering.  See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion.  A copy of the plan of conversion is available for inspection at each banking office of HeritageBank of the South and at the Southeast Region and the Washington, D.C. offices of the Office of Thrift Supervision.  The plan of conversion also is filed as an exhibit to Heritage MHC’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision.  The plan of conversion also is an exhibit to Heritage Financial Group’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov.  See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position.  Completing the offering is necessary for us to continue to grow and execute our business strategy.

Our primary reasons for converting and raising additional capital through the offering are:

●
to finance the acquisition of branches from other financial institutions primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in, or adjacent to, the States of Georgia and Florida, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

●	to build or lease new branch facilities primarily in, or adjacent to, the States of Georgia and Florida, including our currents plans to add two branch facilities by 2011;

●	to support internal growth through lending in the communities we currently serve;

●	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

●	to improve the liquidity of our shares of common stock and stockholder returns; and

●
to improve our capital position during a period of significant economic uncertainty, especially for the financial services industry (although, as of June 30, 2010, HeritageBank of the South was considered “well-capitalized” for regulatory purposes and is not subject to a directive or recommendation from the Georgia Department of Banking or the Federal Deposit Insurance Corporation to raise capital and HFG was in compliance with capital requirements imposed by the Georgia Department of Banking and Finance);

●
the stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings; and

●
to eliminate some of the uncertainties associated with financial regulatory reforms that change our primary federal holding company regulator and may result in changes in regulations applicable to us, including, but not limited to, federal capital requirements, payment of dividends and conversion to full stock form.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.  Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Heritage MHC is required to own a majority of our shares of common stock.  Potential sellers often want stock for at least part of the purchase price.  The full stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

Approvals of Plan of Conversion Required

The affirmative vote of a majority of the total eligible votes of the members of Heritage MHC as of September 30, 2010 is required to approve the plan of conversion.  By their approval of the plan of conversion, the members of Heritage MHC (comprised of depositors of HeritageBank of the South) also will be approving the merger of Heritage MHC into HFG.  The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of HFG, including shares held by Heritage MHC, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of HFG held by the public shareholders as of October 8, 2010 also are required to approve the plan of conversion.  The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

Share Exchange Ratio for Current Shareholders

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public shareholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable.  Each publicly held share of HFG common stock will be converted automatically into the right to receive a number of shares of Heritage Financial Group common stock.  The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public shareholders will own the same percentage of common stock in Heritage Financial Group after the conversion as they held in HFG immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares.  The exchange ratio is not dependent on the market value of our currently outstanding HFG common stock.  The exchange ratio is based on the percentage of HFG common stock held by the public, the independent valuation of HFG prepared by Feldman Financial Advisors, Inc. and the number of shares of common stock issued in the offering.  The exchange ratio is expected to range from approximately 0.7777 exchange shares for each publicly held share of HFG at the minimum of the offering range to 1.2101 exchange shares for each publicly held share of HFG at the adjusted maximum of the offering range.

If you are a shareholder of HFG, at the conclusion of the conversion, your shares will be exchanged for shares of Heritage Financial Group.  The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering and the shares of common stock issued and outstanding on the date of this prospectus.  The table also shows how many whole shares of Heritage Financial Group a hypothetical owner of HFG common stock would receive in the exchange for 100 shares of HFG common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	New Shares to be Sold in the Offering		New Shares to be Exchanged for Existing Shares of HFG		Total Shares of Common Stock to be Outstanding After the Offering	Exchange Ratio	New Shares That Would be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent
Minimum	6,120,000	76%	1,966,988	24%	8,086,988	0.7777	77
Midpoint	7,200,000	76	2,314,103	24	9,514,103	0.9150	91
Maximum	8,280,000	76	2,661,219	24	10,941,219	1.0522	105
Adjusted Maximum	9,522,000	76	3,060,402	24	12,582,402	1.2101	121

Outstanding options to purchase shares of HFG common stock also will convert into and become options to purchase shares of Heritage Financial Group common stock.  The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio.  The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion.  At June 30, 2010, there were 497,555 outstanding options to purchase shares of HFG common stock, 383,840 of which have vested.  The total outstanding options will be converted into options to purchase 386,948 shares of common stock at the minimum of the offering range and 602,091 shares of common stock at the adjusted maximum of the offering range.  Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion.  If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 4.6% at the minimum and adjusted maximum of the offering range.

After-Market Performance of Second-Step Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed between January 1, 2009 and August 30, 2010.  A “second-step” conversion is a stock offering by a stock-form savings institution or its holding company that is majority-owned by a mutual holding company, in which the mutual holding company structure will terminate in connection with the offering.  As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of these second-step conversion offerings.  None of these companies were included in the peer group of publicly traded companies utilized by Feldman Financial Advisors, Inc. in performing its valuation analysis.

				Percentage Price Increase (Decrease) From Initial Trading Date
Company Name and Ticker Symbol	Date of Offering	Exchange	Gross Offering Proceeds	After 1 Day	After 1 Week	After 1 Month	Through August 30, 2010
			(In millions)
Jacksonville Bancorp, Inc. (JXSB)	07/15/10	Nasdaq	$10.4	6.5%	5.8%	1.3%	2.5%
Colonial Financial Services, Inc. (COBK)	07/13/10	Nasdaq	23.0	0.5	(1.6)	(2.6)	(2.5)
Oneida Financial Corp. (ONFC)	07/07/10	Nasdaq	31.5	(6.2)	(3.1)	(1.3)	(3.1)
Viewpoint Financial Group, Inc. (VPFG)	07/07/10	Nasdaq	198.6	(5.0)	(2.9)	(3.0)	(10.5)
Fox Chase Bancorp, Inc. (FXCB)	06/29/10	Nasdaq	87.1	(4.1)	(3.7)	(1.8)	(5.7)
Oritani Financial Corp. (ORIT)	06/24/10	Nasdaq	413.6	3.1	0.0	(0.9)	(7.8)
Eagle Bancorp Montana, Inc. (EBMT)	04/05/10	Nasdaq	24.6	5.5	5.0	4.0	(8.0)
Ocean Shore Holding Co. (OSHC)	12/21/09	Nasdaq	33.5	7.5	11.9	13.1	33.8
Northwest Bancshares, Inc. (NWBI)	12/18/09	Nasdaq	688.8	13.5	13.0	14.0	5.6

Average				2.4%	2.7%	2.5%	0.5%
Median				3.1		(0.9)	(3.1)

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices.  The historical stock price information is not intended to predict how our shares of common stock may perform following the offering.  The historical information in the table may not be meaningful to you because the data were calculated using a small sample. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.  The companies listed in the table above may not be similar to Heritage Financial Group, the pricing ratios for their stock offerings may be different from the pricing ratios for Heritage Financial Group and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

Exchange of Existing Shareholders’ Stock Certificates

The conversion of existing outstanding shares of HFG common stock into the right to receive shares of Heritage Financial Group common stock will occur automatically on the effective date of the conversion.  As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public shareholder of HFG who holds stock certificates.  The transmittal forms will contain instructions on how to exchange stock certificates of HFG common stock for stock certificates of Heritage Financial Group common stock.  We expect that stock certificates evidencing shares of Heritage Financial Group common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, HFG stock certificates and other required documents.  HFG shareholders should not forward their stock certificates until they have received transmittal forms, which will include forwarding instructions.  Shares held by public shareholders through a brokerage or other account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of Heritage Financial Group common stock will be issued to any public shareholder of HFG when the conversion is completed.  For each fractional share that would otherwise be issued to a shareholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share.  Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of a properly executed transmittal form, stock certificates and other required documents.  If your shares of common stock are held in street name (such as in a brokerage account) you will automatically receive cash in lieu of fractional exchange shares in your account.

After the conversion, HFG shareholders who hold stock certificates will not receive shares of Heritage Financial Group common stock and will not be paid dividends on the shares of Heritage Financial Group common stock, until existing certificates representing shares of HFG common stock are surrendered for exchange in compliance with the terms of the transmittal form.  When shareholders surrender their certificates, any unpaid dividends will be paid without interest.  For all other purposes, however, each certificate that represents shares of HFG common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Heritage Financial Group common stock into which those shares have been converted by virtue of the conversion.

If a certificate for HFG common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder’s expense.

All shares of Heritage Financial Group common stock that we issue in exchange for existing shares of HFG common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Effects of Conversion on Depositors, Borrowers and Members

Continuity.  While the conversion is being accomplished, the normal business of HeritageBank of the South of accepting deposits and making loans will continue without interruption.  HeritageBank of the South will continue to be a Georgia-chartered savings bank and will continue to be regulated by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.  After the conversion, HeritageBank of the South will continue to offer existing services to depositors, borrowers and other customers.

Effect on Deposit Accounts.  Pursuant to the plan of conversion, each depositor of HeritageBank of the South at the time of the conversion automatically will continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion.  Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.  No loan outstanding from HeritageBank of the South will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members.  At present, all depositors of HeritageBank of the South are members of, and have voting rights in, Heritage MHC as to all matters requiring membership action.  Upon completion of the conversion, depositors will cease to be members of Heritage MHC and will no longer have voting rights, unless they purchase shares of Heritage Financial Group’s common stock.  Upon completion of the conversion, all voting rights in HeritageBank of the South will be vested in Heritage Financial Group as the sole shareholder of HeritageBank of the South.  The stockholders of Heritage Financial Group will possess exclusive voting rights with respect to Heritage Financial Group common stock.

Tax Effects.  We have received opinions of counsel with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Heritage MHC, HFG, public shareholders of HFG (except for cash paid for fractional exchange shares), members of Heritage MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or HeritageBank of the South.  See “- Material Income Tax Consequences.”

Effect on Liquidation Rights.  Each depositor in HeritageBank of the South has both a deposit account in HeritageBank of the South and a pro rata ownership interest in the net worth of Heritage MHC based upon the deposit balance in his or her account.  This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account.  This interest only may be realized in the event of a complete liquidation of Heritage MHC and HeritageBank of the South.  Any depositor who opens a deposit account obtains a pro rata ownership interest in Heritage MHC without any additional payment beyond the amount of the deposit.  A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Heritage MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Heritage MHC and HeritageBank of the South are liquidated.  If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Heritage MHC after other claims, including claims of depositors to the amounts of their deposits and payments to certain depositors of HeritageBank of the South under liquidation accounts that have been established for the benefit of such depositors, are paid.

Under the plan of conversion, depositors will receive rights in a liquidation account maintained by Heritage Financial Group representing the amount of Heritage MHC’s ownership interest in HFG’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus.  Heritage Financial Group shall continue to hold the liquidation account for the benefit of depositors as of December 31, 2008 and September 30, 2010 who continue to maintain deposits in HeritageBank of the South.  The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Heritage Financial Group and HeritageBank of the South.  Specifically, in the unlikely event that Heritage Financial Group and HeritageBank of the South were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2008 and September 30, 2010 of the liquidation account maintained by Heritage Financial Group.  Also, in a complete liquidation of both entities, or of just HeritageBank of the South, when Heritage Financial Group has insufficient assets to fund the liquidation account distribution due to eligible depositors and HeritageBank of the South has positive net worth, HeritageBank of the South shall immediately pay amounts necessary to fund Heritage Financial Group’s remaining obligations under the liquidation account.  The plan of conversion also provides that if Heritage Financial Group is completely liquidated or sold apart from a sale or liquidation of HeritageBank of the South, then the rights of eligible depositors in the liquidation account maintained by Heritage Financial Group shall be surrendered and treated as a liquidation account in HeritageBank of the South (the “bank liquidation account”) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Heritage Financial Group will eliminate or transfer the liquidation account and the interests in such account to HeritageBank of the South and the liquidation account shall thereupon become the liquidation account of HeritageBank of the South, and not subject in any manner to the claims of Heritage Financial Group’s creditors.  Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Heritage Financial Group or HeritageBank of the South is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.  See “- Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and Office of Thrift Supervision regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation.  HeritageBank of the South and Heritage MHC have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal.  For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $50,000 and $3,500 for expenses and an additional $5,000 for each valuation update, as necessary.  Feldman Financial Advisors, Inc. will receive $5,000 for its updated appraisal as of August 30, 2010.  HeritageBank of the South and Heritage MHC have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering.  Consistent with Office of Thrift Supervision guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.  The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Feldman Financial Advisors, Inc. to account for differences between HFG and the peer group.  Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of HFG.  Feldman Financial Advisors, Inc. also considered the following factors, among others:

●	the present results and financial condition of HFG and the projected results and financial condition of Heritage Financial Group;

●	the economic and demographic conditions in HFG’s existing market area;

●	certain historical, financial and other information relating to HFG;

●	the impact of the offering on Heritage Financial Group’s pro forma stockholders’ equity and earnings potential;

●	the proposed dividend policy of Heritage Financial Group; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal peer group used by Feldman Financial Advisors, Inc. in preparing the independent appraisal consisted of the following companies:

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets at June 30, 2010
			(In millions)
Chicopee Bancorp, Inc. (CBNK)	Nasdaq	Chicopee, MA	$557.0
ESSA Bancorp, Inc. (ESSA)	Nasdaq	Stroudsburg, PA	1,067.2
First Capital, Inc. (FCAP)	Nasdaq	Corydon, IN	458.0
First Savings Financial Group, Inc. (FSFG)	Nasdaq	Clarksville, IN	501.5
Hampden Bancorp, Inc. (HBNK)	Nasdaq	Springfield, MA	584.0
Home Bancorp, Inc. (HBCP)	Nasdaq	Lafayette, LA	709.3
Legacy Bancorp, Inc. (LEGC)	Nasdaq	Pittsfield, MA	956.2
Newport Bancorp, Inc. (NFSB)	Nasdaq	Newport, RI	450.4
Teche Holding Company (TSH)	NYSE Amex	New Iberia, LA	765.5
TF Financial Corporation (THRD)	Nasdaq	Newtown, PA	720.8

The following table presents a summary of selected pricing ratios for the peer group companies and Heritage Financial Group (on a pro forma basis).  The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2010, stock price information as of August 30, 2010, as reflected in Feldman Financial Advisors, Inc.’s appraisal report, dated August 30, 2010, and the number of shares outstanding as described in “Pro Forma Data.”  We reported negative earnings for the twelve months ended June 30, 2010, so comparisons to peer group ratios related to earnings are not meaningful.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 4.6% on a price-to-book value basis and a premium of 1.3% on a price-to-tangible book value basis.

	Price-to-core- earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio

Heritage Financial Group (on a pro forma basis, assuming completion of the conversion)
Minimum	NM	70.0%	71.6%
Midpoint	NM	76.0	77.7
Maximum	NM	81.2	82.9
Adjusted maximum	NM	86.4	88.0

Valuation of peer group companies, as of August 30, 2010
Average	19.1x	77.6%	81.8%
Median	17.7	82.0	84.2

(1)
Core earnings are net income before extraordinary items less the after-tax portion of non-recurring items and the gain on sale of securities, assuming a tax rate of 35%.  Information is derived from the Feldman Financial Advisors, Inc. appraisal report.  These ratios are different from the ratios in “Pro Forma Data.”

Certain assumptions were included in Feldman Financial Advisors, Inc.’s independent valuation concerning the pro forma earnings of Heritage Financial Group after the conversion, which were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 0.66% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price.  See “Pro Forma Data” for additional information concerning these assumptions.  The use of different assumptions may yield different results.

The independent appraisal is based primarily on HFG’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings banks and thrift holding companies that Feldman Financial Advisors, Inc. considered comparable to Heritage Financial Group.  The pro forma market value in the independent appraisal is not the same as the current book value or the current fair value of HFG, primarily because it reflects the net proceeds to be received in the offering and relies on a peer group of comparable publicly traded companies.  It also is not the same as implied standards of value reflected in the fair value and accounting book value disclosures, because it is based on different valuation methodologies and assumptions in the appraisal guidelines of the Office of Thrift Supervision.

The independent appraisal does not indicate actual market value.  Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of Heritage Financial Group common stock will trade at or above the $10.00 purchase price.

The independent valuation states that, as of August 30, 2010, this pro forma market value was $95.1 million, which was a reduction from the pro forma market value of $105.7 million determined by Feldman Financial Advisors, Inc. as of June 11, 2010.  This $10.6 million reduction in the pro forma market value was due to a decline in trading market values of the appraisal peer group and thrift institution stocks in general. The original valuation was updated as of August 30, 2010 in accordance with regulations of the Office of Thrift Supervision.  Under those regulations, a valuation range has been established from 15% below to 15% above this pro forma market value, or from a minimum of $80.9 million to a maximum of $109.4 million, with the $95.1 million pro forma market value as the midpoint of the range.  Because the 76% ownership interest of Heritage MHC in HFG is being sold in the offering, the common stock being offered is equal to 76% of that valuation range, or from a minimum of $61.2 million to a maximum of $82.8 million, with a midpoint of $72.0 million.  Based on this offering range and the $10.00 per share price, the number of shares of common stock being offered for sale by Heritage Financial Group will range from 6,120,000 shares to 8,280,000 shares.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of mutual holding companies.  The exchange ratio will range from 0.7777 shares at the minimum of the offering range to 1.0522 shares at the maximum of the offering range in order to approximately preserve the existing percentage ownership of public shareholders of HFG (excluding any new shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares).

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $125.8 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 9,522,000 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations.  At this adjusted maximum of the offering range, the estimated pro forma market value is $125.8 million, the number of shares of common stock offered for sale will be 9,522,000 and the exchange ratio will be 1.2101 shares.

The Board of Directors of Heritage Financial Group approved the independent valuation and, in particular, considered the following:

●	HFG’s financial condition and results of operations;

●	a comparison of financial performance ratios of HFG to those of other financial institutions of similar size;

●	market conditions generally and in particular for financial institutions; and

●	the historical trading price of the publicly held shares of HFG common stock.

All of these factors are set forth in the independent valuation.  The Board of Directors reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and believes that those assumptions were reasonable.  The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of HFG or HeritageBank of the South or market conditions generally.  In the event the independent valuation is updated to amend the pro forma market value of Heritage Financial Group to less than $80.9 million or more than $125.8 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Heritage Financial Group’s registration statement.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers.  The subscription price of $10.00 per share of common stock will remain fixed.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock.  Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities.  The independent valuation considers HeritageBank of the South as a going concern and should not be considered as an indication of the liquidation value of HeritageBank of the South.  Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $125.8 million and a corresponding increase in the offering range to more than 9,522,000 shares, or a decrease in the minimum of the valuation range to less than $80.9 million and a corresponding decrease in the offering range to fewer than 6,120,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at HeritageBank of the South’s statement savings rate.  Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the offering.  In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at HeritageBank of the South’s statement savings rate, and deposit account withdrawal authorizations will be canceled.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond November 23, 2012, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares of common stock to be issued in the offering would decrease a purchaser’s ownership interest with Heritage Financial Group and Heritage Financial Group’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis.  A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Heritage Financial Group’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis.  For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of HeritageBank of the South and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority.  The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and as described below under “- Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each HeritageBank of the South depositor with an aggregate deposit account balance of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $500,000 (50,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

Depositors holding accounts that were acquired in one of our recent branch acquisitions will be Eligible Account Holders based on their Qualifying Deposit at the other institutions at the close of business on December 31, 2008. To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2008.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of HFG, HeritageBank of the South or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2008.

Priority 2: Tax-Qualified Plans.  Our tax-qualified employee stock benefit plans, consisting of our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering.  Our employee stock ownership plan intends to purchase enough shares of common stock in the offering in order to own 8% of the outstanding shares of Heritage Financial Group common stock at closing, taking into account shares currently owned by the plan.  Our 401(k) plan does not intend to purchase any shares in the offering.  If market conditions warrant, in the judgment of its trustees and with the approval of the Office of Thrift Supervision, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each HeritageBank of the South depositor, other than directors and executive officers of HFG and HeritageBank of the South, with a Qualifying Deposit at the close of business on September 30, 2010 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $500,000 (50,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each other depositor of HeritageBank of the South as of the close of business on September 30, 2010 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $500,000 (50,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations.  See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.  To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The subscription offering will expire at 12:00 p.m., Eastern Time, on November 16, 2010, unless extended by us for up to 45 days.  This extension may be made without notice to you, except that extensions beyond December 31, 2010 will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range.  Subscription rights that have not been exercised prior to the expiration date will become void.  Subscription rights will expire on the expiration date whether or not the holder thereof can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscription rights granted in the subscription offering, we expect to offer shares pursuant to the plan of conversion to members of the general public in a community offering.  Shares would be offered with the following preferences:

(i)	Natural persons residing in the counties in Georgia or Florida in which HeritageBank of the South maintains a banking office;

(ii)	HFG’s public shareholders as of October 8, 2010; and

(iii)	Other members of the general public.

Purchasers in the community offering may purchase up to $500,000 (50,000 shares) of common stock, subject to the overall purchase and ownership limitations.  See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares.  The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in the counties in Georgia or Florida in which HeritageBank of the South maintains a banking office, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order.  If an oversubscription occurs due to the orders of public shareholders of HFG as of October 8, 2010, the allocation procedures described above will apply to the stock orders of such persons.  In the event of an oversubscription among members of the general public, these same allocation procedures will also apply.  In connection with the allocation process, unless the Office of Thrift Supervision permits otherwise, orders received for Heritage Financial Group common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the counties in Georgia or Florida in which HeritageBank of the South maintains a banking office; has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident.  In all cases, however, the determination shall be in our sole discretion.

The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering.  Heritage Financial Group may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond December 31, 2010, in which case we will resolicit purchasers in the offering.

Syndicated Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.  In the syndicated offering, any person may purchase up to $500,000 (50,000 shares) of common stock, subject to the overall purchase and ownership limitations.  We retain the right to accept or reject in whole or in part any orders in the syndicated offering.  Unless the Office of Thrift Supervision permits otherwise, accepted orders for Heritage Financial Group common stock in the syndicated offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.  Unless the syndicated offering begins during the community offering, the syndicated offering will begin as soon as possible after the completion of the subscription and community offerings.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager, Sterne, Agee & Leach, Inc. will serve as co-manager, and each firm will assist us in selling our common stock on a best efforts basis.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering.  The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings.  Under these rules, Keefe, Bruyette & Woods, Inc. or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date.  Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date which will only occur if the minimum of the offering range is met.  Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated offering.  Customers without brokerage accounts will not be able to participate in the syndicated offering.  Institutional investors will pay Keefe, Bruyette & Woods, Inc., in its capacity as sole book running manager, for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis.  Normal customer ticketing will be used for order placement.  In the syndicated offering, order forms will not be used. The closing of the syndicated offering is subject to conditions set forth in an agency agreement among Heritage Financial Group, HFG, Heritage MHC and HeritageBank of the South on one hand and Keefe, Bruyette & Woods, Inc. on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated offering, less fees and commissions payable, will be delivered promptly to us.  If the offering is consummated, but some or all of an interested investor’s funds in the syndicated offering are not accepted by us, those funds will be promptly returned to the interested investor promptly after closing, without interest.

If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The Office of Thrift Supervision must approve any such arrangements.  Any such arrangements will be disclosed in either a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part or in a new registration statement, and any such arrangements must be approved by the Financial Industry Regulatory Authority.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock.

(ii)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 50,000 shares.

(iii)
Our tax-qualified employee stock benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares sold and issued in the event of an increase in the offering range of up to 15%.

(iv)
Except for the tax-qualified employee stock benefit plans described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $1.0 million (100,000 shares) of common stock in all categories of the offering combined.

(v)
Shareholders of HFG that receive shares of Heritage Financial Group common stock in exchange for their existing shares of HFG common stock at the conclusion of the offering are subject to an additional purchase limitation.  The number of shares of common stock that an HFG shareholder may purchase in the offering, together with associates or persons acting in concert with such shareholder, when combined with the shares that the shareholder and his or her associates receive in exchange for existing HFG common stock, may not exceed 5% of the shares of common stock of Heritage Financial Group to be issued and outstanding at the completion of the conversion.

(vi)
The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of HFG and HeritageBank of the South and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares of Heritage Financial Group common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Heritage MHC or shareholders of HFG, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit.  The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%; provided, that orders for Heritage Financial Group common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range to up to 9,522,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill subscriptions by the tax-qualified employee stock benefit plans, including the employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering;

(ii)
in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)
to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the counties in Georgia or Florida in which HeritageBank of the South maintains a banking office; then to HFG’s public shareholders as of October 8, 2010, and then to members of the general public.

The term “associate” of a person means:

(i)
any corporation or organization, other than Heritage Financial Group, Heritage MHC, HFG, HeritageBank of the South or a majority-owned subsidiary of HFG or HeritageBank of the South, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of HeritageBank of the South, or who is a trustee or fiduciary of such plan, and, for purposes of aggregating total shares that may be held by officers and directors of Heritage Financial Group, Heritage MHC, HFG or HeritageBank of the South the term “associate” does not include any tax-qualified employee stock benefit plan of HeritageBank of the South; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Heritage Financial Group, Heritage MHC, HFG or HeritageBank of the South.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company also shall be deemed to be acting in concert with any person or company who also is acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”  Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors.  Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Heritage Financial Group, HFG or HeritageBank of the South and except as described below.  Any purchases made by any associate of Heritage Financial Group, HFG or HeritageBank of the South for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “- Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Heritage Financial Group.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority.  Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the offering by:

(i)	consulting as to the financial and securities market implications of the plan of conversion;

(ii)	reviewing with our Board of Directors the financial impact of the offering on our company, based upon the independent appraiser’s appraisal of our common stock;

(iii)	reviewing all offering documents;

(iv)	assisting in the design and implementation of a marketing strategy for the offering;

(v)	assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

(vi)	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a success fee of one percent of the dollar amount of all shares of common stock sold in the subscription and community offering, excluding shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  In recognition of the long lead time involved in the conversion process, we have paid a $40,000 management fee to Keefe, Bruyette & Woods, Inc.  The success fee will be reduced by the management fee.  In the event that common stock is sold through a group of broker-dealers in a syndicated offering, Keefe, Bruyette & Woods, Inc. and Sterne, Agee & Leach, Inc. will receive an aggregate management fee of one percent of the aggregate dollar amount of the common stock sold in the syndicated offering.  The total compensation payable to Keefe, Bruyette & Woods, Inc., Sterne, Agee & Leach, Inc. and other selected dealers in the syndicated offering (including the syndicated offering management fee payable to Keefe, Bruyette & Woods, Inc. and Sterne, Agee & Leach, Inc.) shall not exceed five and one-half percent in the aggregate.  Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager and Sterne, Agee & Leach, Inc. will serve as co-manager.  Keefe, Bruyette & Woods, Inc. also will be reimbursed for expenses and fees of its counsel, in an amount not to exceed $75,000.  The reimbursable expenses may be increased by up to $15,000, if a delay in the offering requires a new prospectus with updated financial information from that provided in this prospectus.  Keefe, Bruyette & Woods, Inc. will not receive any compensation in connection with the Heritage Financial Group shares issued in exchange for existing HFG shares.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock.  Other regular employees of HeritageBank of the South may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  No sales activity will be conducted in a HeritageBank of the South banking office.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Keefe, Bruyette & Woods, Inc. to act as our information agent in connection with the conversion and offering.  In its role as information agent, Keefe, Bruyette & Woods, Inc. will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) interface with our financial printer; (5) proxy solicitation and special meeting services for the member meeting; and (6) record stock order information.  For these services, Keefe, Bruyette & Woods, Inc. will not receive any fees.

Neither Keefe, Bruyette & Woods, Inc. nor Sterne, Agee & Leach, Inc. has prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering.  Neither Keefe, Bruyette & Woods, Inc. nor Sterne, Agee & Leach, Inc. expresses any opinion as to the prices at which common stock to be issued may trade.

Offering Deadline

The subscription and community offerings will expire at 12:00 p.m., Eastern Time, on November 16, 2010, unless extended, without notice to you, for up to 45 days.  Any extension of the subscription and/or community offering beyond December 31, 2010 would require the Office of Thrift Supervision’s approval.  In such event, we would conduct a resolicitation.  Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period.  If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at HeritageBank of the South’s statement savings rate, and deposit account withdrawal authorizations will be canceled.  We will not execute orders until at least the minimum number of shares offered has been sold.  If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond November 23, 2012, which is two years after the special meeting of members to vote on the conversion.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at HeritageBank of the South’s statement savings rate from the date of receipt.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date.  Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8.  Order forms will only be distributed with or preceded by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms.  In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment.  Incomplete stock order forms or stock order forms that are not signed are not required to be accepted.  We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms.  All stock order forms must be received (not postmarked) prior to 12:00 p.m. Eastern Time, on November 16, 2010, at our Stock Information Center.  We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions.  We are not required to notify purchasers of incomplete or improperly executed stock order forms.  We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.  You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form.  Our Stock Information Center is located at 721 North Westover Boulevard, Albany, Georgia 31707.  Stock order forms may be delivered to HeritageBank of the South’s full banking or other offices.  Once tendered, a stock order form cannot be modified or revoked without our consent.  We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by HeritageBank of the South or any federal or state government, and that you received a copy of this prospectus.  However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  You may not submit cash or wire transfers.  Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to “Heritage Financial Group, Inc.”; or

(ii)	authorization of withdrawal from the types of HeritageBank of the South deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at HeritageBank of the South are provided on the order forms.  The funds designated must be available in the account(s) at the time the stock order form is received.  A hold will be placed on these funds, making them unavailable to the depositor.  Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made.  Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.  In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at HeritageBank of the South or another depository institution and will earn interest calculated at HeritageBank of the South’s statement savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit HeritageBank of the South line of credit checks as payment for shares, and we will not accept third-party checks, including those payable to you and endorsed over to Heritage Financial Group.  You may not designate on your stock order form a direct withdrawal from a HeritageBank of the South retirement account.  See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds.  Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by December 31, 2010, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit HeritageBank of the South from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Heritage Financial Group to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account  or any other retirement account, whether held through HeritageBank of the South or elsewhere, should contact our Stock Information Center for guidance.  Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the November 16, 2010 offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held.  Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm.  The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds.  An annual administrative fee may be payable to the new trustee or custodian.  Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a HeritageBank of the South IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock.  Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of Heritage Financial Group common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

If you are currently a shareholder of HFG, see “- Exchange of Existing Shareholders’ Stock Certificates.”

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority.  We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account.  When registering a stock purchase on the stock order form, the subscriber must register the stock in the same name as appearing on the account.  Subscribers should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do.  Doing so may jeopardize their subscription rights.  Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares.  The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the conversion or offering, please call Stock Information Center toll free at (877) 860-2070. The Stock Information Center is open for telephone calls Monday through Friday between 10:00 a.m. and 6:00 p.m., Eastern Time. You also can come to the main office of HeritageBank of the South, located at 721 North Westover Boulevard, Albany, Georgia 31707, through November 16, 2010, to speak with our local Stock Information Center representative.  The local representative will be available Monday from noon until 4:00 p.m., Tuesday through Thursday from 9:00 a.m. until 4:00 p.m. and Friday from 9:00 a.m. until 3:00 p.m. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion.  In the unlikely event of a complete liquidation of Heritage MHC,  HFG and HeritageBank of the South prior to the conversion, all claims of creditors of Heritage, MHC, HFG and HeritageBank of the South, including those of depositors (to the extent of their deposit balances), would be paid first.  Thereafter, any remaining assets of HeritageBank of the South would be distributed to HFG and, then any remaining assets of HFG would be distributed to its shareholders, including Heritage MHC.  Then, if there were any assets of Heritage MHC remaining, members of Heritage MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in HeritageBank of the South immediately prior to liquidation.

Liquidation following the conversion.  In the unlikely event that Heritage Financial Group and HeritageBank of the South were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Heritage Financial Group pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Heritage Financial Group as the holder of HeritageBank of the South capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” by Heritage Financial Group for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Heritage MHC’s ownership interest in the total shareholder’s equity of HFG as of the date of its latest balance sheet contained in this prospectus.  The plan of conversion also provides that HeritageBank of the South shall cause the establishment of a bank liquidation account.

The liquidation account established by Heritage Financial Group is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Heritage Financial Group and HeritageBank of the South.  Specifically, in the unlikely event that Heritage Financial Group and HeritageBank of the South were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Heritage Financial Group.  In a liquidation of both entities, or of HeritageBank of the South, when Heritage Financial Group has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and HeritageBank of the South has positive net worth, HeritageBank of the South shall pay amounts necessary to fund Heritage Financial Group’s remaining obligations under the liquidation account.  The plan of conversion also provides that if Heritage Financial Group is sold or liquidated apart from a sale or liquidation of HeritageBank of the South, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Heritage Financial Group shall be surrendered and treated as a liquidation account in HeritageBank of the South.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Heritage Financial Group will eliminate or transfer the liquidation account and the interests in such account to HeritageBank of the South and the liquidation account shall thereupon become the liquidation account of HeritageBank of the South and not be subject in any manner or amount to Heritage Financial Group’s creditors.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Heritage Financial Group or HeritageBank of the South is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in HeritageBank of the South on December 31, 2008, or September 30, 2010, respectively.  Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2008 or September 30, 2010,  respectively, bears to the balance of all deposit accounts in HeritageBank of the South on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2008 or September 30, 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed.  In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.  Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor.  Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Heritage Financial Group as the sole shareholder of HeritageBank of the South.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through two mergers.  Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Georgia tax laws to the effect that no gain or loss will be recognized by Heritage MHC, HFG or HeritageBank of the South as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We have received an opinion from Silver, Freedman & Taff, L.L.P. as to the federal tax consequences of the conversion.  We also have received an opinion from Moore, Clark, DuVall and Rodgers, P.C., to the effect that, more likely than not, the income tax consequences under Georgia law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman & Taff, L.L.P. has issued an opinion to Heritage MHC, HeritageBank of the South and Heritage Financial Group that for federal income tax purposes:

1.	The merger of Heritage MHC with and into HFG will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in Heritage MHC for liquidation interests in HFG in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Internal Revenue Service regulations.

3.
Heritage MHC will not recognize any gain or loss on the transfer of its assets to HFG and HFG’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in HFG or on the constructive distribution of such liquidation interests to the members of Heritage MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of HeritageBank of the South.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

4.
No gain or loss will be recognized by HFG upon the receipt of the assets of Heritage MHC in the merger in exchange for the constructive transfer of liquidation interests in HFG to the members of Heritage MHC who are Eligible Account Holders and Supplemental Eligible Account Holders.  (Section 1032(a) of the Internal Revenue Code)

5.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in HFG in exchange for their voting and liquidation rights in Heritage MHC.  (Section 354(a) of the Internal Revenue Code)

6.
The basis of the assets of Heritage MHC to be received by HFG in the merger will be the same as the basis of such assets in the hands of Heritage MHC immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

7.
The holding period of the assets of Heritage MHC to be received by HFG in the merger will include the holding period of those assets in the hands of Heritage MHC immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

8.
The merger of HFG with and into Heritage Financial Group after the merger of Heritage MHC into HFG will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

9.
The exchange of common stock of HFG held by shareholders other than Heritage MHC for Heritage Financial Group common stock and the constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in HFG for interests in the liquidation account of Heritage Financial Group will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Internal Revenue Service regulations.

10.
HFG will not recognize any gain or loss on the transfer of its assets to Heritage Financial Group and Heritage Financial Group’s assumption of its liabilities in the merger pursuant to which shares of common stock will be received by shareholders of HFG other than Heritage MHC in exchange for their shares of HFG common stock and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Heritage Financial Group in exchange for their liquidation interests in HFG.  (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

11.	No gain or loss will be recognized by Heritage Financial Group upon the receipt of the assets of HFG in the merger. (Section 1032(a) of the Internal Revenue Code)

12.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in HFG for interests in the liquidation account of Heritage Financial Group.  (Section 354 of the Internal Revenue Code)

13.
No gain or loss will be recognized by shareholders of HFG other than Heritage MHC upon their exchange of shares of HFG common stock for Heritage Financial Group common stock in the merger, except for cash paid in lieu of fractional share interests.  (Section 354 of the Internal Revenue Code)

14.
The basis of the assets of HFG to be received by Heritage Financial Group in the merger will be the same as the basis of those assets in the hands of HFG immediately prior to the transfer.  (Section 362(b) of the Internal Revenue Code)

15.
The holding period of the assets of HFG to be received by Heritage Financial Group in the merger will include the holding period of those assets in the hands of HFG immediately prior to the transfer.  (Section 1223(2) of the Internal Revenue Code)

16.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Heritage Financial Group common stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Heritage Financial Group common stock.  (Section 356(a) of the Internal Revenue Code)  Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

17.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of HeritageBank of the South supporting the payment of the liquidation account of Heritage Financial Group in the event Heritage Financial Group lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Heritage Financial Group or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of HeritageBank of the South or the distribution to Heritage Financial Group of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in the liquidation account of HeritageBank of the South in the merger.  (Section 356(a) of the Internal Revenue Code)

18.
Each stockholder’s aggregate basis in his or her Heritage Financial Group common stock received in exchange for shares of HFG common stock in the merger will be the same as the aggregate basis of the shares surrendered in exchange therefor, subject to the cash in lieu of the fractional share interest provisions of Paragraph 23 below.  (Section 358(a) of the Internal Revenue Code)

19.
It is more likely than not that the basis of the Heritage Financial Group common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof.  (Section 1012 of the Internal Revenue Code)

20.
Each stockholder’s holding period in his or her Heritage Financial Group common stock received in exchange for shares in HFG common stock in the merger will include the period during which these shares were held, provided that the shares are a capital asset in the hands of the stockholder on the date of the exchange.  (Section 1223(1) of the Internal Revenue Code)

21.
The holding period of the Heritage Financial Group common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised.  (Section 1223(5) of the Internal Revenue Code)

22.
No gain or loss will be recognized by Heritage Financial Group on the receipt of money in exchange for Heritage Financial Group common stock sold in the offering.  (Section 1032 of the Internal Revenue Code)

23.
The payment of cash to former holders of HFG common stock in lieu of fractional share interests of Heritage Financial Group will be treated as though fractional share interests of Heritage Financial Group common stock were distributed as part of the merger and then redeemed by Heritage Financial Group.  The cash payments will be treated as distributions in full payment for the fractional share interests deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such HFG shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional share interests.

We believe that the tax opinion summarized above addresses all material federal income tax consequences that are generally applicable to Heritage MHC, HFG, HeritageBank of the South, Heritage Financial Group, persons receiving subscription rights and shareholders of HFG.  The reasoning in support of items 16 and 19 is set forth below.  Silver, Freedman & Taff, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.  The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value.  However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.  If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from Feldman Financial Advisors, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of exercise.  This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

The reasoning in support of item 17 is set forth below.  Silver, Freedman & Taff, L.L.P. understands that:  (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in HeritageBank of the South are reduced; and (iv) the HeritageBank of the South liquidation account payment obligation arises only if Heritage Financial Group lacks sufficient net assets to fund the liquidation account.

In addition, we have received a letter from Feldman Financial Advisors, Inc. stating its belief that the benefit provided by the HeritageBank of the South liquidation account supporting the payment of the liquidation account in the event Heritage Financial Group lacks sufficient net assets does not have any economic value at the time of the merger of HFG and Heritage Financial Group.  Based on the foregoing, Silver, Freedman & Taff, L.L.P. believes it is more likely than not that such rights in the HeritageBank of the South liquidation account have no value.  If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of HFG and Heritage Financial Group.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein.  Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions.  In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Heritage Financial Group’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of HFG and HeritageBank of the South generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.  Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted.  The directors and executive officers of Heritage Financial Group also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of the directors or executive officers of HFG and HeritageBank of the South and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than one percent of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

Office of Thrift Supervision regulations prohibit Heritage Financial Group from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases.  After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

COMPARISON OF RIGHTS FOR EXISTING HFG SHAREHOLDERS
AND FOR STOCKHOLDERS OF HERITAGE FINANCIAL GROUP

General.  As a result of the conversion, existing shareholders of HFG will become stockholders of Heritage Financial Group.  There are differences in the rights of shareholders of HFG and stockholders of Heritage Financial Group caused by differences between federal and Maryland law and regulations and differences in HFG’s federal stock charter and bylaws and Heritage Financial Group’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the material differences and similarities affecting the rights of stockholders.  See “Where You Can Find Additional Information” for procedures for obtaining a copy of Heritage Financial Group’s articles of incorporation and bylaws.

Authorized Capital Stock.  The authorized capital stock of HFG consists of 25,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

The authorized capital stock of Heritage Financial Group consists of 45,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Under the Maryland General Corporation Law and Heritage Financial Group’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval.  Shareholder approval is required to increase or decrease the number of authorized shares of HFG.

HFG’s charter and Heritage Financial Group’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control.  We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock.  Pursuant to applicable laws and regulations, Heritage MHC is required to own not less than a majority of the outstanding shares of HFG common stock.  Heritage MHC will no longer exist following consummation of the conversion.

Heritage Financial Group’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas HFG’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by a majority of the total votes eligible to be cast at a legal shareholders’ meeting.  However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Heritage Financial Group stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights.  Neither HFG’s stock charter or bylaws nor Heritage Financial Group’s articles of incorporation or bylaws provide for cumulative voting for the election of directors.  For additional information regarding voting rights, see “- Limitations on Voting Rights of Greater-than-10% Shareholders.”

Payment of Dividends.  HFG’s ability to pay dividends depends on the cash available at HFG and/or HeritageBank of the South’s ability to pay dividends to HFG. Office of Thrift Supervision regulations state, in part, that dividends may be declared and paid by HeritageBank of the South only out of accumulated net earnings.  A dividend may not be declared or paid unless the surplus, prior to the transfer of net earnings, would not be reduced by the payment of the dividend.  Dividends may also not be declared or paid if HeritageBank of the South is in default in payment of any assessment due to the Federal Deposit Insurance Corporation.

The same restrictions will apply to HeritageBank of the South’s payment of dividends to Heritage Financial Group.  In addition, Maryland law generally provides that Heritage Financial Group is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors.  HFG’s bylaws and Heritage Financial Group’s articles of incorporation and bylaws require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under HFG’s bylaws, any vacancies on the Board of Directors of HFG may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors.  Persons elected by the Board of Directors of HFG to fill vacancies may only serve until the next annual meeting of shareholders.  Under Heritage Financial Group’s bylaws, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Under HFG’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares.  Heritage Financial Group’s articles of incorporation provide that any director may be removed for cause by the holders of at least a majority of the outstanding voting shares of Heritage Financial Group.

Limitations on Liability.  The charter and bylaws of HFG do not limit the personal liability of directors.

Heritage Financial Group’s articles of incorporation provide that directors will not be personally liable for monetary damages to Heritage Financial Group for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law.  These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Heritage Financial Group.

Indemnification of Directors, Officers, Employees and Agents.  Under current Office of Thrift Supervision regulations, HFG shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving the person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor.  In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that the person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of HFG or its shareholders.  HFG also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that the person may ultimately be entitled to indemnification.  Before making any indemnification payment, HFG is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

The articles of incorporation of Heritage Financial Group provide that it shall indemnify its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses.  Maryland law allows Heritage Financial Group to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Heritage Financial Group.  No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if the person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.  The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Shareholders.  HFG’s bylaws provide that special meetings of HFG’s shareholders may be called by the Chairman, the president, a majority of the members of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of HFG entitled to vote at the meeting.  Heritage Financial Group’s bylaws provide that special meetings of the stockholders of Heritage Financial Group may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Shareholder Nominations and Proposals.  HFG’s bylaws generally provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with HFG at least five days before the date of the meeting.

Heritage Financial Group’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Heritage Financial Group at least 90 days prior and not earlier than 120 days prior to such meeting.  However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the written notice must be submitted by a stockholder not later than the 10th day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Management believes that it is in the best interests of Heritage Financial Group and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors.  This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally.  Similarly, adequate advance notice of stockholder proposals will give management time to study the proposals and to determine whether to recommend to the stockholders that the proposals be adopted.  In certain instances, the provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe the nominees or proposals are in their best interests.

Shareholder Action Without a Meeting.  The bylaws of HFG provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote.  The bylaws of Heritage Financial Group do not provide for action to be taken by stockholders without a meeting.  Under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking the action without a meeting.

Shareholder’s Right to Examine Books and Records.  A federal regulation that is applicable to HFG provides that shareholders may inspect and copy specified books and records after proper written notice for a proper purpose.  Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder meeting minutes, annual statement of affairs and any voting trust agreements.  However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders.  Heritage Financial Group’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.  HFG’s charter does not provide such a limit on voting HFG common stock.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

In addition, Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Heritage Financial Group’s equity securities without the prior written approval of the Office of Thrift Supervision.  Where any person acquires beneficial ownership of more than 10% of a class of Heritage Financial Group’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Mergers, Consolidations and Sales of Assets.  A federal regulation applicable to HFG generally requires the approval of two-thirds of the board of directors of HFG and the holders of two-thirds of the outstanding stock of HFG entitled to vote thereon for mergers, consolidations and sales of all or substantially all of HFG’s assets.  Such regulation permits HFG to merge with another corporation without obtaining the approval of its shareholders if:

●	it does not involve an interim savings institution;

●	HFG’s federal stock charter is not changed;

●	each share of HFG’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of HFG after such effective date; and

●
either: (1) no shares of voting stock of HFG and no securities convertible into such stock are to be issued or delivered under the plan of combination; or (2) the authorized but unissued shares or the treasury shares of voting stock of HFG to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of HFG outstanding immediately prior to the effective date of the transaction.

Heritage Financial Group’s articles of incorporation require the approval of the board of directors and the affirmative vote of a majority of the votes entitled to be cast by all stockholders entitled to vote thereon.  However, Maryland law provides that:

●
a merger of a 90% or more owned subsidiary with and into its parent may be approved without stockholder approval; provided, however that:  (1) the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock; and (2) the contractual rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged;

●	a share exchange need not be approved by the stockholders of the successor;

●	a transfer of assets need not be approved by the stockholders of the transferee; and

●
a merger need not be approved by the stockholders of a Maryland successor corporation provided that the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter, and the number of shares of stock of such class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series of stock that is outstanding immediately before the merger becomes effective.

Business Combinations with Interested Stockholders.  The articles of incorporation of Heritage Financial Group require the approval of the holders of at least 80% of Heritage Financial Group’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under Heritage Financial Group’s articles of incorporation, the term “interested stockholder” means any person who or which is:

●	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then-outstanding voting stock of Heritage Financial Group;

●
an affiliate of Heritage Financial Group who or which at any time in the two-year period before the date in question was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Heritage Financial Group; or

●
an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

●
any merger or consolidation of Heritage Financial Group or any of its subsidiaries with:  (1) any interested stockholder; or (2) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

●
any sale, lease, exchange or other disposition to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of Heritage Financial Group or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Heritage Financial Group and its subsidiaries;

●
the issuance or transfer by Heritage Financial Group or any of its subsidiaries of any securities of Heritage Financial Group or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Heritage Financial Group, except for any issuance or transfer pursuant to an employee benefit plan of Heritage Financial Group or any of its subsidiaries;

●
the adoption of any plan for the liquidation or dissolution of Heritage Financial Group proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

●
any reclassification of securities, recapitalization of Heritage Financial Group, or any merger or consolidation of Heritage Financial Group with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Heritage Financial Group or any of its subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Neither the charter and bylaws of HFG nor the federal laws and regulations applicable to HFG contain a provision that restricts business combinations between HFG and any interested shareholder in the manner set forth above.

Evaluation of Offers.  The articles of incorporation of Heritage Financial Group provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Heritage Financial Group (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Heritage Financial Group and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Heritage Financial Group’s stockholders, including stockholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Heritage Financial Group and its subsidiaries and on the communities in which Heritage Financial Group and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Heritage Financial Group;

●	whether a more favorable price could be obtained for Heritage Financial Group’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Heritage Financial Group and its subsidiaries;

●	the future value of the stock or any other securities of Heritage Financial Group or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Heritage Financial Group to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

HFG’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal.  Office of Thrift Supervision regulations generally provide that a shareholder of a federally chartered corporation, such as HFG, that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from the institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements.  The regulations also provide, however, that a shareholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

Under Maryland law, stockholders of Heritage Financial Group will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Heritage Financial Group is a party as long as the common stock of Heritage Financial Group is listed on the Nasdaq Global Market or any other national securities exchange.

Amendment of Governing Instruments.  No amendment of HFG’s stock charter may be made unless it is first proposed by the board of directors of HFG, authorized by the Office of Thrift Supervision and, thereafter, approved by the holders of a majority of the total votes eligible to be cast at a legal meeting.

Heritage Financial Group’s articles of incorporation may be amended, upon the submission of an amendment by the Board of Directors to a vote of the stockholders, by the affirmative vote of at least a majority of the outstanding shares of common stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

●	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

●	the division of the Board of Directors into three staggered classes;

●	the ability of the Board of Directors to fill vacancies on the Board;

●	the requirement that at least a majority of the votes eligible to be cast by stockholders must vote to remove directors, and can only remove directors for cause;

●	the ability of the Board of Directors and stockholders to amend and repeal the bylaws;

●	the authority of the Board of Directors to provide for the issuance of preferred stock;

●	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

●	the number of stockholders constituting a quorum or required for stockholder consent;

●	the indemnification of current and former directors and officers, as well as employees and other agents, by Heritage Financial Group;

●	the limitation of liability of officers and directors to Heritage Financial Group for money damages;

●	the inability of stockholders to cumulate their votes in the election of directors;

●	the advance notice requirements for stockholder proposals and nominations; and

●	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation in this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Heritage Financial Group in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

RESTRICTIONS ON ACQUISITION OF HERITAGE FINANCIAL GROUP

Although the Board of Directors of Heritage Financial Group is not aware of any effort that might be made to obtain control of Heritage Financial Group after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Heritage Financial Group’s articles of incorporation to protect the interests of Heritage Financial Group and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of HeritageBank of the South, Heritage Financial Group or Heritage Financial Group’s stockholders.

The following discussion is a general summary of the material provisions of Heritage Financial Group’s articles of incorporation and bylaws, HeritageBank of the South’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.  Heritage Financial Group’s articles of incorporation and bylaws are included as part of Heritage MHC’s application for conversion filed with the Office of Thrift Supervision and Heritage Financial Group’s registration statement filed with the Securities and Exchange Commission.  See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of Heritage Financial Group

Heritage Financial Group’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts.  As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the Board of Directors or management of Heritage Financial Group more difficult.

Directors.  The board of directors will be divided into three classes.  The members of each class will be elected for a term of three years and only one class of directors will be elected annually.  Thus, it would take at least two annual elections to replace a majority of our Board of Directors.  Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings.  The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting.  The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights.  The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.  This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office.  The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed in “- Limitation of Voting Rights.”)

Authorized but Unissued Shares.  After the conversion, Heritage Financial Group will have authorized but unissued shares of common and preferred stock.  See “Description of Capital Stock of Heritage Financial Group Following the Conversion.” The articles of incorporation authorize 5,000,000 shares of serial preferred stock.  Heritage Financial Group is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class).  In the event of a proposed merger, tender offer or other attempt to gain control of Heritage Financial Group that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction.  An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Heritage Financial Group.  The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws.  Amendments to the articles of incorporation must be approved by our Board of Directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.  A list of these provisions is provided under “Comparison of Rights For Existing HFG Shareholders and For Stockholders of Heritage Financial Group - Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Heritage Financial Group’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.  Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the articles of incorporation of Heritage Financial Group in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law.  Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders.  The articles of incorporation require the approval of the holders of at least 80% of Heritage Financial Group’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Heritage Financial Group’s Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares.  In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Heritage Financial Group or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Heritage Financial Group.

A “business combination” includes:

●
any merger or consolidation of Heritage Financial Group or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

●	any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Heritage Financial Group or combined assets of Heritage Financial Group and its subsidiaries;

●
the issuance or transfer to any interested stockholder or its affiliate by Heritage Financial Group (or any subsidiary) of any securities of Heritage Financial Group (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Heritage Financial Group;

●	the adoption of any plan for the liquidation or dissolution of Heritage Financial Group proposed by or on behalf of any interested stockholder or its affiliate; and

●
any reclassification of securities, recapitalization, merger or consolidation of Heritage Financial Group with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Heritage Financial Group or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Control Share Acquisitions.  Maryland corporate law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation.  Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	10% or more but less than 33⅓%;

●	33⅓ or more but less than a majority; or

●	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the Board of Directors to call a special stockholders’ meeting to consider the voting rights of the shares.  The meeting must be held within 50 days of the demand.  If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved.  This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved.  If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition.  The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation.  The bylaws of Heritage Financial Group include a provision opting out of this provision of Maryland General Corporation Law.

Evaluation of Offers.  The articles of incorporation of Heritage Financial Group provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Heritage Financial Group (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Heritage Financial Group and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon Heritage Financial Group’s stockholders, including stockholders, if any, who do not participate in the transaction;

●
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Heritage Financial Group and its subsidiaries and on the communities in which Heritage Financial Group and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Heritage Financial Group;

●	whether a more favorable price could be obtained for Heritage Financial Group’s stock or other securities in the future;

●
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Heritage Financial Group and its subsidiaries;

●	the future value of the stock or any other securities of Heritage Financial Group or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●
the ability of Heritage Financial Group to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Heritage Financial Group’s Articles of Incorporation and Bylaws.  Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors.  These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion.  Our Board of Directors believes these provisions are in the best interests of Heritage Financial Group and its stockholders.  Our Board of Directors believes that it will be in the best position to determine the true value of Heritage Financial Group and to negotiate more effectively for what may be in the best interests of its stockholders.  Accordingly, our Board of Directors believes that it is in the best interests of Heritage Financial Group and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.  It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Heritage Financial Group and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Heritage Financial Group for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Heritage Financial Group’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Heritage Financial Group’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices.  As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions also will make it more difficult to remove our Board of Directors and management.  Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of Heritage Financial Group contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Heritage Financial Group may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Charter of HeritageBank of the South

Effective with the completion of the conversion, the charter of HeritageBank of the South will provide that for a period of five years from the closing of the conversion and offering, no person other than Heritage Financial Group may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of HeritageBank of the South.  This provision will not apply to any tax-qualified employee benefit plan of HeritageBank of the South or Heritage Financial Group or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Heritage Financial Group or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of HeritageBank of the South.  In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

The Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.  Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of an Office of Thrift Supervision regulated holding company of a converted institution for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the holding company.  The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution.  However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted.  The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Federal Change in Control Regulations

Under the Change in Bank Control Act, no individual or group of individuals in concert may acquire control of HeritageBank of the South unless the Federal Deposit Insurance Corporation has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.  Similarly, no individual person or group of persons may acquire control of Heritage Financial Group without giving 60 days’ prior written notice and receiving no notice from a regulatory agency disapproving the proposed acquisition.  Control, as defined under this federal law, means ownership or control of or holding irrevocable proxies representing more than 25% of any class of voting stock or the power to direct the management or policies of an entity, which is presumed to occur with ownership or control of more than 10% of any class of voting stock of a public company or when that ownership makes the person the largest stockholder.

In addition, as long as the 10(l) election of HeritageBank of the South remains in effect, under the regulations of the Office of Thrift Supervision, no company may acquire control of HeritageBank of the South without the prior approval of the Office of Thrift Supervision.  Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.  For this purpose, control means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.  Acquisition of more than 10% of any class of a bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations.  These control factors include the acquiror being one of the two largest stockholders.  The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings.  The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.  There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Deposit Insurance Corporation, Office of Thrift Supervision or the Board of Governors of the Federal Reserve System may prohibit an acquisition of control under these requirements if it finds, among other things, that the acquisition would result in a monopoly or substantially lessen competition; the financial condition of the acquiring individual or entity might jeopardize the financial stability of the bank or holding company; or the competence, experience or integrity of the acquiring individual or entity indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person or entity.

Georgia Change in Control Law

Under Georgia law, generally, no individual, acting directly or indirectly or acting in concert with others, may acquire 25% or more of the voting securities or direct the management or policies of a Georgia savings bank without receiving the prior approval of the Georgia Department of Banking and Finance. The Georgia Department of Banking and Finance may prohibit an acquisition of control if it would result in a monopoly or substantially lessen competition; the financial condition of the acquiring person or entity might jeopardize the financial stability of the association or holding company; or the competence, experience or integrity of the acquiring person or entity indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person or entity.

In addition, under the Georgia Banking Holding Company Act, no company may acquire 25% of the voting securities, elect a majority of the directors or exercise a controlling influence over the management and policies of a Georgia savings bank without receiving the prior approval of the Georgia Department of Banking and Finance. In reviewing a prospective holding company’s application, the Georgia Department of Banking and Finance considers the financial and managerial resources and future prospects of the company and the impact of the acquisition on the credit needs of the communities in which the bank operates.  Additional limits are imposed on acquisitions of Georgia savings banks by out-of-state banks or holding companies.

DESCRIPTION OF CAPITAL STOCK OF HERITAGE
FINANCIAL GROUP FOLLOWING THE CONVERSION

General

Heritage Financial Group is authorized to issue 45,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  Heritage Financial Group currently expects to issue up to 8,280,000 shares of common stock in the offering and up to 2,661,219 shares in exchange for the publicly held shares of HFG.  Heritage Financial Group will not issue shares of preferred stock in the conversion.  Each share of Heritage Financial Group common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock.  Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.  The shares of common stock of Heritage Financial Group will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends.  Heritage Financial Group may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors.  The payment of dividends by Heritage Financial Group is subject to limitations that are imposed by law and applicable regulation.  The holders of common stock of Heritage Financial Group will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor.  If Heritage Financial Group issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  Upon consummation of the conversion, the holders of common stock of Heritage Financial Group will have exclusive voting rights in Heritage Financial Group.  They will elect Heritage Financial Group’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors.  Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  Any person who beneficially owns more than 10% of the then-outstanding shares of Heritage Financial Group’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit.  If Heritage Financial Group issues shares of preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require an 80% stockholder vote.

As a Georgia-chartered stock savings bank, corporate powers and control of HeritageBank of the South are vested in its Board of Directors, who elect the officers of HeritageBank of the South and who fill any vacancies on the Board of Directors.  Voting rights of HeritageBank of the South are vested exclusively in the owners of the shares of capital stock of HeritageBank of the South, which will be Heritage Financial Group, and voted at the direction of Heritage Financial Group’s Board of Directors.  Consequently, the holders of the common stock of Heritage Financial Group will not have direct control of HeritageBank of the South.

Liquidation.  Heritage Financial Group will own 100% of the common stock of HeritageBank of the South.  In the event of a liquidation or dissolution of Heritage Financial Group or HeritageBank of the South, certain rights would be available to stockholders of Heritage Financial Group and Eligible Account Holders and Supplemental Eligible Account Holders of HeritageBank of the South.  See “The Conversion and Offering - Effects of Conversion on Depositors, Borrowers and Members -- Effect on Liquidation Rights.”

Preemptive Rights.  Holders of the common stock of Heritage Financial Group will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of Heritage Financial Group’s authorized preferred stock will be issued as part of the offering or the conversion.  Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine.  Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Heritage Financial Group’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of HFG and subsidiary as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of Mauldin & Jenkins Certified Public Accountants and Consultants, LLC, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to Heritage Financial Group setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the offering and its letter with respect to subscription rights.

LEGAL MATTERS

Silver, Freedman & Taff, L.L.P., Washington, D.C., counsel to Heritage Financial Group, Heritage MHC, HFG and HeritageBank of the South, will issue to Heritage Financial Group its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion.  Moore, Clarke, DuVall and Rodgers, P.C., counsel to Heritage Financial Group, Heritage MHC, HFG and HeritageBank of the South, will issue to Heritage Financial Group its opinion regarding the state income tax consequences of the conversion.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Malizia Spidi & Fisch, PC, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Heritage Financial Group has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site ( http://www.sec.gov ) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Heritage Financial Group.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Heritage MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion and Heritage Financial Group has filed with the Office of Thrift Supervision an Application H-(e)1-S with respect to its acquisition of HeritageBank of the South.  This prospectus omits certain information contained in the application.  The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the offices of the Southeast Region of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, GA 30309.  Our plan of conversion is available, upon request, at each of our banking offices.

In connection with the offering, Heritage Financial Group will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Heritage Financial Group and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion,  Heritage Financial Group has undertaken that it will not terminate this registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
HFG AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at June 30, 2010 (unaudited) and at December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the Six Months Ended June 30, 2010 and 2009 (unaudited) and for the Years Ended December 31, 2009, 2008 and 2007;	F-4

Consolidated Statements of Comprehensive Income (Loss) for the Six Months Ended June 30, 2010 and 2009 (unaudited) and for the Years ended December 31, 2009, 2008 and 2007	F-6

Consolidated Statements of Stockholders’ Equity for the Six Months Ended June 30, 2010 (unaudited) and for the Years ended December 31, 2009, 2008 and 2007	F-7

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009 (unaudited) and for the Years ended December 31, 2009, 2008 and 2007	F-9

Notes to Consolidated Financial Statements	F-11

***

All financial information as of and for the six months ended June 30, 2010 and 2009 is unaudited.  All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

The financial statements included in this prospectus are the consolidated financial statements of HFG and its subsidiary HeritageBank of the South and are not the consolidated financial statements of the issuer, Heritage Financial Group.  HFG is the current public holding company of HeritageBank of the South.  Heritage Financial Group was formed May 25, 2010 and became a subsidiary of HFG effective July 21, 2010.  Heritage Financial Group was engaged only in organizational activities to date and has no significant assets, liabilities, revenues or expenses.  As part of the conversion and offering, HFG will merge into Heritage Financial Group.  In that merger, the shares in Heritage Financial Group issued to HFG in connection with its organization will be extinguished, and Heritage Financial Group will become the public holding company of HeritageBank of the South.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Heritage Financial Group
   and Subsidiary
Albany, Georgia

We have audited the accompanying consolidated balance sheets of Heritage Financial Group and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Financial Group and Subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended, in conformity with accounting principles generally accepted in the United States of America.

                               /s/ Mauldin & Jenkins, LLC

Albany, Georgia
April 7, 2010

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009	2008
Assets	(Unaudited)

Cash and due from banks	$28,141,662	$14,921,517	$10,159,602
Interest-bearing deposits in banks	21,008,252	43,236,287	745,758
Federal funds sold	14,030,000	11,340,000	30,254,000
Securities available for sale, at fair value	156,358,784	120,526,900	116,140,525
Federal Home Loan Bank Stock, at cost	3,253,400	3,253,400	3,185,800
Other equity securities, at cost	1,010,000	1,010,000	1,010,000
Loans held for sale	448,356	-	-

Loans	388,737,290	334,138,932	302,487,892
Less allowance for loan losses	6,026,913	6,060,460	4,950,722
Loans, net	382,710,377	328,078,472	297,537,170

Premises and equipment, net	20,360,971	15,590,120	16,801,183
Premises held for sale	1,080,000	1,080,000	-
Accrued interest receivable	2,717,782	2,799,375	2,155,327
Foreclosed assets	3,018,774	1,795,544	2,119,818
Intangible assets	2,604,478	1,570,832	1,000,000
Cash surrender value of bank owned life insurance	15,062,762	14,756,771	14,136,119
Other assets	10,070,193	11,988,301	6,812,425

	$661,875,791	$571,947,519	$502,057,727

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$46,220,643	$28,881,905	$19,100,197
Interest-bearing	469,490,526	397,724,617	319,445,797
Total deposits	515,711,169	426,606,522	338,545,994
Federal funds purchased and securities sold under repurchase agreements	33,954,074	32,843,465	41,497,491
Other borrowings	42,500,000	42,500,000	52,500,000
Accrued interest payable	683,041	706,321	1,045,042
Other liabilities	6,668,078	8,474,370	6,256,227
Total liabilities	599,516,362	511,130,678	439,844,754

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued	-	-	-
Common stock, par value $0.01; 25,000,000 shares authorized; 11,454,344, 11,454,344 and 11,452,344 issued	114,543	114,543	114,523
Capital surplus	41,033,227	40,609,551	39,861,237
Retained earnings	39,424,378	38,984,165	41,357,209
Accumulated other comprehensive loss, net of tax of $1,275,768, $1,591,489 and $1,790,442	(1,913,652)	(2,387,234)	(2,685,633)
Unearned employee stock ownership plan (ESOP) shares, 220,350, 242,385 and 286,455 shares	(2,203,500)	(2,423,850)	(2,864,550)
	76,454,996	74,897,175	75,782,786
Treasury stock, at cost, 1,056,387, 1,055,084 and 993,498 shares	(14,095,567)	(14,080,334)	(13,569,813)
Total stockholders’ equity	62,359,429	60,816,841	62,212,973

	$661,875,791	$571,947,519	$502,057,727

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Interest income
Interest and fees on loans	$11,083,332	$9,121,697	$18,555,397	$20,881,600	$22,160,348
Interest on taxable securities	1,565,561	2,140,288	3,603,871	4,890,165	4,220,327
Interest on nontaxable securities	537,087	586,022	1,174,043	1,175,720	1,044,406
Interest on federal funds sold	26,653	31,976	53,629	232,456	543,683
Interest on deposits in other banks	89,906	434	13,870	15,424	28,592
	13,302,539	11,880,417	23,400,810	27,195,365	27,997,356
Interest expense
Interest on deposits	3,036,447	3,570,996	6,471,521	9,042,782	10,858,559
Interest on other borrowings	1,160,813	1,328,938	2,321,842	3,451,560	2,603,812
	4,197,260	4,899,934	8,793,363	12,494,342	13,462,371

Net interest income	9,105,279	6,980,483	14,607,447	14,701,023	14,534,985
Provision for loan losses	1,150,000	1,300,000	7,500,000	3,350,000	1,178,000
Net interest income after provision for loan losses	7,955,279	5,680,483	7,107,447	11,351,023	13,356,985

Noninterest income
Service charges on deposit accounts	1,806,018	1,644,483	3,546,681	3,957,589	3,928,553
Other service charges, commissions and fees	868,465	722,110	1,405,938	1,287,591	1,199,643
Brokerage fees	479,054	410,323	914,041	1,029,980	950,524
Mortgage origination fees	109,619	209,180	344,576	400,044	350,276
Bank owned life insurance	305,991	309,482	620,652	495,492	347,445
Impairment loss on securities available for sale	-	-	-	(3,119,181)	-
Gain (loss) on sales of securities	159,706	366,129	908,877	234,676	(355,161)
Other	38,022	22,295	45,885	301,308	269,011
	3,766,875	3,684,002	7,786,650	4,587,499	6,690,291
Noninterest expense
Salaries and employee benefits	5,538,848	4,424,356	8,898,984	8,987,913	10,321,235
Equipment	506,513	539,166	984,985	1,217,142	1,109,431
Occupancy	635,661	589,263	1,197,823	1,204,156	1,045,058
Data processing fees	991,594	713,181	1,605,510	1,299,963	1,151,152
Directors fees and retirement	277,422	306,216	553,428	552,289	762,840
Consulting and other professional fees	136,715	152,409	296,975	317,957	603,275
Advertising and marketing	244,362	198,229	439,032	496,124	449,815
Legal and accounting	327,643	272,658	493,118	528,085	460,438
Telecommunications	172,732	116,328	239,073	257,617	231,159
Supplies	153,206	84,303	176,521	176,973	219,920
FDIC insurance and other regulatory fees	398,670	364,886	871,622	267,475	121,146
(Gain) loss on sales and write-downs of other real estate owned	(343,434)	304,068	422,100	386,317	-
Foreclosed asset and collection expenses	597,707	93,228	256,671	229,039	41,834
Impairment loss on premises held for sale	-	-	502,469	-	-
Other operating	1,092,124	698,038	1,332,431	1,507,808	1,459,264
	10,729,763	8,856,329	18,270,742	17,428,858	17,976,567

(Continued)

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Income (loss) before income taxes	$992,391	$508,156	$(3,376,645)	$(1,490,336)	$2,070,709

Applicable income taxes (benefit)	66,083	(41,244)	(1,724,326)	(1,227,976)	(850,396)

Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

Basic income (loss) per share	$0.09	$0.05	$(0.16)	$(0.03)	$0.28

Diluted income (loss) per share	$0.09	$0.05	$(0.16)	$(0.03)	$0.28

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Six Months Ended
	June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

Other comprehensive income (loss):
Net unrealized gain on cash flow hedge
arising during the period,
net of tax of $156,558	-	-	-	-	234,838
Net realized gain on termination of cash
flow hedge during the period,
net of tax of $510,078	-	-	-	765,117	-
Elimination of unrealized gain on cash
flow hedge terminated during
the period, net of tax of $156,558	-	-	-	(234,838)	-
Accretion of realized gain on terminated
cash flow hedge,
net of tax of $70,373: $70,373:
$140,747 and $64,018	(105,560)	(105,560)	(211,120)	(96,027)	-
Net unrealized holding gains (losses)
arising during period, net of tax
(benefit) of $449,977; ($66,758);
$671,983; ($994,469) and ($323,476)	674,966	(100,138)	1,007,973	(1,491,704)	(492,140)
Reclassification adjustment for (gains)
losses and securities impairment
included in net income (loss), net of
tax (benefit) $63,882; $146,452;
$363,551; ($1,153,802) and ($140,858)	(95,824)	(219,677)	(545,326)	1,730,703	214,303
Adjustment to recognize funded status of
pension plan, net of tax (benefit) of
$31,248; ($37,028) and ($127,335)	-	-	46,872	(55,542)	(162,463)

Total other comprehensive income (loss)	473,582	(425,375)	298,399	617,709	(205,462)

Comprehensive income (loss)	$1,399,890	$124,025	$(1,353,920)	$355,349	$2,715,643

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Other
					Unearned		Compre-
	Common Stock		Capital	Retained	ESOP	Treasury	hensive
	Shares	Par Value	Surplus	Earnings	Shares	Stock	Income	Total

Balance, December 31, 2006	11,449,155	$114,492	$37,807,784	$40,248,349	$(3,745,950)	$(8,518,017)	$(3,097,880)	$62,808,778
Net income	-	-	-	2,921,105	-	-	-	2,921,105
Cash dividend declared,	-	-	-	(762,971)	-	-	-	(762,971)
$0.24 per share
Stock-based compensation
expense	-	-	811,781	-	-	-	-	811,781
Repurchase of 61,106 shares of
stock for the treasury	-	-	-	-	-	(816,227)	-	(816,227)
Issuance of 310 shares of
common stock from
the treasury	-	-	110	-	-	4,743	-	4,853
Forfeiture of 14,632 shares of
restricted stock	(14,632)	(147)	147	-	-	-	-	-
Other comprehensive loss	-	-	-	-	-	-	(205,462)	(205,462)
Excess tax benefit from stock-
based compensation plans	-	-	64,119	-	-	-	-	64,119
Exercise of stock options	9,200	92	115,276	-	-	-	-	115,368
ESOP shares earned,
44,070 shares	-	-	210,106	-	440,700	-	-	650,806
Balance, December 31, 2007	11,443,723	114,437	39,009,323	42,406,483	(3,305,250)	(9,329,501)	(3,303,342)	65,592,150
Net loss	-	-	-	(262,360)	-	-	-	(262,360)
Cash dividend declared,
$0.28 per share	-	-	-	(786,914)	-	-	-	(786,914)
Stock-based compensation expense	-	-	809,086	-	-	-	-	809,086
Repurchase of 377,894 shares of
stock for the treasury	-	-	-	-	-	(4,244,715)	-	(4,244,715)
Issuance of 330 shares of common
stock from the treasury	-	-	(836)	-	-	4,403	-	3,567
Forfeiture of restricted shares of
common stock	(884)	(9)	9	-	-	-	-	-
Issuance of restricted shares of
common stock	9,505	95	(95)	-	-	-	-	-
Other comprehensive income	-	-	-	-	-	-	617,709	617,709
Tax benefit shortfall from stock-
based compensation plans	-	-	(3,432)	-	-	-	-	(3,432)
ESOP shares earned, 44,070 shares	-	-	47,182	-	440,700	-	-	487,882
Balance, December 31, 2008	11,452,344	$114,523	$39,861,237	$41,357,209	$(2,864,550)	$(13,569,813)	$(2,685,633)	$62,212,973

(Continued)

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

							Accumulated
							Other
					Unearned		Compre-
	Common Stock		Capital	Retained	ESOP	Treasury	hensive
	Shares	Par Value	Surplus	Earnings	Shares	Stock	Loss	Total

Balance, December 31, 2008	11,452,344	$114,523	$39,861,237	$41,357,209	$(2,864,550)	$(13,569,813)	$(2,685,633)	$62,212,973
Net loss	-	-	-	(1,652,319)	-	-	-	(1,652,319)
Cash dividend declared,
$0.32 per share	-	-	-	(720,725)	-	-	-	(720,725)
Stock-based compensation expense	-	-	807,402	-	-	-	-	807,402
Repurchase of 62,026 shares of
stock for the treasury	-	-	-	-	-	(516,426)	-	(516,426)
Issuance of 440 shares of common
stock from the treasury	-	-	(2,602)	-	-	5,905	-	3,303
Issuance of restricted shares of
common stock	2,000	20	(20)	-	-	-	-	-
Other comprehensive income	-	-	-	-	-	-	298,399	298,399
Tax benefit shortfall from stock-
based compensation plans	-	-	(58,494)	-	-	-	-	(58,494)
ESOP shares earned, 44,070 shares	-	-	(73,946)	-	440,700	-	-	366,754
Tax benefit on ESOP expense	-	-	75,974	-	-	-	-	75,974
Balance, December 31, 2009	11,454,344	114,543	40,609,551	38,984,165	(2,423,850)	(14,080,334)	(2,387,234)	60,816,841
Net income	-	-	-	926,308	-	-	-	926,308
Cash dividend declared,
$0.18 per share	-	-	-	(486,095)	-	-	-	(486,095)
Stock-based compensation expense	-	-	403,593	-	-	-	-	403,593
Repurchase of 1,578 shares of
stock for the treasury	-	-	-	-	-	(18,904)	-	(18,904)
Issuance of 275 shares of common
stock from the treasury	-	-	(350)	-	-	3,671	-	3,321
Other comprehensive income	-	-	-	-	-	-	473,582	473,582
Tax benefit from stock-
based compensation plans	-	-	(11,352)	-	-	-	-	(11,352)
ESOP shares earned, 22,035 shares	-	-	14,699	-	220,350	-	-	235,049
Tax benefit on ESOP expense	-	-	17,086	-	-	-	-	17,086
Balance, June 30, 2010	11,454,344	$114,543	$41,033,227	$39,424,378	$(2,203,500)	$(14,095,567)	$(1,913,652)	$62,359,429

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

OPERATING ACTIVITIES	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105
Net income (loss)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	431,436	454,227	911,587	964,205	974,435
Deposit premium amortization	106,063	-	-	-	-
Impairment loss on premises held for sale	-	-	502,469	-	-
Provision for loan losses	1,150,000	1,300,000	7,500,000	3,350,000	1,178,000
ESOP compensation expense	235,049	222,085	366,754	487,882	650,806
Provision for deferred taxes	-	-	(699,010)	(1,926,940)	(246,373)
Stock-based compensation expense	403,593	403,593	807,402	809,086	811,781
Net gain on termination of cash flow hedge	-	-	-	1,275,195	-
Accretion of gain on termination of
cash flow hedge	(175,933)	(175,933)	(351,867)	(160,045)	-
Impairment losses on securities available for sale	-	-	-	3,119,181	-
(Gain) loss on sales of securities available for sale	(159,706)	(366,129)	(908,877)	(234,676)	355,161
(Gain) loss on sales and write-downs of
other real estate owned	(343,434)	304,068	422,100	386,317	-
Net (gain) loss on sales or disposal
of premises and equipment	-	-	(12,064)	865	1,258
Increase in bank owned life insurance	(305,991)	(309,483)	(620,652)	(495,472)	(347,445)
Excess tax (benefit) shortfall related to
stock-based compensation plans	11,352	-	58,494	3,432	(64,119)
Excess tax expense related to ESOP	(17,086)	-	(75,974)	-	-
(Increase) decrease in interest receivable	304,678	215,122	(44,055)	431,030	(297,530)
Increase (decrease) in interest payable	(62,588)	(341,673)	(501,498)	97,690	424,686
(Increase) decrease in taxes receivable	479,003	(400,037)	(878,411)	695,099	(2,068,556)
Increase in prepaid FDIC assessment	-	-	(2,020,181)	-	-
Net other operating activities	1,174,091	660,043	(367,301)	(83,939)	1,821,174
Total adjustments	3,230,527	1,965,883	4,088,916	8,718,910	3,193,278

Net cash provided by operating activities	4,156,835	2,515,283	2,436,597	8,456,550	6,114,383

INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	22,228,035	116,892	(42,490,529)	(365,797)	1,773,898
Purchases of securities available for sale	(76,131,495)	(46,362,401)	(97,885,273)	(64,161,362)	(81,182,050)
Proceeds from maturities of securities
available for sale	24,783,690	21,403,154	31,400,213	15,985,014	14,472,492
Proceeds from sales of securities available for sale	16,640,864	26,670,015	64,814,421	37,416,842	42,595,907
Purchase of bank owned life insurance	-	-	-	(5,000,000)	-
Increase in Federal Home Loan Bank stock	-	(67,600)	(67,600)	(216,100)	(470,300)
Purchase of other equity securities	-	-	-	(1,010,000)	-
(Increase) decrease in federal funds sold	(2,690,000)	28,884,000	18,914,000	(15,749,000)	(1,828,000)
(Increase) decrease in loans, net	(9,392,577)	5,933,050	(3,548,886)	(3,906,118)	(29,340,852)
Purchases of premises and equipment	(1,754,447)	(364,660)	(691,749)	(2,950,733)	(3,225,354)
Net cash received from acquisition activity	40,530,558	-	61,446,617	-	-
Proceeds from sales of premises and equipment	-	-	12,745	-	249,623
Proceeds from sales of other real estate owned	1,982,531	1,078,430	1,220,206	1,112,341	209,751

Net cash provided by (used in) investing activities	16,197,159	37,290,880	33,124,165	(38,844,913)	(56,744,885)

(Continued)

HERITAGE FINANCIAL GROUP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
FINANCING ACTIVITIES
Increase (decrease) in deposits	$(7,748,514)	$(14,622,292)	$(9,634,666)	$7,916,584	$31,440,906
Increase (decrease) in federal funds purchased
and securities sold under
repurchase agreements	1,110,609	(6,752,583)	(8,654,026)	26,209,039	9,757,058
Proceeds from other borrowings	-	-	-	46,000,000	15,000,000
Repayment of other borrowings	-	(10,000,000)	(11,293,787)	(43,500,000)	(5,000,000)
Excess tax (benefit) shortfall related to
stock-based compensation plans	(11,352)	-	(58,494)	(3,432)	64,119
Excess tax related to ESOP	17,086	-	75,974	-	115,368
Purchase of treasury shares, net	(15,583)	(423,140)	(513,123)	(4,241,148)	(811,374)
Dividends paid to stockholders	(486,095)	(408,006)	(720,725)	(786,914)	(762,971)

Net cash provided by (used in)
financing activities	(7,133,849)	(32,206,021)	(30,798,847)	31,594,129	49,803,106

Net increase (decrease) in cash and due from banks	13,220,145	7,600,142	4,761,915	1,205,766	(827,396)

Cash and due from banks at beginning of period	14,921,517	10,159,602	10,159,602	8,953,836	9,781,232

Cash and due from banks at end of period	$28,141,662	$17,759,744	$14,921,517	$10,159,602	$8,953,836

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
Cash paid during the year for:
Interest	$4,220,540	$5,241,607	$9,132,084	$12,396,652	$13,037,685
Income taxes	$9,000	$358,793	$64,821	$7,300	$1,464,533

NONCASH TRANSACTIONS
Increase (decrease) in unrealized losses on
securities available for sale	$(965,237)	$533,025	$(771,078)	$(398,332)	$463,068
Increase in unrealized gains on cash flow hedges	$-	$-	$-	$-	$391,396
Decrease in unrealized gain on terminated cash
flow hedges	$-	$-	$-	$391,396	$-
Principal balances of loans transferred to other
real estate owned	$2,909,934	199,896	$716,084	$3,276,417	$190,851
Pension liability increase (decrease)	$-	$-	$(78,120)	$92,570	$289,798

See Notes to Consolidated Financial Statements.

HERITAGE FINANCIAL GROUP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Heritage Financial Group (the “Company”) is a mid-tier holding company whose business is primarily conducted by its wholly-owned subsidiary, HeritageBank of the South (the “Bank”).  The Company is a 76% owned subsidiary of Heritage, MHC, a federally chartered mutual holding company.  The other 24% of the Company is owned by the public who acquired shares of the Company through a stock offering completed on June 29, 2005.  Through the Bank, the Company operates a full service banking business and offers a broad range of retail and commercial banking services to its customers located in a market area which includes South Georgia and North Central Florida.  The Company and the Bank are subject to the regulations of certain federal and state agencies and are periodically examined by those regulatory agencies.

Minority Stock Offering

The Company completed an initial public stock offering on June 29, 2005.  It sold 3,372,375 shares of common stock in that offering for $10.00 per share.  The Company’s employee stock ownership plan (the “ESOP”) purchased 440,700 shares with the proceeds of a loan from the Company.  The Company received net proceeds of $32.4 million in the public offering, of which 50% was contributed to the Bank and $4.4 million was lent to the ESOP for its purchase of shares in the offering.  The Company also issued an additional 7,867,875 shares of common stock to Heritage, MHC, so that Heritage, MHC would own 70% of the outstanding common stock at the closing of that offering.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, contingent assets and liabilities, deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.

The accompanying consolidated financial information of the Company as of June 30, 2010 and 2009 and for the six months ended June 30, 2010 and 2009 is unaudited; however, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations.

Cash Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks.  Cash flows from loans, federal funds sold, interest-bearing deposits, interest receivable, deposits, federal funds purchased and securities sold under repurchase agreements and interest payable in banks are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank.  The total of those reserve balance requirements was approximately $6,763,000, $2,787,000 and $2,141,000 at June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost.  Management has not classified any of its debt securities as held to maturity.  Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect.  Equity securities, including other equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.  Restricted equity securities are recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities.  Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date.

The Financial Accounting Standards Board (“FASB”) recently issued accounting guidance related to the recognition and presentation of other-than-temporary impairment (FASB Accounting Standards Codification (“ASC”) 320-10).  See the “Recent Accounting Standards” section for additional information.

Prior to the adoption of the recent accounting guidance on April 1, 2009, management considered, in determining whether other-than-temporary impairment exists, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Securities purchased under resale agreements and securities sold under repurchase agreements are generally accounted for as collateralized financial transactions as more fully disclosed in Note 11.  They are recorded at the amount at which the securities were acquired or sold plus accrued interest.  It is the Company’s policy to take possession of securities purchased under resale agreements, which are primarily U.S. Government and Government agency securities.  The market value of these securities is monitored, and additional securities are obtained when deemed appropriate to ensure such transactions are adequately collateralized.  The Company also monitors its exposure with respect to securities sold under repurchase agreements, and a request for the return of excess securities held by the counterparty is made when deemed appropriate.

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balances less unearned income, net deferred fees and costs on originated loans and the allowance for loan losses.  Interest income is accrued on the outstanding principal balance.  Loan origination fees, net of certain direct origination costs of consumer loans not secured by real estate, are recognized at the time the loan is placed on the books.  Loan origination fees and costs for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan using the level yield method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured.  Past due status is based on contractual terms of the loan.  Generally, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.  All interest accrued, but not collected for loans that are placed on nonaccrual or charged off, is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral.  Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Originated Loans (Continued)

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.  Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Purchased Loans

Loans acquired in business acquisitions are recorded at the fair value at the acquisition date.  Credit discounts are included in the determination of fair value; therefore, an allowance for loan losses is not recorded at the acquisition date.

In determining the acquisition date fair value of purchased loans, and in subsequent accounting, the Company generally aggregates purchased loans into pools of loans with common risk characteristics. Expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of the future cash flows of the pool is reasonably estimable. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense.  Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely.  Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio.  The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay and estimated value of any underlying collateral.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.  While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For impaired loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for other qualitative factors.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.  An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Mortgage Origination Fees

The Company originates first mortgage loans for other investors.  These loans are not funded by the Company but, upon closing, the Company receives a fee from the investor.  Generally, the Company receives fees equivalent to a stated percentage of the loan amount.

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives:

Years

Buildings	40
Furniture and equipment	3-7

Intangible Assets

Intangible assets consist of a payment made to complete a series of transactions which allowed the Company to acquire the right to branch into Florida in 2006.  This indefinite lived intangible asset is required to be tested at least annually for impairment or whenever events occur that may indicate the recoverability of the carrying amount is not probable.  In the event of impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings.  The Company performed its annual test of impairment in the fourth quarter and determined that there was no impairment in the carrying value of this intangible asset. The carrying amount of this asset at June 30, 2010 (unaudited), December 31, 2009 and 2008 was $1,000,000.

Intangible assets also consist of core deposit premiums acquired in connection with business combinations.  The core deposit premium is initially recognized based on a valuation performed as of the consummation date.  The core deposit premium is amortized over the average remaining life of the acquired customer deposits, or approximately 7 years.  Amortization periods are reviewed annually for impairment.  Intangible assets were evaluated for impairment as of June 30, 2010 (unaudited) and December 31, 2009, and based on that evaluation it was determined that there was no impairment.  The carrying amount of the core deposit premium at June 30, 2010 (unaudited) and December 31, 2009 was $1,604,478 and $570,832, respectively.   These core deposit premiums were acquired in May 2010 and December 2009 and, therefore, no amortization expense or related accumulated amortization has been recorded as of December 31, 2009.  Amortization expense for the six months ending June 30, 2010 (unaudited) was $106,063.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less estimated costs to sell.  Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company - put presumptively beyond the reach of the transferor and its creditors even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Pension Plan

The compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period.  The Company’s funding policy is to contribute annually an amount that satisfies the funding standard account requirements of ERISA.

Employee Stock Ownership Plan (“ESOP”)

The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders’ equity.  Compensation expense is based on the market price of shares as they are committed to be released to participant accounts.  Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

The Company accounts for its ESOP in accordance with Statement of Position 93-6.  Accordingly, since the Company sponsors the ESOP with an employer loan, neither the ESOP’s loan payable or the Company’s loan receivable are reported in the Company’s consolidated balance sheet.  Likewise, the Company does not recognize interest income or interest cost on the loan.  Unallocated shares held by the ESOP are recorded as unearned ESOP shares in the consolidated statement of changes in stockholders’ equity.  As shares are released for allocation, the Company recognizes compensation expense equal to the average market price of the shares for the period.

Treasury Stock

The Company’s repurchases of shares of its common stock are recorded at cost as treasury stock and result in a reduction of stockholders’ equity. When treasury shares are reissued, the Company uses an average cost method and any difference in repurchase cost and reissuance price is recorded as an increase or reduction in capital surplus.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes).  On January 1, 2009, the Company adopted the recent accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.  The Company and Bank file consolidated income tax returns but maintain a tax allocation agreement, whereby the Company and Bank calculate their respective amounts of income and expenses and are only responsible for their share of the consolidated income taxes as if they were to file on an unconsolidated basis.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

Income (Loss) Per Share

Basic income (loss) per share represent net income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unearned shares of the Employee Stock Ownership Plan and unvested shares of stock.  Diluted income (loss) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and dilutive potential common shares. Potential common shares consist only of stock options and unvested restricted shares.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss).  Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

Advertising Costs

Advertising costs are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification

Certain amounts in the consolidated financial statements presented including the period ended June 30, 2009 (unaudited) and the years ended December 31, 2008 and 2007 have been reclassed to conform to the December 31, 2009 presentation.

Recent Accounting Standards

Effective July 1, 2009, the Company adopted new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles).  This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  FASB ASC supersedes all existing non-SEC accounting and reporting standards.  All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative.  FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (ASUs), which will serve to update FASB ASC, provide background information about the guidance, and provide the basis for conclusions on the changes to FASB ASC.  FASB ASC is not intended to change U.S. GAAP or any requirements of the SEC.  This guidance is effective for the Company as of December 31, 2009.

Effective April 1, 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10).  This recent accounting guidance amends the recognition guidance for other-than-temporary impairments of debt securities and expands the financial statement disclosures for other-than-temporary impairment losses on debt and equity securities.  The recent guidance replaced the “intent and ability” indication in current guidance by specifying that (a) if a company does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss.  When an entity does not intend to sell the security, and it is more-likely-than-not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.  For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

The Company adopted accounting guidance related to fair value measurements and disclosures (FASB ASC 820, Fair Value Measurements and Disclosures).  This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This guidance establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.  The effect of adoption was not material.

FASB issued ASU 2009-05 (FASB ASC 820) which describes the valuation techniques companies should use to measure the fair value of liabilities for which there is limited observable market data.  If a quoted price in an active market is not available for an identical liability, an entity should use one of the following approaches: (1) the quoted price of the identical liability when traded as an asset, (2) quoted prices for similar liabilities or similar liabilities when traded as an asset, or (3) another valuation technique that is consistent with the accounting guidance in FASB ASC for fair value measurements and disclosures.  When measuring the fair value of liabilities, this guidance reiterates that companies should apply valuation techniques that maximize the use of relevant observable inputs, which is consistent with existing accounting provisions for fair value measurements.  In addition, this guidance clarifies when an entity should adjust quoted prices of identical or similar assets that are used to estimate the fair value of liabilities.  This guidance is effective for the Company as of December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.                SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In addition, the following accounting pronouncements were issued by FASB, but are not yet effective:

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140”, codified in the “Consolidation” Topic of the ASC as ASU 2009-16, which eliminates the concept of a “Qualified Special Purpose Entity” from FAS 140, changes the requirements for derecognizing financial assets, and requires additional disclosures. ASU 2009-16 is effective for fiscal years beginning after November 15, 2009.  The Company is in the process of reviewing the potential impact of these provisions; however, their adoption is not expected to have a material impact to the consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R)”, codified in the “Consolidation” Topic of the ASC as ASU 2009-17, which modifies how a company determines when a Variable Interest Entity (“VIE”) should be consolidated. It also requires a qualitative assessment of an entity’s determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. An ongoing reassessment is also required to determine whether a company is the primary beneficiary of a VIE as well as additional disclosures about a company’s involvement in VIEs. ASU 2009-17 is effective for fiscal years beginning after November 15, 2009.  The Company is in the process of reviewing the potential impact of these provisions; however, their adoption is not expected to have a material impact to the consolidated financial statements.

In January 2010, the FASB issued the ASU 2010-06, “Improving Disclosures about Fair Value Measurements”, which requires additional disclosures related to the transfers in and out of fair value hierarchy and the activity of Level 3 financial instruments.  This ASU also provides clarification for the classification of financial instruments and the discussion of inputs and valuation techniques.  The new disclosures and clarification are effective for interim and annual reporting periods ending after December 15, 2009, except for the disclosures related to the activity of Level 3 financial instruments. Those disclosures are effective for periods after December 15, 2010 and for interim periods within those years.  The Company is in the process of reviewing the potential impact of ASU 2010-06; however, the adoption of this ASU is not expected to have a material impact to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.                ACQUISITION ACTIVITY

Five Branches of The Park Avenue Bank

On May 24, 2010, the Company completed an acquisition of five branches of The Park Avenue Bank (“PAB”), two in Statesboro and one each in Baxley, Hazlehurst and Adel, Georgia.  The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(dollars in thousands)	Acquired from PAB	Fair Value and Other Adjustments		As Recorded by Heritage Financial Group
Assets
Cash and cash equivalents	$1,183	$39,379	(a)	$40,562
Premises and equipment	3,448	-		3,448
Loans	51,941	(149)	(b)	51,792
Core deposit intangibles	-	1,130	(c)	1,130
Other assets	245	-		245
Total Assets	$56,817	$40,360		$97,177

Liabilities
Noninterest-bearing deposits	$15,564	$-		$15,564
Interest-bearing deposits	81,289	268	(d)	81,557
Other liabilities	39	17	(e)	56
Total Liabilities	$96,892	$285		$97,177

Explanations

(a)	The adjustment represents the cash received from PAB to reflect the acquisition of excess liabilities assumed over assets purchased.
(b)	The adjustment represents the adjustment to fair market value of the loans assumed in the transaction.
(c)
The adjustment represents the consideration paid for the value of the core deposit base assumed in the acquisition.  The core deposit asset was recorded as an identifiable intangible asset and will be amortized on an accelerated basis over the average life of the deposit base, estimated to be seven years.

(d)
The adjustment is necessary because the weighted average interest rate of the CD’s acquired exceeded the cost of similar funding at the time of acquisition.  The fair value adjustment will be amortized to reduce interest expense on a declining basis over the average life of the portfolio.

(e)	The adjustment represents additional liabilities assumed in the transaction.

The Company did not acquire any loans with deteriorated credit quality as of the acquisition date in the PAB branch transaction.  Accordingly, the Company accounts for the loans acquired in this transaction under FASB ASC 805, Business Combinations.

At June 30, 2010 (unaudited), the contractual amount of purchased loans in the PAB branch acquisition, which are accounted for in accordance with ASC 805, Business Combinations, totaled $51,624,787 with a carrying value of $51,483,199.

The Tattnall Bank

On December 4, 2009, the Company participated in a federally-assisted acquisition of substantially all of the assets and substantially all of the liabilities of The Tattnall Bank (“Tattnall”) from the FDIC.  Tattnall operated two branch offices in the Southeast Georgia markets of Reidsville and Collins.  The Company’s bid included a discount payment from the FDIC totaling $15.0 million.  The Company did not enter into a loss-sharing agreement with the FDIC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.                 ACQUISITION ACTIVITY (Continued)

The Tattnall Bank (Continued)

Initially, the Company established a contingent liability in conjunction with this transaction, primarily to cover the costs to maintain and dispose of problem assets acquired in the Tattnall transaction. As of December 31, 2009, the balance of this contingent liability was $2.1 million.  During the second quarter of 2010, the Company determined that the establishment of this contingent liability was an error under generally accepted accounting principles.  The Company determined these costs should have been classified as an additional reduction in the fair market value of the loans acquired.  To correct this, the Company reclassified this accrued liability as an additional reduction to the fair market value of loans acquired in this acquisition by approximately $2.1 million and recorded expenses related to these problem assets of approximately $280,000.  The Company determined this was not material to prior or current period financial statements, and therefore has elected to correct this during the current period ended June 30, 2010 (unaudited).  The Company estimates it will incur approximately $2.1 million in additional expenses resolving these problem assets over the next five years.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition:

(dollars in thousands)	Acquired from the FDIC	Fair Value and Other Adjustments		As Recorded by Heritage Financial Group
Assets
Cash and cash equivalents	$19,204	$12,700	(a)	$31,904
Investment securities	1,036	-		1,036
Loans	32,472	(7,598)	(b)	24,874
Foreclosed assets	5,470	(4,869)	(c)	601
Core deposit intangibles	-	159	(d)	159
Due from the FDIC	-	1,108	(e)	1,108
Other assets	600	-		600
Total Assets	$58,782	$1,500		$60,282

Liabilities
Noninterest-bearing deposits	$4,661	$-		$4,661
Interest-bearing deposits	51,507	369	(f)	51,876
Borrowings	1,294	-		1,294
Accrual for expenses	-	2,315	(g)	2,315
Other liabilities	136	-		136
Total Liabilities	$57,598	$2,684		$60,282

Explanations

(a)	The adjustment represents the cash received from the FDIC immediately subsequent to the closing.
(b)
The adjustment represents the write down of the book value of Tattnall’s loans to their estimated fair value based on expected cash flows which includes an estimate of expected future loan losses.  On June 30, 2010 (unaudited), the Company eliminated an accrual established at the date of acquisition and further reduced the fair market value of the loans by $2.1 million.  The loan portfolio consists primarily of real estate loans with collateral located in Tattnall’s local market area.  The real estate collateral in this market area has not experienced the same level of decline in value that the out of market real estate held in Tattnall’s OREO portfolio experienced.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.                 ACQUISITION ACTIVITY (Continued)

The Tattnall Bank (Continued)

(c)
The adjustment represents the write down of the book value of Tattnall’s OREO and repossessed assets to their estimated fair value at the acquisition date based on their estimated disposition values.  The OREO portfolio consists primarily of out of market speculative real estate.  This real estate is located in market areas that experienced high levels of growth, and have now experienced significant declines in value.  Tattnall relied on appraisals that were outdated in establishing their valuations for OREO.  The Company has established its valuation based on its best estimate of current fair market values less cost to dispose.

(d)
The adjustment represents the value of the core deposit base assumed in the acquisition.  The core deposit asset was recorded as an identifiable intangible asset and will be amortized on an accelerated basis over the average life of the deposit base, estimated to be seven years.

(e)
The adjustment represents the amount receivable from the FDIC, as adjustments were made from the date of the initial payment from the FDIC.  This receivable, when added to the $12.7 million payment received from the FDIC, and the $1.2 million in book value of net assets acquired, totals the $15.0 million in fair value adjustments.

(f)
The adjustment is necessary because the weighted average interest rate of Tattnall’s CD’s exceeded the cost of similar funding at the time of acquisition.  The fair value adjustment will be amortized to reduce interest expense on a declining basis over the average life of the portfolio.

(g)
The adjustment represents management’s best estimates of the costs to work through and dispose of acquired problem assets in Tattnall’s loan portfolio.  As of June 30, 2010 (unaudited), the Company determined the classification of these costs as an other liability was an error under generally accepted accounting principles.  The Company determined these costs should have been classified as an additional reduction in the fair market value of the loans acquired.  To correct this, the Company reclassified this accrued liability as an additional reduction to the fair market value of loans acquired in this acquisition by approximately $2.1 million.  The Company determined this was not material to prior or current period financial statements, and therefore has elected to correct this during the current period ended June 30, 2010 (unaudited).

FASB ASC 310 – 30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. FASB ASC 310 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans which fall under the scope of this statement. Loans with specific evidence of deterioration in credit quality were accounted for under FASB ASC 310.  In addition, the Company determined it would not be able to collect all the contractually required principal and interest payments on other loans in the portfolio which did not have specific evidence of credit quality due to multiple factors, including the deterioration of the economy since origination of these loans, the decline in real estate values in the market areas of the loans, and the poor underwriting standards under which these loans were originated.   These loans are accounted for by analogy to FASB ASC 310.

The following table represents the loans receivables at the acquisition date:

(dollars in thousands)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality	Acquired Loans With Specific Evidence of Deterioration in Credit Quality	Total Loans Acquired

Contractually required principal and interest	$10,156	$27,530	$37,686
Non-accretable difference	(1,358)	(9,994)	(11,352)
Cash flows expected to be collected	8,798	17,536	26,334
Accretable yield	(1,090)	(2,480)	(3,570)
Basis in acquired loans	$7,708	$15,056	$22,764

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.                 ACQUISITION ACTIVITY (Continued)

The Tattnall Bank (Continued)

The following table is a summary of changes in the accretable yields of acquired loans since the acquisition date:

(dollars in thousands)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality	Acquired Loans With Specific Evidence of Deterioration in Credit Quality	Total Loans Acquired

Balance at acquisition, December 4, 2009	$1,090	$2,480	$3,570
Accretion	(65)	(128)	(193)
Balance, December 31, 2009	$1,025	$2,352	$3,377
Transfers from non-accretable difference
to accretable yield (unaudited)	272	372	644
Accretion (unaudited)	(533)	(1,041)	(1,574)
Balance, June 30, 2010 (unaudited)	$764	$1,683	$2,447

The Company recognizes that the determination of the initial fair value of loans at the acquisition date involves a high degree of judgment and complexity.  The carrying value of the acquired loans reflect management’s best estimate of the fair value of these assets as of the acquisition date.  However, the amount the Company ultimately recognizes on these assets could differ materially from the value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods.  To the extent the actual values recognized for the acquired loans are less than the Company’s estimate, additional losses will be incurred.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to the closing date fair values becomes available.

Due to the significant fair value adjustments recorded, as well as the discount price received from the FDIC, Tattnall’s historical results are not believed to be relevant to the Company’s results, and thus no pro forma information is presented.

The Company did not immediately acquire the real estate, banking facilities, furniture or equipment of Tattnall as part of the purchase and assumption agreement.  However, the purchase and assumption agreement gave the Company the option to purchase these assets.  On March 4, 2010, the Company exercised its option with the FDIC and agreed to purchase these assets for approximately $1.3 million.

Lake City Branch of Atlantic Coast Bank

On December 31, 2009, the Company acquired certain assets and assumed certain liabilities of the Lake City, Florida, branch of Atlantic Coast Bank.  The Company purchased only performing loans that met underwriting standards of the Company.  After a due diligence review at this branch, the Company assumed substantially all the deposits of this branch.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.                 ACQUISITION ACTIVITY (Continued)

Lake City Branch of Atlantic Coast Bank (Continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

(dollars in thousands)	Acquired from Lake City Branch of Atlantic Coast Bank	Fair Value and Other Adjustments		As Recorded by Heritage Financial Group
Assets
Cash and cash equivalents	$392	$29,150	(a)	$29,542
Premises and equipment	592	-		592
Loans	10,336	370	(b)	10,706
Core deposit intangibles	-	411	(c)	411
Other assets	292	-		292
Total Assets	$11,612	$29,931		$41,543

Liabilities
Noninterest-bearing deposits	$1,074	$-		$1,074
Interest-bearing deposits	40,084	343	(d)	40,427
Other liabilities	16	26	(e)	42
Total Liabilities	$41,174	$369		$41,543

Explanations
(a)	The adjustment represents the cash received from Atlantic Coast Bank to reflect the acquisition of excess liabilities assumed over assets purchased.
(b)	The adjustment represents the adjustment to fair market value of the loans assumed in the transaction.
(c)
The adjustment represents the consideration paid for the value of the core deposit base assumed in the acquisition.  The core deposit asset was recorded as an identifiable intangible asset and will be amortized on an accelerated basis over the average life of the deposit base, estimated to be seven years.

(d)
The adjustment is necessary because the weighted average interest rate of the Lake City Branch CD’s exceeded the cost of similar funding at the time of acquisition.  The fair value adjustment will be amortized to reduce interest expense on a declining basis over the average life of the portfolio, which is estimated to be twelve months.

(e)	The adjustment represents the accrual of certain expenses expected to be incurred as part of the acquisition.

The Company did not acquire any loans with deteriorated credit quality as of the acquisition date in the Lake City branch acquisition.  Accordingly, the Company accounts for the loans acquired in this acquisition under FASB ASC 805, Business Combinations.

At June 30, 2010 (unaudited), the contractual amount of purchased loans in the Lake City branch acquisition, which are accounted for in accordance with ASC 805, Business Combinations, totaled $9,516,942 with a carrying value of $9,852,154.

At December 31, 2009, the contractual amount of purchased loans in the Lake City branch acquisition, which are accounted for in accordance with ASC 805, Business Combinations, totaled $10,336,453 with a carrying value of $10,706,407.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES

The amortized cost and fair value of securities available for sale with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2010 (unaudited):
U. S. Government sponsored agency
securities (GSEs)*	$38,233,440	$308,266	$-	$38,541,706
State and municipal securities	21,120,264	107,109	(1,109,068)	20,118,305
Corporate debt securities	2,174,465	-	(427,032)	1,747,433
GSE residential mortgage-backed securities	90,965,393	1,035,017	(56)	92,000,354
Private label residential mortgage-backed securities	3,533,571	106,199	-	3,639,770
Total debt securities	156,027,133	1,556,591	(1,536,156)	156,047,568
Equity securities	434,803	25,199	(148,786)	311,216
Total securities**	$156,461,936	$1,581,790	$(1,684,942)	$156,358,784

December 31, 2009:
U. S. Government sponsored agency
securities (GSEs)*	$30,571,605	$190,036	$(299,664)	$30,461,977
State and municipal securities	30,142,545	196,013	(1,215,694)	29,122,864
Corporate debt securities	2,178,999	44,976	(313,757)	1,910,218
GSE residential mortgage-backed securities	54,091,124	449,796	(4,682)	54,536,238
Private label residential mortgage-backed securities	3,859,494	15,015	(30)	3,874,479
Total debt securities	120,843,767	895,836	(1,833,827)	119,905,776
Equity securities	751,521	47,999	(178,396)	621,124
Total securities**	$121,595,288	$943,835	$(2,012,223)	$120,526,900

December 31, 2008:
U. S. Government sponsored agency securities (GSEs)*	$20,923,967	$248,091	$(7,077)	$21,164,981
State and municipal securities	30,052,558	60,677	(2,602,013)	27,511,222
Corporate debt securities	2,187,686	-	(398,303)	1,789,383
GSE residential mortgage-backed securities	59,519,328	1,469,043	(61,699)	60,926,672
Private label residential mortgage-backed securities	4,861,651	-	(380,925)	4,480,726
Total debt securities	117,545,190	1,777,811	(3,450,017)	115,872,984
Equity securities	434,801	20,999	(188,259)	267,541
Total securities**	$117,979,991	$1,798,810	$(3,638,276)	$116,140,525

*	Such as Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal Home Loan Banks.

**
At June 30, 2010 (unaudited) and December 31, 2009 and 2008, the Company held no securities of any single issuer (excluding the U.S. Government and federal agencies) with a book value that exceeded 10% of stockholders’ equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES (Continued)

The amortized cost and fair value of debt securities available for sale as of June 30, 2010 (unaudited) and December 31, 2009 by contractual maturity are shown below.  Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty.  Therefore, these securities are not included in the maturity categories in the following maturity summary.

	June 30, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)

Due from one year to five years	$7,624,465	$7,214,058	$3,700,300	$3,487,707
Due from five to ten years	18,335,448	18,423,380	11,384,865	11,493,407
Due after ten years	35,568,256	34,770,006	47,807,984	46,513,945
Mortgage-backed securities	94,498,964	95,640,124	57,950,618	58,410,717
	$156,027,133	$156,047,568	$120,843,767	$119,905,776

Securities with a carrying value of approximately $52,556,000, $46,814,000 and $64,932,000 at June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

Gains and losses on sales of securities available for sale consist of the following:

	Six Months Ended June 30,		Years ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Gross gains on sales of securities	$169,448	$403,958	$964,793	$361,701	$108,594
Gross losses on sales of securities	(9,742)	(37,829)	(55,916)	(127,025)	(463,755)
Net realized gains (losses) on sales of
securities available for sale	$159,706	$366,129	$908,877	$234,676	$(355,161)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities aggregated by category and length of time that securities have been in a continuous unrealized loss position at June 30, 2010 (unaudited) and December 31, 2009 and 2008.

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

June 30, 2010 (unaudited):
U.S. Government sponsored
agency securities (GSEs)	$-	$-	$-	$-	$-	$-
State and municipal securities	8,470,202	(255,781)	6,025,696	(853,287)	14,495,898	(1,109,068)
Corporate debt securities	916,683	(100,112)	830,750	(326,920)	1,747,433	(427,032)
GSE residential mortgage-backed
securities	1,354,224	(56)	-	-	1,354,224	(56)
Subtotal, debt securities	10,741,109	(355,949)	6,856,446	(1,180,207)	17,597,555	(1,536,156)
Equity securities	-	-	286,014	(148,786)	286,014	(148,786)
Total temporarily impaired securities	$10,741,109	$(355,949)	$7,142,460	$(1,328,993)	$17,883,569	$(1,684,942)

December 31, 2009:
U.S. Government sponsored
agency securities (GSEs)	$14,295,966	$(299,664)	$-	$-	$14,295,966	$(299,664)
State and municipal securities	8,125,696	(311,298)	10,722,375	(904,396)	18,848,071	(1,215,694)
Corporate debt securities	-	-	845,308	(313,757)	845,308	(313,757)
GSE residential mortgage-backed
securities	2,883,976	(4,682)	-	-	2,883,976	(4,682)
Private label residential
mortgage-backed securities	24,344	(30)	-	-	24,344	(30)
Subtotal, debt securities	25,329,982	(615,674)	11,567,683	(1,218,153)	36,897,665	(1,833,827)
Equity securities	-	-	256,404	(178,396)	256,404	(178,396)
Total temporarily impaired securities	$25,329,982	$(615,674)	$11,824,087	$(1,396,549)	$37,154,069	$(2,012,223)

December 31, 2008:
U.S. Government sponsored
agency securities (GSEs)	$1,992,923	$(7,077)	$-	$-	$1,992,923	$(7,077)
State and municipal securities	12,567,698	(889,679)	10,383,740	(1,712,334)	22,951,438	(2,602,013)
Corporate debt securities	-	-	763,444	(398,303)	763,444	(398,303)
GSE residential mortgage-backed securities	-	-	-	-	-	-
Private label residential mortgage-backed securities	4,366,655	(378,461)	4,772,176	(64,163)	9,138,831	(442,624)
Subtotal, debt securities	18,927,276	(1,275,217)	15,919,360	(2,174,800)	34,846,636	(3,450,017)
Equity securities	-	-	246,541	(188,259)	246,541	(188,259)
Total temporarily impaired securities	$18,927,276	$(1,275,217)	$16,165,901	$(2,363,059)	$35,093,177	$(3,638,276)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES (Continued)

GSE debt securities.  The unrealized losses on nine investments in GSEs at December 31, 2009 was caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2009 and December 31, 2008.

State and municipal securities. The Company’s unrealized losses less than 12 months as of June 30, 2010 (unaudited) consisted of sixteen investment securities.  Thirteen of these securities represented approximately 85% of the market value and were rated investment grade.  The other three securities represented approximately 15% of the market value and were not rated.  The Company’s unrealized losses greater than 12 months as of June 30, 2010 (unaudited) consisted of twenty-one investment securities.  Ten of these securities represented approximately 38% of the market value and were rated investment grade.  The other eleven of these securities represented approximately 62% of the market value and were not rated.  The Company’s unrealized losses less than 12 months as of December 31, 2009 consisted of eighteen investment securities.  Seventeen of these securities represented approximately 93% of the market value and were rated investment grade.  The other security represented approximately 7% of the market value and was not rated.  The Company’s unrealized losses greater than 12 months as of December 31, 2009 consisted of twenty-three investment securities.  Eleven of these securities represented approximately 64% of the market value and were rated investment grade.  Twelve of these securities represented approximately 36% of the market value and were not rated.  The Company’s unrealized losses less than 12 months as of December 31, 2008 consisted of thirty-seven investment securities.  Twenty-eight of these securities represented approximately 80% of the market value and were rated investment grade.  The other nine securities represented approximately 20% of the market value and were not rated.  The Company’s unrealized losses greater than 12 months as of December 31, 2008 consisted of sixteen investment securities.  Thirteen of these securities represented approximately 85% of the market value and were rated investment grade.  Three of these securities represented approximately 15% of the market value and were not rated.  There were no securities as of these report dates that were below investment grade.  The Company performs an impairment analysis on these investments on a quarterly basis.  In the performance of this analysis, the Company considers the financial strength, credit ratings, repayment ability, sources of cash flows and general business and economic outlooks of the municipalities of the underlying securities.  The Company uses publicly available data, as well as information obtained from investment brokers and analysts.  Based on these analyses, the Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments.  Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before the recovery of its par value, which may be maturity, the Company did not consider these investments to be other than temporarily impaired at June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES (Continued)

Corporate debt securities.  The Company’s unrealized losses less than 12 months as of June 30, 2010 (unaudited) consisted of one investment security which is not rated by any of the major credit rating agencies.  The unrealized losses greater than 12 months as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008 consisted of  two investment securities.  The first investment security is not rated by any of the major credit rating agencies.  This investment security had a market value of $680,000, $700,000 and $700,000 as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively, and an unrealized loss of $320,000, $300,000 and $300,000 as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively.  The second investment security was rated BB- by Standard and Poor’s as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, which is below investment grade.  This investment security had a market value of $150,750, $145,308 and $63,444 as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively, and an unrealized loss of $6,920, $13,757 and $98,303 as of June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively.  The Company performs an impairment analysis on each of these investments on a quarterly basis.  In the performance of this analysis, the Company considers the financial strength, repayment ability, sources of cash flows and general business and economic outlooks of the businesses of the underlying securities.  The Company uses publicly available data, as well as information obtained from investment brokers and analysts.  Based on these analyses, the Company currently does not believe it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments.  Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before the recovery of its par value, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008.

GSE residential mortgage-backed securities.  The unrealized losses on the Company’s investment in one and two GSE mortgage-backed securities at June 30, 2010 (unaudited) and December 31, 2009, respectively, were caused by interest rate increases.  The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. Government.  Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2009 and does not consider these investments to be other-than-temporarily impaired at June 30, 2010 (unaudited).

Private-label residential mortgage-backed securities.  The unrealized losses associated with one private residential mortgage-backed security at June 30, 2010 (unaudited) and December 31, 2009 are primarily driven by higher projected collateral losses, wider credit spreads, and changes in interest rates.  The Company assesses for credit impairment using a cash flow model.  Based upon the Company’s assessment of the expected credit losses of the security given the performance of the underlying collateral compared to the Company’s credit enhancement, the Company expects to recover the entire amortized cost basis of these securities.  Therefore, the Company did not consider these investments to be other-than-temporarily impaired at June 30, 2010 (unaudited).

Marketable equity securities.  The Company’s investments in two marketable equity securities consist primarily of investments in preferred stock of entities in the financial services industry.  The Company evaluated the prospects of the issuer in relation to the severity and duration of the impairment.  Based on that evaluation and the Company’s ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2009 and December 31, 2008 and does not consider these investments to be other-than-temporarily impaired at June 30, 2010 (unaudited).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.                SECURITIES (Continued)

Other-Than-Temporary Impairment

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.

The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses debt and equity securities impairment model.

Management routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing are private-label mortgage-backed securities. For each private-label mortgage-backed security in the investment portfolio (including but not limited to those whose fair value is less than their amortized cost basis), an extensive, regular review is conducted to determine if an other-than-temporary impairment has occurred. Various inputs to the economic models are used to determine if an unrealized loss is other-than-temporary. The most significant inputs are the following:

●       Default rate

●       Severity

Other inputs may include the actual collateral attributes, which include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During 2008, the Company recorded an other-than-temporary impairment charge on securities of three issuers whose securities were held in the Company’s available for sale portfolio. An other-than-temporary impairment charge of $1.5 million was recorded on the Company’s investment in Freddie Mac preferred stock.  The value of these securities declined significantly after the U.S. Government placed the company into conservatorship in September 2008.  The security has a new cost basis of $1.  The Company held the investment in the preferred stock of Freddie Mac at June 30, 2010 (unaudited) and December 31, 2009.  In addition, the Company had impaired corporate bonds of General Motors, in which the Company had an investment of $1.2 million that was written down to $220,000, and the corporate bonds of Ford Motor Credit, in which the Company held an investment of $1 million that was written down to $400,000.  Subsequent to the write down, the Company saw a significant increase in the value of the corporate bonds.  Based on the change in value, the Company sold the investments in General Motors and Ford Motor Credit for an approximate gain of $172,000.

Restricted Equity Securities

The investment in the common stock of the Federal Home Loan Bank of Atlanta is accounted for by the cost method, which also represents par value, and is made for long-term business affiliation reasons.  In addition, this investment is subject to restrictions relating to sale, transfer or other disposition.  Dividends are recognized in income when declared.  The carrying value of this investment at June 30, 2010 (unaudited) and December 31, 2009 is $3,253,400.  The estimated fair value of this investment is $3,253,400 as of June 30, 2010 (unaudited) and December 31, 2009 and, therefore, is not considered impaired.

Other equity securities represent an investment in the common stock of the Chattahoochee Bank of Georgia (“Chattahoochee”), a de novo bank in Gainesville, Georgia.  The Company accounts for this investment by the cost method.  This investment represents approximately 4.9% of the outstanding shares of Chattahoochee.  Since its initial capital raise, Chattahoochee has not had any stock transactions, and therefore, no fair market value is readily available.  The carrying value of this investment at June 30, 2010 (unaudited) and December 31, 2009 is $1,010,000.  The Company plans to hold this investment for the foreseeable future, and did not consider it impaired as of June 30, 2010 (unaudited) and December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.                LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans is summarized as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Commercial real estate	$80,436,185	$71,013,650	$52,477,396
Commercial and industrial loans	42,903,347	45,784,735	42,838,238
Multifamily	9,895,585	11,650,057	10,719,282
Construction and land	22,030,332	28,002,622	43,296,696
Farmland	13,038,624	9,012,642	5,743,563
Mortgage loans, 1-4 families	89,888,343	81,255,214	79,727,032
Home equity	16,915,269	17,312,606	18,343,923
Indirect auto loans	12,351,117	16,546,425	26,577,958
Direct auto loans	8,653,909	10,151,213	13,175,286
Student loans	663,101	596,494	552,174
Other	7,942,817	7,687,048	9,036,344
Total originated loans	304,718,629	299,012,706	302,487,892
Purchased loans, net of fair market value adjustments	84,018,661	35,126,226	-
Total loans	388,737,290	334,138,932	302,487,892
Total allowance for loan losses	(6,026,913)	(6,060,460)	(4,950,722)
Loans, net	$382,710,377	$328,078,472	$297,537,170

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan.  Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in certain loan categories in the originated impaired loans are troubled debt restructurings that were classified as impaired.  At June 30, 2010 (unaudited), the Company had $1,700,000 in construction and land loans and $1,436,271 in commercial real estate loans that were modified in troubled debt restructurings and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with the modified terms of $16,283 in development loans at June 30, 2010 (unaudited).

At December 31, 2009, the Company had $1,420,000 in commercial loans and $657,799 in commercial real estate loans that were modified in troubled debt restructuring and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $18,274 in residential mortgage loans, $1,454,452 in commercial real estate loans and $1,700,000 in development loans at December 31, 2009.

The Company had no troubled debt restructurings at December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.                 LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of information pertaining to impaired loans (excluding purchased loans and performing troubled debt restructurings):

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Impaired loans without a valuation allowance	$-	$-	$-	$-	$-
Impaired loans with a valuation allowance	7,450,225	12,104,428	7,236,764	7,281,226	3,211,635
Total impaired loans	$7,450,225	$12,104,428	$7,236,764	$7,281,226	$3,211,635
Valuation allowance related to impaired loans	$1,589,000	$1,979,600	$1,175,081	$666,193	$434,986
Average investment in impaired loans	$7,064,003	$9,100,790	$9,505,953	$4,811,203	$1,928,011
Foregone interest income on impaired loans	$220,798	$273,479	$610,371	$202,843	$66,180

Loans on nonaccrual status in the originated portfolio amounted to $7,450,225, $7,236,764 and $7,281,226 at June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively.  Loans on nonaccrual status in the purchased portfolio totaled $63,621 and $1,226,112 at June 30, 2010 (unaudited) and December 31, 2009, respectively. There were no loans past due ninety days or more and still accruing interest at June 30, 2010 (unaudited) and December 31, 2009 and 2008.  There were no significant amounts of interest income recognized on impaired loans on the cash basis for the quarter ended June 30, 2010 (unaudited) and the years ended December 31, 2009 and 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.                LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the allowance for loan losses are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Balance, beginning of period	$6,060,460	$4,950,722	$4,950,722	$4,415,669	$4,075,997
Provision for loan losses	1,150,000	1,300,000	7,500,000	3,350,000	1,178,000
Loans charged off	(1,293,671)	(602,080)	(6,620,779)	(3,001,570)	(1,033,471)
Recoveries of loans previously
charged off	110,124	97,859	230,517	186,623	195,143
Balance, end of period	$6,026,913	$5,746,501	$6,060,460	$4,950,722	$4,415,669

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their affiliates.  Changes in related party loans at June 30, 2010 (unaudited) and December 31, 2009 are summarized as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)

Balance, beginning of period	$8,721,810	$10,075,860
Advances	5,957,806	9,699,433
Repayments	(6,358,108)	(11,053,483)
Balance, end of period	$8,321,508	$8,721,810

NOTE 5.                ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following for the periods indicated:

	June 30, 2010	December 31, 2009	December 31, 2008
	(Unaudited)

Loans	$2,119,247	$2,044,815	$1,344,520
Other interest earning assets	11,960	817	-
GSE and private label residential mortgaged-backed securities	305,706	190,973	298,332
Other investment securities	280,869	562,770	512,475
Subtotal, securities	586,575	753,743	810,807
	$2,717,782	$2,799,375	$2,155,327

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.                 OTHER REAL ESTATE OWNED

A summary of other real estate owned is presented as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Balance, beginning of period	$1,739,437	$2,064,789	$2,064,789	$287,030	$305,930
Additions	2,909,934	199,896	716,084	3,276,417	190,851
Purchased other real estate, net of
fair market value adjustments	-	-	600,870	-	-
Disposals	(1,982,531)	(1,078,430)	(1,220,206)	(1,112,341)	(209,751)
Gain (loss) on sales and write downs
of other real estate owned	343,434	(304,068)	(422,100)	(386,317)	-
Balance, end of period	$3,010,274	$882,187	$1,739,437	$2,064,789	$287,030

NOTE 7.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Land and improvements	$7,225,237	$5,416,591	$5,864,170
Buildings	13,830,492	10,658,122	12,511,976
Furniture and equipment	9,537,306	8,818,068	8,578,984
Construction in progress	350,075	885,627	40,674
	30,943,110	25,778,408	26,995,804
Accumulated depreciation	(10,582,139)	(10,188,288)	(10,194,621)
	$20,360,971	$15,590,120	$16,801,183

Premises held for sale	$1,080,000	$1,080,000	$-

Construction in progress at June 30, 2010 (unaudited) and December 31, 2009 and 2008 of $350,075 and $292,952 and $40,674, respectively, consisted primarily of costs associated with the purchase of real estate and design for a new branch location in the Albany market area.  The Company started construction of this facility and expects to complete it in 2011 for a total cost of approximately $2.5 million.

Construction in progress at December 31, 2009 of $592,675 relates to the purchase of the Lake City branch on December 31, 2009. This was placed in service during the first quarter 2010 (unaudited).  Subsequent to year end, the Company received updated appraisals on the construction in progress and are due a refund of $50,000 from the sellers of the branch based on these updated appraisals.  The Company received this refund during the first quarter of 2010.

On March 4, 2010, the Company exercised its option with the FDIC and agreed to purchase the real estate, banking facilities and furniture and equipment of Tattnall for approximately $1.3 million.

As of December 31, 2009, the Company held its former main location for sale.  The Company no longer operates this facility, and has therefore adjusted its carrying value to the amount that is expected to be received from the proceeds of a sale.  This adjustment resulted in an impairment charge of $502,469 during 2009.  The Company continues to hold this location for sale as of June 30, 2010 (unaudited).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.                PREMISES AND EQUIPMENT (Continued)

Depreciation and amortization expense was $431,436 and $454,227 for the six months ended June 30, 2010 and 2009 (unaudited), respectively, and  $911,587, $964,205 and $974,435 for the years ended December 31, 2009, 2008 and 2007, respectively.

Leases

The Company has two leases for office space, one of which is used as a branch location and the other for the Company’s investment division.  The other branch location is under a noncancelable operating lease on its banking facility in Ocala, Florida.  The lease for the investment division is also a noncancelable lease in Albany, Georgia.

The Company has also obtained assignment of a 99 year land lease associated with a branch office in Ocala, Florida with a remaining life of approximately 63 years.

Rental expense under all operating leases amounted to approximately $49,580 and $74,214 for six months ended June 30, 2010 and 2009 (unaudited), respectively, and $121,375, $147,225 and $129,054 for the years ended December 31, 2009, 2008 and 2007, respectively.

Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:

	At June 30, 2010	At December 31, 2009
	(Unaudited)

2010	$41,200	$81,800
2011	32,000	24,500
2012	13,200	13,200
2013	13,200	13,200
2014	13,200	13,200
Thereafter	802,900	770,000
	$915,700	$915,900

NOTE 8.                INTANGIBLE ASSETS

In May 2010, the Company acquired the assets and assumed the liabilities associated with five branch locations in Georgia.  In December 2009, the Company acquired the assets and assumed the liabilities associated with a branch location in Lake City, Florida.  Also in December 2009, the Company acquired the assets and assumed the liabilities of The Tattnall Bank in a federally-assisted transaction with the FDIC.  Following is a summary of information related to the intangible assets associated with these acquisitions based on the Company’s preliminary allocations:

	As of June 30, 2010		As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Unaudited)
The Tattnall Bank	$159,463	$21,842	$159,463	$-
Lake City, Florida, branch	420,675	57,622	411,369	-
PAB branches	1,130,403	26,599	-	-
Core deposit premiums	$1,710,541	$106,063	$570,832	$-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.                INTANGIBLE ASSETS (Continued)

The estimated amortization expense for each of the next five years as of June 30, 2010 (unaudited) and December 31, 2009 is as follows:

	As of June 30, 2010	As of December 31, 2009
	(Unaudited)
2010	$226,573	$153,115
2011	401,394	129,709
2012	332,391	106,303
2013	263,386	82,897
2014 and beyond	380,734	98,808
	$1,604,478	$570,832

There was $106,063 of amortization expense recorded during the six months ended June 30, 2010 (unaudited) and no amortization expense recorded for the year ended December 31, 2009.

NOTE 9.                DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at  June 30, 2010 (unaudited) and December 31, 2009 and 2008 was $78,190,746 and $78,894,154 and $58,363,282, respectively.  The scheduled maturities of time deposits at June 30, 2010 (unaudited) and December 31, 2009 are as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)

2010	$74,796,481	$131,418,985
2011	59,859,954	27,398,794
2012	14,239,915	8,293,096
2013	8,674,741	3,235,085
2014 and beyond	10,746,498	4,604,134
	$168,317,589	$174,950,094

Overdraft deposit accounts reclassified to loans totaled $503,095 and $298,080 and $267,806 at  June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

The Company had $17,108,678 and $25,007,772 and $53,039,736 in brokered deposits as of  June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively.

The depositors of the Bank are insured by the FDIC.  This insurance coverage generally insures each depositor up to $250,000.  Amounts in excess of $250,000 are generally not insured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.                DEPOSITS

The following table presents the interest expense for each major category of deposits for periods indicated:

	Six Months Ended June 30,		Years Ended December 31,

	2010	2009	2009	2008	2007

	(unaudited)
Interest Expense
Interest bearing demand	$405,013	$260,080	$533,960	$485,760	$368,680
Savings and money market	603,974	734,147	1,552,814	1,389,725	3,406,930
Retail time deposits	1,881,308	2,201,762	3,787,689	5,282,841	6,306,393
Wholesale time deposits	146,152	375,007	597,058	1,884,456	776,556

	$3,036,447	$3,570,996	$6,471,521	$9,042,782	$10,858,559

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.              EMPLOYEE BENEFIT PLANS

Pension Plan

The Company provides pension benefits for eligible employees through a defined benefit pension plan.  Effective January 1, 2009, the Board of Directors voted to freeze the plan to new entrants.  Participants of the plan prior to January 1, 2009 that meet certain age and service requirements participate in the retirement plan on a noncontributing basis.  Information pertaining to the activity in the plan is as follows:

	December 31,
	2009	2008	2007
Changes in benefit obligations:
Obligations at beginning of year	$6,753,603	$7,574,649	$7,361,124
Service cost	609,511	753,177	707,337
Interest cost	418,965	398,996	413,137
Benefits paid	(544,384)	(615,968)	(1,271,190)
Actuarial (gain) loss	1,089,620	(1,357,251)	364,241
Obligations at end of year	$8,327,315	$6,753,603	$7,574,649

Changes in plan assets:
Fair value of assets at beginning of year	$4,592,074	$6,227,688	$6,050,241
Actual return on assets	1,185,399	(1,320,750)	248,637
Company contributions	1,000,000	301,104	1,200,000
Benefits paid	(544,384)	(615,968)	(1,271,190)
Fair value of assets at end of year	$6,233,089	$4,592,074	$6,227,688

Funded status at end of year, included in other liabilities	$(2,094,226)	$(2,161,529)	$(1,346,961)

Pretax amounts recognized in accumulated other
comprehensive income consist of:
Net loss	$3,495,052	$3,564,058	$3,462,374
Prior service cost	166,819	175,933	185,047
	$3,661,871	$3,739,991	$3,647,421

Accumulated benefit obligation	$6,587,683	$5,424,718	$6,065,240

Net periodic benefit cost:
Service cost	$609,511	$753,177	$707,337
Interest cost	418,965	398,996	413,137
Expected return on plan assets	(358,807)	(449,094)	(465,558)
Amortization of prior losses	332,034	310,909	282,250
Amortization of service costs	9,114	9,114	9,114
Net periodic benefit cost	$1,010,817	$1,023,102	$946,280

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.              EMPLOYEE BENEFIT PLANS (Continued)

Pension Plan (Continued)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007:

	December 31,
	2009	2008	2007

Current year actuarial loss	$263,028	$412,593	$581,162
Amortization of prior losses	(332,034)	(310,909)	(282,250)
Amortization of prior service cost	(9,114)	(9,114)	(9,114)
Total recognized in other comprehensive income (loss)	$(78,120)	$92,570	$289,798

	December 31,
	2009	2008
Assumptions used in computations:
In computing ending obligations:
Discount rate	6.00%	6.50%
Rate of compensation increase	3.00%	3.00%
In computing expected return on plan assets	7.50%	7.50%

To determine the expected rate of return on plan assets, the Company considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets.  The approximate allocation of plan assets as of December 31, 2009 and 2008 is as follows:

	2009	2008

Fixed income	39.8%	78.3%
Equities	51.9%	20.3%
Cash and cash equivalents	8.3%	1.4%

Plan fiduciaries set investment policies and strategies for the plan assets.  Long-term strategic investment objectives include capital appreciation through balancing risk and return.

The Company expects to contribute $1,000,000 to the plan during 2010.

The amounts in accumulated other comprehensive income (loss) that are expected to be recognized as components of net periodic benefit cost during 2010 are as follows:

15	Prior service cost	$9,114
	Net loss	306,014
		$315,128

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.              EMPLOYEE BENEFIT PLANS (Continued)

Pension Plan (Continued)

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

Fiscal Year	Amount

2010	$320,197
2011	552,419
2012	1,364,633
2013	582,000
2014	300,710
2015-2019	6,283,365

401(K) Plan

The Company has also established a salary deferral plan under Section 401(k) of the Internal Revenue Code.  The plan allows eligible employees to defer a portion of their compensation up to 25%, subject to certain limits based on federal tax laws.  Such deferrals accumulate on a tax deferred basis until the employee withdraws the funds.  The Company matches 50% of employee’s contributions up to 4% of their salary.  Total expense recorded for the Company’s match was approximately $50,000 and $44,000 for the six months ended June 30, 2010 and 2009 (unaudited), respectively, and $90,000, $100,000 and $87,000 for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

Employee Stock Ownership Plan (ESOP)

In connection with the minority stock offering, the Company established an Employee Stock Ownership Plan (“ESOP”) for the benefit of its employees with an effective date of June 29, 2005.  The ESOP purchased 440,700 shares of common stock from the minority stock offering with proceeds from a ten-year note in the amount of $4,407,000 from the Company.  The Company’s Board of Directors determines the amount of contribution to the ESOP annually, but it is required to make contributions sufficient to service the ESOP’s debt.  Shares are released for allocation to employees as the ESOP debt is repaid.  Eligible employees receive an allocation of released shares at the end of the calendar year on a relative compensation basis.  An employee becomes eligible on January 1st or July 1st immediately following the date they complete one year of service.  Company dividends on allocated shares will be paid to employee accounts.  Dividends on unallocated shares held by the ESOP will be applied to the ESOP note payable.

Contributions to the ESOP during 2009 and 2008 amounted to $462,804 and $556,691, respectively.

Compensation expense for shares committed to be released under the Company’s ESOP for the six months ended June 30, 2010 and 2009 (unaudited) were $235,630 and $183,246, respectively, and for the fiscal years ended December 31, 2009, 2008 and 2007 were $366,754, $487,882 and $650,806, respectively.  Shares held by the ESOP were as follows:

	Six Months Ended June 30,	Years Ended December 31,
	2010	2009	2008
	(Unaudited)

Shares released for allocation	220,350	198,315	154,245
Unearned	220,350	242,385	286,455
Total ESOP shares	440,700	440,700	440,700

Fair value of unearned shares	$2,384,187	$1,757,291	$2,578,095

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.              DEFERRED COMPENSATION PLANS

The Company has entered into separate deferred compensation arrangements with certain executive officers and directors.  The plans call for certain amounts payable at retirement, death or disability.  The estimated present value of the deferred compensation is being accrued over the remaining expected service period.  The Company has purchased life insurance policies which they intend to use to finance this liability.  Cash surrender value of life insurance of $15,062,762, $14,756,771 and $14,136,119 at June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively, is separately stated on the consolidated balance sheets.  The Bank is generally limited by regulatory guidance to an investment in cash surrender value of Bank owned life insurance (“BOLI”) of no more than 25% of Tier I capital at the time of purchase.  The Bank was in compliance with this regulatory guidance at the time of purchase.  As of June 30, 2010 (unaudited), December 31, 2009 and 2008, the Bank’s investment in BOLI exceeded 25% of Tier I capital, and therefore, the Bank is prohibited from purchasing additional BOLI.  In September of 2007, the Company accelerated vesting under its deferred compensation agreements with each of its currently serving covered directors and executives.  Under this acceleration, each covered director and executive is fully vested in their plan balance.

Accrued deferred compensation of $3,072,609, $3,089,229 and $3,123,970 at June 30, 2010 (unaudited) and December 31, 2009 and 2008, respectively, is included in other liabilities.

The Company has also entered into deferred salary agreements with certain officers electing to defer a portion of their salary.  These amounts are expensed and the plan accumulates the deferred salary plus earnings.  At  June 30, 2010 (unaudited) and December 31, 2009 and 2008, the liability for these agreements was $552,402, $514,169 and $439,893, respectively, and is included in other liabilities.

Aggregate compensation expense under the plans was $25,018 and $21,719 for the six months ended June 30, 2010 and 2009 (unaudited), respectively, and $41,218, $61,507 and $1,443,220 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.              FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Federal funds purchased represent unsecured borrowings from other banks and generally mature daily.  Securities sold under repurchase agreements are secured borrowings and are reflected at the amount of cash received in connection with the transactions.  The Company may be required to provide additional collateral based on the fair value of the underlying securities.  The Company monitors the fair value of the underlying securities on a daily basis.  Federal funds purchased and securities sold under repurchase agreements at June 30, 2010 (unaudited) and December 31, 2009 and 2008 were as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)
Federal funds purchased from Chattahoochee Bank of Georgia
with interest at 0.15% maturing daily.	$1,995,871	$2,533,892	$10,969,017
Sold in overnight agreements maturing in one to four days.	1,958,203	309,573	528,474
Sold in a structured agreement due January 25, 2015. The rate resets quarterly until January 25, 2011. At that date, it can be terminated or renewed at a rate of 3.78% until maturity. The rate at June 30,
2010 (unaudited) and December 31, 2009 was 0.00%.	5,000,000	5,000,000	5,000,000
Sold in a structured agreement due March 3, 2013. The rate resets quarterly until September 3, 2010. At that date, it can be terminated or renewed at a rate of 3.45% fixed until maturity. The rate at June
30, 2010 (unaudited) was 0.29% and December 31, 2009 was 0.07%.	5,000,000	5,000,000	5,000,000
Sold in a structured agreement due March 3, 2018. As of December 31,
2009, the rate was fixed at a rate of 2.19% until March 3, 2010.
On this date, it was renewed at a variable rate. The rate at
June 30, 2010 (unaudited) was 4.37%.	5,000,000	5,000,000	5,000,000
Sold in a structured agreement at a variable rate due March 8, 2017 with a quarterly put beginning March 8, 2010. The rate resets quarterly and was 4.85% at June 30, 2010 (unaudited) and
0.00% at December 31, 2009.	10,000,000	10,000,000	10,000,000
Sold in a structured agreement at a fixed rate of 4.75% due August 21,
2017 with a quarterly put beginning August 21, 2011.	5,000,000	5,000,000	5,000,000
	$33,954,074	$32,843,465	$41,497,491

The federal funds purchased from Chattahoochee are under similar terms and conditions as would be available with other third parties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.              OTHER BORROWINGS

Other borrowings consist of the following:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)
Advance from Federal Home Loan Bank with interest at a
fixed rate of 5.16% until March 24, 2009, due June 22, 2009	$-	$-	$10,000,000
Advance from Federal Home Loan Bank with interest at a
fixed rate of 3.71%, due September 17, 2014	5,000,000	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at a
fixed rate of 4.23% until August 17, 2010, due August 17, 2015	5,000,000	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at a variable
rate of 2.85%, due February 28, 2011	7,500,000	7,500,000	7,500,000
Advance from Federal Home Loan Bank with interest at a fixed
rate of 2.74% until July 23, 2010 at December 31, 2009	10,000,000	10,000,000	10,000,000
Advance from Federal Home Loan Bank with interest at a fixed
rate of 4.54%, due October 31, 2016	15,000,000	15,000,000	15,000,000

	$42,500,000	$42,500,000	$52,500,000

The advances from Federal Home Loan Bank are collateralized by the pledging of a blanket lien on all first mortgage loans and other specific loans.

There were no changes in maturities in future years of other borrowings at June 30, 2010 (unaudited) from December 31, 2009.  The other borrowings at  June 30, 2010 (unaudited) and December 31, 2009 have maturities in future years as follows:

2010	$-
2011	7,500,000
2012	-
2013	-
2014	5,000,000
Later years	30,000,000
$42,500,000

The Company and subsidiary Bank have available unused lines of credit with various financial institutions including the FHLB totaling approximately $46,600,000 and $47,536,000 at  June 30, 2010 (unaudited) and December 31, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.              INCOME TAXES

The income tax expense (benefit) in the consolidated statements of operations consists of the following:

	Six Months Ended June 30,		Years Ended December 31,

	2010	2009	2009	2008	2007
	(Unaudited)

Current	$6,297	$(41,244)	$(1,024,716)	$698,964	$457,865
Reversal of contingent tax liability	-	-	-	-	(1,061,888)
Deferred	59,786	-	(699,610)	(1,926,940)	(246,373)
	$66,083	$(41,244)	$(1,724,326)	$(1,227,976)	$(850,396)

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

	Six Months Ended June 30,				Years Ended December 31,

	2010		2009		2009		2008		2007
	(Unaudited)

Tax at federal income tax rate	$337,413	34.00%	$172,733	34.00%	$(1,148,059)	34.00%	$(506,714)	34.00%	$704,041	34.00%

Increase (decrease) resulting from:

Reversal of contingent tax liability	-	-	-	-	-	-	-	-	(1,061,888)	(51.30)%

Tax-exempt interest	(183,022)	(18.44)%	(231,590)	(45.57)%	(385,077)	(11.41)%	(407,702)	(27.36)%	(361,592)	(17.46)%

Bank owned life insurance	(104,037)	(10.48)%	(136,172)	(26.80)%	(211,022)	(6.25)%	(168,467)	(11.30)%	(118,131)	(5.70)%

Employee Stock Ownership Plan	(14,523)	(1.46)%	(32,334)	(6.86)%	(64,578)	(1.91)%	(23,395)	(1.57)%	31,999	1.55%

Other	30,252	3.05%	186,079	36.62%	84,410	2.50%	(121,698)	(8.17)%	(44,825)	(2.16)%
Provision for income tax expense (benefits)	66,083	6.67%	(41,244)	(8.11)%	(1,724,326)	(51.07)%	(1,227,976)	(82.40)%	(850,396)	(41.07)%
Pre-tax income (loss) for each period	$992,391		$508,156		$(3,376,645)		$(1,490,336)		$2,070,709

For the six months ended June 30, 2009 and for the year ended December 31, 2007, the Company recorded income tax benefits despite having recorded net income before taxes during both periods.  For the six months ended June 30, 2009, the sources of nontaxable income, primarily from tax-exempt interest and bank owned life insurance, exceeded the total taxable income for the period, and therefore caused an income tax benefit to be recorded.  For the year ended December 31, 2007, the Company recorded a tax benefit from the reversal of a contingent income tax liability which exceeded taxable income for that year.  In addition, the Company recorded sources of nontaxable income, primarily tax-exempt interest and bank owned life insurance, during the period, which also contributed to the tax benefit recorded for the period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.              INCOME TAXES (Continued)

The components of deferred taxes are summarized as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)
Deferred tax assets:
Loan loss reserves	$1,537,498	$1,520,552	$1,486,793
Deferred compensation	1,450,004	1,441,359	1,425,545
Organizational cost	-	-	4,832
Pension liability	1,464,415	1,464,415	1,495,663
Unrealized loss on securities available for sale	34,212	420,307	728,738
Impairment loss on securities available for sale	555,686	555,686	600,000
Stock-based compensation	306,471	367,796	300,567
Nonaccrual loans	118,886	244,148	81,136
Premises held for sale	200,988	200,988	-
Other real estate owned	429,792	314,192	-
Other	53,656	21,465	5,676
	6,151,608	6,550,908	6,128,950
Deferred tax liabilities:
Depreciation and amortization	127,048	104,381	31,701
Realized gains on terminated cash flow hedges	234,940	305,313	446,060
Deferred pension costs	72,784	31,024	35,468
Deferred loans costs	51,330	69,175	75,384
	486,102	509,893	588,613

Net deferred tax assets	$5,665,506	$6,041,015	$5,540,337

Management performed an analysis related to the Company’s deferred tax assets for each of the periods ended June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008. In its analysis, the Company considered all available evidence, both positive and negative, to determine whether estimated future taxable income will be sufficient to realize these assets. The primary negative evidence considered was that the Company has incurred operating losses for financial and tax reporting purposes for the years ended December 31, 2009 and 2008. The tax operating losses have been carried back against prior years’ taxable income, resulting in the tax benefits from the losses being fully realized. However, based on current tax laws, there are no more income taxes that may be recovered from prior years. As a result, the realization of the deferred tax assets is solely dependent upon future taxable income.  The primary positive evidence considered was 2010 income to date, internal projections, economic and industry trends, historical and projected loan loss trends, the impact of regulatory reform and demographic data for the Company’s markets.  Based upon this analysis, the Company believes that future taxable income will more likely than not be sufficient to realize these assets, and thus, no valuation allowances were deemed necessary for the periods indicated above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.      EARNINGS (LOSS) PER SHARE

The components used to calculate basic and diluted earnings (loss) per share follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)

Basic earnings (loss) and shares:
Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

Weighted-average basic shares outstanding	10,095,382	10,033,052	10,053,122	10,208,981	10,337,804

Basic earnings (loss) per share:
Net income (loss)	$0.09	$0.05	$(0.16)	$(0.03)	$0.28

Diluted earnings (loss) and shares:
Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

Weighted-average basic shares outstanding	10,095,382	10,033,052	10,053,122	10,208,981	10,337,804
Add: Stock options and nonvested shares	1,609	-	-	-	39,521
Weighted-average diluted shares outstanding	10,096,991	10,033,052	10,053,122	10,208,981	10,377,325

Diluted earnings (loss) per share:
Net income (loss)	$0.09	$0.05	$(0.16)	$(0.03)	$0.28

At June 30, 2010 and 2009 (unaudited), December 31, 2009, 2008 and 2007 potential common shares of 660,315, 689,570, 689,570, 614,168 and 7,500, respectively, were not included in the calculation of diluted earnings (loss) per share because the assumed exercise of such shares would be anti-dilutive.

NOTE 16.              STOCK PLANS AND STOCK-BASED COMPENSATION

On May 17, 2006, the Company’s stockholders approved the 2006 Equity Incentive Plan (“the Plan”).  The purpose of the Plan is to promote the long-term growth and profitability of Heritage Financial Group, to provide directors, advisory directors, officers and employees of Heritage Financial Group and its affiliates with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence, and to provide such individuals with an equity interest in Heritage Financial Group.  Under the Plan, the Compensation Committee of the Board of Directors has discretion to award up to 771,149 shares, of which 550,821 were available as stock options or stock appreciation rights and 220,328 shares were available as restricted stock awards.

The Company granted restricted awards that may not be sold or otherwise transferred until certain restrictions have lapsed.  The unearned compensation related to these awards is being amortized to compensation expense over the period the restrictions lapse (generally one to five years).  The share-based expense for these awards was determined based on the market price of the Company’s stock at the date of grant applied to the total number of shares that were anticipated to fully vest, amortized over the vesting period.

At June 30, 2010 (unaudited) and  December 31, 2009, there was approximately $298,000 and $435,000 of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted-average period of 1.1 years and 2.5 years, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.              STOCK PLANS AND STOCK-BASED COMPENSATION (Continued)

A summary of the status of the two plans at June 30, 2010 (unaudited) and December 31, 2009 and 2008, along with changes during the periods then ended follows:

			December 31,
	June 30, 2010		2009		2008
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
	(Unaudited)
Under option, beginning of period	497,555	$12.48	491,555	$12.55	474,605	$12.60
Granted	-	-	6,000	6.97	19,750	11.25
Exercised	-	-	-	-	-	-
Forfeited	-	-	-	-	(2,240)	12.54
Expired	-	-	-	-	(560)	12.54
Under option, end of period	497,555	$12.48	497,555	$12.48	491,555	$12.55

Exercisable at end of period	383,840	$12.56	287,030	$12.59	188,720	$12.61

Weighted average fair value per option of options granted during period		$-		$1.49		$1.91

Total grant date fair value of options vested during the period		$304,061		$310,591		$303,124

Total intrinsic value of options exercised during the period		$-		$-		$-

Shares available for grant		43,506		43,506		49,506

The following table presents information on stock options outstanding for the period shown, less estimated forfeitures:

	Six Months Ended June 30,	Years Ended December 31,
	2010	2009	2008
	(Unaudited)

Stock options vested and expected to vest:
Number	497,555	497,555	491,555
Weighted Average Exercise Price	$12.48	$12.48	$12.55
Aggregate Intrinsic Value	-	-	-
Weighted Average Contractual Term of Options	6.0 years	6.5 years	7.5 years

Stock options vested and currently exercisable:
Number	383,840	287,030	188,720
Weighted Average Exercise Price	$12.56	$12.59	$12.60
Aggregate Intrinsic Value	-	-	-
Weighted Average Contractual Term of Options	5.9 years	6.4 years	7.4 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.              STOCK PLANS AND STOCK-BASED COMPENSATION (Continued)

A further summary of the options outstanding at June 30, 2010 (unaudited) follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted- Average Contractual Life in Years	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

$6.97	6,000	9.4	$6.97	-	-
$11.25	19,750	7.5	$11.25	7,900	$11.25
$12.54	464,305	5.9	$12.54	371,440	$12.54
$16.63	7,500	6.4	$16.63	4,500	$16.63
	497,555	6.0	$12.48	383,840	$12.56

A further summary of the options outstanding at December 31, 2009 follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted- Average Contractual Life in Years	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price

$6.97	6,000	9.9	$6.97	-	$-
$11.25	19,750	8.0	$11.25	3,950	$11.25
$12.54	464,305	6.4	$12.54	278,580	$12.54
$16.63	7,500	6.9	$16.63	4,500	$16.63
	497,555	6.5	$12.48	287,030	$12.59

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of the Company’s stock.  Expected dividends are based on expected dividend trends and the expected market price of the Company’s stock price at grant.  Historical data is used to estimate option exercises and employee terminations within the valuation model.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. No option grants were granted during the six months ended June 30, 2010 (unaudited).  The assumptions listed in the table below were used for the options granted in the period indicated.

	Years Ended December 31,
	2009	2008

Weighted-average risk-free interest rate	3.36%	4.01%
Weighted average expected life of the options	7.5 years	7.5 years
Weighted average expected dividends (as a percent
of the fair value of the stock)	3.12%	2.55%
Weighted-average expected volatility	24.50%	14.37%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.              STOCK PLANS AND STOCK-BASED COMPENSATION (Continued)

For the years ended December 31, 2009, 2008 and 2007, the Company recognized pre-tax compensation expense related to stock options of approximately $311,000, $311,000 and $316,000, respectively. In addition, for the six month period ended June 30, 2010 and 2009 (unaudited) the company recognized pre-tax compensation expense related to stock options of approximately $156,000 and $155,000, respectively.

The Company also grants restricted stock periodically as a part of the 2006 Plan for the benefit of employees and directors.  Under the Plan, 220,328 shares of common stock were reserved for restricted stock grants.  At December 31, 2009, restricted stock grants covering 219,410 shares of common stock had been issued, 15,516 had been forfeited, and 16,434 shares were available for grant.  Restricted stock grants are made at the discretion of the Board of Directors. Compensation expense for restricted stock is based on the market price of the Company stock at the time of the grant and amortized on a straight-line basis over the vesting period which is currently five years for all grants issued.  Recipients of restricted stock do not pay any cash consideration to the Company for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested.  The restriction is based upon continuous service.  Restricted stock consists of the following for the periods ended June 30, 2010 (unaudited) and December 31, 2009:

	June 30, 2010 (Unaudited)		December 31, 2009
	Restricted Shares	Weighted Average Market Price at Grant	Restricted Shares	Weighted Average Market Price at Grant

Balance, beginning of period	85,011	$12.35	122,613	$12.50
Granted	-	-	2,000	6.97
Vested	(39,002)	12.48	(39,602)	12.54
Forfeited	-	-	-	-
Balance, end of period	46,009	$12.24	85,011	$12.35

The balance of unearned compensation related to these restricted shares as of June 30, 2010 and 2009 (unaudited) was approximately $482,000 and $976,000, respectively, which is expected to be recognized over a weighted-average of 1.1 years and 2.0 years, respectively.  Total compensation expense recognized for the restricted shares granted to employees and directors for the six months ended June 30, 2010 and 2009 (unaudited) was approximately $248,000, and for the years ended December 31, 2009, 2008 and 2007 was approximately $497,000, $498,000 and $496,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.              DERIVATIVE FINANCIAL INSTRUMENTS

In 2007, the Company entered into three, 5-year interest rate swap agreements totaling a $20 million notional amount to hedge against interest rate risk in a declining rate environment.  As a cash flow hedge, the portion of the change in the fair value of the derivative that has been deemed highly effective is recognized in other comprehensive income until the related cash flows from the hedged item are recognized in earnings.  At December 31, 2007, the Company reported a $234,838 gain, net of a $156,558 tax effect, in other comprehensive income related to cash flow hedges.

In March 2008, the Company terminated these swap agreements for a cash payment from its counterparty in the amount of $898,725.  This gain, net of tax, is reported as a component of other comprehensive income, and will be accreted to interest income over the remaining life of the swap agreements.  As of June 30, 2010 (unaudited), December 31, 2009 and 2008, the Company had a balance of $457,533, $555,575 and $751,661, respectively, of unaccreted gain related to these swap agreements.  In May 2008, the Company entered into two, 3-year interest rate swap agreements totaling a $20 million notional amount to hedge against interest rate risk in a declining rate environment.  In November 2008, the Company terminated these swap agreements for a cash payment from its counterpart in the amount of $376,471.  This gain, net of tax, is reported as a component of other comprehensive income, and will be accreted to interest income over the remaining life of the swap agreements.  As of  June 30, 2010 (unaudited), December 31, 2009 and 2008, the Company had a balance of $129,817, $207,708 and $363,489, respectively, of unaccreted gain related to these swap agreements.  For the periods ended  June 30, 2010 (unaudited), December 31, 2009 and 2008, the Company recorded interest income of $175,934, $351,867 and $160,046 on the accretion of terminated cash flow hedges.  The Company also reported net interest income of $141,854 during 2008 for periods in which the above cash flow hedges were effective.  At December 31, 2009, the Company had no remaining derivative contracts in place.

The following table sets forth the amounts of deferred gain that will be accreted into interest income from these cash flow hedges in the years indicated:

	June 30, 2010 (unaudited)	As of December 31, 2009

2010	$175,932	$351,866
2011	248,013	248,013
2012	163,405	163,405
	$587,350	$763,284

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	COMMITMENTS AND CONTINGENCIES

The Company’s asset-liability management policy allows the use of certain derivative financial instruments for hedging purposes in managing the Company’s interest rate risk.  The Company does not enter into derivatives or other financial instruments for trading or speculative purposes.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  The most common derivative instruments include interest rate swaps, caps, floors and collars.

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.  A summary of the Company’s commitments is as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Commitments to extend credit	$42,604,358	$37,570,312	$37,200,583
Standby letters of credit	808,265	834,060	4,989,085
	$43,412,623	$38,404,372	$42,189,668

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.  Included in the commitments to extend credit at June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, were commitments to fund fixed rate loans of approximately $3,557,000, $2,807,000 and $1,864,000, respectively.  The weighted average rate of these commitments was 6.48%, 7.75% and 6.12%, respectively.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  Collateral is required in instances which the Company deems necessary.

At June 30, 2010 (unaudited) and December 31, 2009 and 2008, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant.  The Company has not been required to perform on any financial standby letters of credit and the Company has not incurred any losses on financial standby letters of credit for the six months ended June 30, 2010 (unaudited) and the years ended December 31, 2009 and 2008.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings.  In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements at June 30, 2010 (unaudited) and December 31, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.              CONCENTRATIONS OF CREDIT

The Company makes commercial, residential, construction, agricultural, agribusiness and consumer loans to customers primarily in counties in South Georgia and North Central Florida.  A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business economy in the geographical areas served by the Bank.

A substantial portion of the Company’s loans are secured by real estate in the Company’s primary market areas.  In addition, a substantial portion of the other real estate owned is located in those same markets.  Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate conditions in the Company’s primary market area.

The Bank does not extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $11.6 million at June 30, 2010 (unaudited) and 11.8 million at December 31, 2009, in accordance with Georgia banking regulations.

NOTE 20.              REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval.  At June 30, 2010 (unaudited) and December 31, 2009, there were no retained earnings available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital, as defined by the regulations, to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined.  Management believes, as of  June 30, 2010 (unaudited) and December 31, 2009 and 2008, the Bank met all capital adequacy requirements to which they are subject.

As of June 30, 2010 (unaudited) and December 31, 2009, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.  Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.              REGULATORY MATTERS (Continued)

The Company and the Bank’s actual capital amounts and ratios are presented in the following table.

			For Capital		To Be Well Capitalized
			Adequacy		Under Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
June 30, 2010 (Unaudited)
Total Capital to Risk Weighted Assets
Consolidated	$63,140	14.9%	$33,987	8.0%		$-	-
HeritageBank of the South	57,049	13.6%	33,460	8.0%		41,825	10.0%
Tier I Capital to Risk Weighted Assets
Consolidated	$57,902	13.6%	$16,994	4.0%		$-	-
HeritageBank of the South	51,800	12.4%	16,730	4.0%		25,095	6.0%
Tier I Capital to Average Assets:
Consolidated	$57,902	9.4%	$24,549	4.0%		$-	-
HeritageBank of the South	51,800	8.5%	24,288	4.0%		30,360	5.0%

As of December 31, 2009
Total Capital to Risk Weighted Assets
Consolidated	$66,476	16.8%	$31,735	8.0%	$	N/A	-
HeritageBank of the South	60,004	15.5%	31,067	8.0%		38,834	10.0%
Tier I Capital to Risk Weighted Assets
Consolidated	$61,586	15.5%	$15,867	4.0%	$	N/A	-
HeritageBank of the South	55,114	14.2%	15,534	4.0%		23,301	6.0%
Tier I Capital to Average Assets:
Consolidated	$61,586	12.4%	$19,803	4.0%	$	N/A	-
HeritageBank of the South	55,114	11.2%	19,724	4.0%		24,655	5.0%

As of December 31, 2008
Total Capital to Risk Weighted Assets
Consolidated	$66,767	18.4%	$29,035	8.0%	$	n/a	-
HeritageBank of the South	59,670	16.7%	28,654	8.0%		35,818	10.0%
Tier I Capital to Risk Weighted Assets
Consolidated	$61,816	17.0%	$14,517	4.0%	$	n/a	-
HeritageBank of the South	55,178	15.4%	14,327	4.0%		21,491	6.0%
Tier I Capital to Average Assets:
Consolidated	$61,816	12.6%	$19,622	4.0%	$	n/a	-
HeritageBank of the South	55,178	11.0%	19,983	4.0%		24,979	5.0%

Heritage Financial Group is subject to Georgia capital requirements for holding companies.

At June 30, 2010 (unaudited), Heritage Financial Group had total equity of $62.4 million or 9.4% of total assets as of that date.  Under Georgia capital requirements for holding companies, Heritage Financial Group had Tier I leverage capital of $57.9 million or 9.4%, which was $33.4 million above the 4.0% requirement.

At December 31, 2009, Heritage Financial Group had total equity of approximately $60.8 million or 10.6% of total assets as of that date.  Under Georgia capital requirements for holding companies, Heritage Financial Group had Tier 1 leverage capital of $61.6 million or 12.4%, which is $41.7 million above the 4.0% requirement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.               REGULATORY MATTERS (Continued)

Under federal law, the Bank is subject to the qualified thrift lender test.  The qualified thrift lender test requires a savings institution to have at least 65% of its portfolio assets in housing related to finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

As a Georgia savings bank, the Bank is subject to less restrictive regulations.  Under Georgia regulations, the Bank is required to have no more than 50% of its assets in commercial real estate and business loans.

A reconciliation of the Bank’s capital included in its balance sheets as of June 30, 2010, December 31, 2009 and 2008 and the regulatory capital amounts follows:

	June 30,	December 31,
(dollars in thousands)	2010	2009	2008
	(unaudited)
Total capital per balance sheet	$56,377	$54,462	$55,885
Regulatory capital adjustments:
Net unrealized gains on available for sale securities	(26)	531	962
Net unrealized loss on available for sale equity securities	(25)	(48)	-
Accumulated net gains (losses) on cash flow hedges	1,845	1,740	(669)
Disallowed goodwill and other disallowed intangible assets	(2,605)	(1,571)	(1,000)
Disallowed deferred tax assets	(3,766)	-	-

Total Tier 1 Capital	51,800	55,114	55,178

Allowance for loan and lease losses includible in Tier 2 capital	5,238	4,869	4,483
Unrealized gains on available-for-sale equity securities includible in Tier 2 capital	11	21	9

Total Tier 1 and 2 Capital	$57,049	$60,004	$59,670

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.              FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.              FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits in Banks and Federal Funds Sold:  The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

Securities:  Fair value of securities is based on available quoted market prices.  The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans Held for Sale:  The carrying amount of loans held for sale approximates fair value.

Loans:  The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value.  The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.  The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits:  The carrying amount of demand deposits, savings deposits and variable-rate certificates of deposit approximates fair value.  The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Federal Funds Purchased and Securities Sold Under Repurchase Agreements:  The fair value of fixed rate federal funds purchased and securities sold under repurchase agreements is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Other Borrowings:  The carrying amount of variable rate advances approximates fair value. The fair value of fixed rate advances is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest:  The carrying amount of accrued interest approximates fair value.

Off-Balance-Sheet Instruments:  The carrying amount of commitments to extend credit and standby letters of credit approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.              FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis:  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Netting	Total Carrying Value
June 30, 2010 (unaudited)
Securities available for sale
Debt securities	$-	$156,047,568	$-	$-	$156,047,568
Marketable equity securities	25,200	286,016	-	-	311,216

Total securities available for sale	$25,200	$156,333,584	$-	$-	$156,358,784

December 31, 2009
Securities available for sale
Debt securities	$-	$119,905,776	$-	$-	$119,905,776
Marketable equity securities	48,000	573,124	-	-	621,124
Total securities available for sale	$48,000	$120,478,900	$-	$-	$120,526,900

December 31, 2008
Securities available for sale
Debt securities	$-	$115,872,984	$-	$-	$115,872,984
Marketable equity securities	21,000	246,541	-	-	267,541
Total securities available for sale	$21,000	$116,119,525	$-	$-	$116,140,525

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.              FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis:  Under certain circumstances, adjustments are made to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis.  The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
June 30, 2010 (Unaudited)
Impaired loans	$-	$-	$7,513,846	$1,681,578
Foreclosed assets	-	-	2,596,647	397,820
Total	$-	$-	$10,110,493	$2,079,398
December 31, 2009
Impaired loans	$-	$-	$7,236,764	$4,274,496
Foreclosed assets	-	-	530,028	362,200
Total	$-	$-	$7,766,792	$4,636,696
December 31, 2008
Impaired loans	$-	$-	$7,207,780	$665,106
Foreclosed assets	-	-	1,386,726	448,050
Total	$-	$-	$8,594,506	$1,113,156

In accordance with the provisions of the loan impairment guidance (FASB ASC 310-10-35), individual loans were written down to their fair value.  Loans applicable to write downs of impaired loans are estimated using the present value of expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed assets as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21.              FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	June 30, 2010		December 31, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(Unaudited)
Financial assets:
Cash, due from banks and interest-bearing deposits in banks	$49,149,914	$49,149,914	$58,157,804	$58,157,804	$10,905,360	$10,905,360
Federal funds sold	$14,030,000	$14,030,000	$11,340,000	$11,340,000	$30,254,000	$30,254,000
Securities available for sale	$156,358,784	$156,358,784	$120,526,900	$120,526,900	$116,140,525	$116,140,525
Federal home loan bank stock	$3,253,400	$3,253,400	$3,253,400	$3,253,400	$3,185,800	$3,185,800
Other equity securities	$1,010,000	$1,010,000	$1,010,000	$1,010,000	$1,010,000	$1,010,000

Loans held for sale	$448,356	$448,356	$-	$-	$-	$-

Loans	$388,737,290	$392,322,166	$334,138,932	$341,971,372	$302,487,892	$309,635,072
Allowance for loan losses	6,026,913	-	6,060,460	-	4,950,722	-
Loans, net	$382,710,377	$392,322,166	$328,078,472	$341,971,372	$297,537,170	$309,635,072

Accrued interest receivable	$2,717,782	$2,717,782	$2,799,375	$2,799,375	$2,155,327	$2,155,327

Financial liabilities:
Deposits	$515,711,169	$510,188,044	$426,606,522	$424,097,453	$338,545,994	$336,904,274

Federal funds purchased and securities sold under repurchase agreements	$33,954,074	$37,358,074	$32,843,465	$35,285,910	$41,497,491	$44,497,491

Other borrowings	$42,500,000	$46,011,062	$42,500,000	$44,563,744	$52,500,000	$56,936,956

Accrued interest payable	$683,041	$683,041	$706,321	$706,321	$1,045,042	$1,045,042

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.              CONDENSED FINANCIAL INFORMATION OF HERITAGE FINANCIAL GROUP (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)
Assets
Cash and due from banks	$3,933,248	$4,264,674	$112,682
Federal funds sold	-	-	62,000
Other equity securities, at cost	1,010,000	1,010,000	1,010,000
Securities available for sale, at fair value	436,764	401,712	4,616,161
Investment in subsidiary	56,376,849	54,461,917	55,884,743
Premises and equipment, net	469,748	476,028	469,986
Other assets	1,003,701	1,088,572	941,580

Total assets	$63,230,310	$61,702,903	$63,097,152

Liabilities
Other liabilities	$870,881	$886,062	$884,179

Stockholders’ equity	62,359,429	60,816,841	62,212,973

Total liabilities and stockholders’ equity	$63,230,310	$61,702,903	$63,097,152

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.              CONDENSED FINANCIAL INFORMATION OF HERITAGE FINANCIAL GROUP (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Income
Dividends from subsidiary	$-	$1,000,000	$1,000,000	$1,571,500	$1,200,000
Interest	17,041	84,913	101,744	359,260	523,604
Impairment loss on securities	-	-	-	(860,049)	-
Gains on sales of securities	-	37,215	37,215	89,250	-
Other income	-	-	-	1,571	-
Total income	17,041	1,122,128	1,138,959	1,161,532	1,723,604

Expense
Depreciation	6,805	7,352	13,197	14,705	14,618
Other expense	388,414	361,444	702,195	768,009	956,704
Total expense	395,219	368,796	715,392	782,714	971,322

Income (loss) before income tax benefits and equity in undistributed earnings (distributions in excess of earnings) of subsidiary	(378,178)	753,332	423,567	378,818	752,282

Income tax benefits	143,342	84,370	231,563	441,145	225,784

Income (loss) before equity in undistributed earnings (distribution in excess of earnings) of subsidiary	(234,836)	837,702	655,130	819,963	978,066

Equity in undistributed earnings (distributions in excess of earnings) of subsidiary	1,161,144	(288,302)	(2,307,449)	(1,082,323)	1,943,039

Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22.              CONDENSED FINANCIAL INFORMATION OF HERITAGE FINANCIAL GROUP (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$926,308	$549,400	$(1,652,319)	$(262,360)	$2,921,105
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,805	7,352	13,197	14,705	14,618
Excess tax (benefit) shortfall related to stock-based compensation plans	11,352		58,494	3,432	(64,119)
Stock-based compensation expense	113,042	113,012	226,084	225,420	811,781
Impairment losses on securities available for sale	-	-	-	860,049	-
Gain (loss) on sales of securities	-	(37,215)	(37,215)	(89,250)	-
(Equity in undistributed earnings) distributions in excess of earnings of subsidiary	(1,161,144)	288,302	2,307,449	1,082,323	(1,943,039)
Other operating activities	49,322	(119,350)	(224,967)	(393,772)	(535,274)
Total adjustments	(980,623)	252,101	2,343,042	1,702,907	(1,716,033)

Net cash provided by (used in) operating activities	(54,315)	801,501	690,723	1,440,547	1,205,072

INVESTING ACTIVITIES
Decrease in federal funds sold	-	62,000	62,000	2,401,000	3,348,000
Purchase of premises and equipment	(525)	-	(19,239)	-	(891)
Purchases of securities available for sale	-	(964,033)	(964,033)	-	(1,500,000)
Proceeds from maturities of securities available for sale	1,395	1,742,802	1,707,321	1,101,362	738,460
Proceeds from sale of securities available for sale	-	3,524,949	3,561,788	409,250	1,500,000
Purchase of other equity securities	-	-	-	(1,010,000)	-

Net cash provided by investing activities	870	4,365,718	4,347,837	2,901,612	4,085,569

FINANCING ACTIVITIES
Decrease in federal funds purchased	-	-	-	-	(5,000,000)
Shares released to employee stock
ownership plan	235,049	222,085	409,077	487,882	650,806
Excess tax (benefit) shortfall related to stock-based compensation plans	(11,352)	-	(58,494)	(3,432)	64,119
Proceeds from exercise of stock options	-	-	-	-	115,368
Purchase of treasury shares, net	(15,583)	(423,140)	(516,426)	(4,241,148)	(811,374)
Dividends paid to stockholders	(486,095)	(408,006)	(720,725)	(786,914)	(762,971)

Net cash used in financing activities	(277,981)	(609,061)	(886,568)	(4,543,612)	(5,744,052)

Net increase (decrease) in cash and due from banks	(331,426)	4,558,158	4,151,992	(201,453)	(453,411)

Cash and due from banks at beginning of period	4,264,674	112,682	112,682	314,135	767,546

Cash and due from banks at end of period	$3,933,248	$4,670,840	$4,264,674	$112,682	$314,135

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.              STOCK REPURCHASE PLAN

In May and October 2006, the Board of Directors approved a plan to repurchase 555,328 shares of the Company’s common stock.  During 2006, the Company acquired 555,328 shares of common stock, for a total cost of $8,520,680.

In February 2007, the Board of Directors approved a plan to repurchase 300,000 shares of the Company’s common stock.  As of December 31, 2007, the Company had acquired 61,106 shares at a total cost of $816,227.  On February 19, 2008, the Board of Directors extended this plan until February 2009.  During 2008, the Company completed this plan by repurchasing the remaining 238,894 shares for a total cost of $2,879,378.

In October 2008, the Board of Directors approved a plan to repurchase 125,000 shares.  The Company completed this plan, purchasing 125,000 shares for a total cost of $1,242,838.  In December 2008, the Board of Directors approved a plan to repurchase 250,000 shares.  This plan was renewed by the Board for one more year in December 2009.  As of June 30, 2010 (unaudited) and December 31, 2009, the Company had acquired 77,604 shares under this plan for a total cost of $648,254.

NOTE 24.               SUBSEQUENT EVENTS

Second Step Stock Offering

On March 17, 2010, the Company adopted a plan to reorganize from a two-tier mutual holding company to a full stock holding company and will undertake a “second-step” offering of shares of the holding company’s common stock.  The conversion and offering is expected to be completed in the third quarter of 2010, subject to regulatory, stockholder and depositor approvals.

The Plan provides for the establishment, upon the completion of the reorganization, of a special “liquidation account” for the benefit of certain depositors of the Bank in an amount equal to the greater of Heritage MHC’s ownership interest in the retained earnings of the Company as of the date of the latest balance sheet contained in the prospectus or the retained earnings of the Bank at the time it reorganized into the mutual holding company structure.  Following the completion of the reorganization, under the rules of the Office of Thrift Supervision, the Bank will not be permitted to pay dividends on its capital stock to Heritage Financial Group, Inc., its sole shareholder, if the Bank’s shareholders’ equity would be reduced below the amount of the liquidation account.  The Company is required to obtain approval from the Office of Thrift Supervision prior to declaring a dividend.

As part of the reorganization, HeritageBank of the South will become a wholly owned subsidiary of a to-be-formed stock corporation, Heritage Financial Group, Inc.  Shares of the common stock of the Company, other than those held by Heritage, MHC, will be converted into shares of common stock in Heritage Financial Group, Inc., using an exchange ratio designed to preserve current percentage ownership interests.  Shares owned by Heritage, MHC will be retired, and new shares representing that ownership will be offered and sold to the Bank’s eligible depositors, the Bank’s tax-qualified employee benefit plans and to members of the general public as set forth in the Plan of Conversion and Reorganization of Heritage, MHC.

The Plan of Conversion and Reorganization of Heritage, MHC will be submitted to the Office of Thrift Supervision and the Georgia Department of Banking and Finance for regulatory approval.  Upon receipt of regulatory approvals, the Company will seek approval from its stockholders and HeritageBank of the South depositors.

As of June 30, 2010 (unaudited), the Company has incurred $202,569 in costs associated with the second step stock offering.  These costs are currently being carried in other assets as deferred stock offering costs.  Upon a successful completion of the offering, the costs of the offering will reduce the gross proceeds of the offering.  If the offering is terminated, these costs will be expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24.              SUBSEQUENT EVENTS (Continued)

Impairment of Intangible Asset (Unaudited)

On July 21, 2010, the President signed the Dodd-Frank Wall Street Reform and Consumer Protection Act.  This act eliminates certain barriers to interstate branching.   As a result of these barriers, in order to acquire its first Florida branch office in 2006, the Company paid $1.0 million to purchase an existing bank charter in that state.  This $1.0 million has been carried on the Company’s books as an indefinite-lived intangible asset.  Because of the elimination of the branching barrier, the Company will be taking a one-time, noncash, pre-tax charge of $1.0 million in the third quarter of 2010 to eliminate this intangible asset.  On an after-tax basis, this is expected to reduce 2010 net income by approximately $600,000.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Heritage Financial Group or HeritageBank of the South.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Heritage Financial Group or HeritageBank of the South since any of the dates as of which information is furnished herein or since the date hereof.

Up to 8,280,000 Shares
(Subject to Increase to up to 9,522,000 Shares)

(Proposed Holding Company for
HeritageBank of the South)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

Keefe, Bruyette & Woods, Inc.	Sterne Agee

The date of this prospectus is October 12, 2010.

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until November 16, 2010, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.